Exhibit 15 (b)
Annual Report to shareholders for 2009

See attachment.
Note: The Annual Report to Shareholders for 2009 (except for the omitted portions thereof identified in the following sentences) is furnished hereby as an exhibit to the Securities and Exchange Commission for information only. The Annual Report to Shareholders is not filed except for such specific portions that are expressly incorporated by reference in this Report on Form 20-F. Furthermore, the Sustainability performance on pages 215 through 233 of the Annual Report to Shareholders 2009 and the unconsolidated Company financial statements, including the notes thereto on pages 209 through 214 of the Annual Report to Shareholders, have been omitted from the version of such Report being furnished as an exhibit to this Report on Form 20-F. The Sustainability performance and Company financial statements have been omitted because Philips is not required to include in this Report on Form 20-F any portion of the Sustainability performance and unconsolidated Company financial statements.

Annual Report 2009
Financial, social and environmental performance
staying focused
acting decisively

IFRS basis of presentation
Philips moved to International Financial Reporting Standards (IFRS) as its sole accounting standard from January 1, 2009 onwards. The use of US GAAP has been discontinued per the same date.
The financial information included in this document is based on IFRS, unless otherwise indicated.
Forward-looking statements
Please refer to chapter 17, Forward-looking statements and other information, of this Annual Report for more information about forward-looking statements, third-party market share data, fair value information, IFRS basis of preparation, use of non-GAAP information, statutory financial statements and management report, and reclassifications.
Dutch Financial Markets Supervision Act
This document comprises regulated information within the meaning of the Dutch Financial Markets Supervision Act (Wet op het Financieel Toezicht).
Statutory financial statements and management report
The chapters Group financial statements and Company financial statements contain the statutory financial statements of the Company. The introduction to the chapter Group financial statements sets out which parts of this Annual Report form the management report within the meaning of Section 2:391 of the Dutch Civil Code (and related Decrees).
2     Philips Annual Report 2009

Philips Annual Report 2009     3

Performance highlights
Performance highlights
Financial table
all amounts in millions of euros unless otherwise stated

	2007	2008	2009
Sales	26,793	26,385	23,189
EBITA1)	2,094	744	1,050
as a % of sales	7.8	2.8	4.5
EBIT	1,867	54	614
as a % of sales	7.0	0.2	2.6
Net income (loss)	4,880	(92)	424
per common share in euros
- basic	4.49	(0.09)	0.46
- diluted	4.43	(0.09)	0.46
Net operating capital1)	10,802	14,069	12,649
Free cash flows1)	824	773	863
Stockholders’ equity	21,741	15,544	14,595
Employees at December 312)	123,801	121,398	115,924

1)	For a reconciliation to the most directly comparable GAAP measures, see the chapter Reconciliation of non-GAAP information

2)	Includes discontinued operations 5,703 at December 31, 2007

3)	Comprises of Western Europe, North America, Japan, Korea, Israel, Australia and New Zealand

4)	Comprises of Asia Pacific (excluding Japan, Korea, Australia and New Zealand) Latin America, Central & Eastern Europe, Middle East (excluding Israel) and Africa
4     Philips Annual Report 2009

Performance highlights

Net income (loss)
in millions of euros

in value
as a % of sales
6,000
5,000
4,000
3,000
2,000
1,000
0
(1,000)
24
20
16
12
8
4
0
(4)
14.1
3,592
19.3
5,157
18.2
4,880
(92)
(0.3)
1.8
424
2005
2006
2007
2008
2009

Net Promoter Score
% of businesses with (co-)leadership scores

75
50
25
0
50
51
60
2007
2008
2009

EBIT and EBITA[1]
in millions of euros

EBIT
EBITA
EBITA as a % of sales
2,500
2,000
1,500
1,000
500
0
20
16
12
8
4
0
7.5
1,899
1,810
89
5.7
1,528
1,336
192
7.8
2,094
227
1,867
2.8
744
690
54
4.5
1,050
436
614
2005
2006
2007
2008
2009

Employee Engagement Index
% favorable

75
50
25
0
64
69
68
2007
2008
2009

Operating cash flows
in millions of euros

net capital expenditures
free cash flows[1]
operating cash flows
free cash flows as a % of sales
2,500
2,000
1,500
1,000
500
0
(500)
(1,000)
(1,500)
20
16
12
8
4
0
(4)
(8)
(12)
2.6
661
1,407
(746)
639
(987)
(348)
(1.3)
3.1
824
1,752
(928)
2.9
773
1,648
(875)
3.7
863
1,545
(682)
2005
2006
2007
2008
2009

Sales of Green Products
as a % of total sales

35
30
25
20
15
10
5
0
20
23
31
2007
2008
2009

Net debt (cash) to group equity[1]
in billions of euros

net debt (cash)
group equity
25
20
15
10
5
0
(5)
(10)
17.5
(0.6)
23.2
(2.0)
21.9
(5.2)
0.6
15.6
14.6
(0.1)
2005
2006
2007
2008
2009
ratio:
(4) : 104
(9) : 109
(31) : 131
4 : 96
(1) : 101

Operational carbon footprint
in millions of tons CO_2-equivalent

2.5
2.0
1.5
1.0
0.5
0
2.1
2.1
1.9
2007
2008
2009

Philips Annual Report 2009     5

President’s message
President’s message
“2009 was all about staying focused and acting decisively. As a result of the swift action we took, the Philips of 2010 is clearly a more agile, better company than the one that went into 2009.”
Gerard Kleisterlee, President
6     Philips Annual Report 2009

President’s message
Dear stakeholder
Looking back at what was a testing year for Philips, I am very pleased with the progress we made in 2009. In the most challenging economic environment in decades, we acted swiftly and decisively to adjust our cost structure and working capital to market conditions — while continuing to invest in our future. We did this to make sure we emerge from the recession as a stronger company, well positioned to capitalize on future economic growth. The effects of our actions became increasingly visible in our earnings, our cash flow performance and our stronger position with customers, especially in the second half of the year.
Philips today is a simpler, more agile company. Compared to previous downturns, our new Health and Well-being portfolio proved its intrinsic quality and increased resilience through sustained profitability.
For the full year, comparable sales were down 11% on 2008. While Healthcare revenues were almost on par with 2008, Consumer Lifestyle saw the biggest drop in sales, due to a very weak consumer market and active portfolio pruning. Lighting rebounded strongly in the course of the year, though it continued to feel the impact of the ongoing decline in commercial construction. Emerging markets accounted for a steady 30% of revenues, with strong growth at Healthcare offsetting declines at Consumer Lifestyle.
EBITA as a percentage of sales rose from 2.8% to 4.5%. Our performance in the second half of the year reflected our proactive cost management and strong fundamentals, delivering an adjusted profitability of 9.9% for that period and a record 12.3% for a fourth quarter.
We tackled the recession without sacrificing our longer-term strategic ambitions. We continued to invest in marketing and innovation and to reallocate resources to emerging markets and high-margin, sustainable growth initiatives, while maintaining a strong balance sheet supported by robust operating cash flows. Examples include our acquisition of coffee-machine maker Saeco and the expansion of our Philips-branded stores for Consumer Lighting in China and India.
As a responsible corporate citizen committed to helping build a sustainable society, we continued to drive the implementation of our EcoVision programs. Green Products generated 31% of total sales, up from 23% in 2008, and our investment in Green Innovations is ahead of target to reach a cumulative EUR 1 billion by 2012.
As a sign of confidence in our future, we are proposing to the upcoming General Meeting of Shareholders to maintain this year’s dividend at EUR 0.70 per common share, in cash or stock — resulting in a yield (as of December 31, 2009) of 3.4% for shareholders.
How did we do against our Management Agenda 2009
Drive performance
Relentlessly manage cash
On the back of improved operating performance and strongly reduced working capital, we improved free cash flow to 3.7% of sales, more than offsetting the EUR 485 million cash-out for the final settlement of asbestos claims.
Proactively align cost structure with market conditions and increase productivity
We took swift action to adjust our cost structure to lower revenues. We substantially reduced our fixed costs through decisive but responsible actions to optimize our industrial footprint and organizational structure, and we tightly managed our discretionary expenses.
In 2009, in spite of 11% lower revenues, overall productivity improved by 5.6%, driven by the positive effect of our ongoing efficiency programs in all sectors. The restructuring and change programs across our sectors have put us in a stronger position, and we will continue to drive productivity improvement going forward.
Manage risks and opportunities in a balanced way to strengthen our market positions
In the face of the ongoing uncertainty, we focused on cash flow and profitability when making decisions regarding mix and pricing. Nevertheless we broadly managed to maintain our shares in the market, with gains for Healthcare and Lighting in emerging markets.
Philips Annual Report 2009     7

President’s message
At Healthcare, we strengthened our position in image-guided intervention with the acquisition of Traxtal. At Consumer Lifestyle, we extended our leadership in the market for coffee appliances into the high-growth high-margin espresso machine segment with the acquisition of Italian manufacturer Saeco. And at Lighting, we further reinforced our position across the solid-state lighting value chain, for instance through the acquisition of lighting controls companies Dynalite and Teletrol.
Accelerate change
Organize around customers and markets, thereby improving Net Promoter Score
In today’s highly competitive business environment, customer intimacy and flexibility are essential, and we are continually adapting our organization to the changing needs of the marketplace — in both mature and emerging economies. In 2009 this translated to a 9% improvement in our Net Promoter Score to 60% (co-)leadership, up from 51% last year.
Increase Employee Engagement to high-performance level and implement ‘Leading to Win’
Compared to 2008, our Employee Engagement Index fell one point to 68, two points short of our high-performance target of 70. Though disappointed by this slight decline, it is encouraging to see that our engagement levels remain high despite such difficult times, and have indeed improved in several of our businesses. In fact, the participation rate increased to 91%.
The Employee Engagement survey is a key element of ‘Leading to Win’, the new way our people are evaluated and rewarded at year-end, which we drove deeper into the organization in 2009. Employees are no longer assessed solely on what they achieve (results), but also on how they achieve it (behavior). ‘Leading to Win’ is designed to develop a strong customer and performance- oriented culture that encourages employees to strive for results, not just in their own area, but for Philips as a whole.
Accelerate sector transformation programs
In view of macro-economic developments, we accelerated planned initiatives to increase organizational effectiveness, lower our fixed and discretionary cost base and simplify our structure. Within Healthcare we focused on de-layering our management structure to increase our speed of execution and lower operating costs. We effected further changes in Consumer Lifestyle in our drive for strong market-focused execution. And within Lighting we organized our sales force along channels and applications while continuing to reduce our fixed cost base through various restructuring projects.
Implement strategy
Further build the brand in the Health and Well-being space
We continue to invest heavily in our key differentiators — our brand and our end-user-driven innovation and design. In 2009 we again improved our position in the annual Interbrand ranking of the top-100 global brands, rising to 42nd place. This clearly demonstrates we are translating our brand promise of “sense and simplicity” into a positive customer experience designed around their needs.
Continue to re-allocate resources to growth opportunities and emerging markets, including selective mergers and acquisitions
Despite the recession, we sustained our investment in growth in 2009. One of our key endeavors was to step up our resource investment in emerging markets so that we are even better placed to meet the needs of local people — and to develop solutions for these countries that can also transfer to more mature markets throughout the rest of the world.
8     Philips Annual Report 2009

President’s message
We acquired a number of strategically aligned high-growth businesses in 2009. As outlined above, these included coffee machine maker Saeco, healthcare company Traxtal in the growth area of image-guided intervention and therapy, and Dynalite and Teletron, two specialists in lighting controls — technology that is key to the unfolding LED lighting revolution.
Increase revenue derived from leadership positions
In spite of worldwide market downturns, some 60% of our revenue was generated by businesses with global leadership positions in 2009.
Building the leading company in Health and Well-being
Based on fundamental customer and end-user insights, we integrate technology and design into people-centric solutions that deliver on our promise of “sense and simplicity”. We believe the current economic crisis is likely to have the effect of accelerating the fundamental trends underpinning our strategy, thereby intensifying demand for healthcare (especially outside the hospital), a healthy lifestyle and solutions with a better ecological footprint, such as energy-efficient high-quality lighting.
With strong leadership positions in both clinical and home healthcare, as well as a growing presence in emerging markets, we will continue to simplify healthcare by focusing on the people in the care cycle — patients and care providers — in order to improve patient outcomes while easing the financial pressure on the healthcare system.
Building upon market-leading positions based on differentiation and profitability rather than scale, we will also continue to focus on innovative lifestyle solutions that enhance consumers’ sense of personal well-being. Where appropriate, we will enter new value spaces.
And, supported by the growing demand for energy-saving solutions and the trend toward solid-state lighting, we will continue to drive the transition from lighting products to application-based solutions.
We have responded to the economic downturn by stepping up our efforts to become a more customer-focused, agile and simpler company. I remain confident we will come out of this difficult economic period as a leader in the field of health and well-being. We have the strategy, financial resources and human capital that are required for success. Clearly, aspiring to improve people’s health and well-being automatically implies that sustainability will remain integral to everything we do.
Management Agenda 2010
Our Management Agenda 2010 is our compass for the next year of our journey to bring “sense and simplicity” to health and well-being markets.
In the column Drive performance we stress the importance of returning to growth and increasing market share. At the same time, we must continue to manage cost and cash aggressively, as that is essential to enable healthy growth.
Under Accelerate change we have made the empowerment of our people in local markets and customer-facing staff a key priority, so that we can help our customers more quickly and effectively and thus gain a competitive edge. Increasing the number of Philips promoters and driving engagement levels remain crucial objectives.
As well as referring to key strategic initiatives in our sectors, the final column, Implement strategy, reaffirms our vital ambition to strengthen our position in emerging markets and the importance of leveraging sustainability as an integral part of our strategy and an additional driver of growth.
Final thoughts
In the current climate we cannot reliably predict future developments. Visibility beyond the short term remains low. However, we are very confident about our prospects when the economy does recover.
We have a portfolio of strong businesses that provide innovative, simplicity-led solutions to many of the issues associated with important global trends — the demand for affordable healthcare, the desire for personal well-being and the need for greater energy efficiency.
We have a solid balance sheet and a good cash position, an increasingly strong brand and leading market positions, especially in emerging markets, as well as a committed, highly motivated workforce.
We will continue to stay focused on cost and cash flow and to act decisively to capture growth opportunities. I believe 2010 will be a year of solid progress towards our EBITA profitability target of 10% or better. During the past 12 months we have rigorously managed cash and cost while retaining the capability to ramp up production to meet demand when sales do rebound. Across our sectors we have substantially lowered our fixed costs and our break-even point. At the same time, we continue to invest in emerging markets and acquisitions while maintaining our spending on innovation and marketing.
Philips Annual Report 2009     9

President’s message
We have weathered the storm and prepared the ground for a future of profitable growth. Going forward, I am convinced that relentless focus on our customers’ needs, along with rigorous execution of our strategy, will enable us to realize our ambition of becoming the leading company in Health and Well-being.
In conclusion, I would like to thank our customers and suppliers for their loyalty and support in these tough economic times. Once again, our employees — including those from our 2009 acquisitions — have responded to adversity with resilience and creative endeavor. Their efforts are greatly appreciated.
Finally, on behalf of the entire Board of Management, I would like to thank our shareholders for their continuing support. They can rest assured that we remain fully committed to increasing the value of their investment.
Gerard Kleisterlee, President
Management Agenda 2010
The leading company in Health and Well-being
Drive performance
•	Drive top-line growth and market share

•	Continue to reduce costs and improve cost agility

•	Further increase cash flow by managing cash aggressively
Accelerate change
•	Increase customer centricity by empowering local markets and customer facing staff

•	Increase number of businesses with NPS (co-) leadership positions

•	Increase employee engagement to high performance level
Implement strategy
•	Increase our market position in emerging markets

•	Drive key strategy initiatives for each sector

•	Leverage Sustainability as an integral part of our strategy
10     Philips Annual Report 2009

1 Who we are 1 - 1.1
1 Who we are
1.1 Our company
Our company was founded in Eindhoven, The Netherlands, in 1891 by Anton and Gerard Philips to manufacture incandescent lamps and other electrical products. Ever since then, our innovations have been making people’s lives simpler, more enjoyable and more productive.
We are committed to enhancing economic prosperity, environmental quality and social equity wherever we operate.
Our values
Our values, the four Ds, are like a compass — guiding us in how we behave every day, and reminding us of the attitude we should have towards our work, our customers and our colleagues.
Delight customers
We anticipate and exceed customer expectation
Deliver great results
We continually raise the bar
Develop people
We get the best from ourselves and each other
Depend on each other
We deliver more value by working as One Philips
Philips Annual Report 2009     11

1 Who we are 1.2 - 1.2
1.2 Our strategic focus
Philips is a global company which delivers meaningful innovations that improve people’s health and well-being.
Our health and well-being focus extends beyond our products and services to include the way we work: engaging our employees; focusing our social investment in communities on education in energy efficiency and healthy lifestyles; reducing the environmental impact of our products and processes; and driving sustainability throughout our supply chain.
Our health and well-being offering is powered by our three sectors: Healthcare, Consumer Lifestyle and Lighting.
Meeting people’s needs with “sense and simplicity”
People’s needs form the starting point for everything we do. By tracking trends in society and obtaining fundamental insights into the issues people face in their daily lives, we are able to identify opportunities for innovative solutions that meet their needs and aspirations.
Our “sense and simplicity” brand promise expresses a commitment to put people at the center of our thinking, to eliminate unnecessary complexity and to deliver the meaningful benefits of technology. Our adoption of Net Promoter Score (NPS), which measures people’s willingness to recommend a company/product to a friend or colleague, shows how we are doing in this respect.
Capturing value in mature and emerging markets
Despite the global financial and economic crisis, we still see enormous potential in both mature and emerging markets, and we apply our competence in marketing, design and innovation to capture value from major economic, social and demographic trends.
These include the need of a growing and longer-living population for more and affordable healthcare, the demand for energy-efficient solutions to help combat climate change and promote sustainable development, the emergence of empowered consumers with high health and well-being aspirations, and, last but not least, the growing importance of emerging markets in the world economy.
We have a long-established presence, strong brand equity and large workforce in the emerging economies. This gives us the home-grown insights needed to produce sustainable solutions that meet the needs of local people. We already realize one-third of our sales in the emerging markets, and this figure could conceivably rise to around 50% by the middle of this decade. In order to capture the growth opportunities that are available, we continue to invest in building our local organizations, competencies and resources in these markets.
The current economic crisis is likely to have the effect of accelerating the fundamental trends outlined above, increasing demand for healthcare (especially outside the hospital), a healthy lifestyle and energy-efficient high-quality lighting.
Building the leading company in Health and Well-being
Delivering on our promise of “sense and simplicity”, our sectors deliver solutions that create value for our customers — healthcare and lighting professionals and end-consumers.
People-focused, healthcare simplified
In Healthcare, we are building businesses with strong leadership positions in both professional and home healthcare, as well as a growing presence in emerging markets. We simplify healthcare by focusing on the people in the care cycle — patients and care providers — rather than technologies or products. By combining human insights and clinical expertise, we deliver innovative solutions that help improve patient outcomes while lowering the financial burden on the healthcare system.
Enabling people to enjoy a healthy lifestyle
The pursuit of personal well-being is a universal trend, equally relevant in mature and emerging markets. With a strong market-driven, insight-led culture, coupled with technological expertise and excellent design, Consumer Lifestyle focuses on innovative lifestyle solutions that enhance consumers’ sense of personal well-being. With simplicity providing our competitive edge, we continue to build upon existing market-leading positions based on differentiation and profitability rather than scale, as well as entering new value spaces.
Simply enhancing life with light
Supported by the growing demand for energy-saving solutions and the structural shift toward solid-state lighting, our Lighting sector is strengthening its global leadership in fast-growing areas, such as LEDs and energy-efficient lighting, by driving the transition from products
12     Philips Annual Report 2009

1 Who we are 1.2 - 1.2
and components to life-enhancing applications and solutions. Our strong IP position across the LED value chain will further reinforce this leadership.
One Philips focus on Health and Well-being
Synergies across the portfolio
One mission
Improving people’s lives
One promise
“sense and simplicity”
One company
-	Common, end-user-driven innovation process

-	Strong global brand

-	Channel access and global presence

-	Engaged workforce

-	Technology, know-how and strong IP positions

-	Economies of scale, e.g. shared service centers
Strategic priorities
We have simplified our organization, tightened our focus and defined six platforms — Professional Healthcare, Home Healthcare, Healthy Life / Personal Care, Home Living / Interactive Living, Home Lighting and Professional Lighting — all with drivers for growth.
Together, these six platforms create a coherent portfolio. We see many opportunities to leverage capabilities and synergies across the platforms, as they are united in different combinations by customer segments, channels, key processes and capabilities, and technology platforms.
For the coming period we have set the following strategic priorities:
•	Increase our market position in emerging markets

•	Drive key strategy initiatives for each sector:
-	Move towards leadership position in imaging

-	Grow Home Healthcare

-	Grow Health & Wellness

-	Manage TV to profitability

-	Become the lighting solutions leader in Outdoor

-	Grow Consumer Luminaires

-	Optimize the lamps lifecycle
•	Leverage Sustainability as an integral part of our strategy
Achieving our objectives
Our goals have become even more challenging with the economic downturn. We intend to realize our ambitions by continuing to focus relentlessly on people’s needs and aspirations. This means:
•	creating meaningful innovations based on validated user insights

•	developing and maintaining strong relationships with our customers

•	nurturing talent and unlocking the full potential of our own highly engaged Philips people, as measured by our Employee Engagement Index.
Any strategy is only as good as its execution. We believe that if we maintain our focus and continue to execute swiftly and decisively, we will succeed in making Philips the leading company in Health and Well-being.
Philips Annual Report 2009     13

1 Who we are 1.3 - 1.3
1.3 Our ambitions
Our financial targets
•	Comparable sales growth:
-	well in excess of global GDP
•	Group EBITA margin: 10% or more

•	Sector EBITA targets:
-	Healthcare 15-17%

-	Consumer Lifestyle 8-10%

-	Lighting 12-14%
•	Return on invested capital: 12-13%
Our EcoVision4 targets
over the period 2007 - 2012
•	Double revenues from Green Products to 30% of total sales

•	Double investment in Green Innovations to a cumulative EUR 1 billion

•	Improve our operational energy efficiency by 25% and reduce CO2 emissions by 25%
14     Philips Annual Report 2009

2 Our strategy in action 2 - 2.1
2 Our strategy in action
2.1 Professional Healthcare
Global demographic and environmental trends, such as aging populations and the spread of chronic diseases like obesity and diabetes to the developing world, will require a fundamental shift in the way healthcare is provided.
In the professional domain, we are driven to improve the way both patients and professionals experience healthcare, to improve clinical outcomes, and to enable the delivery of quality healthcare at lower cost.
By focusing on the range of medical issues associated with oncology, cardiology and women’s health, we can deliver better, more differentiated solutions that are more clinically relevant.
Philips Annual Report 2009     15

PHILIPS

Acquisitions targeted at growth opportunities

In Healthcare we continue to pursue small, tuck-in acquisitions to support our focused growth initiatives.
Image-guided intervention and therapy is a natural extension of our imaging business and bridges our care cycle strengths in diagnosis and management. In 2009 we announced the acquisition of Canada-based Traxtal, an innovator in the field of minimally invasive instruments and software for image-guided intervention and therapy. Traxtal’s soft-tissue navigation solution functions as a GPS for medical instruments, making interventional radiology procedures more accurate while aiming to reduce contrast, radiation dose and intervention time. Coupled with our strong position in medical imaging, this acquisition has made Philips one of the leading solution providers for image-guided procedures.
“The acquisition of Traxtal opens up great opportunities for further cutting-edge, minimally invasive intervention and therapy solutions in combination with our other leading diagnostic and imaging products in Ultrasound, CT and MR,” said Steve Rusckowski, CEO of Philips Healthcare.
Expanding emergency healthcare offering
In 2009 we also acquired US-based InnerCool Therapies, a leader in body temperature management. “This transaction will allow us to broaden our offering in emergency care, and also enable us to provide leadership in promising future applications which could further preserve heart and brain tissue in the event of Sudden Cardiac Arrest,” said Steve Rusckowski.
16     Philips Annual Report 2009

Rising wealth and population growth will dramatically increase demand for quality healthcare in emerging markets. We have reinforced our healthcare presence and growth ambitions in these markets.
Over the last five years we have extended our industrial and commercial footprint in the emerging markets by acquiring several companies and establishing a manufacturing joint venture. We see a clear need for both state-of-the-art equipment and value products. For example, in 2009 we sold more of our cutting-edge iCT scanners in China than in any other country. At the same time we are leveraging our supply chain capabilities in China, India and Brazil to enrich our portfolio of value-priced products and services adapted to local needs. We have now introduced more than 10 new healthcare systems — across several modalities — that we built locally and sell globally.
Localize care cycles and care settings
Emerging markets are set to become the chronic disease centers of the world. By 2015, China and India will be the largest cardiac markets, and by 2020 three-quarters of all cancer deaths will occur in emerging markets. Our focus is on cardiology, oncology and women’s health.
New business models
We are also developing new services and business models — including unique financial, clinical and turnkey solutions — to help local care providers address the specific and often complex healthcare challenges in their markets.
Investing in the future
Our new imaging systems campus in Suzhou, which will manufacture our value range CT and MR systems, reflects Philips’ commitment to gain leadership in the imaging market, particularly in China. In India, we plan to set up a plant for the manufacture of cardiovascular and general X-Ray systems to cater to healthcare infrastructure needs of smaller hospitals and care providers in that country. And we will continue to leverage small local-for-local and local-for-global acquisition opportunities for supply chain, product portfolio and channel improvements.
Philips Annual Report 2009     17

Our Healthcare Solutions group helps care providers to meet the challenges of modern healthcare, thereby enabling better care at lower cost.
Today’s hospitals face multiple challenges. How to provide enhanced services without increasing the burden on a system that is already pushed to its limits? How to make care cost-effective at a time when the cost of healthcare is rising? How best to use resources and support front-line staff to reduce errors and improve quality of care?
Enabling quality healthcare
Philips Healthcare Solutions helps care providers manage the uncertainty surrounding the investments, resources and technology that are so vital to quality healthcare provision. Extending far beyond the supply of equipment, our portfolio of healthcare services includes finance solutions (MediGo), turnkey project solutions (MediQuip) and managed services (MediServ). These allow hospitals to plan, implement and manage their long-term technology provision with solutions tailored to their specific needs, thereby meeting clinical expectations and business and operational imperatives. This leaves them free to concentrate on what matters most — their patients.
Benefits all round
We help our clients increase their return on investment through cost reductions and improved process efficiencies. And by keeping them up to date with the most modern and innovative medical technologies, we help them achieve faster patient throughput, cutting cost per patient and reducing the number of units and staff required to service patients. For patients, this translates to shorter waiting times, fewer rescheduled appointments, faster examinations and less anxiety associated with the care process.
2009 highlights for Philips Healthcare Solutions included projects in Mexico, Spain, India, China, Japan and the Philippines.
18     Philips Annual Report 2009

2 Our strategy in action 2.2 - 2.2
2.2 Home Healthcare
Overburdened hospitals with limited resources and challenging financial circumstances will be hard pressed to care effectively for the growing numbers of long-term patients with chronic ailments such as sleep disorders and heart disease. New solutions must be found.
Addressing the growing demographic need for care in the home, we provide both equipment — for sleep-disordered breathing, home respiratory care and respiratory drug delivery — and home monitoring services to support cardiac and elderly care.
We work together with our clinical provider customers to improve the quality of life for at-risk individuals in the home through better awareness, diagnosis, treatment, monitoring and management of their conditions.
Philips Annual Report 2009     19

With an estimated 80% of sleep apnea sufferers still undiagnosed, we see excellent opportunities to improve patient health and reduce the cost of healthcare.
Lack of sleep has a significant impact on health and well-being and has been associated with diminished cognitive performance and vigilance, weight gain, insulin resistance (diabetes), increased incidence of heart attacks, decreased immune function and shorter life expectancy.
Drawing upon our home healthcare strengths and scientific knowledge in the field of sleep, as well as our access to professional channels, we are uniquely positioned to address this near-epidemic problem with scientifically based sleep management solutions.
New sleep therapy platform
Our Philips Respironics Sleep Therapy System uses advanced intelligence to deliver optimum care while making patient management easier for our provider customers. Customer input was a key element in the development of this new platform, delivering an even higher level of sophistication in sleep therapy for Obstructive Sleep Apnea. Through advances in software algorithms, humidification management and the marriage of proven technologies, the Sleep Therapy System thinks for itself, carefully monitoring patients and recognizing when therapy needs are changing.
20     Philips Annual Report 2009

More and more patients require oxygen, ventilation or nebulization therapy at home. What better example of our health and well-being focus than simply helping them to breathe?
Chronic diseases account for 70% of all deaths in the US and consume 75% of US healthcare expenditure. Worldwide, they represent 60% of all deaths, and the percentage is growing as developing nations begin to develop greater incidences of ‘western’ diseases. In the home respiratory market there is an increased incidence of chronic diseases like COPD, asthma, etc., resulting in more patients requiring dedicated respiratory treatments at home.
Making life more livable
We enjoy market leadership in home respiratory care, including oxygen-generation products for the ambulatory patient, home ventilation and airway clearance devices. Solutions like our new Trilogy100 portable at-home life-support ventilator are designed to be simple to use and live with, as well as providing clinically effective therapy. Patients who use them often experience greater freedom, mobility and independence in their daily lives.
When developing the Trilogy100 ventilator, we focused on areas for clinicians and caregivers that are most important in delivering home respiratory care — ease of use, versatility and portability. The integration of the three makes Trilogy100 a significant advancement in home respiratory care.
Philips Annual Report 2009     21

With demand for care outgrowing the number of healthcare practitioners, we are partnering in innovation to help patients better manage their health at home.
Globally, fewer care professionals are having to handle more patients, in less time and at a lower cost. In 2009, Philips and Achmea Health, the Netherlands’ largest healthcare insurer, signed a five-year agreement to cooperate on the development of innovative care solutions that will enable chronic disease sufferers to manage their health at home, reducing the need for hospital stays.
Insight-based solutions
“The insights of patients and healthcare professionals captured by Achmea Health are an important tool for us in our efforts to develop solutions that genuinely meet people’s needs,” commented Walter van Kuijen, General Manager Home Monitoring, Philips Healthcare.
“This will not only benefit patients: by reducing the number of hospital stays and shortening those that do take place, the burden on the healthcare system can also be reduced. In the long term we believe that this approach will enable us to reduce the costs of health insurance for our customers,” added Roelof Konterman, Chairman of the Board of Management of Achmea Health.
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2 Our strategy in action 2.3 - 2.3
2.3 Healthy Life & Personal Care
We look for opportunities where “sense and simplicity” can truly make a difference.
Reflecting the consumerization of the professional health domain, our Healthy Life platform takes a holistic approach to enhancing consumer health, including addressing the need for healthy, caring relationships.
Our Personal Care platform addresses consumers’ need to look and feel their best, giving them the confidence to face life’s challenges head-on.
Philips Annual Report 2009     23

With Sonicare For Kids, we are driving growth in our Oral Healthcare business while helping youngsters toward a lifetime of good oral health.
It’s a daily challenge for parents everywhere — how do you make sure your children clean their teeth properly? We all know it’s essential that children develop effective brushing habits early. So, to help meet this goal, we have launched Sonicare For Kids.
A true case of “sense and simplicity"
“In developing Philips Sonicare For Kids, we combined our patented sonic technology with kid-friendly features to create a toothbrush that delivers maximum effectiveness for children at every age, whether they can brush by themselves or need parental help,” explains Vivienne Palmer, Marketing Manager, Philips Sonicare.
Sonicare For Kids is designed for children aged four to ten. It has an innovative ‘KidTimer’ that helps children reach the recommended two-minute brushing time by progressively increasing brushing time over 90 days. Plus, there are fun musical tones to indicate when it’s time to move to another section of the mouth. The ergonomic handle fits easily in a small hand and has two gripping locations so that the parent can hold the brush with the child to start with and then the child can hold it on its own for independent brushing.
24     Philips Annual Report 2009

To make a difference in emerging markets we have to focus even more on understanding local needs and adapting our portfolio to address these needs.
Consumer needs, spending power and many other important factors are often different in the emerging markets than in the mature markets. And the emerging markets themselves differ from each other. Key to success is the ability to attract, develop and retain talent in our emerging markets, improving the transfer of know-how and increasing our speed in adapting to fast-moving market conditions.
Making cooking a joy — every day
Our Healthy Variety rice cooker demonstrates our commitment to addressing emerging market needs in a manner true to “sense and simplicity”. Fully run by local talent with a deep understanding of consumer needs, the proposition addresses the dilemma experienced by many consumers who are looking for inspiration and guidance when cooking.
The Healthy Variety rice cooker offers Chinese consumers not only cooking inspiration, but also a new user experience in navigation. It is the world’s first rice cooker to provide visual and audio step-by-step guidance, and bundles a nest of dedicated accessories for consumers to enjoy 30 different cooking experiences.
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We are building a platform for technology-enabled personal health management — making it easier for people to get active, fit and healthy.
Modern life, with all its conveniences, also has its challenges. The technology that helps us fit more into a day also renders us less physically active. Collectively, as our activity level goes down and our weight up, there are dangerous consequences: cancer and heart disease, already the two most common and deadly diseases, are on the rise.
Most of us know we need to be more active, but how do we find the time, energy and motivation? Our DirectLife program could be the answer.
Innovative new approach to fitness
DirectLife is “sense and simplicity”, quite literally, “in action”. It combines smart technology with proven coaching methods to make our busy lifestyles more active. And it creates awareness on how active you are and helps you set balanced and achievable goals to increase your daily activity levels.
The discreet, wearable Activity Monitor records your daily movements and transfers the information to a webpage that keeps track of your progress against your longer-term goals. It motivates, gives feedback and provides support to help people make sustainable changes in their lifestyles. It focuses on making everyday life more active, rather than expecting people to have dedicated times at which they work out, play sports or exercise.
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2 Our strategy in action 2.4 - 2.4
2.4 Home Living & Interactive Living
Our ambition for the Home Living platform is to make Philips the true home brand for comfort, cooking and cleaning. It is all about making the home cozy and inviting, reflecting people’s identity and their preferred way of living.
Interactive Living is about sharing rich, pleasurable life experiences, free of any boundaries. In a complex world, this simplicity-led platform builds upon the implications and possibilities of the internet (r)evolution, with products and services blending to fulfill consumer needs.
Philips Annual Report 2009     27

The ground-breaking Cinema 21:9 television reflects our ambition to enable consumers to share pleasurable life experiences — free of any restrictions.
We don’t just watch films at the cinema, we experience them. The 21:9 aspect ratio of a cinema screen was developed to mimic our own peripheral vision, providing a totally immersive viewing experience. Such is its power that we frequently ‘lose ourselves’ when watching a film in a cinema.
Films fill a cinema screen. The images reach right out to the very limits of the screen and of our peripheral vision, enveloping us so completely in the action that we actively ‘feel’ along with the characters in front of us. This cannot be achieved on a conventional 16:9 widescreen TV at home without moving to a ‘letterbox’ view or losing the full scope of the original shot.
World premiere
With a 21:9 aspect ratio, our Cinema 21:9 — introduced at the 2009 IFA in Berlin — is the world’s first cinema-proportioned LCD TV. In combination with Ambilight technology, which accurately matches on-screen content to extend the picture beyond the confines of the screen, Cinema 21:9 is the first TV to deliver a genuine cinematic viewing experience to movie lovers in their own home.
Cinema 21:9 was named European Home Theater Innovation 2009-2010 (along with our BD9100 Blu-ray player) by the European Imaging and Sound Association.
28     Philips Annual Report 2009

Saeco acquisition allows Philips to expand in the high-growth, high-margin espresso machine market with a strong range of products.
In July 2009 we closed the acquisition of Saeco International Group S.p.A. of Italy, one of the world’s leading espresso machine makers. The espresso machine segment is generally regarded as the most valuable market space within the global coffee appliances market, as it typically achieves double-digit sales growth and profit margins.
The acquisition of Saeco has significantly boosted Philips’ coffee machines business, which already held a leading position in drip-filter and single-serve (Senseo) products, by adding an exciting and technologically advanced range of espresso-making solutions.
“Through this acquisition, we are creating a new, dynamic market leader in coffee machines with excellent growth prospects for the future,” commented Andrea Ragnetti, CEO of Philips Consumer Lifestyle. “The enjoyment of quality coffee, along with the pleasant and positive experience this can create for consumers, ties this acquisition to the very heart of Philips’ strategy to become the leading company in Health and Well-being. At the same time, the acquisition of Saeco is a real step forward in further positioning the Consumer Lifestyle sector for the future.”
Philips Annual Report 2009     29

Air treatment is a fast-growing market, especially in China. We aim to become the trusted brand for air purification.
A simple breath keeps us alive. Yet in this single breath, we take in more than just life-giving oxygen. In the course of a day, we may inhale up to two tablespoons of airborne particles, including allergens such as pollen and mold spores, pet dander and dust mite by-products. Figures released by the World Health Organization in 2007 claimed that in a number of countries — including several emerging economies — indoor air pollution is responsible for a total of 1.2 million deaths a year. As children breathe up to twice as much air as adults, they will inhale even higher levels of airborne contaminants and are even more exposed to acute respiratory conditions.
In emerging markets like China, people living in cities face the same indoor air pollution issues as anywhere else, but the expanding economy has created additional environmental challenges as a result of, for example, things like construction projects and increased car ownership.
Taking control of air quality
To combat this problem, we have developed the Philips Clean Air System, which removes all allergens, odors and gases, reducing exposure to particles that may cause allergic reactions. A simple solution families can rely on — filling the room with fresh, healthy air.
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2 Our strategy in action 2.5 - 2.5
2.5 Home Lighting
Home lighting is not only about ‘functional’ lighting — increasingly it is about the power of lighting to offer more ‘emotional’ scene-setting and ambience creation.
The growing importance of design is clearly noticeable in the interior of people’s homes. Customers increasingly want to be able to personalize their interiors in line with their needs. For example, bright white light for the home office and working spaces, more yellowish light for living rooms or bedrooms. For us, this means an increased focus on solutions that allow our customers to play with light, adapting it to their moods and wishes.
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In 2009 we introduced a complete range of energy-efficient LED light bulbs for the home — another milestone in establishing leadership in solid-state lighting.
September 2009 saw the start of the phase-out of incandescent lamps within the European Union, a move that will significantly reduce energy consumption and carbon emissions.
We have developed a host of alternative solutions that help consumers achieve the desired ambience in their home while still cutting their electricity usage. These include — for the first time — an extensive selection of attractive LED light bulbs. Consumers no longer have to compromise on style, quality and contemporary home ambience in order to save energy.
Elegance and efficiency
The uniqueness of our LED lamp range lies in the combination of beautifully designed lamps for standard-type fittings and the quality of lighting that people want in their homes, whether for functional or ambient lighting. And the lamps last up to 25 times longer than incandescent bulbs while consuming only a fraction of the energy! They pay for themselves in as little as 18 months — meanwhile, the contribution to the environment starts right away.
32     Philips Annual Report 2009

In China and India we are using new, customer-centric approaches to make sure we fully meet consumers’ lighting needs.
In China we have opened 80 Philips-branded lighting stores that uniquely address customer demand for energy-efficient, value-added lighting solutions for the home. The interior layout is based on rooms in the home rather than product categories. We also have 800 Home Lighting Centers within multi-branded lighting shops, extending distribution even further. Both formats will be further rolled out in 2010.
In order to reach the Indian consumer, we have developed the customer-centric concept of Light Lounges — experience centers that show Philips solutions in home decorative lighting and offer consumers a unique ‘see, touch and feel’ experience. In addition to these special Light Lounges in shopping malls, on high streets and at stand-alone locations, we are also partnering with retailers to create shop-in-shop sales outlets. By year-end 2009 we had 28 Light Lounges and 125 shop-in-shop outlets in 28 cities across India, with many more planned for 2010.
Philips Annual Report 2009     33

A new way of experiencing and interacting with light

In 2009 we unveiled the first-ever OLED-based interactive lighting concepts for both consumer and professional applications — the next phase in the solid-state lighting revolution.
An OLED (organic LED) is an extremely flat, lightweight panel. When switched off, it resembles a mirror. But as soon as current is applied, the whole panel lights up, dispersing a gentle glow of light. OLED technology is complementary to, not a replacement for, point-source LED technology and is now entering the stage that it can be turned into meaningful applications.
Beyond illumination
“Our OH...LED! concepts demonstrate a new light ambience, novel design possibilities and unique interactivity of light and human gesture,” says Rudy Provoost, CEO of Philips Lighting. “Economic and environmental concerns are driving all of us to make the move to cleaner, more energy-efficient solutions as quickly as we can. What’s particularly exciting is that LEDs and OLEDs offer the possibility to create new lighting designs and experiences that weren’t achievable in the past. With these new concepts Philips is adding a whole new dimension to lighting and the way it can enhance people’s lives.”
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2 Our strategy in action 2.6 - 2.6
2.6 Professional Lighting
The professional lighting market is currently undergoing a radical transformation, driven by the energy efficiency imperative, the solid-state lighting revolution and the increasing focus on application-based lighting solutions.
In our endeavor to meet the needs of our customers in the office, outdoor, industry, retail, hospitality, entertainment, healtcare and automotive segments, we are delivering new, responsible forms of lighting — customer-centric, simplicity-led innovations that enhance people’s experience of light.
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In 2009, a number of acquisitions reinforced our transformation from a product champion to a provider of application-based solutions.
Over the past few years we have been taking careful and deliberate steps to position ourselves to deliver across the lighting value chain, especially in solid-state. We have not acquired these businesses simply to expand. We have set out to capture value in specific market segments by offering total solutions.
Creating and controlling attractive, sustainable environments
In 2009 we acquired lighting controls businesses Dynalite (Australia) and Teletrol Systems (US), allowing us to capitalize on the trend toward solid-state lighting and the demand for greater energy efficiency. One of the primary benefits of lighting controls is their ability to monitor and manage lighting (and connected) resources — enabling energy savings of around 50%. At the same time, they can enhance the ambience and comfort of an indoor or outdoor environment.
Architectural lighting
We also acquired Italy-based llti Luce, one of Europe’s leading LED design companies for architectural indoor lighting, and luminaire manufacturer Selecon of New Zealand, which makes specialist luminaires for the entertainment and high-performance architectural lighting market.
36     Philips Annual Report 2009

The growing demand for energy-efficient lighting presents an opportunity to expand our business with value-added services.
With growing awareness of the savings they can make by switching to energy-efficient lighting solutions — not to mention the increasing legislative pressure to do so — many customers want to replace their installed base. And with new construction and infrastructure limited by financing constraints, the renovation opportunity is tremendous. Philips can leverage this trend through new ways of going to market, such as energy services — ranging from energy audits to full-fledged consultancy and systems integration.
Philips Lightolier Energy Services Group’s comprehensive toolbox encompasses energy audits, upgrades and full turnkey solutions. Recent projects include the Weyerhaeuser King County Aquatic Center, Washington. The problems of high energy and maintenance costs, antiquated system appearance and inadequate light levels were resolved by changing to new Wide-Lite arena fixtures and a Lightolier controls package to utilize programmability and daylight harvesting. The result? Annual energy savings of over USD 60,000.
First-of-its-kind audit and upgrade program
As of 2009, the Energy Services Group is leading an unprecedented commercial energy audit and lighting upgrade program aimed at replacing inefficient lighting systems currently found in 85% of existing buildings. A key element of the program is a contractual guarantee that the energy audit will deliver measurable energy cost reduction, defined projected return on investment, and itemized economic payback, among other benefits.
“It’s important to note that we are improving the quality of light at the same time as helping a building become more energy-efficient,” said Zia Eftekhar, CEO, Philips Lightolier. “We know that reducing energy use and operational costs cannot come at the expense of properly illuminating the facility, and we believe we are in the unique position to deliver both efficiencies and quality of light.”
Philips Annual Report 2009     37

Outdoor lighting can play a vital role in enhancing the quality of urban life, making cities safer and more enjoyable to live in and visit.
Municipal authorities the world over are embracing the benefits that energy-efficient outdoor lighting has to offer in making their towns and cities more attractive and sustainable.
Of course, safety, security and orientation remain essential requirements. But now, with its flexibility and scope for dynamics, outdoor lighting can also be used to enliven, entertain and captivate — making it an extremely effective image builder for any city.
Grand Canal, Hangzhou
Running from Hangzhou in the south of China to Beijing in the north, the Grand Canal — 1,764 km in length — is the world’s longest man-made waterway. In combination with the natural hydrosphere, our floodlighting solutions create a beautiful, soft lighting ambience — icy blue in winter and blue-green in summer — impressing city residents and visitors alike. The Grand Canal lighting project has created an impactful landmark for Hangzhou, reinforcing the city’s identity as a whole.
The project came second at the 2009 city.people.light awards, an annual competition organized by the Lighting Urban Community International Association (LUCI) and Philips to reward projects which demonstrate the contribution lighting can make to the well-being of those visiting or living in a city or town.
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3 Our planet, our partners, our people 3 - 3.1
3 Our planet, our partners, our people
3.1 Climate change
Recognizing that energy efficiency is one essential answer to climate change, we have made a serious commitment to develop, promote and market more energy-efficient solutions for people in all markets.
We meet this challenge with our Green Products and Green Innovations and by inspiring individuals to make simple changes that can have profound results. We seek to facilitate new solutions to drive responsible energy practices and have long focused on the energy efficiency of our products and production processes.
Philips Annual Report 2009     39

To combat climate change, Philips calls upon mayors and municipal leaders to accelerate sustainability in infrastructure projects and building renovation.
We believe there is opportunity for a robust and comprehensive follow-up agreement to the Kyoto Treaty, with existing technology solutions offering an achievable path to reducing harmful emissions.
At the UN climate conference in New York, Philips CEO Gerard Kleisterlee said: “If an ambitious and effective global climate change program can be agreed, it will create the conditions for transformational change of our world economy and deliver the signals that companies need to speed up investment of billions of dollars in energy-efficient products, services, technologies and infrastructure such as LED lighting technology.”
We put weight behind this appeal by partnering with the World Green Building Council, committing to improving the energy efficiency of cities by 40% in the next 10 years.
Transforming the global market
Along with OSRAM we are participating in a global initiative to accelerate the uptake of low-energy light bulbs and efficient lighting systems by the Global Environment Facility and the United Nations Environment Programme.
The aim is to reduce the bills of electricity consumers in developing economies while delivering cuts in emissions of greenhouse gases. The goal is also to replace fuel-based lighting systems, such as kerosene, which are linked with health-hazardous indoor air pollution.
Breakthrough idea
We submitted the first entry in the US Department of Energy’s L Prize competition, which seeks high-quality, high-efficiency solid-state lighting products to replace the 60W incandescent light bulb. Named one of the “best inventions of 2009” by TIME Magazine, our LED bulb emits the same amount of light as its incandescent equivalent but uses less than 10W and lasts for 25,000 hours — or 25 times as long.
40     Philips Annual Report 2009

Philips is working to help the Indonesian government meet its goal to reduce global warming caused by excessive energy consumption.
With economic growth of 5-6% annually, Indonesia faces the challenge of fast-rising domestic energy demand with declining oil and gas production. Encouraging the simple switch to energy-efficient lighting can help ease that pressure, particularly in the country’s kampongs, villages with native houses.
Knowing that 60% of the people in the world’s fourth most populous nation live in kampongs where inefficient costly-to-operate traditional lighting is still used, we launched the Philips Bright Energy Saving Kampong program.
A helping hand
Our employees volunteer to explain the advantages of energy-efficient lighting: brighter light, enhanced safety, and reduced electricity bills and CO2 emissions. During 2009 we educated villagers in 50 kampongs across Java, Sumatra, Kalimantan and Sulawesi to become Bright Energy Saving Kampongs. We also provided 1,000 energy-saving lamps for each village and 100 fluorescent lamps for public facilities like roads, schools and town halls, and offered support during the switchover.
Simply a success
Sukamaju village is just one kampong enjoying the benefits of this program. One of those benefits is that the new brighter lighting is safer for midwives who no longer have to travel in the dark. Plus, electricity bills dropped a hefty 33%.
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3 Our planet, our partners, our people 3.2 - 3.2
3.2 Our environmental footprint
The significant issues for our company — and our industry — in the environmental area continue to be energy efficiency, chemical content of products, and collection and recycling. We remain committed to giving our full attention to these challenges despite the economic downturn.
To reduce our ecological footprint we are maintaining our focus on overall environmental performance improvement, driven by our EcoVision III and EcoVision4 action programs.
Working with stakeholders we aim to share expertise and co-create innovative solutions that will make a difference to future generations.
42     Philips Annual Report 2009

Philips is dedicated to improving the ecological performance of its products and processes, setting stretch targets to meet these challenges.
With our EcoVision4 program we focus on energy and material efficiency over the entire product lifecycle, as well as in our daily operations. By 2012, Philips will generate 30% of total revenues from Green Products, have doubled investment in Green Innovations to a cumulative EUR 1 billion, and improved our operational energy efficiency by 25% and reduced CO2 emissions by 25%, all compared with the base year 2007.
Green Products
In the third year of EcoVision4, Green Products already represent a significant share of our revenues in all the markets we serve. In fact Green Products grew 19% in 2009, during a time of declining overall sales. To raise the bar we are going beyond our original target, aiming for 50% in 2015.
We use the Philips Green logo to identify an increasing number of our Green Products. To further increase awareness and encourage individuals to make smart daily choices, we relaunched our asimpleswitch.com website.
Green Innovations
Because sustainability is a strategic innovation driver for Philips, we regularly review our research portfolio from a sustainability angle. A few examples: the world’s first OLED (Organic Light-Emitting Diode)-based, interactive lighting concepts for consumer and professional use; TVs that carry the EU Ecolabel; and our DoseWise radiation management that ensures optimal image quality while protecting people in X-ray environments.
Operational energy efficiency
2009 saw a step change in our efforts to reduce operational CO2 emissions. In addition to continuing our systematic Energy Potential Scans, green lease car policy and global green IT program, new initiatives include a green purchasing policy and investigating options to buy and generate renewable energy.
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We are committed to continuously improve the ecological performance of our products throughout their lifespan.
Knowing that our influence on the environmental performance of our products does not end at the time of sale, we are focused on effectively managing collection and recycling initiatives; exploring the concept of Cradle to Cradle, searching for innovative products, processes and services that (re)use materials effectively; and protecting human health and the environment through earlier identification and targeted phase-out of certain chemical substances.
Collection and recycling
We consider end-of-life during our EcoDesign process and are active in improving the environmental performance of collection and recycling compliance schemes, particularly in the EU. We expanded the voluntary collection and recycling services started in 2008 in India and Brazil, and also launched them in Argentina during 2009.
Philips supports the development of Waste Electrical and Electronic Equipment (WEEE) legislation that creates a level playing field based on fair and transparent financing mechanisms, and stimulates maximum collection and responsible recycling. We support the general concept of Individual Producer Responsibility and collaborate with stakeholders to find practical and fair solutions for its implementation. We also support legislative processes in countries like India and China, and we signed a Memorandum of Understanding in Thailand supporting WEEE legislation.
Cradle to Cradle
We launched our first Cradle to Cradle-inspired product, the Performer Energy Care vacuum cleaner, made partly from recycled and bio-based plastics.
Chemical content of products
To support EU REACH (Registration, Evaluation, Authorization and Restriction of Chemical) compliance, Philips participated in developing ‘Bill of Material (BOM) check’, an industry platform for suppliers to provide chemical information on the items they sell. BOMcheck also facilitates RoHS (Restriction of the use of certain Hazardous Substances in electrical and electronic equipment) compliance. By providing full material declaration, BOMcheck also supports EcoDesign and our phase-out of BFRs and PVC in consumer products. Following a pilot in 2009 we plan a full roll-out to suppliers in 2010.
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3 Our planet, our partners, our people 3.3 - 3.3
3.3 Partnerships for progress
World leaders from rich and poor countries alike, representing all United Nations member states, have pledged to achieve the eight Millennium Development Goals (MDGs) by the year 2015 — to significantly reduce poverty, illiteracy, inequity and disease in poor countries.
Our experience has shown that reaching these markets requires tailor-made solutions, a different approach to marketing and distribution, and multi-sector partnerships.
Taking into account the MDGs that relate to our expertise, we are focusing on projects that simply enhance life with light and simplify healthcare with a resolute focus on people’s needs.
Philips Annual Report 2009      45

Philips and Project HOPE are partnering to improve chronic disease management and patient outcomes in China, and reduce the burden on the country’s healthcare system.
Launched in Shanghai, Beijing, Guangzhou and Wuhan, this program is the first of its kind to target three chronic disease areas in China: heart disease, stroke and respiratory disease. It will link leading hospitals, community healthcare centers and home-based rehabilitative services in those four cities to enhance the care patients receive locally.
Chronic diseases are major causes of death and disability in China, and their related healthcare services account for a significant portion of total healthcare expenditures. On average, chronic disease patients visit doctors three times a year. About 55% of them choose municipal hospitals, which are relatively crowded, inconvenient and expensive, while only 25% choose community healthcare centers.
Sharing expertise, providing affordable care
“By participating in the program, we hope to transfer our clinical expertise to community healthcare centers and enhance communication between big hospitals, secondary hospitals and community healthcare centers,” says Professor Deng Weiwu, Chief Physician, Honorable Director, Institute of Ruijin Infectious and Respiratory Diseases, Shanghai Jiao Tong University School of Medicine.
“Under the new integrated model, patients will receive better education for self-care and risk factor reduction, in addition to easy access to more efficient and affordable care at community healthcare centers,” he explains.
Philips will provide funding and technical support to this three-year program, announced in June 2009. Project HOPE (Health Opportunities for People Everywhere) will bring to the team more than 50 years of experience in international public health and developing healthcare training programs.
46      Philips Annual Report 2009

We are making affordable, high-quality energy-efficient lighting available to people living without electricity.
To meet the basic need for lighting it is essential that governments and international institutions, NGOs and companies like Philips work together. That’s why we have a public-private partnership with the Dutch government. Known as SESA (Sustainable Energy Solutions for Africa), this initiative is designed to provide affordable, appropriate and sustainable energy-saving solutions to off-grid consumers in sub-Saharan Africa. We also support projects with NGOs like World Vision and Light Up The World (LUTW).
We presented our Uday Mini Solar lantern in September to the Dutch government as part of our SESA program. Developed in India, this robust product features enhanced battery and lamp life, fast battery charging and portability — all based on insights from rural consumers. The first SESA pilot was launched in Ghana and is slated for completion in early 2010, with roll-out to other sub-Saharan countries including Kenya, Uganda, Tanzania and Mali.
Lighting for literacy
World Vision distributed the Uday Mini as part of its initiative to provide girls in deprived outskirts of Bangalore, India, with access to education and literacy training — cornerstones of women’s development. And as the largest supporter of LUTW to date, we are helping provide solar lighting for learning and literacy programs in developing countries. LUTW helped us test solar reading solutions in Sierra Leone and Honduras, providing valuable input to develop an optimal lighting solution for education in off-grid areas. More than 10,000 people in total now have access to solar lighting thanks to the LUTW-Philips collaboration.
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3 Our planet, our partners, our people 3.4 - 3.4
3.4 Supplier sustainability
We believe in asking our suppliers to share our commitment to sustainability. This includes sound environmental and ethical standards as well as providing working conditions for their employees that reflect both the Philips General Business Principles and the Electronic Industry Citizenship Coalition (EICC) Code of Conduct.
We continue to focus on the Philips Supplier Sustainability Involvement Program, closely collaborating with our supplier partners and relevant stakeholders to drive progress. It’s about improving conditions in the chain.
48      Philips Annual Report 2009

We believe achieving a sustainable supply base is about taking care of workers’ lives and the environment.
As a member company of the Electronic Industry Citizenship Coalition (EICC) our goal is to improve conditions in the electronics supply chain. To do just that, we conducted a record total of 858 supplier audits to identify and resolve issues in 2009.
Our approach
The Philips Supplier Sustainability Involvement Program is built on five pillars: setting out our requirements; building understanding and agreement; monitoring identified risk suppliers through audits using the EICC checklist (90% of initial audits are now conducted by specialized external auditing bodies); working with suppliers to resolve issues quickly; and engaging stakeholders.
To focus our efforts, we developed an approach based on a risk profile related to spend, country of production, business risk and type of supplier relationship. Where risk is identified we conduct awareness training with suppliers to prepare for third-party audits.
Corrective action plans are agreed upon within 30 days of an audit. Sustainability officers follow up monthly and can escalate the issue to the responsible purchasing manager as necessary to ensure zero-tolerance issues are resolved within three months. In this way the vast majority of zero-tolerances from 2009 have been resolved.
Continual conformance audits show that a multi-year approach to training and auditing is essential to ingrain sustainability in the supply chain.
New initiatives
Mirroring our supplier approach, we audited 12 internal sites in risk countries using the EICC checklist.
We selected 10 pilot products whose components are being analyzed to assess CO2 emissions throughout the supply chain. Our goal is to identify large sources of emissions and implement abatement measures with our suppliers.
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We seek constructive dialogue and the opportunity to engage with stakeholders in the supply chain and beyond.
This work is done in close cooperation with our suppliers, in bilateral meetings with investors and NGOs, and via projects with the Electronic Industry Citizenship Coalition (EICC). We also believe that cooperation with local governments is the way to truly achieve sustainable change.
Integrating new suppliers
With the acquisition of Partners in Lighting, 140 new suppliers were added to the Philips Supplier Sustainability Involvement Program. “To determine our audit schedule we built a plan around two priority axes — supplier size and commodity profile because some industries have more difficult working conditions than others,” explained Geert Tuytens, Chief Operations Officer, Philips Consumer Luminaires.
Frameway Glass in Guangdong China is a large Philips supplier and, as a glass factory, it faces safety challenges. “It was the first time we experienced an EICC audit” said Ryan Law, Project Engineer, Frameway Industries Limited. “We learned a lot about how we can improve our internal systems on labor, environment and safety. Our factory is now a safer, cleaner, more comfortable place to work for our 350 employees.”
Listening to investors
The Dutch Association of Investors for Sustainable Development (VBDO) awarded Philips with top sustainability scores in its 2009 Responsible Supply Chain Management Benchmark, ranking the company highest among the 40 large publicly listed Dutch companies benchmarked. Our scores have improved over the benchmark’s four years, reaching 90% in 2009, up substantially from 62% in 2006, 77% in 2007 and 85% in 2008.
“This is quite a performance, as Philips managed to even further improve their already high score,” said Giuseppe van der Helm, Executive Director VBDO.
Asked how the company could build on this momentum, the VBDO’s recommendations include rolling out similar auditing processes for second-tier suppliers, enhancing recycling possibilities in cooperation with suppliers, and improving energy efficiency in the supply chain.
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3 Our planet, our partners, our people 3.5 - 3.5
3.5 Working at Philips
To become an even more market-driven and people-centric company we have been working to increase organizational effectiveness and simplify our structure.
We believe it is important that employees are engaged — that they feel part of a team, know their ideas and suggestions count, trust their manager, and value diverse perspectives.
It is crucial that we communicate properly among ourselves and that everyone is given full opportunity to use their individual talents. Leaders who do well in connecting our people with the long-term Philips ambitions are highly recognized.
Philips Annual Report 2009      51

Philips employees are engaged and have proven resilient during a year of restructuring and economic uncertainty.
We accelerated planned initiatives to increase organizational effectiveness and simplify our structure. Within Healthcare, for example, we focused on de-layering our management structure to increase speed of execution and lower operating costs.
In addition to less layers and costs, simplifying Philips means culture change. Reducing management layers brings people ‘on the shop floor’ closer to the Board of Management and gives managers a broader span of control. As a result they delegate more and focus more on getting the right people on their teams.
Unfortunately transformation necessitates job cuts. As a people-centric organization, we support those affected responsibly and with respect.
While engagement remains high, we aim higher
We seek honest feedback from our employees and are pleased that 91% of them participated in the 2009 Employee Engagement Survey. At 68 the overall engagement index is two points short of our high-performance target of 70. Although we aim higher, it is encouraging to see that our engagement levels remain high and have improved in several of our businesses.
The survey offers valuable insights into how we can improve. Teams talk about results in open, honest ‘Deep Dive’ sessions. In this way root causes of any issues arising from the survey are addressed and corrective actions put in place.
Diversity and inclusion continues to evolve
Diversity allows us to better understand our customers and meet their needs. While the percentage of female executives across our company has remained stable at 10%, we continue to focus on achieving our goal of increasing that number to 15% by 2012.
Because we recognize it is vital to have local staff to organize around customers and markets, we will grow the number of executives with BRIC (Brazil, Russia, India, China) nationality.
Philips Pride, our network for gays, lesbians and gay-friendly colleagues, has grown to over 150 members, mainly based in the Netherlands and US.
52      Philips Annual Report 2009

We are strengthening the alignment between individual objectives and overall company goals, and emphasizing the importance of how we work.
Given today’s challenging economic climate, it’s more important than ever that we keep working to achieve our aim of becoming a people-focused, market-driven company with a strong, performance-oriented culture.
To make this a reality, we are unleashing a One Philips mentality, inspiring leaders to strive for results not just in their own business or function, but for Philips as a whole.
We also are encouraging a way of working that’s much more in line with the four Philips Values — Delight customers, Deliver great results, Depend on each other, Develop people — which summarize the behavior we think is vital to our success as a company.
Changing how we manage performance
We are changing the way we evaluate and reward our people. To emphasize how important it is to live the values in everything we do, with ‘Leading to Win’, our employees are assessed not just on what they achieve (results) — but also on how they achieve it (behavior).
‘Leading to Win’ is about aligning the way we set targets, manage and reward performance with our ambition to become a high-performance growth company.
Philips Annual Report 2009      53

3 Our planet, our partners, our people 3.6 - 3.6
3.6 Working in our communities
We at Philips have long been active in the communities where we live and work. Now we are taking this dedication to the next level with our first global social investment program, called SimplyHealthy@Schools.
Initiatives around the world bring “sense and simplicity” to people’s health and well-being, and simply enhance life with light. We enhance learning by upgrading school lighting, teach youngsters about nature and HIV/AIDS, support programs to fight global killers like cardiovascular diseases and cancer, and more.
By linking social investment initiatives with the scope of our business, we can make the most of our core competencies to make a difference in people’s lives.
54      Philips Annual Report 2009

Encouraging healthy, active lifestyles, we are proud to be a signature sponsor of the American Heart Association’s Start! Heart Walk.
There’s no question actions speak louder than words. That’s why we have taken an important step to reinforce our desire to be the leading company in Health and Well-being by sponsoring the American Heart Association’s largest multi-city event and fundraiser called the Start! Heart Walk.
Through a special website, employees created walking teams with colleagues to participate in a local Heart Walk in cities across the United States or virtually through our Philips Virtual Team. By taking part, over 1,900 employees found a great way to exercise and have fun with colleagues, while raising more than EUR 223,000 to support research, find answers and save lives.
Fighting a global killer
Cardiovascular diseases, which include heart disease and stroke, are the world’s leading cause of death, claiming more than 17 million lives annually, with over 864,000 of those in the US alone.
“Philips is helping our mission of fighting heart disease and stroke by providing support to this important cause so that more resources can be made available to those looking for tips on how to get more physical activity into their day,” said Neil Meltzer, American Heart Association Board Chairman and President and Chief Operating Officer, Sinai Hospital of Baltimore.
Philips Annual Report 2009      55

Building on our heritage of working with the communities where we operate, we have launched our first global social investment program. It’s called SimplyHealthy@Schools.
With SimplyHealthy@Schools, Philips employees are going to classrooms around the world to upgrade lighting to enhance learning and energy saving. And they’re working with teachers to show children simple ways to improve their health and well-being with light, water, air, sleep, oral hygiene and exercise. All employees can volunteer to improve school lighting or help 9 to 12 year-olds become ‘Health Warriors’.
The program got off to a flying start in eight countries — India, Indonesia, Japan, Malaysia, Philippines, Russia, Singapore and Thailand — reaching about 5,000 students in 37 schools. It’s slated to expand globally in 2010.
Building on our work with students worldwide
Community involvement is not new to Philips. We have been running programs in all regions for many years.
In Brazil, for example, hundreds of employees have reached out to tens of thousands of students since 2001 when they began raising awareness about HIV/AIDS and teen pregnancy through the ‘Donate Life’ project. Our volunteers have taught young people about the environment since they started ‘Learning with Nature’ in 2002. Then, with the support of the São Paulo Municipal Secretariat of Education, we began ‘Speaking from the heart’ in 2006 to educate students about cardiovascular health. These are just a few of the many projects in Brazil where Philips is well-known for its social investments focusing on global issues.
Students who attended our Eco-Camps in Malaysia in 2009 learned about energy efficiency and how they can reduce their ‘Footprint in Nature’ by making simple changes in their everyday lives. The goal always is to plant the seed for a mindset that will preserve the environment for future generations.
56      Philips Annual Report 2009

4 Our group performance 4 - 4
4 Our group performance
“With little visibility on revenue in 2009, we focused on the things we could control. We took decisive action to generate cash and manage our costs in line with revenues. The effects of this became increasingly visible in our earnings and cash flow performance, especially in the second half of the year”
Pierre-Jean Sivignon, Chief Financial Officer
Philips Annual Report 2009      57

4 Our group performance 4.1 - 4.1.1
4.1 Management discussion and analysis
4.1.1	Management summary

The year 2009

In 2009, we saw continued deterioration of our markets. Despite these challenging economic conditions, we acted quickly and decisively to further accelerate restructuring programs and implement cost-saving measures, while still investing in acquisitions, marketing, and research and development, and continuing to focus on cash flow. Compared to 2008, EBIT, EBITA, Net income and Cash flow before financing activities improved.

Full-year comparable sales were 11% below last year, which reflected sales declines in both mature and emerging markets. However, sales improved in the second half of the year with fourth-quarter comparable sales on par with the same quarter in 2008.

Group sales were impacted by 17% lower comparable sales at Consumer Lifestyle due to the severe downturn in consumer markets and proactive portfolio pruning; Lighting sales declined 13%, with ongoing weakness in end-markets, particularly in the construction sector; Healthcare proved more resilient, with a sales decline limited to 3%, as strong growth in the emerging markets was more than offset by declines in the US.

Despite difficult economic conditions, we continued to make selective acquisitions of high-margin, high-growth businesses in 2009, adding eight companies to our portfolio, benefiting all three operating sectors and resulting in a cash outflow of EUR 294 million. Additionally, we divested the non-core businesses of Monitors and FIMI (medical display units).

We sold our remaining stake in LG Display and Pace Micro Technology, generating EUR 704 million cash proceeds and a gain of EUR 117 million. The economic downturn resulted in a EUR 48 million non-cash impairment charge for NXP. However, following the recovery of the TPV Technology share price in 2009, the accumulated non-cash impairment charge recognized in 2008 was reversed by an amount of EUR 55 million.

EBIT included EUR 450 million of restructuring charges and related asset impairments, EUR 101 million of acquisition-related charges, and EUR 48 million of product recall charges at Consumer Lifestyle, partly offset by a EUR 131 million curtailment gain for retiree medical benefit plans, a EUR 103 million tax benefit mainly related to a deferred tax asset in Lumileds, previously not recognized, and EUR 57 million net insurance recoveries.

Despite lower sales, EBITA improved from EUR 744 million in 2008 to EUR 1,050 million, despite the severe decline in sales. The increase was driven by fixed cost reductions, lower restructuring and acquisition-related charges, portfolio changes and strict cost control.

We generated cash flows from operating activities of EUR 1,545 million, or 6.7% of sales, as we continued our focus on stringent working capital management.
Key data
in millions of euros unless otherwise stated

	2007	2008	2009
Sales	26,793	26,385	23,189
EBITA1)	2,094	744	1,050
as a % of sales	7.8	2.8	4.5
EBIT	1,867	54	614
as a % of sales	7.0	0.2	2.6
Financial income and expenses	2,849	88	(166)
Income tax expense	(582)	(256)	(100)
Results of equity-accounted investees	884	19	76

Income (loss) from continuing operations	5,018	(95)	424
Income (loss) from discontinued operations	(138)	3	—

Net income (loss)	4,880	(92)	424

Net income (loss):
Per common share — basic	4.49	(0.09)	0.46
Per common share — diluted	4.43	(0.09)	0.46

Net operating capital (NOC)1)	10,802	14,069	12,649
Cash flows before financing activities1)	5,452	(1,606)	1,326
Employees (FTEs)	123,801	121,398	115,924
of which discontinued operations	5,703	—	—

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
58      Philips Annual Report 2009

4 Our group performance 4.1.2 - 4.1.3
4.1.2	Sales

In percentage terms, the composition of sales growth in 2009, compared to 2008, is presented in the table below.

Sales growth composition 2009 versus 2008 in %

	comparable	currency	consolidation	nominal
	growth	effects	changes	growth
Healthcare	(2.7)	2.6	2.6	2.5
Consumer Lifestyle	(16.5)	(0.7)	(5.0)	(22.2)
Lighting	(12.6)	1.0	0.5	(11.1)
GM&S	(30.2)	(0.1)	(0.2)	(30.5)

Philips Group	(11.4)	0.7	(1.4)	(12.1)
Group sales amounted to EUR 23,189 million in 2009, a 12% decline compared to 2008. Adjusted for a favorable 1% currency effect and an unfavorable impact of portfolio changes, comparable sales were 11% below 2008. The decline in comparable sales was largely attributable to the challenging economic environment, particularly in the consumer markets and in North America.

Consumer Lifestyle reported a 17% comparable sales decline largely due to weakened consumer markets, visible in both mature and emerging markets, and selective portfolio pruning, mainly the exit of certain markets and products, such as DVD recorders. Comparable sales declines were seen in all businesses except Health & Wellness.

Sales at Lighting were 13% lower than in 2008, impacted by weakness in the commercial construction environment and automotive market. This resulted in year-on-year declines in all businesses.

Healthcare sales declined 3% on a comparable basis, largely impacted by the economic recession and the uncertainty around healthcare reform in the US. Lower sales were visible at Healthcare Informatics, Clinical Care Systems, and Imaging Systems, partly tempered by moderate growth at Customer Services and Home Healthcare Solutions.

4.1.3	Earnings

In 2009, Philips’ gross margin was EUR 8,079 million, or 34.8% of sales, compared to EUR 8,447 million, or 32.0% of sales, in 2008. Gross margin in 2009 included restructuring and acquisition-related charges of EUR 268 million and net asbestos-related recoveries of EUR 57 million. 2008 included EUR 360 million restructuring and acquisition-related charges and EUR 264 million of asbestos-related settlement charges. The improvement in 2009 was mainly driven by higher margins at Consumer Lifestyle, partly offset by declines at Lighting and Healthcare.

Selling expenses decreased from EUR 5,518 million in 2008 to EUR 5,159 million in 2009. 2008 included EUR 215 million of restructuring and acquisition-related charges, compared to EUR 185 million in 2009. In relation to sales, selling expenses increased from 20.9% to 22.2%, largely due to lower sales levels. This percentage increase was mainly due to higher costs relative to sales at Consumer Lifestyle and Lighting, partly offset by Healthcare.

General and administrative expenses (G&A expenses) amounted to EUR 734 million, a decrease of EUR 238 million compared to 2008, mainly due to a EUR 131 million curtailment gain for retiree medical benefit plans and lower restructuring charges in 2009. As a percentage of sales, G&A expenses decreased from 3.7% in 2008 to 3.2%, driven by the aforementioned items and lower costs in relation to sales at Consumer Lifestyle and Healthcare, partly offset by Lighting.

Research and development costs declined from EUR 1,777 million in 2008 to EUR 1,631 million in 2009. 2008 included EUR 40 million of restructuring charges, compared to EUR 73 million in 2009. The decline in research and development spend was largely driven by the lower costs at Consumer Lifestyle, partly offset by higher costs at Healthcare and Lighting. As a percentage of sales, research and development costs increased from 6.7% to 7.0%, largely due to Lighting.

The overview below shows sales, EBIT and EBITA according to the 2009 sector classifications.

Sales, EBIT and EBITA 2009 in millions of euros unless otherwise stated

	sales	EBIT	%	EBITA1)%
Healthcare	7,839	591	7.5	848	10.8
Consumer Lifestyle	8,467	321	3.8	339	4.0
Lighting	6,546	(16)	(0.2)	145	2.2
Group Management & Services	337	(282)	—	(282)	—

Philips Group	23,189	614	2.6	1,050	4.5

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
Philips Annual Report 2009      59

4      Our group performance     4.1.3 - 4.1.5
Sales, EBIT and EBITA 2008 in millions of euros unless otherwise stated

	sales	EBIT	%	EBITA1)%
Healthcare	7,649	621	8.1	839	11.0
Consumer Lifestyle	10,889	110	1.0	126	1.2
Lighting	7,362	24	0.3	480	6.5
Group Management & Services	485	(701)	—	(701)	—

Philips Group	26,385	54	0.2	744	2.8

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
In 2009, EBIT increased by EUR 560 million compared to 2008, to EUR 614 million, or 2.6% of sales. 2009 included EUR 450 million of restructuring charges, EUR 101 million of acquisition-related charges, and a EUR 131 million gain related to curtailment for retiree medical benefit plans. EBIT in 2008 included a EUR 301 million non-cash goodwill impairment charge mainly related to Lumileds. EBIT and EBITA in 2008 were both impacted by a EUR 264 million asbestos-related settlement charge, EUR 541 million of restructuring charges and EUR 131 million of acquisition-related charges.

Amortization of intangibles, excluding software and capitalized product development, amounted to EUR 436 million, an increase of EUR 47 million compared with EUR 389 million in 2008.

EBITA increased from EUR 744 million in 2008 to EUR 1,050 million in 2009. Lower EBITA at Lighting was offset by improved earnings at Consumer Lifestyle, GM&S and Healthcare. As a percentage of sales, EBITA increased from 2.8% in 2008 to 4.5% in 2009.

Healthcare

Healthcare’s EBITA of EUR 848 million was EUR 9 million higher than in 2008 and included EUR 42 million of restructuring charges and EUR 64 million of acquisition-related charges. EBITA in 2008 included EUR 63 million of restructuring charges, EUR 90 million of acquisition-related charges and a EUR 45 million gain on the sale of Philips Speech Recognition Services. As a percentage of sales, EBITA declined from 11.0% in 2008 to 10.8% in 2009.

Consumer Lifestyle

Consumer Lifestyle’s EBITA increased from EUR 126 million in 2008 to EUR 339 million in 2009, mainly as result of lower non-manufacturing cost. The impact of lower sales on profitability was largely offset by an improved gross margin percentage in most businesses, notably Television, mainly driven by the divestment of Television in North America and a higher Ambilight share of sales. EBITA in 2008 included EUR 198 million of restructuring charges and a EUR 42 million gain on the sale of the Set-Top Boxes activity. 2009 was impacted by EUR 120 million of restructuring charges, EUR 48 million of product recall-related charges and EUR 16 million of acquisition-related charges. EBITA as a percentage of sales improved from 1.2% in 2008 to 4.0%, driven primarily by portfolio management and cost control.

Lighting

Lighting’s EBITA declined from EUR 480 million in 2008 to EUR 145 million. EBITA in 2008 included EUR 245 million of restructuring charges and EUR 41 million of acquisition-related and other charges. EBITA in 2009 was impacted by EUR 225 million of restructuring charges and EUR 22 million of acquisition-related charges. As a percentage of sales, EBITA declined from 6.5% in 2008 to 2.2% due to lower sales and margin pressures in most businesses.

Group Management & Services

The EBITA loss at Group Management & Services was EUR 282 million in 2009, compared to a loss of EUR 701 million in 2008. EBITA in 2008 included a EUR 264 million asbestos-related settlement charge, whereas 2009 was mainly impacted by a EUR 131 million gain related to curtailment for retiree medical benefit plans and EUR 57 million of net asbestos-related recoveries. Restructuring charges at Group Management & Services in 2009 amounted to EUR 63 million.

For further information regarding the performance of the sectors, see chapter 5, Our sector performance, of this Annual Report.

4.1.4	Pensions

The net periodic pension costs of defined-benefit pension plans amounted to a cost of EUR 3 million in 2009 compared to EUR 21 million credit in 2008, due to lower expected returns on lower assets in 2009. The defined-contribution pension cost amounted to EUR 107 million, EUR 11 million higher than in 2008, mainly due to a gradual shift from defined-benefit to defined-contribution pension plans. 2009 included a curtailment gain for retiree medical benefit plans totaling EUR 131 million. For further information, refer to note 18 in the Group financial statements.

4.1.5	Restructuring and impairment charges

In 2009, EBIT included net charges totaling EUR 450 million for restructuring and related asset impairments. 2008 included EUR 541 million of restructuring and related asset impairment charges.
60     Philips Annual Report 2009

4     Our group performance     4.1.5 - 4.1.6
In addition to the annual goodwill impairment tests for Philips, due to the economic circumstances trigger-based impairment tests were performed during the year, resulting in no goodwill impairments. For further information on sensitivity analysis, please refer to note 15 in the Group financial statements. In 2008 there were EUR 301 million of non-cash goodwill impairment charges, mainly related to Lumileds.

Restructuring and related charges in millions of euros

	2007	2008	2009
Restructuring charges per sector:
Healthcare	1	63	42
Consumer Lifestyle	7	198	120
Lighting	24	245	225
GM&S	5	35	63

	37	541	450

Cost breakdown of restructuring charges:
Personnel lay-off costs	35	374	399
Release of provision	(5)	(2)	(81)
Restructuring-related asset impairment	4	116	84
Other restructuring-related costs	3	53	48	1)

	37	541	450

1)	Includes EUR 22 million of costs which were expensed as incurred
The most significant restructuring projects in 2009 related to Lighting and Consumer Lifestyle. Restructuring projects at Lighting aimed at further increasing organizational effectiveness, and centered on Lamps. The largest restructuring projects were in the Netherlands, Belgium, Poland and various locations in the US. Consumer Lifestyle restructuring projects focused on Television (primarily in Belgium and France), Peripherals & Accessories (mainly Technology & Development in the Netherlands) and Domestic Appliances (mainly Singapore and China). Healthcare initiated various restructuring projects aimed at reduction of the fixed cost structure, mainly impacting Imaging Systems (the Netherlands), Home Healthcare Solutions and Clinical Care Systems (various locations in the US).

Other restructuring projects focused on reducing the fixed cost structure of Corporate Research Technologies, Philips Information Technology, Philips Design, and Corporate Overheads within Group Management & Services.

In 2009, restructuring provisions of EUR 81 million were released, mainly as a result of placing employees in different positions within the company and the release of a restructuring provision in conjunction with the sale of Hoffmeister (Lighting).

In 2008, the most significant restructuring projects related to Lighting, Consumer Lifestyle and Healthcare. Restructuring projects at Lighting mainly centered on Lamps (principally North America and Poland), Professional Luminaires (notably Germany), Special Lighting Applications (primarily the Netherlands and Belgium), Automotive (mainly Korea and Germany) and Lighting Electronics (primarily the Netherlands).

Consumer Lifestyle restructuring projects in 2008 concentrated on the integration of the former Domestic Appliances and Consumer Electronics businesses, the exit of Television from North America, restructuring of the Television operation in Juarez (Mexico) and restructuring charges taken to re-align the European industrial footprint. Healthcare restructuring costs spanned many locations, including sites in Hamburg (Germany), Helsinki (Finland) and Andover (US). For further information on restructuring, please refer to note 17 in the Group financial statements.

4.1.6 Financial income and expenses

A breakdown of the Financial income and expenses is shown in the table below.

Financial income and expenses in millions of euros

	2007	2008	2009
Interest expense (net)	(43)	(105)	(252)
Sale of securities	2,804	1,406	126
Value adjustments on securities	(36)	(1,148)	(58)
Other	124	(65)	18

	2,849	88	(166)
The net interest expense in 2009 was EUR 147 million higher than in 2008, as a result of lower interest income due to lower interest rates applied to an average lower liquid asset position of the Group and higher interest costs associated with hedging.
Philips Annual Report 2009     61

4     Our group performance     4.1.6 - 4.1.8
Sale of securities in millions of euros

	2007	2008	2009
Gain on sale of TSMC shares	2,783	1,205	—
Gain on sale of LG Display shares	—	158	69
Gain on sale of D&M shares	—	20	—
Gain on sale of Nuance shares	31	—	—
Loss on sale of JDS Uniphase shares	(10)	—	—
Gain on sale of Pace shares	—	—	48
Others	—	23	9

	2,804	1,406	126
In 2009, income from the sale of securities totaled EUR 126 million. This included a EUR 69 million gain from the sale of remaining shares in LG Display, and a EUR 48 million gain from the sale of remaining shares in Pace Micro Technology. These gains were partially offset by impairment charges amounting to EUR 58 million, mainly from shareholdings in NXP. Other financial income in 2009 primarily consisted of a EUR 19 million gain related to the revaluation of the convertible bonds received from TPV Technology and CBAY, and dividend income totaling EUR 16 million, EUR 12 million of which related to holdings in LG Display. Other financial expenses included EUR 15 million accretion expenses mainly associated with discounted asbestos provisions.

Value adjustments on securities in millions of euros

	2007	2008	2009
NXP	—	(599)	(48)
LG Display	—	(448)	—
TPO Display	—	(71)	—
Pace Micro Technology	—	(30)	—
Prime Technology	—	—	(6)
JDS Uniphase	(36)	—	—
Other	—	—	(4)

	(36)	(1,148)	(58)
2008 included a gain of EUR 1,406 million, mainly on the sale of shares in TSMC, LG Display and D&M. 2008 also included EUR 23 million dividend from TSMC. These were partly offset by EUR 1,148 million non-cash impairment losses at NXP, LG Display, and Pace Micro Technology. Additionally, 2008 included a EUR 37 million loss related to the revaluation of the TPV Technology convertible bond.

For further information, refer to note 4 in the Group financial statements.

4.1.7	Income taxes

Income taxes amounted to EUR 100 million, compared to EUR 256 million in 2008.

The tax burden in 2009 corresponded to an effective tax rate of 22.3% on pre-tax income, compared to 180% in 2008. The 2009 effective tax rate was impacted by EUR 103 million of net tax benefits, mainly the recognition of a deferred tax asset for Lumileds previously not recognized, various non-deductible value adjustments, and a number of tax settlements. The 2008 effective tax rate was affected by non-deductible impairment and value adjustments, increased valuation allowances, higher provisions for uncertain tax positions and foreign withholding taxes for which a credit could not be realized. These were partially offset by non-taxable gains resulting from the sale of securities.

For 2010, the effective tax rate excluding non-taxable items is expected to be between 27% and 29%. For further information, please refer to note 5in the Group financial statements.

4.1.8	Results of equity-accounted investees

The results related to equity-accounted investees increased from EUR 19 million in 2008 to EUR 76 million in 2009.

Results of equity-accounted investees in millions of euros

	2007	2008	2009
Company’s participation in income (loss)	246	81	23
Results on sale of shares	660	(2)	—
Gains arising from dilution effects	—	12	—
(Reversal of) investment impairment and guarantee charges	(22)	(72)	53

	884	19	76
Following recovery of the TPV share price in 2009, the accumulated value adjustment of the shareholding in TPV recognized in 2008 was reversed by EUR 55 million. The company’s participation in income of EUR 23 million was mainly attributable to results on Intertrust.

During 2008, as a result of the reduction in both the Philips shareholding and the number of Philips board members, LG Display was accounted for as an available-for-sale financial asset and no longer as an equity-accounted investee.

For further information, refer to note 6 in the Group financial statements.
62     Philips Annual Report 2009

4     Our group performance     4.1.9 - 4.1.13
4.1.9	Minority interests

The share of minority interests in the net income of the Group amounted to EUR 14 million in 2009. In 2008, a EUR 1 million net loss was attributable to minority interests.

4.1.10	Discontinued operations

The results from discontinued operations in 2008 included a EUR 10 million net gain on the results of MedQuist and a net loss of EUR 7 million on the sales of Semiconductors.

For further information, refer to note 1 in the Group financial statements.

4.1.11	Net income

Income from continuing operations increased from a loss of EUR 95 million in 2008 to a profit of EUR 424 million. The improvement was largely driven by EUR 560 million higher EBIT, EUR 57 million higher earnings from equity-accounted investees and lower income tax expense, partly offset by higher costs in Financial income and expenses.

Net income for the Group including discontinued operations amounted to a profit of EUR 424 million, or EUR 0.46 per common share, in 2009, compared to a loss of EUR 92 million, or 0.09 per common share, in 2008.

4.1.12	Acquisitions and divestments

Despite the global recession, in 2009 Philips continued to invest in innovative, high-growth companies that are in line with our strategy to become the leading company in Health and Well-being. During the year, Philips acquired eight strategically-aligned companies, benefiting all three operating sectors, while divesting the unprofitable IT Displays business within Consumer Lifestyle and FIMI medical displays.

In 2009, acquisitions resulted in integration and purchase-accounting charges totaling EUR 101 million: Healthcare EUR 63 million, Consumer Lifestyle EUR 16 million, and Lighting EUR 22 million.

In 2008, acquisitions led to integration and purchase-accounting charges totaling EUR 130 million, mainly in Healthcare and Lighting.

For further information, refer to note 2 in the Group financial statements.

Acquisitions

Within Healthcare, we acquired three key companies. In March, we acquired Meditronics, a manufacturer of general X-ray systems targeting the economy segment in India. In April, we added Traxtal to our portfolio, enabling Philips to become one of the leading healthcare solutions providers for image-guided procedures. InnerCool, a pioneer in the field of therapeautic hypothermia, was acquired in July, reinforcing our leadership position in the emergency care market by adding body temperature management solutions to our existing product offering in this field.

Within Consumer Lifestyle, Philips acquired Saeco International Group S.p.A. of Italy, one of the world’s leading espresso machine makers, positioning us to achieve our goal of becoming a global leader in coffee machines.

Within Lighting, Philips added four companies to its portfolio. Further strengthening our position to lead the global switch to energy-efficient lighting solutions, we acquired Dynalite in Australia and Teletrol Systems in the US. Additionally, we acquired llti Luce, one of Europe’s leading LED design companies for innovative architectural indoor lighting, and Selecon, a prominent global designer, manufacturer and distributor of professional theatrical and architectural lighting fixtures.

Acquisitions in 2008

In 2008 we acquired a number of notable companies. Healthcare acquisitions included VISICU, Respironics, TOMCAT, Medel SpA, Dixtal Biomédica e Tecnologia, Shenzhen Goldway and Alpha X-Ray Technologies. Within Lighting, Philips completed the acquisition of luminaires company Genlyte, a leader in North American construction luminaires market.

Divestments

In 2009, Philips continued to transform the Television business from one based on scale to one based on innovation and differentiation by transferring the IT Displays business to TPV Technology Limited in a brand licensing agreement. Within Healthcare, Philips sold its shares in FIMI to Barco NV, in line with Philips’ strategy to divest non-core activities and focus on expanding its growth platforms.

Divestments in 2008

In 2008, Philips also sold several non-core business interests. These divestments included the sale of the Set-Top Boxes activities; the brand license agreement with respect to the North America television, audio and video businesses; the sale of Philips Speech Recognition Services (PSRS); and the divestment of High Tech Plastic-Optics; the sale of Philips’ approximate 70% ownership stake in MedQuist.
Philips Annual Report 2009     63

4     Our group performance     4.1.13 - 4.1.14
4.1.13	Performance by market cluster

In 2009, sales declined 11% on a comparable basis, impacted by the global recession, with double-digit sales declines visible in both mature and emerging markets.

The comparatively lower sales in mature markets were the result of lower sales in all three sectors. In Western Europe, the sharp sales decline was largely attributable to lower sales at Consumer Lifestyle, partly due to managed portfolio pruning, and in Lighting. A double-digit decline was visible in North America, with lower sales in all sectors, due to the recession and uncertainty surrounding the pending US Healthcare Reform Act.

Sales in emerging markets declined 11%, largely impacted by a double-digit decline in Latin America (Consumer Lifestyle and Lighting) and a low single-digit decline in China as growth at Lighting and Healthcare was more than offset by lower sales at Consumer Lifestyle. Sharp declines were also visible in Russia, which were partly offset by slight growth in India and the Middle East.

EBITA in mature markets improved by EUR 115 million compared to 2008 as lower EBITA in Western Europe was more than offset by higher EBITA in North America, mainly reflecting the effect of a EUR 264 million asbestos-related settlement charge in 2008. The EBITA decline in Western Europe was mainly attributable to lower sales at Consumer and Lifestyle. EBITA improved compared with 2008 in the emerging markets, mainly due to growth at Healthcare in Latin America and China, lower restructuring charges and a EUR 131 million curtailment gain for retiree medical benefit plans.

EBITA per market cluster1,2) in millions of euros

	2007	2008	2009
Western Europe	1,169	283	94
North America	433	219	466
Other mature markets	63	14	71

Total mature markets	1,665	516	631
Emerging markets	429	228	419

	2,094	744	1,050

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report

2)	As reported on a geographical basis
EBIT per market cluster1) in millions of euros

	2007	2008	2009
Western Europe	1,146	258	73
North America	233	(402)	105
Other mature markets	63	14	63

Total mature markets	1,442	(130)	241
Emerging markets	425	184	373

	1,867	54	614

1)	As reported on a geographical basis
4.1.14	Performance by key function

Marketing

Throughout 2009, Philips continued to deliver on its brand promise of “sense and simplicity”. Driving thought leadership in Health and Well-being, combined with a continued focus on Net Promoter Score (NPS) to improve customer experiences across all touchpoints, was central to Philips’ marketing strategy in 2009. As a result, the company moved up to 42nd place on the Interbrand ranking of the 100 best global brands. This progression is continued evidence that the promise of
64     Philips Annual Report 2009

4     Our group performance     4.1.14 - 4.1.14
“sense and simplicity” resonates with stakeholders and customers. Since the launch of “sense and simplicity” five years ago, Philips’ brand value has increased 85%.

Philips’ total 2009 marketing expenses declined nominally to EUR 804 million, but as percentage of sales remained broadly in line with 2008 levels. In 2009, Philips’ marketing strategy showed an increased focus on organizing around customers and markets. To that end, global investment was tailored more substantially to strategic markets.

The corporate focus on thought leadership in Health and Well-being also extended to Philips’ online marketing strategies in 2009, where several new initiatives were launched. Within the Healthcare sector, Philips expanded its online presence via the launch of GetlnsideHealth.com, an e-service that delivers the latest news, views and updates on technology innovation in health and well-being.

In support of its sustainability campaign, the company launched ASimpleSwitch.com to business stakeholders. This online platform promotes smart energy efficiency and consumption in the business and consumer space. The company also leveraged social media capabilities to drive marketing messaging and brand awareness via the launch of Philips.Live.com, an internal and external video platform that enables consumers, customers and employees to share short video clips on their experiences with Philips products and services.

In 2010, Philips will continue to leverage online and social media to drive thought leadership in Health and Well-being. Greater emphasis will be placed on increasing our online presence in emerging and growth markets.

Driving sustainable customer engagement in concert with our brand promise is essential to our company goals and aspirations. We have used the Net Promoter Score (NPS) since 2006 to drive our company’s efforts to improve customer experiences at all touchpoints. The implementation of this measure has confirmed that outstanding customer and consumer loyalty are critical to achieving growth. We continue to leverage NPS insights to drive customer centricity and direct our market strategy.

Our NPS has continued to grow each year. In 2009, we achieved increased NPS leadership across our businesses and as a result 60% of our businesses currently have industry leadership positions. We noted strong performance in the emerging markets China and India. In more established markets such as the US and Germany improvements were also achieved. In 2010, we will continue to expand our coverage of NPS to include additional strategic markets and cross-sector business domains.

Research & development

Our Research & Development teams create innovative, meaningful products and solutions for customers — a critical driver of Philips’ competitiveness in its markets. By maintaining our substantial R&D investments in 2009, Philips has continued to expand its vast knowledge and intellectual property base. Early involvement of customers in new technologies, application and business concepts ensures deep insight into their needs — the foundation for our innovations. To better capitalize on opportunities in fast-growing emerging markets, Philips is in the process of reallocating EUR 250 million to innovation projects in high-growth market segments. In 2009, approximately one third of this reallocation was completed. Underlining our focus on market-driven innovation, we have created a Board function managing Markets and Innovation, incorporating the role of Chief Technology Officer and the responsibility for managing Corporate Technologies.

Philips Annual Report 2009     65

4     Our group performance     4.1.14 - 4.1.15
Research and development expenses per sector in millions of euros

	2007	2008	2009
Healthcare	594	672	679
Consumer Lifestyle	504	513	395
Lighting	282	345	351
GM&S	221	247	206

Philips Group	1,601	1,777	1,631
In 2009, Philips’ investment in R&D activities amounted to EUR 1,631 million (7.0% of sales), compared with EUR 1,777 million (6.7% of sales) in 2008.

Since the Incubator activities are now maturing and increasingly aligned with the growth plans of our individual sectors, the early-stage incubation costs, which were originally covered at Group Management & Services, are now allocated to the Research and Development costs of the respective sectors. R&D expenses for prior years have been reclassified to reflect the allocation of the Incubator costs to the business sectors. Healthcare R&D expenses increased slightly in 2009, reflecting our continued investments in emerging markets and home healthcare. Lighting’s expenses were broadly in line with 2008, although with a reduction in traditional lighting and an increase in solid-state lighting applications. At Consumer Lifestyle, we maintained R&D investment as a percentage of sales at the level of 2008, while reducing spend in mature areas like TV.

The global recession affected demand for new product, and our new product sales — products introduced within the last year (for B2C products) or three years (for B2B products) — dropped from 58% of total sales in 2008 to 48% in 2009. Philips aims to maintain this ratio at around 50%, while at the same time focusing on the profitability of new products and reallocating innovation spend more towards new business creation.

Supply management

The Supply Management function has been designed to create value for Philips by leveraging the scale of the company, thereby creating a single point of management and accountability for our supply base and supply chain activities. It covers non-product-related purchasing through the dedicated shared service Philips General Purchasing, and bill-of-material purchasing leveraged for Philips via commodity teams working across the sectors.

Our approach in turbulent markets

The turbulent global economic climate made it essential to have in place proactive risk management and mitigation strategies aimed at ensuring continuity of supply and competitiveness of sourcing. Our initiatives included enhanced monitoring of the financial stability of the key supplier base and, where necessary, early intervention to reduce Philips’ exposure.

Supply Management also assisted in managing the sourcing risk through a pro-active approach towards key and sole source suppliers.

We have emphasized improving competitiveness through negotiation events, such as the “sooner & more” program, as well as improving cash flow through extended payment terms. Various value engineering activities were started in all sectors to help secure longer-term competitiveness.

A number of projects were started in 2009 to re-define the Philips warehousing and distribution footprint as One Philips so as to provide better customer service at lower cost. The Supply Management organization in emerging countries has been strengthened further to support Philips’ ambition in these countries. In 2009, 47% of spend originated from low-cost countries.

Our supplier network

The Global Supplier Rating System (GSRS) was further deployed in 2009, providing structured measurement of supplier performance and rigorous tracking of improvement actions. GSRS covered over 85% of Philips’ total spend in 2009.

In 2009, Philips continued to develop the Partners for Growth strategic supplier network, bringing together its top 36 suppliers to identify and exploit joint business opportunities with a focus on together coming out of the crisis stronger. This initiative accompanies our supplier sustainability initiative, which ensures mandatory auditing of all suppliers with spend above EUR 100,000 in risk areas. This involves tracking all supplier sustainability issues in risk areas and, where necessary, a highly accelerated resolution of identified issues.

4.1.15	Employment

The total number of employees of the Philips Group was 115,924 at the end of 2009, compared to 121,398 at the end of 2008. Approximately 45% were employed in the Lighting sector, due to the still relatively strong vertical integration in this business. Some 30% were employed in the Healthcare sector and approximately 16% of the workforce was employed in the Consumer Lifestyle sector.
66     Philips Annual Report 2009

4     Our group performance     4.1.15 - 4.1.15

The decrease in headcount in 2009 was mainly due to organizational right-sizing to align with the challenging economic conditions. The declines were partly offset by acquisitions, mainly at Consumer Lifestyle. Group Management & Services headcount was slightly higher than in 2008 due to a gradual shift of support functions such as IT from the operating sectors.

Approximately 57% of Philips’ workforce is located in mature markets, and about 43% in emerging markets. In 2009, the number of employees in mature markets decreased, largely as a result of organizational right-sizing. Emerging markets also saw a reduction in employee numbers as the additional headcount from Healthcare acquisitions in China, India and Brazil was offset largely by the sale of the Television factory in Juarez (Mexico) and a headcount reduction due to lower factory production within Lighting.

Despite the lower sales, employee productivity for the Group improved compared to 2008, driven by the positive effect of ongoing efficiency and transformation programs in all sectors.

Employees per sector in FTEs at year-end

	2007	2008	2009
Healthcare	29,191	35,551	34,296
Consumer Lifestyle	23,280	17,145	18,389
Lighting	54,440	57,367	51,653
GM&S	11,187	11,335	11,586

	118,098	121,398	115,924
Discontinued operations	5,703	—	—

	123,801	121,398	115,924
Employees per market cluster in FTEs at year-end

	2007	2008	2009
Western Europe	39,747	36,966	35,496
North America	21,682	31,336	27,069
Other mature markets	2,347	2,119	3,095

Total mature markets	63,776	70,421	65,660
Emerging markets	54,322	50,977	50,264

	118,098	121,398	115,924
Discontinued operations	5,703	—	—

	123,801	121,398	115,924
Employment in FTEs

	2007	2008	2009
Position at beginning of year	121,732	123,801	121,398
Consolidation changes:
- new consolidations	6,654	12,673	2,432
- deconsolidations	(3,535)	(1,571)	(276)
Comparable change	(1,050)	(13,505)	(7,630)

Position at year-end	123,801	121,398	115,924
of which:
continuing operations	118,098	121,398	115,924
discontinued operations	5,703	—	—
Philips Annual Report 2009     67

4     Our group performance     4.2 - 4.2.1
4.2	Liquidity and capital resources
4.2.1	Cash flows provided by continuing operations

Cash flows from operating activities

Net cash from operating activities amounted to EUR 1,545 million in 2009, which was EUR 103 million lower than the operating cash flows generated in 2008. Higher earnings and lower working capital requirements in most sectors were more than offset by the final asbestos settlement payment.

Condensed consolidated statements of cash flows for the years ended December 31, 2007, 2008 and 2009 are presented below:

Condensed consolidated cash flow statements in millions of euros

	2007	2008	2009
Cash flows from operating activities:
Net income (loss) attributable to stockholders	4,873	(91)	410
(Income) loss from discontinued operations	138	(3)	—
Adjustments to reconcile net income to net cash provided by operating activities	(3,259)	1,742	1,135

Net cash provided by operating activities	1,752	1,648	1,545
Net cash (used for) provided by investing activities	3,700	(3,254)	(219)

Cash flows before financing activities	5,452	(1,606)	1,326
Net cash used for financing activities	(2,371)	(3,575)	(545)

Cash (used for) provided by continuing operations	3,081	(5,181)	781
Net cash (used for) discontinued operations	(115)	(37)	—
Effect of changes in exchange rates on cash and cash equivalents	(112)	(39)	(15)

Total change in cash and cash equivalents	2,854	(5,257)	766
Cash and cash equivalents at the beginning of year	6,023	8,877	3,620
Less cash and cash equivalents at the end of year — discontinued operations	108	—	—

Cash and cash equivalents at the end of year — continuing operations	8,769	3,620	4,386
Please refer to the consolidated statements of cash flows.

Cash flows from investing activities

Cash flows from investing activities resulted in a net outflow of EUR 219 million in 2009, due to EUR 682 million cash used for net capital expenditures, EUR 300 million used for acquisitions, and EUR 39 million outflow related to derivatives and securities, partly offset by EUR 802 million inflows received mostly from the sale of other non-current financial assets (mainly LG Display and Pace Micro Technology).

2008 cash flows from investing activities resulted in a net outflow of EUR 3,254 million, due to EUR 5,316 million cash used for acquisitions and EUR 875 million used for net capital expenditures, partly offset by EUR 2,600 million of inflows received mainly from the sale of other non-current financial assets (mainly TSMC and LG Display) and EUR 337 million inflow related to derivatives.

Net capital expenditures

Net capital expenditures totaled EUR 682 million in 2009, EUR 193 million lower than in 2008, mainly due to lower investments across all sectors, notably Lighting.

68     Philips Annual Report 2009

4     Our group performance     4.2.1 - 4.2.4
Acquisitions

In 2009, a total of EUR 300 million cash was used for acquisitions, mainly for Saeco (EUR 171 million), Dynalite (EUR 31 million) and Traxtal (EUR 18 million).

In 2008, a total of EUR 5,316 million cash was used for acquisitions, mainly for Respironics (EUR 3,196 million), Genlyte (EUR 1,894 million) and VISICU (EUR 198 million).

Divestments and derivatives

Cash proceeds of EUR 628 million and EUR 76 million were received from the final sale of stakes in LG Display and Pace Micro Technology respectively. Cash flows from derivatives and securities led to a net cash outflow of EUR 39 million.

In 2008, cash proceeds of EUR 1,831 million and EUR 37 million were received from the final sale of stakes in TSMC and D&M Holdings respectively. Additionally, the sale of shares in LG Display generated EUR 670 million cash. Cash flows from derivatives led to a net cash inflow of EUR 337 million.

Cash flows from financing activities

Net cash used for financing activities in 2009 was EUR 545 million. Philips’ shareholders were paid EUR 647 million in the form of a dividend payment. The net impact of changes in debt was an increase of EUR 60 million, including the drawdown of a EUR 250 million loan, EUR 62 million increase from finance lease and bank loans, offset by repayments on short-term debts and other long-term debt amounting to EUR 252 million. Additionally, net cash inflows for share delivery totaled EUR 29 million.

Net cash used for financing activities in 2008 was EUR 3,575 million. The impact of changes in debt was an increase of EUR 380 million, including the issuance of EUR 2,053 million of bonds, offset by bond repayments amounting to EUR 1,691 million. Also, Philips’ shareholders were paid EUR 720 million in the form of a dividend payment. Additionally, net cash outflows for share repurchases totaled EUR 3,257 million. This included a total of EUR 3,298 million related to the repurchases of shares for cancellation. The cash outflows were partially offset by a net cash inflow of EUR 41 million due to the exercise of stock options.

4.2.2	Cash flows from discontinued operations

In 2008, EUR 37 million cash was used by discontinued operations, the majority of which related to tax payments in connection with the 2006 sale of Philips’ majority stake in the Semiconductors business.

4.2.3	Financing

Consolidated balance sheet for the years 2009, 2008 and 2007 is presented below:

Condensed consolidated balance sheet information in millions of euros

	2007	2008	2009
Intangible assets	6,635	11,757	11,523
Property, plant and equipment	3,194	3,496	3,252
Inventories	3,213	3,491	2,913
Receivables	9,251	7,922	7,481
Accounts payable and other liabilities	(7,817)	(8,708)	(8,636)
Provisions	(3,055)	(3,421)	(2,980)
Other non-current financial assets	3,183	1,331	691
Equity-accounted investees	1,817	293	281
Assets of discontinued operations	319	—	—
Liabilities of discontinued operations	(78)	—	—

	16,662	16,161	14,525

Cash and cash equivalents	8,769	3,620	4,386
Debt	(3,563)	(4,188)	(4,267)

Net cash (debt)	5,206	(568)	119
Minority interests	(127)	(49)	(49)
Stockholders’ equity	(21,741)	(15,544)	(14,595)

	(16,662)	(16,161)	(14,525)

Please refer to the consolidated balance sheets.
4.2.4	Cash and cash equivalents

In 2009, cash and cash equivalents increased by EUR 766 million to EUR 4,386 million at year-end. Cash inflow from operations amounted to EUR 1,545 million, and there was EUR 802 million proceeds from divestments including EUR 718 million from the sale of stakes. This was partly offset by an outflow of EUR 647 million related to the annual dividend, EUR 300 million for acquisitions and small unfavorable currency translation effects of EUR 15 million.

In 2008, cash and cash equivalents declined by EUR 5,149 million to EUR 3,620 million at year-end. The share buyback program led to a cash outflow of EUR 3,298 million while a dividend of EUR 720 million was paid. Furthermore, cash outflows for acquisitions were EUR 5,316 million, partially compensated by EUR 2,600 million in cash proceeds from divestments. In addition, cash flow from operations amounted to EUR 1,648 million, partly offset by unfavorable currency translation effects within cash and cash equivalents of EUR 39 million.
Philips Annual Report 2009     69

4 Our group performance 4.2.4 - 4.2.7
4.2.5	Debt position

Total debt outstanding at the end of 2009 was EUR 4,267 million, compared with EUR 4,188 million at the end of 2008.

Changes in debt in millions of euros

	2007	2008	2009
New borrowings	(29)	(2,088)	(312)
Repayments	313	1,708	252
Consolidation and currency effects	31	(245)	(19)

Total changes in debt	315	(625)	(79)
In 2009, total debt increased by EUR 79 million. In January, Philips drew upon a EUR 250 million bank loan. The increase in other borrowings including finance leases was EUR 62 million. Repayments under capital leases amounted to EUR 42 million, while EUR 9 million was used to reduce other long-term debt. Furthermore Philips repaid EUR 201 million of short-term debt. Other changes resulting from consolidation and currency effects led to an increase of EUR 19 million.

In 2008, total debt increased by EUR 625 million. During the year, Philips issued EUR 2,053 million of corporate bonds and repaid EUR 1,691 million of bonds. New borrowings under capital leases totaled EUR 31 million and repayments under capital leases amounted to EUR 28 million in the year. Remaining EUR 5 million was used to reduce other long-term debt. Other changes resulting from consolidation and currency effects led to an increase of EUR 245 million.

Long-term debt as a proportion of the total debt stood at 85% at the end of 2009 with average remaining term of 9.6 years, compared to 83% at the end of 2008.
4.2.6	Net debt to group equity
Philips ended 2009 in a net cash position (cash and cash equivalents, net of debt) of EUR 119 million, compared to a net debt position of EUR 568 million at the end of 2008.
4.2.7	Stockholders’ equity

Stockholders’ equity declined by EUR 949 million in 2009 to EUR 14,595 million at December 31, 2009. The decrease was mainly as a result of a EUR 404 million reduction from total comprehensive income. The dividend payment to shareholders in 2009 further reduced equity by EUR 647 million. The decrease was partially offset by a EUR 102 million increase related to re-issuance of treasury stock and net share-based compensation plans.

Stockholders’ equity declined by EUR 6,197 million in 2008 to EUR 15,544 million at December 31, 2008. The decrease was mainly attributable to share repurchase programs for capital reduction purposes, as well as the hedging of long-term incentive and employee stock
70     Philips Annual Report 2009

4 Our group performance 4.2.7 - 4.2.8
purchase programs, reducing equity by EUR 3,298 million. The dividend payment to shareholders in 2008 further reduced equity by EUR 720 million. Additionally a EUR 2,302 million decrease related to total changes in comprehensive income, net of tax. The decrease was partially offset by EUR 123 million related to re-issuance of treasury stock and net share-based compensation plans.

The number of outstanding common shares of Royal Philips Electronics at December 31, 2009 was 927 million (2008: 923 million).

At the end of 2009, the Company held 43.1 million shares in treasury to cover the future delivery of shares (2008: 47.6 million shares). This was in connection with the 62.1 million rights outstanding at the end of 2009 (2008: 65.5 million rights) under the Company’s long-term incentive plan and convertible personnel debentures. At the end of 2009, the Company held 1.9 million shares for cancellation (2008: 1.9 million shares).

4.2.8	Liquidity position

Including the Company’s net debt (cash) position (cash and cash equivalents, net of debt), listed available for-sale financial assets, listed equity-accounted investees, as well as its USD 2.5 billion commercial paper program supported by the revolving credit facility, and EUR 200 million committed undrawn bilateral loan, the Company had access to net available liquidity resources of EUR 2,412 million as of December 31, 2009, compared to EUR 2,365 million one year earlier.

Liquidity position in millions of euros

	2007	2008	2009
Cash and cash equivalents	8,769	3,620	4,386
Committed revolving credit facility/CP program	1,698	2,274	1,936

Liquidity	10,467	5,894	6,322
Available-for-sale financial assets at market value	1,776	599	244
Main listed investments in equity-accounted investees at market value	2,688	60	113
Short-term debt	(2,350)	(722)	(627)
Long-term debt	(1,213)	(3,466)	(3,640)

Net available liquidity resources	11,368	2,365	2,412
The fair value of the Company’s listed available-for-sale financial assets, based on quoted market prices at December 31, 2009, amounted to EUR 244 million. The sale of remaining LG Display and Pace Micro Technology shares contributed the majority of the decrease in available-for-sale financial assets.

Philips’ shareholdings in its main listed equity-accounted investees had a fair value of EUR 113 million based on quoted market prices at December 31, 2009, and consisted primarily of the Company’s holdings in TPV Technology.

Philips has a USD 2.5 billion commercial paper program, under which it can issue commercial paper up to 364 days in tenor, both in the US and in Europe, in any major freely convertible currency. There is a panel of banks, in Europe and in the US, which service the program. The interest is at market rates prevailing at the time of issuance of the commercial paper. There is no collateral requirement in the commercial paper program. Also, there are no limitations on Philips’ use of the program.

Philips also has USD 2.5 billion committed revolving credit facilities that could act as back-up for short-term financing requirements that normally would be satisfied through the commercial paper program. As of December 31, 2009, Philips did not have any commercial paper outstanding nor did Philips draw under the revolving credit facilities.

In addition to the USD 2.5 billion revolving credit facilities, Philips had a new EUR 200 million committed undrawn bilateral loan in place as of October 30, 2009. As of December 31, 2009, Philips did not have any loans outstanding under these facilities.

Outstanding long-term bonds do not have a material adverse change clause, financial covenants or credit-rating-related acceleration possibilities.

As at December 31, 2009, Philips had total cash and cash equivalents of EUR 4,386 million; Philips pools cash from subsidiaries to the extent legally and economically feasible. Cash in subsidiaries is not necessarily freely available for alternative uses due to possible legal or economic restrictions. The amount of cash not immediately available is not considered material for Philips to meet its cash obligations. Philips had a total debt position of EUR 4,267 million at year-end 2009.

Philips’ existing long-term debt is rated A3 (with negative outlook) by Moody’s and A- (with stable outlook) by Standard & Poor’s. It is our objective to manage our financial ratios to be in line with A3/A-. There is no assurance that we will be able to achieve this goal. Ratings are subject to change at any time.

On February 18, 2010 Philips signed a new 5-year EUR 1.8 billion revolving credit facility to replace the existing USD 2.5 billion facility.
Philips Annual Report 2009     71

4 Our group performance 4.2.9 - 4.2.9
4.2.9	Cash obligations

Contractual cash obligations

Presented below is a summary of the Group’s contractual cash obligations and commitments at December 31, 2009.

Contractual cash obligations at December 31, 2009 in millions of euros

	payments due by period

		less
		than 1	1-3	3-5	after 5
	total	year	years	years	years
Long-term debt1)	3,648	115	1,022	704	1,807
Finance lease obligations1)	138	31	47	19	41
Short-term debt1,4)	481	481	—	—	—
Operating leases1)	666	175	237	123	131
Derivative liabilities1)	276	90	8	178	—
Interest on debt2)	2,295	195	331	265	1,504
Trade and other payables3)	2,870	2,870	—	—	—

	10,374	3,957	1,645	1,289	3,483

1)	Short-term debt long-term debt lease obligations and derivatives are included in the Company’s consolidated balance sheet.

2)	Approximately 27% of the debt bears interest at a floating rate. Interest on debt has been estimated based upon average rates in 2009.

3)	Excluding derivatives, shown separately.

4)	Excluding current portion of long-term debt
Philips has no material commitments for capital expenditures.

On December 1, 2009, Philips entered into an outsourcing agreement to acquire IT services from T-Systems GmbH over a period of 5 years at a total cost of approximately EUR 300 million. The agreement, which is effective January 1, 2010, provides that penalties may be charged to the Company if Philips terminates the agreement prior to its expiration. The termination penalties range from EUR 40 million, if the agreement is cancelled within 12 months to EUR 6 million if the agreement is cancelled within 36 months.

Additionally, Philips has a number of commercial agreements, such as supply agreements, which provide that certain penalties may be charged to the Company if it does not fulfill its commitments.

The above table excludes any potential uncertain income tax liabilities that may become payable upon examination of the Group’s income tax returns by fiscal authorities. Such amounts and periods of payment cannot be reliably estimated.

Other cash commitments

In 2009, following Court ruling on a Plan of Reorganization filed by a US subsidiary of the Company, an amount of USD 900 million (EUR 597 million) was settled to an Asbestos Personal Injury Trust including EUR 114 million held in a restricted trust account. For further information with respect to this and other contingent liabilities, refer to note 24.

The Company and its subsidiaries sponsor pension plans in many countries in accordance with legal requirements, customs and the local situation in the countries involved. Additionally, certain postretirement benefits are provided in certain countries. The Company is reviewing the future funding of the existing deficits in its pension plans in the US and UK. Refer to note 18 for a discussion of the plans and expected cash outflows.

The company has EUR 396 million restructuring-related provisions by the end of 2009, of which EUR 318 million is expected to result in cash outflows in 2010. Refer to note 17 for details of restructuring provisions and potential cash flow impact for 2010 and further.

A proposal will be submitted to the General Meeting of Shareholders to pay a dividend of EUR 0.70 per common share (up to EUR 650 million), in cash or shares at the option of the shareholder, against the net income for 2009 and the retained earnings of the Company.

Guarantees

Philips’ policy is to provide guarantees and other letters of support only in writing. Philips does not provide other forms of support. At the end of 2009, the total fair value of guarantees recognized by Philips was EUR 14 million. The following table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2009 and 2008.
72     Philips Annual Report 2009

4 Our group performance 4.2.9 - 4.2.9
Expiration per period 2009
in millions of euros

	total
	amounts	less than 1
	committed	year	1 -5 years	after 5 years
Business-related guarantees	266	134	70	62
Credit-related guarantees	42	31	5	6

	308	165	75	68
Expiration per period 2008
in millions of euros

	total
	amounts	less than 1
	committed	year	1 -5 years	after 5 years
Business-related guarantees1)	342	205	78	59
Credit-related guarantees	42	18	7	17

	384	223	85	76

1)	For comparability purposes, restated to properly reflect external guarantees only
Philips Annual Report 2009 73

4     Our group performance 4.3 - 4.3.4
4.3	Sustainability

4.3.1	Management summary

Results in 2009

In 2009 we made good progress against our Sustainability targets, focusing on:
•	driving the implementation of our EcoVision programs,

•	strengthening the energy-efficient and Green Product approach at both Healthcare and Consumer Lifestyle, leveraging the experience of our Lighting sector,

•	making our supply chain fully compliant with the Electronic Industry Code of Conduct standard, and

•	including suppliers of our recent acquisitions into the Supplier Sustainability Involvement Program.
Results are detailed on the following pages and in the Sustainability performance section.

4.3.2	EcoVision III

Our EcoVision III environmental action program began in 2006 and ended in 2009. EcoVision III mainly called for improvements in all major environmental parameters in manufacturing, compared to the base year 2005.

EcoVision III covers the contributors to climate change (energy, PFCs and other greenhouse gases), water, waste and a selection of the most relevant restricted and hazardous substances. We exceeded our Global Warming Potential reductions, as well as the water and waste targets. For restricted substances, we reduced the total amount by 88% compared with 2005, but did not meet the targets for some substances. For hazardous substances, the total amount decreased significantly. (Full details can be found in the Sustainability performance section.)

In order to continue our efforts to improve our environmental performance in manufacturing, we will evaluate new targets as part of our new Chemicals Management program introduction later in 2010.

4.3.3	EcoVision4

With our latest environmental action program, EcoVision4, we have committed to realize the following by 2012:
•	generate 30% of total revenues from Green Products

•	double investment in Green Innovations to a cumulative EUR 1 billion

•	improve our operational energy efficiency by 25% and reduce CO2 emissions by 25%, all compared with the base year of 2007.
We are well on track to reach the above targets. In 2009, 31% of total sales were from Green Products, meeting the first target three years ahead of plan. Over EUR 400 million was invested in Green Innovations in 2009, and we expect to meet the second target in 2010. Our operational carbon footprint decreased 10% compared to 2008, putting us on track to reach the third target as well. Results for each target are highlighted from section Green Product sales onwards.

4.3.4	EcoVision5

Leveraging sustainability as an integral part of our strategy and additional growth driver

Sustainability at Philips is all about improving the health and well-being of individuals and the communities they live in. At the same time we strive relentlessly to improve the environmental performance of our products and processes, and to drive sustainability throughout the supply chain.

In 2009 we evaluated our sustainability strategy and resolved to fully leverage sustainability as an integral part of our overall strategy and an additional driver of growth, as reflected in the Philips Management Agenda.

To deliver on our brand promise of “sense and simplicity” and at the same time provide the company direction for the longer term in this area, we announced on February 22, 2010 three sustainability leadership key performance indicators where we can bring our competencies to bear ‘care’, ‘energy efficiency’ and ‘materials’ including targets for 2015:
•	Bringing care to people

Target: 500 million lives touched by 2015

•	Improving energy efficiency of Philips products

Target: 50% improvement by 2015 (for the average total product portfolio) compared to 2009

•	Closing the materials loop

Target: Double global collection and recycling amounts and recycled materials in products in 2015 compared to 2009
74      Philips Annual Report 2009

Each sector will take the lead on one of the leadership key performance indicators with Healthcare leading ‘care’, Lighting ‘energy efficiency’ and Consumer Lifestyle ‘materials’.

In addition, we defined a set of complementary performance indicators to accelerate change and drive performance, including the EcoVision4 parameters. This new program is called EcoVision5 and we will report on our progress going forward.

4.3.5	Green Product sales

Sales from Green Product sales increased 19% in 2009 to EUR 7.1 billion, contributing significantly to the total revenue stream. As a percentage of the Group total, Green Product sales rose to 30.6%, up from 22.6% in 2008, meeting our 2012 target three years ahead of plan. As a result, we have increased our target to 50% in 2015.
Consumer Lifestyle contributed most to the overall sales increase with the introduction of 81 Green Products in 2009. Further progress was also achieved in the Healthcare and Lighting sectors, where the share of Green Product sales increased substantially with the introduction of 15 and 700 new Green Products respectively.

Overall, improvements have been predominantly realized in energy efficiency, one of the Green Focal Areas in our EcoDesign process.
4.3.6	Green Innovations

In 2009 Philips invested more than EUR 400 million in Green Innovations — the Research & Development spend related to the development of new generations of Green Products and Green Technologies.

Philips Healthcare innovation projects consider all of the Green Focal Areas and aim to reduce total life cycle impact. In particular, the sector focuses on reducing energy consumption, weight and dose.

Consumer Lifestyle’s investment in Green Innovations is dedicated to the development of new Green Products, focusing on further enhancing energy efficiency and on closing material loops. Green Innovations at Consumer Lifestyle increased significantly in 2009, and with visible results. For example, 90% of our TV portfolio has been awarded the EU Ecolabel after verification that the products meet the EU’s high environmental and performance standards.

The Lighting sector accounts for almost half of the total spend on Green Innovations and also contributes to more than 50% of Philips Green Product sales. The focus is on developing new energy-efficient lighting solutions, further enhancing current Green Products and driving toward technological breakthroughs, such as solid-state lighting.

Within Corporate Technologies, Philips Research invested approximately EUR 44 million, spread over Green Innovation projects focused on innovations mainly related to water, air, waste and energy.
Philips Annual Report 2009     75

4 Our group performance 4.3.7 — 4.3.8
4.3.7	Operational energy efficiency

CO2 emissions dropped 10% in 2009, due to the economic downturn, but also to our ongoing CO2 reduction programs. CO2 emissions from manufacturing decreased 6% due to lower volumes and improved energy efficiency. The effects of some of these improvement programs will become more visible when production volumes pick up as most industrial activities require a so-called base load independent of volumes. (A glass furnace, for example, requires a minimum amount of energy, even if not fully used.)

As we employed fewer staff, CO2 emissions from non-industrial sites (offices, warehouses, laboratories, etc.) were 12% less than 2008.

We purchased 15% of electricity from renewable sources.

As a result of our ongoing promotion of videoconferencing and our green lease car policy, CO2 emissions from business travel further decreased by 17%. CO2 emissions from logistics decreased 14% as a result of lower volumes, as well as a number of CO2 reduction measures including a continued shift from air to sea freight and further improved container utilization.
4.3.8	Social performance

Employee engagement

In 2009, 91% of our employees took the Philips Engagement Survey. The Employee Engagement Index — the single measure of the overall level of employee engagement at Philips — decreased slightly to 68% in 2009, from 69% in the previous year. Overall our engagement levels remained high during difficult economic circumstances. The target for 2010 is to reach the high-performance score of 70%.

Equally important is the insight we gained into ways we can improve. We continue to place emphasis on connecting all of our people with the long-term ambition of Philips, supported by the solid results over 2009.

Diversity and inclusion

In 2009, 35% of the Philips workforce was female, while 17% of newly appointed executives were female, illustrating our sharp focus on diversity and inclusion. Due to an outflow of female executives, the total number remained unchanged at 10%. Our ambition is to employ 15% female executives in 2012, a target the Healthcare sector exceeded in 2009.
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4 Our group performance 4.3.8 - 4.3.8
Overall, the 593 Philips executives at year-end represented more than 30 nationalities and the percentage of executives with BRIC nationality stood at 5%.

Moreover, 23% of our top potentials and 29% of our high potentials were female in 2009. The percentage of top potentials with BRIC nationality stood at 10%, with high potentials at 17%.

Developing our people

With nearly 5,500 employees participating in programs in our Core Curriculum during 2009, enrollment decreased compared with 10,000 the previous year. Functional Core Curricula enrollment was some 11,000 in 2009, an increase from 8,664 in 2008. The overall decrease is a result of travel restrictions partly offset by intensified web-based training courses and “virtual class-room” trainings. Almost 43,000 employees participated in ‘Leading to Win’ training in 2009.

In 2009, our Inspire program for high potentials facilitated the completion of 24 project assignments. Top potentials in the Octagon program completed eight projects.

In the face of the economic downturn, participation in our curriculum of internal and external programs for executives reduced compared to 2008.

General Business Principles

The Philips General Business Principles (GBP) are central to how we operate, enabling us to maintain an ethically responsible attitude in all countries and cultures. To meet challenges in a changing world, we update our policies and directives as well as GBP training and communications programs. The global One Philips Ethics hotline seeks to ensure that alleged violations are registered and dealt with consistently within one company-wide system.

From Whistleblower Policy to GBP Reporting Policy

The Philips Whistleblower Policy was updated in 2009 based on a benchmark study and advice from outside experts. Our policy has been renamed the GBP Reporting Policy to avoid any possible negative connotations related to ‘whistleblowing’. Additional changes include:
•	More clearly defined reporting channels for reporting: our GBP Compliance Officers and One Philips Ethics Line.

•	Employees are more strongly encouraged to first discuss issues with management.

•	Indication of preference for more specific grievance channels if available.
Updated global privacy framework

We added two additional sets of Privacy Rules to our global privacy framework as part of the General Business Principles: The Privacy Rules for Employee Data and the Privacy Rules for Customer, Supplier and Business Partner Data. These Rules specify the privacy principles defined in the Philips Privacy Code by requiring certain rules and procedures to be followed with regard to data privacy in Philips, if necessary in addition to applicable legal requirements. The Privacy Rules are intended to function as ‘Binding Corporate Rules’ for Philips as defined by the European data protection regulators, thus creating a ‘Safe Haven’ for personal data in Philips globally. The roll-out of the new Privacy Rules is coordinated by the Philips Global Privacy Council, in which Consumer Lifestyle, Lighting and Healthcare, as well as several corporate functions and countries are represented.

Updated GBP Directives

The updated edition of the GBP Directives was adopted by the Board of Management in December, for worldwide launch as of January 2010.

Improving communication

In March 2009 we rolled out a GBP communication and awareness toolkit to the Country Compliance Officers and local communication staff. Materials can be further localized and communicated with relevant cultural and business/functional examples.

Ongoing training

In 2009 an updated and refreshed version of the global web-based business ethics training tool was developed in 23 languages for Philips employees with an internet/intranet account. Employees without internet access will be provided with classroom training in their local language. The first phase of implementation was
Philips Annual Report 2009      77

4 Our group performance 4.3.8 - 4.3.9
completed with a roll-out to approximately 30,000 employees in the US, the Netherlands and India. The other regions and countries are scheduled for 2010.

Seven training courses were conducted in 2009 (one each in Latin America, US/Canada and APAC, and four in EMEA). The courses provided detailed insight into conducting investigations.

The Compliance Officer network

We developed a new, more dedicated business ethics risk analysis and assessment tool in 2009. The tool includes a number of control parameters as well as internal and external risk parameters, including a number of more subjective parameters per country, for which the respective GBP Country Compliance Officers were asked to provide input.

We implemented Rules of Conduct for GBP investigations with mandatory procedures to be adhered to in all GBP investigations around the world. This includes a clear distinction between local responsibility and matters where the responsibility for investigation has to be delegated to the respective functional owners at corporate level.

Health and safety

In 2009 we recorded 427 Lost Workday Injuries cases, occupational injury cases where the injured person is unable to work the day after the injury. This is a 34% decrease compared with 2008. The rate of Lost Workday Injuries also decreased substantially to 0.44 per 100 FTEs, compared with 0.68 in 2008.

Reductions were particularly realized in the Lighting sector, which continued to make progress with a dedicated action program started three years ago to drive down injury levels.
4.3.9	Supplier performance

The trend in outsourcing manufacturing activities continued in 2009. Philips remains focused on improving working conditions and environmental performance in its supply chain.

Recognizing that this is a huge challenge requiring industry-wide effort, we continue to be active in the Electronic Industry Citizenship Coalition (EICC), whose members share the goal to improve conditions in the electronics supply chain. Philips also believes that cooperation with other stakeholders, such as governments and NGOs, is essential. Accordingly we continue to work with our stakeholders.

Updated Supplier Sustainability Declaration

In 2009 we updated the Philips Supplier Sustainability Declaration in accordance with the updated EICC Code of Conduct, while maintaining the Philips appendix with stricter requirements on freedom of association/collective bargaining. This is in keeping with our General Business Principles and is expected by our stakeholders. Where freedom of association/collective bargaining is restricted by law, we look to see if there are other means of open communication between the supplier’s management and workers. Our Supplier Sustainability Declaration is an integral part of our contractual agreement with suppliers.

2009 supplier audits

Philips conducted a record total of 858 supplier sustainability audits to identify and solve issues in 2009. While we have made significant improvements among our first tier suppliers, there are still challenges to encourage our suppliers to pass on sustainability standards to their suppliers.

The average number of non-compliances per audit in the risk countries (selection based on the Maplecroft Human Rights Risk Indexes) varies between 22 in India down to 3 in Thailand and Indonesia.
78     Philips Annual Report 2009

4 Our group performance 4.3.9 - 4.3.9
We require our suppliers to pay for the third-party audits, believing this is an effective way of embedding our requirements in the supply chain.
Follow-up audits to check corrective actions are conducted by Philips personnel. This approach is well accepted and appreciated by our suppliers as it helped improving their performance. Where no improvements could be achieved, 12 suppliers were phased out.

Strengthening the organization

In 2009 we moved the functional responsibility for the Supplier Sustainability Involvement Program to China to embed the program in the Asian procurement organization. With our personnel working directly with suppliers and buyers, we can address issues more effectively in a local context.

Auditing Philips sites

Mirroring our supplier approach, 12 internal Philips sites in risk countries were audited by a third party using the EICC checklist. All non-conformities have been resolved or are being resolved in accordance with Philips’ strict resolution timelines.

Supply chain carbon footprint

In 2008 we selected six products and assessed CO2 emission of their components throughout the supply chain. The goal of this pilot project was to create awareness in our supply base, identify large sources of emissions per product type and implement abatement measures collaboratively with our suppliers. We continued this exercise in 2009 by analyzing four more products. Additionally, to further improve measurement and increase understanding of supply chain CO2 emissions, we subscribed to the EICC Carbon Reporting System. This online system allows companies in the electronics industry to calculate their greenhouse gas emissions and share the data with other companies in the industry.

‘Conflict’ minerals: issues further down the chain

Philips acknowledges the issues concerning working conditions at the base of the supply chain, specifically in the extractives sector for metals such as tin, tantalum and tungsten. In particular, we are concerned about the situation in the east of the Democratic Republic of the Congo where proceeds from the extractives sector are sometimes used to finance rebel conflicts in the region.

EICC members stated in February 2009 that mineral extraction and transport activities that fuel conflict are not acceptable. Philips participates in the EICC Extractives Work Group, which initiated an industry project in April 2009 to develop supply chain transparency, with a particular focus on cobalt, tin, and tantalum. The project will attempt to identify participants in these supply chains and to obtain information from suppliers relating to conformance to the EICC Code of Conduct and similar programs.

Along with several other leading electronics companies, we convened a multi-stakeholder workshop in San Francisco in October 2009 to engage other sectors and interested stakeholders. We also have had meetings with the Dutch government to see what role government and other institutions can play in resolving the issue of conflict minerals.
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4 Our group performance 4.4 - 4.4
44	Proposed distribution to shareholders

Pursuant to article 34 of the articles of association of Royal Philips Electronics, a dividend will first be declared on preference shares out of net income. The remainder of the net income, after reservations made with the approval of the Supervisory Board, shall be available for distribution to holders of common shares subject to shareholder approval after year-end. As of December 31, 2009, the issued share capital consists only of common shares; no preference shares have been issued. Article 33 of the articles of association of Royal Philips Electronics gives the Board of Management the power to determine what portion of the net income shall be retained by way of reserve, subject to the approval of the Supervisory Board.

A proposal will be submitted to the 2010 Annual General Meeting of Shareholders to declare a dividend of EUR 0.70 per common share, in cash or in shares at the option of the shareholder, against the net income for 2009 and the retained earnings of the Company. Such dividend is expected to result in a payment of up to EUR 650 million.

Shareholders will be given the opportunity to make their choice between cash and shares between April 1, 2010 and April 23, 2010. If no choice is made during this election period the dividend will be paid in shares. On April 23, 2010 after close of trading, the number of share dividend rights entitled to one new common share will be determined based on the volume weighted average price of all traded common shares Koninklijke Philips Electronics N.V. at Euronext Amsterdam on 21, 22 and 23 April 2010. The Company will calculate the number of share dividend rights entitled to one new common share, such that the gross dividend in shares will be approximately 3% higher than the gross dividend in cash. Payment of the dividend and delivery of new common shares, with settlement of fractions in cash, if required, will take place from April 28, 2010. The distribution of dividend in cash to holders of New York registry shares will be made in USD at the USD/EUR rate fixed by the European Central Bank on April 26, 2010.

Dividend in cash is in principle subject to 15% Dutch dividend withholding tax, which will be deducted from the dividend in cash paid to the shareholders. Dividend in shares paid out of earnings and retained earnings is subject to 15% dividend withholding tax, but only in respect of the par value of the shares (EUR 0.20 per share). This withholding tax in case of dividend in shares will be borne by Philips.

In 2009, a distribution in cash was paid of EUR 0.70 per common share (EUR 647 million) against the retained earnings of the Company.

The balance sheet presented in this report, as part of the Company financial statements for the period ended December 31, 2009, is before dividend, which is subject to shareholder approval after year-end.
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4 Our group performance 4.5 - 4.5
4.5	Outlook

We expect the upward trend in emerging markets to continue, supporting all three operating sectors. In the US we anticipate that the market headwind caused by the uncertainty around potential healthcare reform will ease off. A significant part of our Lighting business — particularly Professional Luminaires — is highly correlated to commercial construction, a market we have yet to see recover.

This said, visibility beyond the short term remains low and so we will continue our focus on cost (we expect limited restructuring in the range of EUR 150-250 million for the year 2010, predominantly in Lighting) and on cash. At the same time we will ensure that our businesses are well placed to capture growth when it comes, not least by maintaining investments in innovation, marketing and emerging markets.

We remain very much committed to delivering an EBITA profitability of 10% or better. We were encouraged by our performance in the fourth quarter of 2009 — in what was still a tough economic climate — and are confident that 2010 will represent another solid step towards this target. Naturally, the magnitude of the improvement over the full year is dependent — in part at least — on the developments in the global economy.

Amsterdam, February 22, 2010

Board of Management
Philips Annual Report 2009     81

5     Our sector performance     5 - 5.1
5 Our sector performance
Corporate center • Countries and regions • Global service units • Research • Intellectual Property & Standards • Applied Technologies • NewVenture Integration • Design
5.1	Our structure
Koninklijke Philips Electronics N.V. (the ‘Company’) is the parent company of the Philips Group (‘Philips’ or the ‘Group’). Its shares are listed on the stock markets of Euronext Amsterdam and the New York Stock Exchange. The management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board.

Philips’ activities in the field of health and well-being are organized on a sector basis, with each operating sector — Healthcare, Consumer Lifestyle and Lighting — being responsible for the management of its businesses worldwide.

The Group Management & Services sector provides the operating sectors with support through shared service centers. Furthermore, country management organization supports the creation of value, connecting Philips with key stakeholders, especially our employees, customers, government and society. The sector also includes global service units and pensions.

Organizational chart
The Board of Management and a number of heads of Corporate Staff departments and senior sector executives together form the Group Mangement Commitee.
In 2009, the activities related to Innovation & Emerging Businesses were reported under Group Management & Services. Through these businesses, Philips aims to invest
82 Philips Annual Report 2009

5     Our sector performance     5.1 - 5.1
in projects that are currently not part of the operating sectors, but which could lead to additional organic growth or create value through future spin-offs.

At the end of 2009, Philips had 127 production sites in 29 countries, sales and service outlets in approximately 100 countries, and 115,924 employees
Sales, EBIT and EBITA 2009
in millions of euros unless otherwise stated

	sales	EBIT	%	EBITA1)%
Healthcare	7,839	591	7.5	848	10.8
Consumer Lifestyle	8,467	321	3.8	339	4.0
Lighting	6,546	(16)	(0.2)	145	2.2
GM&S	337	(282)	—	(282)	—

Philips Group	23,189	614	2.6	1,050	4.5

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
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5     Our sector performance     5.2 - 5.2.1
5.2	Healthcare
“In 2009 our focus was very much on pro-actively managing our way through the economic downturn. Despite challenging market conditions, we delivered solid financial results thanks to an intense focus on winning business and controlling cost.”
Steve Rusckowski, CEO Philips Healthcare
•	Healthcare challenges present major opportunities in the long term

•	Addressing the care cycle — our unique differentiator

•	Home healthcare is a core part of our healthcare strategy

•	Improved market leadership in core businesses
5.2.1	Introduction
The future of healthcare is one of the most pressing global issues of our time. Around the world, societies are facing the growing reality and burden of increasing and in some cases aging populations, as well as the upward spiraling costs of keeping us in good health. Worldwide, many more people live longer with chronic disease — such as cardiovascular diseases, cancer, diabetes — than in the past. Aging and unhealthy lifestyles are also contributing to the rise of chronic diseases, putting even more pressure on healthcare systems. At the same time the world is facing a global and growing deficit of healthcare professionals.
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5     Our sector performance     5.2.1 - 5.2.4
In the long term, these challenges present Philips with an enormous opportunity. We focus our business on addressing the evolving needs of the healthcare market by developing meaningful innovations that contribute to better healthcare, at lower cost, around the world.
5.2.2	Healthcare landscape
The global healthcare market is dynamic and growing. Over the past three decades, the healthcare industry has grown faster than Western world GDP, and has also experienced high rates of growth in emerging markets such as China and India. Rising healthcare costs present a major challenge to society. The industry is looking to address this through continued innovation, both in traditional care settings and also in the field of home healthcare. This approach will not only help to lighten the burden on health systems, but will also help to provide a more comforting and therapeutic environment for patient care.

The healthcare market has not been immune from recent developments in the macro-economic environment. The lengthening downturn has had a significant impact on the healthcare industry, primarily in North America, Japan and Western Europe. Hospitals are facing dramatic declines in their operating margins, and many are cutting or delaying capital purchases and medical technology expenditures.

These rapidly changing market dynamics adversely affected us and our competitors in 2009 and will continue to have an impact in 2010. Though it remains uncertain when recovery in the market will become visible, and what the exact implications of pending US legislation will be, we do see certain demand drivers that offset reimbursement and profitability pressures. At the same time we are anticipating government stimulus packages in China and the US that should help drive recovery in the healthcare market.

5.2.3	People-focused, healthcare simplified

Philips’ distinctive approach to healthcare starts by looking beyond the technology to the people — patients and care providers — and the medical problems they face. By gaining deep insights into how patients and clinicians experience healthcare, we are able to identify market and clinical needs. In response, we can develop more intuitive, more affordable, and in the end more meaningful innovations to help take some of the complexity out of healthcare. This results in better diagnosis, more appropriate treatment planning, faster patient recovery and long-term health. We try to simplify healthcare by combining our clinical expertise with human insights to develop innovations that ultimately help to improve the quality of people’s lives. We believe that we are well-positioned for the long term as global healthcare needs will continue to increase and our care cycle approach will drive towards better patient outcomes and reduced healthcare system costs.

With a strong presence in cardiology, oncology and women’s health, we focus on many of the fundamental health problems with which people are confronted, such as congestive heart failure, lung and breast cancers and coronary artery disease. Our focus is on understanding the complete cycle of care — from disease prevention to screening and diagnosis through to treatment, monitoring and health management — and choosing to participate in the areas where we can add significant value. Philips is dedicated to making an impact wherever care is provided, within the hospital — critical care, emergency care and surgery — and, as importantly, in the home.

The high-growth sector of home healthcare is a core part of Philips’ healthcare strategy. We provide innovative products and services for the home that connect patients to their healthcare providers and support individuals at risk in the home through better awareness, diagnosis, treatment, monitoring and management of their conditions. We also provide solutions that improve the quality of life for aging adults, for people with chronic illnesses and for their caregivers, by enabling healthier, independent living at home.

5.2.4	About Philips Healthcare
Philips is one of the top-tier players in the healthcare technology market (based on sales) alongside General Electric (GE) and Siemens. Our Healthcare sector has global leadership positions in areas such as cardiac care, acute care and home healthcare.

Philips Healthcare’s current activities are organized across five businesses:
•	Imaging Systems — X-ray, computed tomography (CT), magnetic resonance (MR) and nuclear medicine imaging equipment

•	Clinical Care Systems — ultrasound imaging, hospital respiratory systems, cardiac care systems and children’s medical ventures

•	Home Healthcare Solutions — sleep management and respiratory care, medical alert services, remote cardiac services, remote patient management

•	Healthcare Informatics — healthcare informatics, patient monitoring systems and image management services

•	Customer Services — consultancy, clinical services, education, equipment financing, asset management and equipment maintenance and repair.
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5     Our sector performance     5.2.4 - 5.2.5
In 2009 we continued to improve the efficiency and effectiveness of our organization, not only in response to the current economic climate but, even more importantly, to further strengthen our position for the future. We aggressively managed costs and reorganized our business, both to meet customer and market demands, as well as to enable profitable growth. In addition, we continue to drive the pace of operational improvement. Our Quote to Cash program has driven fundamental changes within our organization, focusing on process standardization and simplification. A direct result of those efforts was the formation of a centralized Commercial Operations organization — with the primary goal of making it easier for our customers to do business with us.

Products and services are sold to healthcare providers around the world, including academic, enterprise and stand-alone institutions, clinics, physicians, home healthcare agencies and consumer retailers. Marketing, sales and service channels are mainly direct.

The United States is the largest healthcare market, currently representing close to 50% of the global market, followed by Japan and Germany. Approximately 19% of our annual sales are generated in emerging markets, and we expect these to continue to grow faster than the markets in Western Europe and North America.

Philips Healthcare employs approximately 34,000 employees worldwide.

With regard to sourcing, please refer to the section Supply management under section 4.1.14, Performance by key function, of this Annual Report.
5.2.5	Progress against targets
The Annual Report 2008 set out a number of key targets for Philips Healthcare in 2009. The advances made in addressing these are outlined below.
Improve margins through acceleration of operational improvements

The fast-changing healthcare market accelerated a need to aggressively adjust our cost structure to become much more competitive in all markets. We succeeded in structurally reducing our fixed and discretionary costs. A new approach to optimizing our investments in innovation also lowered our costs. At the same time we introduced a sector-wide program to structurally improve our operational excellence. This program covers five specific areas — quote to cash, supply base optimization, integrated customer services, pricing and post-merger integration.

Grow faster than our market in key market segments

We continue to invest in critical capabilities to strengthen our commercial organization in key markets. We are improving the quality of our channels by focusing on strategically valuable target segments, which include imaging, clinical decision support and home healthcare. Philips continues to make key strategic investments in emerging technologies in these areas, either through organic growth or acquisitions, aiming to better serve our customers’ needs, improve clinical outcomes, reduce healthcare costs and create new revenue opportunities. For example, our acquisition of Traxtal in 2009 provides foundational device navigation technology allowing Philips to further support minimally-invasive surgical procedures by expanding our presence in the rapidly growing image-guided intervention and therapy market.

Philips is also leveraging its product and services portfolio in innovative ways to create integrated solutions for customers. We offer innovative financing and business modeling solutions to our customers to simplify and ease purchasing decisions. Additionally, we continue to expand our presence in market-leading Ambient Experience and healing environment solutions, a further contributor to the continued growth of our highly profitable Customer Services business.

We have introduced new low and mid-range products, boosting growth in these market segments in both mature and emerging markets. We received certification in China for one such product, the latest addition to the HD family of ultrasound systems, which deliver high-quality imaging in an affordable package. In addition, we are making significant strategic investments in our industrial footprint in emerging markets in order to drive growth by better serving local customers and to reduce our overall cost position.
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5     Our sector performance     5.2.5 - 5.2.6
Deliver value to our customers and shareholders by effective integration of our acquisitions

In 2009 we successfully completed the next steps in the integration of major prior-year acquisitions, notably Respironics. At the same time we continued to expand our portfolio with some modest acquisitions. For instance, we acquired InnerCool Therapies Inc., a pioneer in the field of therapeutic hypothermia, strengthening our position in the emergency care market by adding body temperature management solutions. We also acquired Traxtal, a medical technology innovator in image-guided procedures, to strengthen our position as a leading provider of minimally invasive therapy solutions. Integration of both acquisitions is progressing well.

Enhance engagement of our workforce

The challenges our sector is currently facing are reflected, to a degree, in our 2009 employee engagement score. Overall employee engagement went down to 62% favorable, from 67% in 2008. However our index measuring the leadership effectiveness of managers — as perceived by employees — continued to improve, rising from 68% in 2008 to 69% in 2009. Furthermore, we have further strengthened our focus on talent inflow and leadership development in our emerging markets, one of the main focus areas for our long-term growth plans.

5.2.6	2009 financial performance

Sales in 2009 amounted to EUR 7,839 million, 2% higher than in 2008 on a nominal basis, largely thanks to the contributions from acquired companies (Respironics full-year sales) and growth at Customer Services. Excluding the 3% positive impact of portfolio changes and the 3% favorable impact of currency effects, comparable sales were lower by 3%. Sales declines were seen at Imaging Systems, Healthcare Informatics and Clinical Care Systems while Customer Service and Home Healthcare Systems grew compared to 2008. Imaging Systems sales were lower across most modalities except Computed Tomography. Green Product sales amounted to EUR 1,791 million in 2009, up from EUR 1,527 million in 2008, representing 23% of sector sales.

Geographically, mature market sales were lower than in 2008, led by declines in North America due to the recession and uncertainty surrounding US healthcare reform. Emerging markets showed double-digit comparable sales growth, driven by all businesses. This growth was attributable to Central and Eastern Europe, India, the Middle East and China.

EBITA amounted to EUR 848 million, or 10.8% of sales, in line with 2008 earnings of EUR 839 million. 2009 was impacted by EUR 42 million of restructuring charges and EUR 64 million of acquisition-related charges. Earnings in 2008 included EUR 63 million of restructuring charges and EUR 90 million acquisition-related charges, which were partly offset by a EUR 45 million gain on the sale of Philips Speech Recognition Systems. EBITA was driven by additional income from Customer Services and Home Healthcare Solutions, offsetting lower earnings at Clinical Care Systems and Healthcare Informatics. Despite lower sales, Imaging Systems’ earnings were broadly in line with 2008 as result of strict cost management in the second part of the year.

Compared to 2008, EBIT declined by EUR 30 million to EUR 591 million.

Cash flow before financing activities totaled EUR 876 million, an increase of EUR 3,315 million compared with 2008. Last year included net payments totaling EUR 3,456 million, mainly for the acquisitions of Respironics, VISICU, TOMCAT, Dixtal Biomédica, Shenzhen Goldway, Medel and Alpha X-Ray Technologies. Excluding acquisition-related outflows in 2008 and EUR 43 million of cash proceeds from divestments in 2009, cash flow before financing activities was EUR 184 million lower than in 2008. The decrease was largely due to lower inflow from working capital, particularly accounts payable.
 Key data
 in millions of euros

	2007	2008	2009
Sales	6,638	7,649	7,839
Sales growth
% increase, nominal	1	15	2
% increase, comparable	4	6	(3)
EBITA	846	839	848
as a % of sales	12.7	11.0	10.8
EBIT	709	621	591
as a % of sales	10.7	8.1	7.5
Net operating capital (NOC)	4,758	8,785	8,434
Cash flows before financing activities	212	(2,439)	876
Employees (FTEs)	29,191	35,551	34,296

For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
Philips Annual Report 2009     87

5     Our sector performance     5.2.6 - 5.2.8
5.2.7	Regulatory requirements
Philips Healthcare is subject to extensive regulation. It strives for full compliance with regulatory product approval and quality system requirements in every market it serves by addressing specific terms and conditions of local ministry of health or federal regulatory authorities, including agencies like the US FDA, EU Competent Authorities and Japanese MLHW. Environmental and sustainability requirements like the European Union’s Waste from Electrical and Electronic Equipment (WEEE) and Restriction of Hazardous Substances (RoHS) directives are met with comprehensive EcoDesign and manufacturing programs to reduce the use of hazardous materials.
Philips Healthcare participates in COCIR, the European trade association for the Radiological, Electro-medical and Healthcare IT industry, which has committed to participate in the Energy-using Products Directive through a Self-Regulatory Initiative for imaging equipment.
5.2.8	Strategy and 2010 objectives
Philips Healthcare will continue to play an important role in the realization of Philips’ strategic ambitions in the domain of Health and Well-being.

Healthcare has defined the following key business objectives for 2010:
Drive performance
•	Continue to drive operational excellence and improve margins

•	Drive emerging market growth

•	Continue to pursue integration of our recent acquisitions
Accelerate change
•	Drive transformational activities to improve the customer experience

•	Organize around customers and markets to bring decision-making closer to the customer

•	Accelerate introductions of low and mid-end products as a platform for new growth opportunities
Implement strategy
•	Move toward leadership position in imaging

•	Grow Home Healthcare

•	Continue to execute our care cycle strategy around women’s health, cardiology and oncology

•	Leverage Sustainability as a driver of growth
88     Philips Annual Report 2009

5     Our sector performance     5.3 - 5.3.1
5.3 Consumer Lifestyle
“In 2009 we focused relentlessly on managing cost and cash in order to cushion the impact of the global downturn, while at the same time building for a profitable future. Our acquisition of Saeco showed that we are serious about growth.”
Andrea Ragnetti, CEO Philips Consumer Lifestyle
•	Stringent cost management helps cushion impact of global downturn

•	Acquisition of Saeco brings global leadership position in coffee appliances

•	Four strategic platforms identified, all with growth drivers

•	Even greater emphasis on health and well-being
5.3.1	Introduction
In a year characterized by a continuing global economic downturn and lower levels of consumer confidence and spending power, there were nonetheless a number of encouraging signs.

Many people’s behavior has changed in light of the crisis, with a greater emphasis on entertaining, relaxing and personal care in the home rather than outside it. In addition, there is an ongoing focus on personal health and well-being; more and more people are becoming aware that they have to actively address this issue in order to improve the quality of their lives. And consumers are limited far less than before by traditional boundaries
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between products and categories. They don’t think in terms of ‘boxes’, but instead go looking for value and an enhanced experience.
5.3.2	Lifestyle retail landscape
The global economic downturn in 2009 had an impact on the demand for consumer goods. On the one hand, consumers have been slower to buy new or replace existing electronic goods. On the other hand, behavioral shifts have created opportunities for growth, as people choose to stay at home and watch movies on TV, cook for friends or give themselves grooming and beauty treatments; all of these are areas in which we offer solutions.

Emerging markets such as Russia and Latin America, where growth was anticipated, were also affected by the downturn. However, these markets have shown continued improvement over time.
5.3.3	Enabling people to enjoy a healthy lifestyle
Understanding consumers
In everything we do, we aim to improve the quality of people’s lives through the timely delivery of meaningful innovations delivered with the promise of “sense and simplicity”. At Consumer Lifestyle the starting point for this is developing a complete understanding of people’s health and well-being needs, beliefs and attitudes.

In 2009 we carried out a number of activities to support this, including a global survey of over 8,000 consumers, 4,000 of whom were in the emerging markets of Brazil, Russia, India and China. This was one of the largest-ever consumer surveys carried out on health and well-being. The results of the survey will help us develop an even deeper understanding of what consumers are looking for.
Tracking trends and identifying opportunities
Consumer Lifestyle works together with Philips Design to monitor trends ranging from consumer tastes to design aesthetics. With its global footprint, Consumer Lifestyle is well positioned to understand emerging needs in local markets. Country organizations are our interface with the consumer, allowing us to accurately identify local needs, tastes and commercial opportunities.
Applying insights to develop innovative solutions
We apply a rigorous product development process when creating new value propositions. At the heart of this process are validated consumer insights, which show that the propositions meet a latent market need or needs. The combination of insight, simplicity and innovation helps differentiate us from the competition and create a platform for sustainable business success.
Key platforms
In focusing on the domain of health and well-being, we are tapping into significant trends — such as consumer empowerment, growth in emerging markets and aging populations — that will have a major impact on society in the future.

In order to harness the available opportunities we have identified four key platforms, each with drivers for innovation and growth:
Healthy Life
Taking a holistic approach to enhancing consumers’ well-being (both mental and physical).
Personal Care
Addressing people’s desire to look good and feel their best so they can approach life with a greater feeling of confidence.
Home Living
Making the home a more comforting, inviting and exciting place to be, reflecting people’s personal identity and preferences.
Interactive Living
Sharing life experiences without boundaries, addressing the rapidly changing ways we interact with and access media and entertainment.
5.3.4	About Consumer Lifestyle
The Philips Consumer Lifestyle sector is organized around its markets, customers and consumers, with its businesses focused on value creation through category development, and its functions concentrating on value delivery through operational excellence.

The market-driven approach is applied with particular emphasis at local level, enabling Consumer Lifestyle to address a variety of market dynamics and allowing the sales organizations to operate with shorter lines of communication with the sector’s six businesses. This also promotes customer-centricity in day-to-day operations.

In 2009 the sector consisted of the following areas of business:
•	Television — experience television (including the 2009 Aurea and Ambilight range and the Cinema 21:9 model, the world’s first cinema-proportioned LCD television
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that gives true cinematic viewing in the home) plus lifestyle television

•	Shaving & Beauty — electric shavers, female depilation appliances, haircare and male grooming products, vitality solutions and skincare

•	Audio & Video Multimedia — home and portable audio and video entertainment, including Blu-ray Disc playback, MP3 and MP4 players, and docking stations for portable entertainment devices

•	Domestic Appliances — kitchen appliances, floor care, garment care, water and air purifiers, beverage appliances. In 2009 this area of business was considerably strengthened through the acquisition of Saeco International Group S.p.A. of Italy, making Philips a global leader in coffee machines

•	Health & Wellness — oral healthcare, mother and childcare, relationship care

•	Peripherals & Accessories — mobility accessories (including headphones, portable audio accessories), remote controls, PC peripherals, digital picture frames, audio and video communications (including DECT and VoIP digital cordless phones).
We also partner with leading companies from other fields, such as Sara Lee/Douwe Egberts and Nivea Beiersdorf, in order to deliver customer-focused appliance/consumable combinations. Consumer Lifestyle has continued its business with international key accounts, particularly in emerging markets. The introduction of more ‘flagship’ online stores for our products has added further key touch-points to the consumer brand experience.

We offer a broad range of products from high to low price/value quartiles, necessitating a diverse distribution model that includes mass merchants, retail chains, independents and small specialty stores often represented by buying groups, as well as online retailers and distributors/wholesalers.

Under normal economic conditions, the Consumer Lifestyle business experiences seasonality, with higher sales in the fourth quarter resulting from the holiday sales.

Consumer Lifestyle employs approximately 18,400 people worldwide. This increase on the 2008 level of 17,000 was mainly due to the acquisition of Saeco, which brought around 2,000 new employees — and a lot of valuable experience and expertise — to our sector. Our global sales and service organization covers more than 50 mature and emerging markets. In addition, we operate manufacturing and business creation organizations in the Netherlands, France, Belgium, Austria, Hungary, Singapore, Argentina, Brazil and China.

Consumer Lifestyle strives for full compliance with relevant regulatory requirements.

With regard to sourcing, please refer to the section Supply management under section 4.1.14, Performance by key function, of this Annual Report.
5.3.5	Progress against targets
The Annual Report 2008 set out a number of key targets for Philips Consumer Lifestyle in 2009. The advances made in addressing these are outlined below.

Further optimize the business portfolio to focus on higher growth, higher-margin product categories and to build on global and regional leadership positions

In 2009, Consumer Lifestyle placed particular emphasis on ensuring the right product/market combinations exist across its portfolio, as it progressively shifts focus to consolidate global and regional leadership positions. For example, the Television business has achieved market co-leadership positions in selected product-market combinations in Europe primarily due to its focus on higher-margin categories. Audio & Video Multimedia implemented portfolio choices to shift from traditional lower-margin propositions to emerging value spaces in home cinema and home audio & video.

Consumer Lifestyle is also making bold choices in many markets regarding which categories to pursue and grow. For example, Television has evolved from a business based on scale to one driven by differentiation, especially in its channel/market mix. Traditional world-class competencies in areas like picture quality and technical performance have been maintained, while additional focus has been placed on differentiated design and experiences. As part of this strategic shift, Philips and TPV Technology concluded a brand licensing agreement for Philips’ PC monitors business that came into effect in the second quarter of 2009.
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Selectively strengthen the portfolio through opening up new value spaces, including pursuing external opportunities such as strategic acquisitions and alliances

The acquisition of Saeco International Group S.p.A. of Italy, one of the world’s leading espresso machine makers, has helped us consolidate our leadership position in the coffee-making equipment market.

We focus on the four key platforms of Healthy Life, Personal Care, Home Living and Interactive Living, identifying new value spaces within these platforms where we see considerable scope for growth: Lifestyle Management, Skin Care, Sleep, Relationship Care, Water and Air. These value spaces are already showing great potential as we tap into consumer needs and trends in the health and well-being domain, while growing our presence in key categories and channels.

Focus on geographic areas — in particular emerging markets — with the highest return on marketing investment

The emerging markets offer higher growth potential than mature markets. We can leverage our strong brand presence and equity in these countries — often as high or even higher than our brand equity in mature markets — to help capture the available opportunities. We have also organized accelerator teams around consumer markets to increase contact with — and responsiveness to — the local markets.

We are innovating locally to cater for the tastes and preferences of national and/or regional consumers, while aiming to ensure that successful ideas can be rolled out globally. Examples of this include our entry into water purification in India and air purification in China. We are currently exploring how to apply these solutions in mature markets. Another example is the Healthy Variety rice cooker, designed in China to meet the cooking requirements of millions in the local market, and launched in China in November 2009 as a healthy way of preparing meals.

Increase effectiveness and investment in advertising and promotion as well as research and development

Our Test to Invest approach has been applied across various markets in order to determine where we should focus our spending. We successfully implemented our Value Campaign, which used various media platforms to present simple storylines that elaborated on “sense and simplicity” and gave quantifiable reasons why people across the globe should buy our products. This was accompanied by an in-store excellence day, in which all employees left their desks to ensure the stores were well stocked.

In order to deliver meaningful and timely propositions to consumers, running effective and creative innovation & development programs is vital. We have therefore concentrated our general innovation & development efforts in three main sites: two in Asia and one in Europe, supported by several specialized facilities (e.g. Saeco in Italy for espresso).

Maintain rigorous cost and organizational discipline, measured against external and internal benchmarks

We have a continuous business transformation program in place, called Earn To Invest (E2I). E2I bases performance measurement on up-to-date internal and external benchmarks and best practices to achieve best-in-class performance levels in all functions. Since its inception the total E2I program has delivered well beyond the initial target of EUR 200 million in synergies across the former Consumer Electronics and Domestic Appliances and Personal Care divisions.

Through E2I we have been able to increase investment in advertising & promotion and innovation & development while lowering our sales break-even point. The program will continue into 2010 as we respond to the economic environment.

Throughout 2009 we have also optimized our manufacturing, supply and innovation & development footprint on an ongoing basis. We have also lowered our operational break-even point in order to create more possibilities for future investments and also to increase the flexibility of our organization to respond quickly to changing economic conditions.
5.3.6	2009 financial performance
In 2009, Consumer Lifestyle experienced very challenging market conditions as a result of the global economic recession. Sales amounted to EUR 8,467 million, a nominal decline of 22%. Adjusted for unfavorable currency effects of 1% and portfolio changes, mainly the divestment of Television in North America and the sale of Set-Top Boxes in 2008 as well as the acquisition of Saeco and sale of IT Monitors in 2009, comparable sales declined 17%.
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Key data
in millions of euros

	2007	2008	2009
Sales	13,102	10,889	8,467
of which Television	6,042	4,724	3,122
Sales growth
% increase (decrease), nominal	2	(17)	(22)
% increase (decrease), comparable1)	4	(9)	(17)
Sales growth excl. Television
% increase (decrease), nominal	8	(13)	(13)
% increase (decrease), comparable1)	10	(6)	(12)
EBITA1)	805	126	339
of which Television	(98)	(436)	(179)
as a % of sales	6.1	1.2	4.0
EBIT	789	110	321
of which Television	(98)	(436)	(179)
as a % of sales	6.0	1.0	3.8
Net operating capital (NOC)1)	1,122	798	625
of which Television	(199)	(238)	(386)
Cash flows before financing activities1)	714	242	587
of which Television	(68)	(483)	(23)
Employees (FTEs)	23,280	17,145	18,389
of which Television	6,738	4,742	4,766

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
From a geographical perspective, double-digit declines were visible in all markets. Sales in mature markets, which accounted for 63% of sales in 2009, fell by 15% due to sharp declines in both North America and Western Europe. Sales in key emerging markets suffered double-digit declines, impacted by lower sales in China, India and Latin America. Sales in other emerging markets were below last year’s level due to lower sales in nearly all countries. Green Product sales totaled EUR 1,915 million, a nominal increase of 30% compared to 2008, amounting to 23% of sector sales.

Comparable sales declines were visible in all businesses except Health & Wellness, which achieved 4% growth. The largest sales declines were at Television, Audio & Video Multimedia and Peripherals & Accessories, which all suffered double-digit declines. Domestic Appliances and Shaving & Beauty were more resilient, resulting in low single-digit sales declines.

EBITA improved from EUR 126 million, or 1.2% of sales, in 2008 to EUR 339 million, or 4.0% of sales, in 2009. The improvement was driven by fixed cost reductions, portfolio changes at Television and Audio & Video Multimedia, cost control measures and EUR 78 million lower restructuring charges which more than offset the impact of the lower sales, the EUR 48 million product recall charges and the EUR 42 million gain on the sale of Set-Top boxes in 2008. Higher EBITA was visible in nearly all businesses, notably Television and Peripherals & Accessories.

EBIT amounted to EUR 321 million, or 3.8% of sales, which included EUR 18 million of amortization of intangible fixed assets, mainly in Health & Wellness and Peripherals & Accessories.

Net operating capital declined by EUR 173 million, primarily due to rigorous reduction of inventories and improved accounts receivable management.

Cash flows before financing activities improved from an inflow of EUR 242 million in 2008 to an inflow of EUR 587 million. The increase was attributable to higher earnings, higher inflows from working capital and lower capital expenditures.
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5.3.7	Strategy and 2010 objectives
Philips Consumer Lifestyle will continue to play an important role in the realization of Philips’ strategic ambitions in the domain of Health and Well-being.

Consumer Lifestyle has defined the following key business objectives for 2010:
Drive performance
•	Further increase cash flow by aggressively managing cash targets

•	Continue to reduce fixed costs and improve the overall agility of the cost base

•	Strengthen excellence in execution and further develop “sense and simplicity” as a competitive edge
Accelerate change
•	Continually optimize the business portfolio, while prioritizing profitable growth and success in selected new value spaces

•	Nourish existing leadership positions, and increase leadership positions in other categories by delighting consumers and winning their preference
Implement strategy
•	Grow Health & Wellness

•	Manage TV to profitability

•	Improve geographical coverage and strengthen position in Brazil, Russia, India and China through managerial focus and investment

•	Accelerate excellence in key strategic capabilities: leadership, professional endorsement, new channels, online, category management and new business models

•	Drive profitable growth through Green Products
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5.4 Lighting
“2009 was a very challenging, but also a very encouraging year. We got our hands around our cost structure, we drove good cash flow, and, more than ever the customer was at the center of our activities.”
Rudy Provoost, CEO Philips Lighting
•	Lighting industry undergoing a radical transformation

•	Important global trends underpinning strategy

•	Impact of recession on performance
5.4.1	Introduction
Several key global trends are changing the way people use light, and what they want lighting solutions to be able to deliver for them and the environment.

Around the world, people are increasingly concerned about the effects of climate change and rising energy costs. In many countries a substantial body of ‘green’ legislation is in place or imminent — much of which has a direct impact on the lighting industry. For example, 2009 saw the start of the phase-out of incandescent lamps within the European Union. We will continue to play a significant role in encouraging and enabling the switch to energy-efficient lighting and helping combat climate change.
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Another key development is the trend toward custom solutions. Increasingly aware of the possibilities beyond standard solutions, consumers, businesses and national and municipal authorities demand highly adaptable lighting solutions which they can use to customize their indoor and outdoor environments as and when they desire. Flexible and dynamic, our LED solutions allow a much higher degree of customization and provide significantly greater possibilities for ambience creation than solutions based on conventional technologies.
5.4.2	Lighting landscape
We see three main transitions that will affect the lighting industry in the years to come. The first is a move towards energy-efficient light sources, in response to rising energy prices and increased awareness of climate change.

The second transition is the move from traditional vacuum-based technologies to solid-state lighting technology. Solid-state or LED lighting is the most significant development in lighting since the invention of electric light well over a century ago. Offering unprecedented freedom in terms of color, dynamics, miniaturization, architectural integration and energy efficiency, solid-state lighting is opening up exciting new possibilities.

The third transition is from bulbs and components as the point of value creation to end-user-driven applications and solutions. Increasingly, these applications and solutions will include lighting controls. We believe that, going forward, a key differentiator among lighting suppliers will be the innovative strength to create systems and solutions that are truly customer-centric.

Between now and 2020, we expect the value of the global lighting market to grow by 6% on a compound annual basis. The vast majority of the value will be in LED-based solutions and products — possibly as much as 80% by 2020. As the global leader in LED components, applications and solutions, with a strong global presence across the LED value chain, we believe we are well positioned for the changes at hand.

The lighting industry has been severely impacted by global economic developments in 2009. In particular, we have seen a dramatic slowdown in demand, partly on the back of tighter availability of credit and weaker spending on public infrastructure projects and partly because of reduced general consumer spending. Though we saw the most profound impact of the recession in the automotive and construction sectors, other business segments have also been affected. While overall economic visibility remains limited, we expect some of our markets to remain under pressure in 2010.
5.4.3	Simply enhancing life with light
Philips Lighting is dedicated to enhancing life with light through the introduction of innovative and energy-efficient solutions or applications for lighting. Our approach is based on obtaining direct input both from customers and from end-users/consumers. Through a market segment-based approach, we can assess customer needs in a targeted way, track changes over time and define new insights that fuel our innovation process and ultimately increase the success rate of new propositions introduced onto the market.

We aim to be the true front-runner in design-led, market- and consumer-driven innovation — both in conventional lighting and in solid-state lighting — while continuing to contribute to responsible energy use and sustainable growth.

We believe the rise of LED, coupled with our global leadership, positions us well to continue to deliver on our mission to simply enhance life with light.
5.4.4	About Philips Lighting
Philips Lighting is the global market leader, with recognized expertise in the development, manufacturing and application of innovative lighting solutions. We have pioneered many of the key breakthroughs in lighting over the past 100 years, laying the basis for our current position.

We address people’s lighting needs across a full range of environments. Indoors, we offer specialized lighting solutions for homes, shops, offices, schools, hotels, factories and hospitals. Outdoors, we provide lighting for public spaces, residential areas and sports arenas. We also help to make roads and streets safer for traffic and other road users (car lights and street lighting). In addition, we address the desire for light-inspired experiences through architectural projects. Finally, we offer specific applications of lighting in specialized areas, such as horticulture, refrigeration lighting and signage, as well as heating, air and water purification, and healthcare.

Philips Lighting spans the entire lighting value chain — from lighting sources, electronics and controls to full applications and solutions — via the following businesses:
•	Lamps: incandescent, halogen, (compact) fluorescent, high-intensity discharge
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•	Consumer Luminaires: functional, decorative, lifestyle, scene-setting

•	Professional Luminaires: city beautification, road lighting, sports lighting, office lighting, shop/hospitality lighting, industry lighting

•	Lighting Electronics and Controls: electronic gear, electromagnetic gear, controls

•	Automotive Lighting: car headlights, car signaling, interior

•	Special Lighting Applications: projection, entertainment, purification, comfort heating, light & health

•	Solid-State Lighting components: LUXEON, SnapLED, SuperFlux

•	Solid-State Lighting modules: modules, retrofits, new applications
Our customers are mainly in the professional market. The Lamps business conducts its sales and marketing activities through the wholesale, OEM and consumer channels, the latter also being used by our Consumer Luminaires business. Professional Luminaires is organized in a trade business (commodity products) and a project solutions business (project luminaires and solutions). For the latter, the main focus is on specifiers, lighting designers, architects and urban planners. Automotive Lighting is organized in two businesses: OEM and After-market. Lighting Electronics and Controls, Special Lighting Applications and Solid-State Lighting components and modules conduct their sales and marketing through both the OEM and wholesale channels.

The lamps industry is highly consolidated, with GE and Siemens/Osram as key competitors. The luminaires industry, on the other hand, is more fragmented. Our competition varies per region and per segment. Our Lighting Electronics and our Automotive Lighting businesses are again more consolidated. Chinese companies are entering Western markets with energy-saving solutions, and there are a range of companies active in the transition to solid-state lighting as well as in the transition to applications and solutions. With the arrival of LED we are increasingly seeing many other businesses enter the lighting space, either on the components side or on the (niche) applications side.
5.4.5	Driving transformation
In 2009 we continued to invest in extending our technological leadership, through investments in R&D and acquisitions — controls businesses Dynalite and Teletrol, LED design company llti Luce and luminaire manufacturer Selecon. At the same time we went to great lengths to further prepare our organization for the new age of lighting — which will be all about LED-based solutions. We undertook significant restructuring and rightsizing efforts aimed at gearing up our organization to take full advantage of the LED-driven future opportunities in the lighting industry and adjusting our cost structure to current market conditions.

Philips Lighting has manufacturing facilities in some 25 countries in all regions of the world and sales organizations in more than 60 countries. Commercial activities in other countries are handled via dealers working with our International Sales organization. Lighting has approximately 51,000 employees worldwide.

Lighting strives for compliance with relevant regulatory requirements, including the European Union’s Waste from Electrical and Electronic Equipment (WEEE), Restriction of Hazardous Substances (RoHS), Energy using Products (EuP) and Energy Performance of Buildings (EPBD) directives.

With regard to sourcing, please refer to the section Supply management under section 4.1.14, Performance by key function, of this Annual Report.
5.4.6	Progress against targets
The Annual Report 2008 set out a number of key targets for Philips Lighting in 2009. The advances made in addressing these are outlined below.

Growth

We fuelled future growth by continuing to invest in acquisitions as outlined above, with particular focus on the applications and services part of the lighting value chain, and by continuing to invest in R&D with a specific focus on further solidifying our leading position in LED.

Segment leadership

With its clear focus on the Office, Outdoor, Industry, Retail, Hospitality, Entertainment, Healthcare and Automotive professional segments, as well as Homes in
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the consumer domain, Philips has leveraged the strengths of its segmented sales, marketing and R&D organizations, driving leadership in its key markets.

We see tremendous value in partnership, both with clients and suppliers, based on trust and mutual benefit. For example, we work closely with individual retailers to make sure that our on-shelf product placement not only enhances the customer experience, but also improves sales by utilizing specific point-of-purchase materials and purpose-designed shelf layouts.
Brand franchise
Philips Lighting increased its brand franchise by leveraging category management and brand equity in 2009. In the consumer space, for example, Philips Consumer Luminaires addresses different consumer needs at different price points with a number of brands and concepts. The focus is on Philips as the master brand, bringing all-new innovations, based on LED, in product range solutions such as LivingColors, Ledino and EcoMoods. These portfolios enable consumers to transform their home environment and create ambience with lighting. In the premium space, led by design, Philips is marketing its product range under the name ‘Lirio by Philips’.
New business models
The changing industry landscape presents opportunities for new ways of working and new forms of revenue generation, for instance by expanding our business with value-added service offerings. Philips Lighting strengthened its proposition as a services-solutions provider with Philips Lightolier, one of the businesses acquired through the 2008 acquisition of Genlyte, launching a commercial energy audit and lighting upgrade program in the US aimed at replacing inefficient lighting systems currently found in 85% of buildings. A key element of the program, which is being led by the Philips Lightolier Energy Services Group, is a guarantee that the energy audit will deliver measurable energy cost reduction, defined projected return on investment and itemized economic payback, among other benefits. The program is built around the principle of both improving the quality of light and delivering energy efficiencies.
Intellectual property
Philips makes its patent portfolio for LED systems and controls available to third parties via a licensing program in order to foster industry growth. Philips reached license agreements with several lighting peers including Acuity and Zumtobel in 2009; a similar agreement with Osram has been in place since 2008.

A good example of Philips Lighting’s technological prowess and intellectual property strength is that Philips was the first entrant to the Bright Tomorrow Lighting Prize (L Prize) competition organized by the US Department of Energy. As part of this industry-wide challenge, Philips has developed, manufactured and will bring to market an LED replacement for the common 60W incandescent light bulb. “With the flick of a switch, Philips may have just dramatically lowered America’s electric bill,” TIME Magazine commented after naming this LED lamp the 3rd best invention of 2009.
5.4.7	2009 financial performance
Sales in 2009 amounted to EUR 6,546 million, a nominal decline of 11% compared to 2008, impacted by weakened automotive, construction, consumer and OEM markets. Excluding a 1% favorable currency impact and a 1% favorable effect of portfolio changes, comparable sales declined 13%.

The year-on-year sales decline was visible in all markets. In mature markets, sales were 15% below the level of 2008 due to double-digit declines in North America and Western Europe, particularly at Professional Luminaires, which was impacted by weakened construction markets. The emerging markets, which accounted for 34% of Lighting sales compared to 32% in 2008, declined 7% mainly due to lower sales in Latin America and Russia, partly offset by single-digit growth in China and India.

Sales declines were most severe at Professional Luminaires, Lighting Electronics and Automotive, which experienced double-digit decreases. Sequential improvement was seen throughout the year with fourth-quarter comparable sales being on par with the fourth quarter in 2008. Green Product sales totaled EUR 3,393 million, a nominal increase of 14% compared to 2008, amounting to 52% of sales.

EBITA amounted to EUR 145 million, which included EUR 247 million of restructuring and acquisition-related charges. This compared to EUR 480 million in 2008, which included EUR 285 million of restructuring and acquisition-related charges. The decline in EBITA was largely attributable to lower sales and gross margin.

EBIT declined from a profit of EUR 24 million in 2008 to a loss of EUR 16 million due to lower sales. 2008 included EUR 301 million of non-cash goodwill impairments, mainly related to Lumileds.

Net operating capital decreased by EUR 608 million to EUR 5.1 billion, mainly driven by improved working capital management and lower capital investments.
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Cash flow before financing activities improved from an outflow of EUR 1,143 million in 2008 to an inflow of EUR 591 million, reflecting the impact of cash disbursements of EUR 1,826 million in 2008, mainly related to the acquisition of Genlyte. Cash inflow from working capital improved on 2008, but was largely offset by lower earnings.
Key data
in millions of euros

	2007	2008	2009
Sales	6,321	7,362	6,546
Sales growth
% increase, nominal	12	16	(11)
% increase, comparable1)	7	3	(13)
EBITA1)	738	480	145
as a % of sales	11.7	6.5	2.2
EBIT	664	24	(16)
as a % of sales	10.5	0.3	(0.2)
Net operating capital (NOC)1)	4,050	5,712	5,104
Cash flows before financing activities1)	(625)	(1,143)	591
Employees (FTEs)	54,440	57,367	51,653

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
5.4.8	Strategy and 2010 objectives
Philips Lighting will continue to play an important role in the realization of Philips’ strategic ambitions in the domain of Health and Well-being.

Lighting has defined the following key business objectives for 2010:

Drive performance
•	Drive our performance through capturing growth while managing cost and cash

•	Win with customers in key markets

•	Improve our relative position in emerging markets, especially China, India and Latin America
Accelerate change
•	Further drive the transitions needed to retain the industry lead in the LED era; optimize the lamps lifecycle, expand share of leading LED solutions in professional and consumer segments

•	Continue to invest in extending technological leadership in LED
Implement strategy
•	Become the lighting solutions leader in the Outdoor segment

•	Grow our Consumer Luminaires business

•	Implement our new Lighting mission, identity and sustainability story — “Simply enhancing life with light”
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5.5 Group Management & Services
“The global economic crisis has underlined the importance of innovation and emerging markets for Philips’ future growth. In 2009 we continued to develop dedicated competences and local talent, as well as shifting resources to these markets.”
Gottfried Dutiné, Member of the Board of Management
Philips’ performance by market cluster is based on the following:
•	Emerging markets, including key markets in China, India, and Latin America and other markets including Central and Eastern Europe, Russia, Ukraine and Central Asia, the Middle East and Africa, Turkey and ASEAN zone

•	Mature markets, including Western Europe, North America, Japan, Korea, Israel, Australia and New Zealand.
5.5.1	Introduction
For 2009, the activities of the former Innovation & Emerging Businesses sector and of Group Management & Services are reported under one reporting segment: Group Management & Services.

Group Management & Services comprises the activities of the corporate center including Philips’ global management and sustainability programs, country and regional management costs, and costs of pension and other postretirement benefit plans, as well as Corporate Technologies, Corporate Investments, New Venture Integration and Philips Design. Additionally, the global
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service units such as Philips General Purchasing, real estate and shared financial services are reported in this sector.
5.5.2	Corporate Technologies
Corporate Technologies feeds the innovation pipeline, enabling its business partners — the three Philips operating sectors and external companies — to create new business options through new technologies, venturing and intellectual property development; improve time-to-market efficiency; and increase innovation effectiveness via focused research and development activities. Corporate Technologies encompasses Corporate Research, the Incubators, Intellectual Property & Standards (IP&S), the Philips Innovation Campus as well as Applied Technologies. In total, Corporate Technologies employs about 4,100 professionals around the globe.

Corporate Technologies actively participates in ‘open innovation’ through relationships with academic and industrial partners, as well as via European and regional projects, in order to improve innovation efficiency and share the related financial exposure. The High Tech Campus in Eindhoven, the Philips Innovation Campus in Bangalore, India, Research Shanghai China, the Cambridge lab and InnoHub are prime examples of environments enabling open innovation. In this way, we ensure proximity of innovation activities to local markets and needs.

Philips Research is a key innovation partner for Philips’ business sectors. It has three main roles. Firstly, it creates new technologies that help to spur the growth of the Philips businesses. Secondly, it develops unique intellectual property (IP), which will enable longer-term business and creates standardization opportunities for Philips. Lastly, it prepares ventures that can grow into new adjacent businesses for the sectors.

In 2009, Research introduced magnetic particle imaging, a new imaging technology that generates anatomical and functional images of the heart, from which quantitative information, ideally required for diagnosis and therapy selection, can be extracted. This was demonstrated in a pre-clinical study. Another breakthrough innovation is the new digital pathology scanner that is being developed together with the Healthcare Incubator. Its unique properties can be compared to “resolving individual blades of grass in a football pitch while scanning at a data rate of 600 Mb/s.” Philips has adopted a people-centric approach to research in order to ensure that our innovations offer experiences that fully meet people’s needs and aspirations. In dedicated ExperienceLabs, ideas and concepts are tested using experience prototypes in a natural — but controlled — setting. This provides us with knowledge and insights that we could not otherwise obtain, thereby increasing the likelihood of developing innovations that are meaningful and commercially successful.

Philips has three incubation organizations: the Healthcare, Lifestyle and Lighting & Cleantech Incubators. The main purpose of the Incubators is to create strategic growth opportunities for Philips. In some cases, spin-out or technology licensing is considered. 2009 saw the introduction of DirectLife, an activity-monitoring program designed to help you improve your daily activity level without dramatically changing your lifestyle. Philips also announced the development of digital pathology solutions to ease the workload and support decision making in central and hospital-based pathology departments.

IP&S proactively pursues the creation of new intellectual property in close co-operation with Philips’ operating sectors and the other departments within Corporate Technologies. Philips’ IP portfolio currently consists of about 48,000 patent rights, 35,000 trademarks, 56,000 design rights and 3,100 domain name registrations. Philips filed approximately 1,550 patents in 2009 with a strong focus on the growth areas in health and well-being. IP&S participates in the setting of standards to create new business opportunities for the Healthcare, Consumer Lifestyle and Lighting sectors. Philips believes its business as a whole is not materially dependent on any particular patent or license, or any particular group of patents and licenses.

Applied Technologies is a showcase for our open innovation approach, supporting customers both inside and outside Philips through new technologies, new business ideas, consultancy and new product development and introduction services. Applied Technologies is an active player in solutions for the healthcare sector and energy solutions, including solar cells and energy management.
5.5.3	Corporate Investments
The remaining business within Corporate Investments — Assembléon — is a wholly owned subsidiary that develops, assembles, markets and distributes a diverse range of surface-mount technology placement equipment.
5.5.4	New Venture Integration
The New Venture Integration group focuses on the integration of newly acquired companies across all sectors.
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5     Our sector performance     5.5.5 - 5.5.6
5.5.5	Philips Design
Philips Design is one of the longest-established design organizations of its kind in the world. It is headquartered in Eindhoven, Netherlands, with branch studios in Europe, the US and Asia Pacific. Its creative force comprises designers, psychologists, ergonomists, sociologists, philosophers and anthropologists working together to understand people’s needs and desires, in order to generate designs which support people in accomplishing and experiencing things in natural, intuitive ways.

Philips Design’s forward-looking exploration projects deliver vital insights for new business development, supporting the transformation towards a Health and Well-being company.
5.5.6	2009 financial performance
Our Incubator activities are now maturing and increasingly aligned with the growth plans of our individual sectors. As a result, in 2009, charges related to the early-stage ventures are included in the Research and Development costs of the respective sectors.

In 2009, EBITA amounted to a loss of EUR 282 million compared to EUR 701 million in 2008. EBITA in 2009 included a EUR 131 million curtailment gain for retiree medical benefit plans, EUR 57 million of net asbestos-related recoveries, EUR 62 million of restructuring charges and EUR 46 million of asset write-offs.

In 2008, EBITA was impacted by a EUR 264 million asbestos-related settlement charge, EUR 35 million restructuring charges, and a EUR 13 million loss on the divestment of HTP Optics.

EBITA at Corporate Technologies was EUR 36 million lower than in 2008, largely due to lower revenues from licenses and higher costs in molecular healthcare.

Corporate & Regional costs declined from EUR 234 million in 2008 to EUR 174 million, driven by restructuring savings and stringent cost management.

Pensions EBITA amounted to EUR 142 million compared to EUR 14 million in 2008. The increase was largely attributable to the EUR 131 million curtailment gain for retiree medical benefit plans.

EBITA at Service Units & Other was impacted by a EUR 264 million asbestos-related settlement charge in 2008.

Cash flows before financing activities amounted to an outflow of EUR 728 million in 2009 compared to an inflow of EUR 1,734 million in 2008. The decline was largely attributable to EUR 485 million of final asbestos payments in 2009 and cash receipts related to the sale of shares in TSMC and LG Display in 2008.
Key data
in millions of euros

	2007	2008	2009
Sales	732	485	337
Sales growth
% increase (decrease), nominal	(53)	(34)	(31)
% increase (decrease), comparable1)	36	(26)	(30)
EBITA Corporate Technologies1)	(42)	(126)	(162)
EBITA Corporate & regional costs1)	(267)	(234)	(174)
EBITA Pensions1)	43	14	142
EBITA Services Units and other1)	(29)	(355)	(88)

EBITA1)	(295)	(701)	(282)
EBIT	(295)	(701)	(282)
Net operating capital (NOC)1)	872	(1,226)	(1,514)
Cash flows before financing activities1)	5,151	1,734	(728)
Employees (FTEs)	11,187	11,335	11,586

1)	For a reconciliation to the most directly comparable GAAP measures, see chapter 14, Reconciliation of non-GAAP information, of this Annual Report.
102     Philips Annual Report 2009

6     Risk management     6 - 6.2
6 Risk management
6.1	Introduction

The following sections present an overview of Philips’ approach to risk management and business control and a description of the nature and the extent of its exposure to risks. Philips risk management focuses on the following risk categories: Strategic, Operational, Compliance and Financial risks. These are further described in the section ‘Risk categories and factors’ of this Annual Report. The risk overview highlights the main risks known to Philips, which could hinder it in achieving its strategic and financial business objectives. The risk overview may, however, not include all the risks that may ultimately affect Philips. Some risks not yet known to Philips, or currently believed not to be material, could ultimately have a major impact on Philips’ businesses, objectives, revenues, income, assets, liquidity or capital resources.

All oral and written forward-looking statements made on or after the date of this Annual Report and attributable to Philips are expressly qualified in their entirety by the factors described in the cautionary statement included in chapter 17, Forward-looking statements and other information, of this Annual Report and the risk factors described in the section below entitled ‘Risk categories and factors’.
6.2	Our approach to risk management and business control

Risk management forms an integral part of the business planning and review cycle. The company’s risk and control policy is designed to provide reasonable assurance that objectives are met by integrating management control into the daily operations, by ensuring compliance with legal requirements and by safeguarding the integrity of the company’s financial reporting and its related disclosures. It makes management responsible for identifying the critical business risks and for the implementation of fit-for-purpose risk responses. Philips’ risk management approach is embedded in the areas of corporate governance, Philips Business Control Framework and Philips General Business Principles.

Corporate governance

Corporate governance is the system by which a company is directed and controlled. Philips believes that good corporate governance is a critical factor in achieving business success. Good corporate governance derives from, amongst other things, solid internal controls and high ethical standards. Risk management is a well-established part of Philips’ corporate governance structure.

The quality of Philips’ systems of business controls and the findings of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board. Internal auditors monitor the quality of the business controls through risk-based operational audits, inspections of financial reporting controls and compliance audits. Audit committees at corporate level (Finance and IT/Supply) and sector level (Healthcare, Lighting, Consumer Lifestyle, Group Management & Services) meet quarterly to address weaknesses in the business control infrastructure as reported by internal and external auditors or revealed by self-assessment of management,
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6     Risk management     6.2 - 6.2
and to take corrective action where necessary. These audit committees are also involved in determining the desired company-wide internal audit planning as approved by the Audit Committee of the Supervisory Board. An in-depth description of Philips’ corporate governance structure can be found in chapter 10, Corporate governance, of this Annual Report.
Philips Business Control Framework

The Philips Business Control Framework (BCF), derived from the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework on internal control, sets the standard for risk management and business control in Philips. The objectives of the BCF are to maintain integrated management control of the company’s operations, in order to ensure integrity of the financial reporting, as well as compliance with laws and regulations.

As part of BCF, Philips implemented a global standard for internal control over financial reporting (ICS). The ICS, together with Philips’ established accounting procedures, is designed to provide reasonable assurance that assets are safeguarded, that the books and records properly reflect transactions necessary to permit preparation of financial statements, that policies and procedures are carried out by qualified personnel, and that published financial statements are properly prepared and do not contain any material misstatements. ICS has been deployed in all main reporting units, where business process owners perform an extensive number of controls, document the results each quarter, and take corrective action where necessary. ICS supports sector and functional management in a quarterly cycle of assessment and monitoring of its control environment. Findings of management’s evaluation are reported to the Board of Management.

As part of the Annual Report process, management’s accountability for business controls is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation by sector and functional management to the Board of Management. Any deficiencies noted in the design and operating effectiveness of controls over financial reporting which were not completely remediated are evaluated at year-end by the Board of Management. The Board of Management’s report, including its conclusions, regarding the effectiveness of its internal control over financial reporting, can be found in section 11.2, Management’s report on internal control, of this Annual Report.

Philips General Business Principles

The Philips General Business Principles (GBP) govern Philips’ business decisions and actions throughout the world, applying equally to corporate actions and the behavior of individual employees. They incorporate the fundamental principles within Philips for doing business. The intention of the GBP is to ensure compliance with laws and regulations, as well as with Philips’ norms and values.

The GBP are available in most of the local languages and are an integral part of the labor contracts in virtually all countries where Philips has business activities. Responsibility for compliance with the principles rests primarily with the management of each business. Every country organization and each main production site has a compliance officer. Confirmation of compliance with the GBP is an integral part of the annual Statement on Business Controls that has to be issued by the management of each business unit. The GBP incorporate a whistleblower policy, standardized complaint reporting and a formal escalation procedure.
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6     Risk management     6.2 - 6.2
The global implementation of the One Philips Ethics hotline seeks to ensure that alleged violations are registered and dealt with consistently within one company-wide system.

To drive the practical deployment of the GBP, a set of directives has been published, which are applicable to all employees. There are also separate directives which apply to specific categories of employees (e.g. the Supply Management Code of Ethics and Financial Code of Ethics www.philips.com/gbp).

At the end of 2009 an updated and extended version of the GBP directives was approved and adopted, reflecting developments in codes of conduct and business integrity legislation. The Financial Code of Ethics contains, applicable to all employees performing important financial functions amongst other things, standards to promote honest and ethical conduct, as well as full, accurate and timely disclosure procedures in order to avoid conflicts of interest. Philips did not grant any waivers of the Financial Code of Ethics in 2009.

Comprehensive Rules of Conduct containing mandatory protocols governing the investigation of GBP complaints were finalized and distributed throughout the organization worldwide in 2009. A global internal communication program tailored to the respective businesses with the aim of strengthening employee awareness of the importance of the Philips GBP and GBP Directives was rolled out in 2009.

The implementation of a clearly structured procedure for appointment of GBP compliance officers (responsibilities and authority, hierarchical structure and organizational mandate/independence) was completed in 2009. Furthermore, the functional job assessment of compliance officers is now mandatorily included in their annual ‘People Performance Management’ appraisal. An updated version of the mandatory web-based GBP training, which is designed to reinforce awareness of the need for compliance with the GBP, was rolled out in the US, the Netherlands and India in 2009. The rest of the global rollout (a total of 23 languages) will take place in the first half of 2010. In 2009, a total of seven tailor-made regional GBP training programs were rolled out in the framework of the mandatory annual (refresher) training of compliance officers.
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6     Risk management     6.3 - 6.3
6.3	Risk categories and factors
Taking risks is an inherent part of entrepreneurial behavior. A structured risk management process encourages management to take risks in a controlled manner. In order to provide a comprehensive view of Philips business activities, risks are identified in a structured way combining elements of a top-down and bottom-up approach. Risks are reported on a regular basis as part of the ‘Business Performance Management’ process. All relevant risks and opportunities are prioritized in terms of impact and likelihood, considering quantitative and/or qualitative aspects. The bottom-up identification and prioritization process is supported by workshops with the respective management at Sector and Corporate Function level. This top-down element ensures that potential new risks and opportunities are discussed on management level and are included in the subsequent reporting process, if found to be applicable. Reported risks and opportunities are analyzed regarding potential cumulative effects and are aggregated on Sector, Cross-Sector/Region and Corporate level. Philips has a structured risk management process to address different risk categories: Strategic, Operational, Compliance and Financial risks.

Strategic risks are threats and opportunities that influence Philips’ strategic ambitions. Operational risks include adverse unexpected developments resulting from internal processes, people and systems, or from external events that are linked to the actual running of each business (examples are solution and product creation, and supply chain management). Compliance risks cover unanticipated failures to enact, or comply with, appropriate policies and procedures. Within the area of Financial risks, Philips identifies risks related to Treasury, Accounting and reporting, Pensions and Tax.

Philips describes the risk factors within each risk category in order of Philips’ current view of expected significance, to give stakeholders an insight into which risks it considers more prominent than others at present. Describing risk factors in their order of expected significance within each risk category does not mean that a lower listed risk factor may not have a material and adverse impact on Philips’ business, strategic objectives, revenues, income, assets, liquidity or capital resources. Furthermore, a risk factor described after other risk factors may ultimately prove to have more significant adverse consequences than those other risk factors. Over time Philips may change its view as to the relative significance of each risk factor. Philips does not classify the risk categories themselves in order of importance.
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6     Risk management     6.4 - 6.4
6.4	Strategic risks

As Philips’ business is global, its operations are exposed to economic and political developments in countries across the world that could adversely impact its revenues and income.

Philips’ business environment is influenced by economic conditions globally and in individual countries where Philips conducts business. In 2009, the global economic situation continued to worsen, leading to a decline in consumer and business confidence, increased unemployment and reduced levels of capital expenditure, resulting in lower demand and more challenging market environments across our Sectors. Political developments, for example the pending US Healthcare reform, have also introduced significant uncertainties that may adversely affect the sectors in 2010.

Although in recent months, certain indices and economic data have began to show first signs of stabilization in the macroeconomic environment, there can be no assurance that these improvements will be broad-based and sustainable, nor is it clear how, if at all, they will affect the markets relevant to Philips.

Numerous other factors, such as fluctuation of energy and raw material prices, as well as global political conflicts, including the Middle East and other regions, could continue to impact macroeconomic factors and the international capital and credit markets. Economic and political uncertainty may have a material adverse impact on Philips’ financial condition or results of operations and can also make Philips’ budgeting and forecasting more difficult.

Philips may encounter difficulty in planning and managing operations due to unfavorable political factors, including unexpected legal or regulatory changes such as foreign exchange import or export controls, increased healthcare regulation, nationalization of assets or restrictions on the repatriation of returns from foreign investments and the lack of adequate infrastructure. As emerging markets are becoming increasingly important in Philips’ operations, the above-mentioned risks are also expected to grow and could have an adverse impact on Philips’ financial condition and operating results.

Philips may be unable to adapt swiftly to changes in industry or market circumstances, which could have a material adverse impact on its financial condition and results.

Fundamental shifts in the industry or market, like the transition from traditional lighting to LED lighting, may drastically change the business environment. If Philips is unable to recognize these changes in good time, or is too inflexible to rapidly adjust its business models, growth ambitions and financial results could be affected materially.

Acquisitions could expose Philips to integration risks and challenge management in continuing to reduce the complexity of the company.

Philips has recently completed acquisitions, and may continue to do so in the future, exposing Philips to integration risks in areas such as sales and service force integration, logistics, regulatory compliance, information technology and finance. Integration difficulties and complexity may adversely impact the realization of an increased contribution from acquisitions. Philips may incur significant acquisition, administrative and other costs in connection with these transactions, including costs related to the integration of acquired businesses.

Furthermore, organizational simplification and resulting cost savings may be difficult to achieve. Acquisitions may also lead to a substantial increase in long-lived assets, including goodwill. Write-downs of these assets due to unforeseen business developments may materially and adversely affect Philips’ earnings, particularly in Healthcare and Lighting which have significant amounts of goodwill (see also note 15).

Philips’ inability to secure and retain intellectual property rights for products, whilst maintaining overall competitiveness, could have a material adverse effect on its results.

Philips is dependent on its ability to obtain and retain licenses and other intellectual property (IP) rights covering its products and its design and manufacturing processes. The IP portfolio results from an extensive patenting process that could be influenced by, amongst other things, innovation. The value of the IP portfolio is dependent on the successful promotion and market acceptance of standards developed or co-developed by Philips. This is particularly applicable to Consumer Lifestyle where third- party licenses are important and a loss or impairment could negatively impact Philips’ results.
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6     Risk management     6.4 - 6.5
Philips’ ongoing investments in the “sense and simplicity” brand campaign, with a focus on simplifying the interaction with its customers, translating awareness into preference and improving its international brand recognition, could have less impact than anticipated.

Philips has made large investments in the reshaping of the Group into a more market-driven company focusing on delivering advanced and easy-to-use products and easy relationships with Philips for its customers. The brand promise of “sense and simplicity” is important for both external and internal development. If Philips fails to deliver on its “sense and simplicity” promise, its growth opportunities may be hampered, which could have a material adverse effect on Philips’ revenue and income.

Philips’ overall performance in the coming years is dependent on realizing its growth ambitions in emerging markets.

Emerging markets are becoming increasingly important in the global market. In addition, Asia is an important production, sourcing and design center for Philips. Philips faces strong competition to attract the best talent in tight labor markets and intense competition from local companies as well as other global players for market share in emerging markets. Philips needs to maintain and grow its position in emerging markets, invest in local talents, understand developments in end-user preferences and localize the portfolio in order to stay competitive. If Philips fails to achieve this, its growth ambition and financial results could be affected materially.
6.5	Operational risks
Failure to achieve improvements in Philips’ solution and product creation process and/or increased speed in innovation-to-market could hamper Philips’ profitable growth ambitions.

Further improvements in Philips’ solution and product creation process, ensuring timely delivery of new solutions and products at lower cost and upgrading of customer service levels to create sustainable competitive advantages, are important in realizing Philips’ profitable growth ambitions. The emergence of new low-cost competitors, particularly in Asia, further underlines the importance of improvements in the product creation process. The success of new solution and product creation, however, depends on a number of factors, including timely and successful completion of development efforts, market acceptance, Philips’s ability to manage the risks associated with new products and production ramp-up issues, the availability of products in the right quantities and at appropriate costs to meet anticipated demand, and the risk that new products and services may have quality or other defects in the early stages of introduction. Accordingly, Philips cannot determine in advance the ultimate effect that new solutions and product creations will have on its financial condition and operating results. If Philips fails to accelerate its innovation-to-market processes and fails to ensure that end-user insights are fully captured and translated into solution and product creations that improve product mix and consequently contribution, it may face an erosion of its market share and competitiveness, which could have a material adverse affect on its results.

If Philips is unable to ensure effective supply chain management, it may be unable to sustain its competitiveness in its markets.

Philips is continuing the process of creating a leaner supply base with fewer suppliers, while maintaining dual sourcing strategies where possible. This strategy very much requires close cooperation with suppliers to enhance, amongst other things, time to market and quality. In addition, Philips is continuing its initiatives to reduce assets through outsourcing. These processes may result in increased dependency. Although Philips works closely with its suppliers to avoid supply-related problems, there can be no assurance that it will not encounter supply problems in the future or that it will be able to replace a supplier that is not able to meet its demand. Shortages or delays could materially harm its business. Philips maintains a regular review of its strategic and critical suppliers to assess financial stability.
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6     Risk management     6.5 - 6.5
Philips’ supply chain is also exposed to fluctuations in energy and raw material prices. In recent times, commodities such as oil have been subject to volatile markets and significant price increases from time to time. If Philips is not able to compensate for or pass on its increased costs to customers, such price increases could have a material adverse impact on its financial results.

Most of Philips’ activities are conducted outside of the Netherlands, and international operations bring challenges. For example, production and procurement of products and parts in Asian countries are increasing, and this creates a risk that production and shipping of products and parts could be interrupted by a natural disaster in that region.

Due to the fact that Philips is dependent on its personnel for leadership and specialized skills, the loss of its ability to attract and retain such personnel would have an adverse effect on its business.

The retention of talented employees in sales and marketing, research and development, finance and general management, as well as of highly specialized technical personnel, especially in transferring technologies to low-cost countries, is critical to Philips’ success. The loss of specialized skills could also result in business interruptions.

Diversity in information technology (IT) could result in ineffective or inefficient business management. IT outsourcing and off-shoring strategies could result in complexities in service delivery and contract management. Furthermore, we observe a global increase in IT security threats and higher levels of professionalism in computer crime, posing a risk to the confidentiality, availability and integrity of data and information.

Philips is engaged in a continuous drive to create a more open, standardized and, consequently, more cost-effective IT landscape. This is leading to an approach involving further outsourcing, off-shoring, commoditization and ongoing reduction in the number of IT systems. The global increase in security threats and higher levels of professionalism in computer crime have raised the company’s awareness of the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access. The integration of new companies and successful outsourcing of business processes are highly dependent on secure and well-controlled IT systems.

Warranty and product liability claims against Philips could cause Philips to incur significant costs and affect Philips’ results as well as its reputation and relationships with key customers.

Philips is from time to time subject to warranty and product liability claims with regard to product performance and effects. Philips could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated or actual legal proceedings relating to such claims. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect Philips’ reputation and its relationships with key customers, both customers for end products and customers that use Philips’ products in their production process. As a result, product liability claims could materially impact Philips’ financial position and results.

Any damage to Philips’ reputation could have an adverse effect on its businesses.

Philips is exposed to developments which could affect its reputation. Such developments could be of an environmental or social nature, or connected to the behavior of individual employees or suppliers and could relate to adherence with regulations related to labor, health and safety, environmental and chemical management. Reputational damage could materially impact Philips’ financial position and results.
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6     Risk management     6.6 - 6.6
6.6	Compliance risks
Legal proceedings covering a range of matters are pending in various jurisdictions against Philips and its current and former group companies. Due to the uncertainty inherent in legal proceedings, it is difficult to predict the final outcome. Adverse outcomes might impact Philips’ financial position and results.

Philips, including a certain number of its current and former group companies, is involved in legal proceedings relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. Since the ultimate outcome of asserted claims and proceedings, or the impact of any claims that may be asserted in the future, cannot be predicted with certainty, Philips’ financial position and results of operations could be affected materially by adverse outcomes.

Please refer to note 24 for additional disclosure relating to specific legal proceedings.

Philips is exposed to governmental investigations and legal proceedings with regard to increased scrutiny of possible anti-competitive market practices.

Philips is facing increased scrutiny by national and European authorities of possible anti-competitive market practices, especially in product segments where Philips has significant market shares. For example, Philips and certain of its (former) affiliates are involved in investigations by competition law authorities in several jurisdictions into possible anti-competitive activities in the Cathode-Ray Tubes (CRT) industry and are engaged in litigation in this respect. Philips’ financial position and results could be materially affected by an adverse final outcome of these investigations and litigation, as well as any potential claims relating to this matter. Furthermore, increased scrutiny may hamper planned growth opportunities provided by potential acquisitions (see also note 24).

Philips’ global presence exposes the company to regional and local regulatory rules which may interfere with the realization of business opportunities and investments in the countries in which Philips operates.

Philips has established subsidiaries in over 60 countries. These subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair Philips’ local investments. Philips’ increased focus on the healthcare sector increases the exposure to highly regulated markets, where obtaining clearances or approvals for new products is of great importance, and the dependency on the funding available for healthcare systems. In addition, changes in reimbursement policies may affect spending on healthcare.

Philips is exposed to non-compliance with general business principles.

Philips’ attempts to realize its growth targets could expose it to the risk of non-compliance with Philips General Business Principles. This risk is heightened in emerging markets as corporate governance systems, including information structures and the monitoring of ethical standards, are less developed in emerging markets compared to mature markets. Examples include commission payments to third parties, remuneration payments to agents, distributors, commissioners and the like (‘Agents’), or the acceptance of gifts, which may be considered in some markets to be normal local business practice.

Defective internal controls would adversely affect our financial reporting and management process.

The reliability of reporting is important in ensuring that management decisions for steering the businesses and managing both top-line and bottom-line growth are based on top-quality data. Flaws in internal control systems could adversely affect the financial position and results and hamper expected growth.

The correctness of disclosures provides investors and other market professionals with significant information for a better understanding of Philips’ businesses. Imperfections or lack of clarity in the disclosures could create market uncertainty regarding the reliability of the data presented and could have a negative impact on the Philips share price.

The reliability of revenue and expenditure data is key for steering the business and for managing top-line and bottom-line growth. The long lifecycle of healthcare sales, from order acceptance to accepted installation, together with the complexity of the accounting rules for when revenue can be recognized in the accounts presents a challenge to ensure there is consistency of application of the accounting rules over Philips Healthcare’s global business.

Compliance procedures have been adopted by management to ensure that the use of resources is consistent with laws, regulations and policies, and that resources are safeguarded against waste, loss and misuse.
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6     Risk management     6.6 - 6.7.1
Ineffective compliance procedures relating to the use of resources could have an adverse effect on the financial results.

Philips is exposed to non-compliance with data privacy and product safety laws.

Philips’ brand image and reputation would be adversely impacted by non-compliance with the various (patient) data privacy and (medical) product security laws. Privacy and product safety issues may arise with respect to remote access or monitoring of patient data or loss of data on customers’ systems. Philips Healthcare is further subject to various data privacy and safety laws. Privacy and product security issues may arise, especially with respect to remote access or monitoring of patient data or loss of data on our customers’ systems, although Philips Healthcare contractually limits liability, where permitted.

Philips Healthcare operates in a highly regulated product safety and quality environment. Philips Healthcare’s products are subject to regulation by various government agencies, including the FDA (US) and comparable foreign agencies. Obtaining their approvals is costly and time-consuming, but a prerequisite for market introduction. A delay or inability to obtain the necessary regulatory approvals for new products could have a material adverse effect on its business. The risk exists that product safety incidents or user concerns could trigger FDA business reviews which if failed could lead to business interruption.
6.7	Financial risks
6.7.1	General
Philips is exposed to a variety of treasury risks including liquidity risk, currency risk, interest rate risk, equity price risk, commodity price risk, credit risk, country risk and other insurable risk.

During 2008 Philips re-financed a significant proportion of its long-term debt commitments, thereby significantly extending the overall maturity profile of its funding. Furthermore, additional credit lines were arranged to act as additional back-up for the liquidity needs of the group. Further negative developments impacting the global liquidity markets could affect the ability to raise or re-finance debt in the capital markets, or could also lead to significant increases in the cost of such borrowing in the future. If the market expected a downgrade or downgrades by the rating agencies, or if such a downgrade has actually taken place, this could increase our cost of borrowing, reduce our potential investor base and negatively affect our business.

Philips is a global company and as a direct consequence the financial results of the group may be impacted through currency fluctuations. The majority of the currency risk to which Philips is exposed relates to transaction exposure within the business of on-balance and forecasted foreign currency purchases or sales and translation exposure of foreign currency denominated financing positions.

Philips is also exposed to interest rate risk particularly in relation to its long-term debt position; this risk can take the form of either fair value or cash flow risk. Failure to effectively hedge this risk can impact Philips’ financial results.

Philips is exposed to equity price risk through holdings in publicly listed and other companies. A downturn in equity markets can materially impact the realizable value of such securities and can lead to material financial losses and impairment charges for the Group.

Credit risk of counterparties that have outstanding payment obligations creates exposure for Philips, particularly in relation to accounts receivable and liquid assets and fair values of derivatives and insurance contracts with financial counterparties. A default by counterparties in such transactions can have a material and adverse effect on Philips’ financial condition.

For further analysis, please refer to section 6.7.2, Details of treasury risks, of this Annual Report.
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6     Risk management     6.7.1 - 6.7.2
Corporate Control, together with Sector and Functional management, performs an assessment of financial reporting risks at least annually.

For each risk identified a risk rating is assigned based on the likelihood of occurrence and the potential impact of the risk on the financial statements and related disclosures. In determining the probability that a risk will result in a misstatement of a more than inconsequential amount or material nature, the following factors are considered to be critical: complexity of the associated accounting activity or transaction process, history of accounting and reporting errors, likelihood of significant (contingent) liabilities arising from activities, exposure to losses, existence of related party transaction, volume of activity and homogeneity of the individual transactions processed and changes to the prior period in accounting characteristics.

Important critical reporting risk areas identified within Philips following the risk assessment are:
•	Complex accounting for deferred tax liabilities, pension benefits, and asset impairments

•	Complex sales transactions regarding multi-element deliveries (combination of goods and services)

•	Past experience of control failures regarding segregation of duties

•	Significant (contingent) liabilities such as environmental claims and other litigation

•	Outsourcing of high volume/homogeneous transactional finance operations to third-party service providers.
Processes and controls related to the identified critical risk areas will be subject to a more detailed set of requirements regarding control documentation and control evaluation (monitoring) by Sector and Functional management due to their importance for the reliability of the financial statements and disclosures of the Group.

Philips has defined-benefit pension plans in a number of countries. The funded status and the cost of maintaining these plans are influenced by financial market and demographic developments, creating volatility in Philips’ financials.

The majority of employees in Europe and North America are covered by defined-benefit pension plans. The accounting for defined-benefit pension plans requires management to determine discount rates, expected rates of compensation and expected returns on plan assets. Changes in these variables can have a significant impact on the projected benefit obligations and net periodic pension costs. A negative performance of the financial markets could have a material impact on funding requirements and net periodic pension costs and also affect the value of certain financial assets and liabilities of the company.

For further analysis of pension-related exposure to changes in financial markets, please refer to section 6.7.3, Details of pension risks, of this Annual Report and for quantitative and qualitative disclosure of pensions, please refer to note 18.

Philips is exposed to a number of different fiscal uncertainties which could have a significant impact on local tax results.

Philips is exposed to a number of different tax uncertainties which could result in double taxation, penalties and interest payments. These include, amongst others, transfer pricing uncertainties on internal cross-border deliveries of goods and services, tax uncertainties related to acquisitions and divestments, tax uncertainties related to the use of tax credits and permanent establishments, and tax uncertainties due to losses carried forward and tax credits carried forward. Those uncertainties may have a significant impact on local tax results.

For further details, please refer to section 6.7.4, Details of fiscal risks, of this Annual Report.
6.7.2	Details of treasury risks
Philips is, as mentioned before, exposed to several types of financial risk. This section further analyzes financial risks. Philips does not purchase or hold derivative financial instruments for speculative purposes. Information regarding financial instruments is included in note 32 and note 33.

This section ‘Details of treasury risks’ up to and including ‘Other insurable risks’ forms an integral part of the Group financial statements.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities.

The rating of the Company’s debt by major rating services may improve or deteriorate. As a result, Philips’ future borrowing capacity may be influenced and its financing costs may fluctuate. Philips has various sources to mitigate the liquidity risk for the group. As of December 31, 2009, Philips had EUR 4,386 million in cash and cash equivalents, a USD 2.5 billion Commercial Paper Program, and a USD 2.5 billion committed revolving facility that could serve as back-up for short-term financing requirements that would
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6     Risk management     6.7.2 - 6.7.2
normally be satisfied through the Commercial Paper Program. Additionally EUR 357 million of investments in its available-for-sale financial assets and listed equity-accounted investees (fair value at December 31, 2009) were available. Furthermore, Philips had a committed undrawn bilateral loan of EUR 200 million. As of December 31, 2009 Philips did not have any loans outstanding under any of these facilities.

On February 18 , 2010 Philips signed a new 5-year EUR 1.8 billion revolving credit facility to replace the existing USD 2.5 billion facility.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency fluctuations may impact Philips’ financial results. Philips is exposed to currency risk in the following areas:
•	Transaction exposures, related to forecasted sales and purchases and on-balance-sheet receivables/payables resulting from such transactions

•	Translation exposure of net income in foreign entities

•	Translation exposure of foreign-currency intercompany and external debt and deposits

•	Translation exposure of foreign-currency-denominated equity invested in consolidated companies

•	Translation exposure to equity interests in non-functional-currency equity-accounted investees and available-for-sale financial assets.
It is Philips’ policy that significant transaction exposures are hedged by the businesses. Accordingly, all businesses are required to identify and measure their exposures resulting from material transactions denominated in currencies other than their own functional currency. Philips’ policy generally requires committed foreign currency exposures to be fully hedged using forwards. Anticipated transactions may be hedged using forwards or options or a combination thereof. The amount hedged as a proportion of the total exposure identified varies per business and is a function of the ability to project cash flows, the time horizon for the cash flows and the way in which the businesses can adapt to changed levels of foreign-currency exchange rates. As a result, hedging activities may not eliminate all currency risks for these transaction exposures. Generally, the maximum tenor of these hedges is 18 months.

The following table outlines the estimated nominal value in millions of euros for transaction exposure and related hedges for Philips’ most significant currency exposures as of December 31, 2009:

Estimated transaction exposure and related hedges in millions of euros

	maturity 0-60 days		maturity over 60 days
	exposure	hedges	exposure	hedges
Receivables
GBP vs. EUR	50	(46)	212	(120)
PLN vs. EUR	34	(30)	83	(50)
USD vs. EUR	473	(408)	1,186	(844)
USD vs. CNY	4	(4)	—	—
EUR vs. USD	115	(98)	616	(330)
JPY vs. EUR	26	(28)	134	(116)
EUR vs. CNY	4	(3)	24	(17)
Others	216	(218)	592	(333)

Payables
USD vs. BRL	(58)	34	(137)	62
PLN vs. EUR	(43)	34	(152)	84
USD vs. EUR	(660)	507	(1,052)	590
EUR vs. CNY	(1)	1	(35)	19
CNY vs. USD	(52)	52	(143)	76
MYR vs. USD	(8)	5	(34)	13
Others	(273)	177	(419)	231
The first currency displayed is the exposure that is being hedged followed by the functional currency of the hedging entity.

The derivatives related to transactions are, for hedge accounting purposes, split into hedges of on-balance-sheet accounts receivable/payable and forecasted sales and purchases. Changes in the value of on-balance-sheet foreign-currency accounts receivable/payable, as well as the changes in the fair value of the hedges related to these exposures, are reported in the income statement under income from operations. Hedges related to forecasted transactions, where hedge accounting is applied, are accounted for as cash flow hedges. The results from such hedges are deferred in other comprehensive income within equity to the extent that the hedge is effective. As of December 31, 2009, a gain of EUR 10 million was deferred in equity as a result of these hedges. The result deferred in equity will be released to earnings mostly during 2010 at the time when the related hedged transactions affect the income statement. During 2009, a net gain of EUR 7 million was recorded in the income statement as a result of ineffectiveness of cash flow hedges.
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6     Risk management     6.7.2 - 6.7.2
The total net fair value of hedges related to transaction exposure as of December 31, 2009 was an unrealized gain of EUR 15 million. An instantaneous 10% increase in the value of the euro against all currencies would lead to an increase of EUR 28 million in the value of the derivatives; including a EUR 16 million increase related to foreign exchange transactions of the euro against the pound sterling, a EUR 11 million increase related to foreign exchange transactions of the euro against the Japanese yen, and a EUR 15 million decrease related to foreign exchange transactions of the euro against the US dollar. The EUR 28 million increase includes a loss of EUR 1 million that would impact the income statement, which would largely offset the opposite revaluation effect on the underlying accounts receivable and payable, and the remaining gain of EUR 29 million would be recognized in equity to the extent that the cash flow hedges were effective.

Philips does not hedge the translation exposure of net income in foreign entities.

Foreign exchange exposure also arises as a result of intercompany loans and deposits. Where the Company enters into such arrangements the financing is generally provided in the functional currency of the subsidiary entity. The currency of the Company’s external funding and liquid assets is matched with the required financing of subsidiaries either directly through external foreign currency loans and deposits, or synthetically by using foreign exchange derivatives. In certain cases where group companies may also have external foreign currency debt or liquid assets, these exposures are also hedged through the use of foreign exchange derivatives. Changes in the fair value of hedges related to this translation exposure are recognized within financial income and expenses in the income statement and are largely offset by the revaluation of the hedged items. The total net fair value of these derivatives as of December 31, 2009, was an unrealized loss of EUR 190 million. An instantaneous 10% increase in the value of the euro against all currencies would lead to an increase of EUR 303 million in the value of the derivatives, including a EUR 297 million increase related to the US dollar.

Translation exposure of foreign-currency equity invested in consolidated entities is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge. As of December 31, 2009, Philips had no outstanding derivatives accounted for as net investment hedges. During 2009, Philips recorded a gain of less than EUR 1 million in other comprehensive income under currency translation differences as a result of net investment hedges.

Philips does not currently hedge the foreign exchange exposure arising from equity interests in non-functional-currency equity-accounted investees and available-for-sale financial assets.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Philips had outstanding debt of EUR 4,267 million, which created an inherent interest rate risk. Failure to effectively hedge this risk could negatively impact financial results. At year-end, Philips held EUR 4,386 million in cash and cash equivalents, total long-term debt of EUR 3,640 million and total short-term debt of EUR 627 million. At December 31, 2009, Philips had a ratio of fixed-rate long-term debt to total outstanding debt of approximately 73%, compared to 76% one year earlier.

A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2009, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by approximately EUR 222 million. If there was an increase of 1% in long-term interest rates, this would reduce the market value of the long-term debt by approximately EUR 221 million.

If interest rates were to increase instantaneously by 1% from their level of December 31, 2009, with all other variables held constant, the annualized net interest expense would decrease by approximately EUR 31 million. This impact was based on the outstanding net cash position at December 31, 2009.

Equity price risk

Equity price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in equity prices.

Philips is a shareholder in several publicly listed companies, including TCL Corporation and TPV Technology Ltd. As a result, Philips is exposed to potential financial loss through movements in their share prices. The aggregate equity price exposure of publicly listed investments in its main available-for-sale financial assets and listed equity-accounted investees amounted to approximately EUR 357 million at year-end 2009 (2008: EUR 659 million including shares that were sold during 2009). As of December 31, 2009, Philips also held options on the shares of TPV through a convertible bond issued to Philips in September 2005, the face value of the bond being the USD equivalent of EUR 146 million and the fair value of the option at year-end EUR 25 million. Furthermore,
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6     Risk management     6.7.2 - 6.7.2
Philips also held options on the shares of CBAY through a convertible bond issued to Philips in August 2008, the face value of the bond being the USD equivalent of EUR 67 million and the fair value of the option at year-end EUR 2 million. Philips does not hold derivatives in its own stock or in the above-mentioned listed companies except for the embedded derivatives in the convertible bonds already mentioned.

Philips is also a shareholder in several privately owned companies including NXP. As a result, Philips is exposed to potential value adjustments.

Commodity price risk

Commodity price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in commodity prices.

Philips is a purchaser of certain base metals, precious metals and energy. Philips hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that Philips enters into are accounted for as cash flow hedges to offset forecasted purchases. As of December 2009, a gain of less than EUR 1 million was deferred in equity as a result of these hedges. A 10% increase in the market price of all commodities as of December 31, 2009 would increase the fair value of the derivatives by less than EUR 1 million.

Credit risk

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform their payment obligations as contracted. Credit risk is present within Philips trade receivables. To have better insights into the credit exposures, Philips performs ongoing evaluations of the financial and non-financial conditions of its customers and adjusts credit limits when appropriate. In instances where the creditworthiness of a customer is determined not to be sufficient to grant the credit limit required, there are a number of mitigation tools that can be utilized to close the gap including reducing payment terms, cash on delivery, pre-payments and pledges on assets.

Philips invests available cash and cash equivalents with various financial institutions and is exposed to credit risk with these counterparties. The analysis below includes short-term deposits which were the main component of cash and cash equivalents totaling EUR 3,740 million as of December 31, 2009 (2008: 2,847 million). Philips is also exposed to credit risks in the event of non-performance by financial institutions with respect to financial derivative instruments.

Philips actively manages concentration risk and on a daily basis measures the potential loss under certain stress scenarios, should a financial institution default. These worst-case scenario losses are monitored and limited by the company. As of December 31, 2009 Philips had credit risk exceeding EUR 25 million with the following number of financial institutions:

Credit risk with number of counterparties

	25-100	100-500	500-2,000
	million	million	million
AAA-rated governments	—	—	1
AAA-rated government banks	—	—	2
AAA-rated bank counterparties	—	—	1
AA-rated bank counterparties	2	—	—
A-rated bank counterparties	3	1	—

	5	1	4
The company does not enter into any financial derivative instruments to protect against default by financial institutions. However, where possible the company requires all financial institution with whom it deals in derivative transactions to complete legally enforceable netting agreements under an International Swap Dealers Association master agreement or otherwise prior to trading, and whenever possible, to have a strong credit rating from Standard & Poor’s and Moody’s Investor Services. Philips also regularly monitors the development of the credit risk of its financial counterparties. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings or with governments or government-backed institutions. For an overview of the overall maximum credit exposure of the group’s financial assets, please refer to note 32 for details of carrying amounts and fair value.

Country risk

Country risk is the risk that political, legal, or economic developments in a single country could adversely impact our performance. The country risk per country is defined as the sum of the equity of all subsidiaries and associated companies in country cross-border transactions, such as intercompany loans, accounts receivable from third parties and intercompany accounts receivable. The country risk is monitored on a regular basis.
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6     Risk management     6.7.2 - 6.7.3
As of December 31, 2009, the company had country risk exposure in the United States of EUR 9 billion and in the Netherlands of EUR 8 billion. Other countries exceeding EUR 1 billion but less than EUR 3 billion are China (including Hong Kong) and Belgium. Countries where the risk exceeded EUR 500 million but was less than EUR 1 billion are Germany and Japan. Countries where the risk exceeded EUR 200 million but was less than EUR 500 million are Poland, Italy, Canada and France. The degree of risk of a country is taken into account when new investments are considered. The company does not, however, use financial derivative instruments to hedge country risk.

Other insurable risks

Philips is covered for a range of different kinds of losses by global insurance policies in the areas of property damage, business interruption, general and product liability, transport, directors’ and officers’ liability, employment practice liability, fraud, and aviation product liability.

To lower exposures and to avoid potential losses, Philips has a worldwide Risk Engineering program in place. The main focus in this program is on property damage and business interruption risks, which also include interdependencies. Philips sites, and also a limited number of sites of key suppliers, are inspected on a regular basis by the Risk Engineering personnel of the insurer. Inspections are carried out against predefined Risk Engineering standards which are agreed between Philips and the insurers. Recommendations are made in a Risk Management report and are reviewed centrally. This is the basis for decision-making by the local management of the business as to which recommendations will be implemented. For all policies, deductibles are in place, which vary from EUR 250,000 to EUR 500,000 per occurrence and this variance is designed to differentiate between the existing risk categories within Philips. Above this first layer of working deductibles, Philips operates its own re-insurance captive, which during 2009 retained EUR 2.5 million per occurrence for the property damage and business interruption losses and EUR 5 million in the aggregate per year. For general and product liability claims, the captive retained EUR 1.5 million per claim and EUR 6 million in the aggregate. New contracts were signed on December 31, 2009 for the coming year, whereby the reinsurance captive retentions remained unchanged.

6.7.3	Details of pension risks

This section further analyzes the pension exposure and possible risks thereof.

Pension-related exposure to changes in financial markets

With pension obligations in more than thirty countries, Philips has devoted considerable attention and resources to ensuring disclosure, awareness and control of the resulting exposures.

Depending on the investment policies and the membership composition of the respective pension funds, developments in financial markets and changes in life expectancy may have significant effects on the Funded Status and net periodic pension costs (NPPC) of Philips’ pension plans. The pension plans in Germany, the Netherlands, the UK and the US cover approximately 95% of the Company’s total pension liabilities. To monitor their exposure to the respective risk factors, Philips uses a stochastic model. Amongst other things, the model allows both sensitivity analysis and stochastic simulations of the pension accounting figures of Philips. The sensitivity analysis presented and described in this chapter does not cover funding status or cost analysis on an economic or regulatory valuation basis.

Sensitivity analysis

An indication of Philips’ accounting risk exposures related to pensions can be obtained by a sensitivity analysis of the Funded Status and NPPC for the above-mentioned countries. The bar charts in figures 1 and 2 show the sensitivities of the Funded Status to changes in equity price levels, interest rates, inflation expectations and longevity. Figures 3 and 4 show the same sensitivities for the NPPC. The changes applied in this analysis represent approximately one standard deviation and the absolute numbers of the impact for each factor/assumption are mentioned in the graphs. The risk numbers show how much the Funded Status and NPPC change relative to their (expected) levels at year-end 2010 if equity price levels, interest rates, inflation expectation and longevity trend deviate from their (expected) values at the end of 2010.
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6     Risk management     6.7.3 - 6.7.3
The sensitivity to changes in equity valuations is largest in the Dutch plan, even though in relative terms there is a larger percentage of equity exposure in the US. The size of the overall sensitivity to longevity is comparable to the sensitivity to equity prices. The plan in the Netherlands contributes most, which is due to its relative size. The aggregate Funded Status is less sensitive to interest rates. This reflects the impact of Liability Driven Investment (LDI) strategies in most countries. The interest rate sensitivity for the Dutch plan is opposite to the sensitivity in the other plans, because the LDI strategy adopted by the plan matches the higher value of the pension liabilities on a local valuation basis and not the lower value of the accounting liabilities as reported by the Company. Although an LDI strategy has been implemented in the US, this plan shows the highest sensitivity to interest rates. The aggregate Funded Status is least sensitive to changes in the inflation assumption. This is due to the fact that the Company has set its assumption for inflation for the Netherlands and Germany at the long-term target of the European Central Bank.

The aggregate NPPC is particularly sensitive to changes in interest rates for the NPPC in the Netherlands. NPPC is to a lesser extent sensitive to changes in equity valuations and longevity. Due to the absolute size of the exposure to equities, the highest sensitivity to equities still exists in the Netherlands. The highest sensitivity to longevity also exists in the Netherlands. The aggregate NPPC is least sensitive to changes in inflation assumption due to the selection of the inflation assumption for the Netherlands as referred to in the previous paragraph.

Stochastic analysis

The sensitivities described above reflect the impacts of separate changes in equity prices, interest rates, etc. As such changes are historically unlikely to happen simultaneously, a simple summation of the above-mentioned sensitivities would overestimate the total risk exposure. The difference between the total risk and the summation represents the so-called diversification effect. It results from the less than perfect (or even negative) correlation between the respective risk factors. The diversification effect may be captured by a stochastic analysis, i.e. by analyzing the outcomes of a large number of simulations.

These simulations are based on the volatility of and correlations between the respective risk factors over the past 30 years. The bar charts below show the maximum deviations from the expected aggregate Funded Status at year-end 2009 and year-end 2010 and the expected NPPC for 2010 and 2011, if the 5% worst possible outcomes are excluded. These ‘Funded-Status-at-risk’ and ‘NPPC-at-Risk’ measures are based on the valuations of plan assets and liabilities on December 31, 2008 and December 31, 2009, respectively, and may therefore be seen as indicators of the accounting risks on these same dates. Figure 5 shows both the contribution of the separate risk factors and the diversification effect. Contrary to figures 1 and 2, it excludes the impact of longevity risk, but it includes the impact of credit risk and foreign exchange risk. Figures 6 and 7 show both the contributions of the risk exposures in the four biggest pension countries and the diversification between them.
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6     Risk management     6.7.3 - 6.7.4
The differences between the first and second bars in figures 5, 6 and 7 reflect plan changes, changes in assumptions for discounting future liabilities and changes in financial market conditions during 2009. The Funded-Status-at-Risk has increased compared to 2008. The credit risk, which is mainly driven by the volatility in credit spreads, has increased substantially, due to the increased market perception of credit risk. Credit risk results from the mismatch between the credit spread risk exposure of liabilities (i.e. in the discount rate curve used for accounting valuation) and the credit exposure of assets (through defaults, downgrades and changing credit spreads). On the other hand, the inflation element in the funded status calculation has decreased significantly by adoption of the ECB long-term target as the inflation assumption for the Netherlands and Germany. The contribution of equity risk has increased due to a higher absolute exposure resulting from the improved funding ratio of the Dutch plan and the increased volatility of equity prices. The steps taken during 2009 in Germany and the US to implement their new LDI driven investment strategies have led to lower contributions of interest rate risk. The contribution of interest rate risk results from the remaining interest rate mismatch between assets and liabilities. Both in absolute and relative terms, it is the highest in the US. The diversification effect is largely attributable to the small correlation between credit spread and equity returns.

The Dutch fund still contributes most to NPPC-at-Risk. This is a reflection of its size.
6.7.4	Details of fiscal risks
Philips is, as mentioned before, exposed to fiscal uncertainties. This section further describes this exposure. Please refer to note 5 for additional disclosure relating to income taxes.

Transfer pricing uncertainties

Philips has issued transfer pricing directives, which are in accordance with guidelines of the Organization of Economic Co-operation and Development. As transfer pricing has a cross-border effect, the focus of local tax authorities on implemented transfer pricing procedures in a country may have an impact on results in another country. In order to mitigate the transfer pricing uncertainties, audits are executed by Corporate Fiscal and Internal Audit on a regular basis to safeguard the correct implementation of the transfer pricing directives.

Tax uncertainties on general service agreements and specific allocation contracts

Due to the centralization of certain activities in a limited number of countries (such as research and development, centralized IT, corporate functions and head office), costs are also centralized. As a consequence, for tax reasons these costs and/or revenues must be allocated to the beneficiaries, i.e. the various Philips entities. For that purpose, apart from specific allocation contracts for costs and revenues, general service agreements (GSAs) are signed with a large number of entities. Tax authorities review the implementation of GSAs, apply benefit tests for particular countries or audit the use of tax credits attached to GSAs and royalty payments, and may reject the implemented procedures. Furthermore, buy in/out
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6     Risk management     6.7.4 - 6.7.4
situations in the case of (de)mergers could affect the tax allocation of GSAs between countries. The same applies to the specific allocation contracts.

Tax uncertainties due to disentanglements and acquisitions

When a subsidiary of Philips is disentangled, or a new company is acquired, related tax uncertainties arise. Philips creates merger and acquisition (M&A) teams for these disentanglements or acquisitions. These teams consist of specialists from various corporate functions and are formed, amongst other things, to identify hidden tax uncertainties that could subsequently surface when companies are acquired and to reduce tax claims related to disentangled entities. These tax uncertainties are investigated and assessed to mitigate tax uncertainties in the future as much as possible. Several tax uncertainties may surface from M&A activities. Examples of uncertainties are: applicability of the participation exemption, allocation issues, and non-deductibility of parts of the purchase price.

Tax uncertainties due to permanent establishments

In countries where Philips starts new operations, the issue of permanent establishment may arise. This is because when operations in new countries are led from other countries, there is a risk that tax claims will arise in the new country as well as in the initial country.

Tax uncertainties of losses carried forward and tax credits carried forward

The value of the losses carried forward is not only subject to having sufficient profits available within the loss-carried-forward period, but also subject to having sufficient profits within the foreseeable future in the case of losses carried forward with an indefinite carry-forward period. The ultimate realization of the Company’s deferred tax assets, including tax losses and credits carried forward, is dependent upon the generation of future taxable income in the countries where the temporary differences, unused tax losses and unused tax credits were incurred and during the periods in which the deferred tax assets become deductible. Additionally, in certain instances, realization of such deferred tax assets is dependent upon the successful execution of tax planning strategies. Accordingly, there can be no absolute assurance that all (net) tax losses and credits carried forward will be realized.
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7     Investor information     7 - 7.1
7 Investor information
7.1	The Philips investment proposition
Our strategy

Philips’ strategy is to become the leading company in Health and Well-being. We believe that a steadily growing demand for healthcare, a healthy lifestyle and energy-efficient lighting solutions will – driven by an aging population, increased environmental awareness and expanding emerging markets – allow Philips to generate double-digit EBITA margins.

Our Healthcare sector is a world leader in many businesses including Cardiovascular X-ray, Patient Monitoring and, not least, Home Healthcare which we see playing an increasingly more important role in the years ahead. Equally, our Consumer Lifestyle sector is built on a portfolio of leading businesses – including Philips men’s shaving, Philips Sonicare oral healthcare and Philips Avent mother and childcare. We are the world’s largest Lighting company with a leading position in LED lighting solutions – the future of this industry. We will continue to leverage our brand, with its promise of “sense and simplicity”, our rich technological heritage and our advanced insight into the needs of end-users to bring meaningful innovation to our customers. In doing so, we will make Philips, already one of the oldest and strongest global brands, the leading company in Health and Well-being.

Our financial targets
•	Comparable sales growth:
-	well in excess of global GDP
•	Group EBITA margin: 10% or more

•	Sector EBITA targets:
-	Healthcare 15-17%

-	Consumer Lifestyle 8-10%

-	Lighting 12-14%
•	Return on invested capital: 12-13%
Sustainability

We seek to make constant progress in the sustainability of our business. A clear example of how we are driving business growth through sustainability is evident in our current EcoVision4 program.

Our EcoVision4 targets

over the period 2007 — 2012
•	Double revenues from Green Products to 30% of total sales

•	Double investment in Green Innovations to a cumulative EUR 1 billion

•	Improve our operational energy efficiency by 25% and reduce CO2 emissions by 25%
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7     Investor information     7.2 - 7.2.4
7.2	The year 2009

7.2.1	A challenging year in 2009
Looking back, 2009 was a testing year for Philips. Nevertheless, in the most challenging economic environment in decades, we acted swiftly and decisively to adjust our cost structure and working capital to market conditions. We did this to maintain profitability and to make sure we emerge from the recession in the best possible shape to capitalize on future economic growth. The effects of our actions became increasingly visible in our earnings and cash flow performance, especially in the second half of the year.

Despite tough times, we continued to invest in innovation, in our brand and in mergers and acquisitions. These investments are essential for our future competitiveness. In view of macro-economic developments, Philips also accelerated planned initiatives to further increase organizational effectiveness and to lower fixed cost by streamlining operations and simplifying the structure. In 2009 we announced another EUR 450 million of restructuring. Combined with the restructuring of 2008 this will lead to a reduction in our 2010 fixed cost base of well over EUR 700 million compared to the run rate in 2008.

As our Incubator activities were maturing and increasingly aligned with the growth plans of our individual sectors, all activities of the Incubators, as of Q3 2009, were charged to Research & Development cost of the business sectors. In conjunction with this, the activities of Group Management & Services and the remaining Innovation & Emerging Businesses were reported under one reporting segment: Group Management & Services.

7.2.2	Net income and EPS

Net income of the Philips Group showed a profit of EUR 424 million, or EUR 0.46 per common share, compared to a loss of EUR 92 million, or EUR 0.09 per common share, in 2008.
7.2.3	Dividend policy

Our aim is to sustainably grow our dividend over time. Philips’ present dividend policy is based on an annual payout ratio of 40 to 50% of continuing net income.

Continuing net income, or net income excluding material non-recurring items and discontinued operations, is the base figure used to calculate the dividend payout for the
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7     Investor information     7.2.4 - 7.2.4
year. For 2009, the key exclusions used to arrive at continuing net income include the gains on the sale of shares in LG Display and Pace Micro Technology, non-cash value decreases in our remaining financial stakes, restructuring and the impact of settlement charges.

7.2.4	Proposed distribution

A proposal will be submitted to the 2010 Annual General Meeting of Shareholders to declare a dividend of EUR 0.70 per common share, in cash or in shares at the option of the shareholder, against the net income for 2009 and the retained earnings of the Company. Such dividend is expected to result in a payment of up to EUR 650 million.

Shareholders will be given the opportunity to make their choice between cash and shares between April 1, 2010 and April 23, 2010. If no choice is made during this election period the dividend will be paid in shares. On April 23, 2010 after close of trading, the number of share dividend rights entitled to one new common share will be determined based on the volume weighted average price of all traded common shares Koninklijke Philips Electronics N.V. at Euronext Amsterdam on 21, 22 and 23 April 2010. The Company will calculate the number of share dividend rights entitled to one new common share, such that the gross dividend in shares will be approximately 3% higher than the gross dividend in cash. Payment of the dividend and delivery of new common shares, with settlement of fractions in cash, if required, will take place from April 28, 2010. The distribution of dividend in cash to holders of New York registry shares will be made in USD at the USD/EUR rate fixed by the European Central Bank on April 26, 2010.

Dividend in cash is in principle subject to 15% Dutch dividend withholding tax, which will be deducted from the dividend in cash paid to the shareholders. Dividend in shares paid out of earnings and retained earnings is subject to 15% dividend withholding tax, but only in respect of the par value of the shares (EUR 0.20 per share). This withholding tax in case of dividend in shares will be borne by Philips.

In 2009, a distribution in cash was paid of EUR 0.70 per common share (EUR 647 million) against the retained earnings of the Company.

ex-dividend
	date	record date	payment date
Amsterdam shares	March 29, 2010	March 31, 2010	April 28, 2010
New York shares	March 29, 2010	March 31, 2010	April 28, 2010
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7     Investor information     7.3 - 7.3.3
7.3	Share information
7.3.1	Market capitalization

Philips’ market capitalization was EUR 19.2 billion at year-end 2009. The highest closing price for Philips’ shares in 2009 was EUR 21.03 on December 29, 2009 and the lowest was EUR 10.95 on March 30, 2009, both in Amsterdam.
7.3.2	Share capital structure

During 2009, Philips’ issued share capital remained at a level of 972 million common shares. The basic shares outstanding increased slightly from 923 million at the end of December 2008 to 927 million shares at the end of 2009. As of December 31, 2009, the shares held in treasury amounted to 45.0 million shares, of which 43.1 million are held by Philips to cover long-term incentive and employee stock purchase plans.

The Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) imposes a duty to disclose percentage holdings in the capital and/or voting rights in the Company when such holding reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. Such disclosure must be made to the Netherlands Authority for the Financial Markets (AFM) without delay. The AFM then notifies the Company.

On April 20, 2009, the Company received notification from the AFM that it had received disclosures under the Financial Markets Supervision Act of a substantial holding of 5.02% by Southeastern Asset Management, Inc. in the Company’s common shares, which was subsequently reduced to below 5% as of December 14, 2009. On December 1, 2009, the Company received notification from the AFM that it had received disclosures under the Financial Markets Supervision Act of a substantial holding of 5.03% by BlackRock Inc. in the Company’s common shares.

Based on a survey in September 2009 and information provided by several large custodians, the following shareholder portfolio information is included in the graphs Shareholder by region and Shareholders by style.
7.3.3	Share repurchase programs for capital reduction purposes

On July 17, 2006, Philips announced a further EUR 1.5 billion share repurchase program which was expanded to EUR 4.0 billion on August 3, 2006. Philips completed EUR 2.4 billion of this program in 2006.

Philips planned to execute the remaining EUR 1.6 billion via a program using a second trading line on Euronext Amsterdam, which started on January 22, 2007. Through this second trading line EUR 0.8 billion worth of shares were purchased in 2007.
Philips Annual Report 2009     123

7     Investor information     7.3.3 - 7.4
In December 2007, the Dutch parliament adopted an amendment to Dutch tax legislation, effective January 1, 2008, that increased the amount that companies may spend on repurchasing shares free of withholding tax. Subsequently, Philips announced that it planned to repurchase EUR 5 billion worth of common Philips shares. As a consequence of this new share repurchase program, which includes the portion of the second trading line program that had yet to be completed, Philips terminated its second trading line.

At the end of 2008 share repurchases totaling EUR 3.3 billion, or two-thirds of the planned EUR 5.0 billion, had been completed. Given the economic conditions in 2008, we announced on January 26, 2009 that, in line with our prudent financial management, we would suspend the share repurchase program until further notice.

Further details on the share repurchase programs can be found on the Investor Relations website. For more information see the section 10.1, Corporate governance of the Philips Group, of this Annual Report.

In 2008 the Company started the procedure for the cancellation of Philips shares acquired pursuant to the EUR 5.0 billion share repurchase program. The cancellation has been effected in several tranches.

Impact of share repurchases on share count

in millions of shares

	2005	2006	2007	2008	2009
Shares issued	1,316	1,143	1,143	972	972
Shares in treasury	115	36	78	49	45
Shares outstanding	1,201	1,107	1,065	923	927

Shares repurchased	72	102	26	146	—
Shares cancelled	—	173	—	170	—
7.4	Risk management
Taking risks is an inherent part of entrepreneurial behavior. A structured risk management process encourages management to take risks in a controlled manner. Philips has a structured risk management process in place that recognizes different risk categories at Strategic, Operational, Compliance and Financial level. A more extensive explanation is published in section 6.1, Introduction, of this Annual Report.

Philips’ rating

Philips’ existing long-term debt is rated A3 (with negative outlook) by Moody’s and A- (with stable outlook) by Standard & Poor’s. It is our objective to manage our financial ratios to be in line with A3 / A-. There is no assurance that we will be able to achieve this goal and ratings are subject to change at any time.

Credit rating summary

	Long-	Short-
	term	term	Outlook
Standard and Poor’s	A-	A-2	Stable
Moody’s	A3	P-2	Negative
124     Philips Annual Report 2009

7     Investor information     7.5 - 7.5
7.5	Performance in relation to market indices
Euronext Amsterdam

Share price development in Amsterdam, 2009 (in euros)

PHIA	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
High	15.26	16.05	12.74	13.76	14.77	14.23	15.88	16.54	17.65	18.91	18.84	21.03
Low	12.61	12.58	10.95	11.52	13.26	12.64	12.59	15.61	15.05	15.79	16.99	19.21
Average	14.03	14.34	11.99	12.68	14.01	13.43	14.18	16.15	16.63	17.55	18.13	20.14
Average daily volume*	9.52	9.49	11.60	9.17	5.86	6.21	6.57	5.35	7.21	8.20	5.56	5.92
New York Stock Exchange

Share price development in New York, 2009 (in US dollar)

PHG	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
High	20.73	20.78	17.13	17.98	19.89	20.30	22.76	23.83	25.82	28.14	28.46	30.19
Low	16.06	15.58	13.98	15.45	18.11	17.61	17.52	22.15	21.35	22.89	25.09	28.58
Average	18.73	18.31	15.66	16.75	19.16	18.81	19.99	23.03	24.19	25.95	27.09	29.29
Average daily volume*	1.21	1.58	1.76	1.60	1.03	0.89	1.32	0.74	0.90	0.73	0.55	0.70

*	in millions of shares

Amsterdam, New
Share listings	York
Ticker code	PHIA, PHG

No. of shares issued at Dec. 31, 2009	972 million

No. of shares outstanding issued at Dec. 31, 2009	927 million

Market capitalization at year-end 2009	19.2 billion

Industry classification

MSCI: Capital Goods, Diversified Industrials	20105010

ICB: Consumer Electronics1)	3743

Members of indices

AEX, NYSE, DJSI, and others

1)	ICB classification based on 2007 sales split
Philips Annual Report 2009     125

7     Investor information     7.6 - 7.7
7.6	Philips’ acquisitions
Acquisitions announced in 2009

February 24, 2009	Ilti Luce	Professional Luminaires	Enhance ability to offer unique indoor architectural lighting solutions

March 25, 2009	Dynalite	Lighting Electronics	Provide further offering in lighting control systems for integral energy management

April 1, 2009	Selecon1)	Professional Luminaires	Strengthen the breadth of solutions in the theatrical and architectural market

May 4, 2009	Traxtal	Clinical Care Systems	Become one of the leading solution providers for image-guided medical procedures

July 15, 2009	InnerCool1)	Clinical Care Systems	Broaden offering in emergency care by adding body temperature management

July 16, 2009	Teletrol	Lighting Electronics	Adds to portfolio of intelligent light and energy management solutions

July 27, 2009	Saeco	Domestic Appliances	Expand in high-growth, high-margin espresso market with strong products range

1)	Asset transaction
Acquisitions announced in 2008

March 26, 2008	TOMCAT Systems	Healthcare IT	Expand use of IT in cardiology business to improve patient outcome and hospital efficiency

April 11, 2008	Goldway	Patient monitoring	Grow presence in China and platform to other emerging markets

May 13, 2008	Dixtal	Patient monitoring	Further bolster presence in emerging markets and broaden presence in economy to mid-range products

September 8, 2008	Alpha X-ray	Cardiovascular X-ray	Strengthen footprint in emerging markets and add offering in economy segment to portfolio

November 21, 2008	Meditronics	General X-ray	Expansion of industrial and commercial footprint in India

December 15, 2008	Aerosol-therapy business model	Home Healthcare	Building industrial and commercial presence, strengthen emerging market footprint
7.7	Financial calendar

Financial calendar

Annual General Meeting of Shareholders
Record date Annual General Meeting of Shareholders	March 3, 2010
Annual General Meeting of Shareholders	March 25, 2010
Quarterly reports 2010
First quarterly report 2010	April 19, 2010
Second quarterly report 2010	July 19, 2010
Third quarterly report 2010	October 18, 2010
Fourth quarterly report 2010	January 24, 2011	1)
Sector Capital Markets Days 2010
Capital Markets Day Healthcare	May 6, 2010	1)
Capital Markets Day Lighting	September 15, 2010	1)
Capital Markets Day Consumer Lifestyle	December 1, 2010	1)
2011
Publication of 2010 results	January 24, 2011	1)
Publication of the Annual Report 2010	February 21, 2011	1)
Annual General Meeting of Shareholders	March 24, 2011	1)

1)	Subject to final confirmation
126     Philips Annual Report 2009

7     Investor information     7.8 - 7.8
7.8	Five-year overview
All amounts in millions of euros unless otherwise stated. Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.
General data

	20051,2,3)		20061,2,3)		20073)		2008	2009
Sales	25,445		26,682		26,793		26,385	23,189
Percentage increase over previous year	4		5		—		(2)	(12)

Income (loss) from continuing operations	3,598		1,003		5,018		(95)	424
Discontinued operations	(6)		4,154		(138)		3	—
Net income (loss)	3,592		5,157		4,880		(92)	424

Free cash flow	661		(348)		824		773	863
Turnover rate of net operating capital	4.74		3.73		2.71		1.72	1.79
Total employees at year-end (in thousands)	159	4)	122	4)	124	4)	121	116

1)	Discontinued operations reflects the effect of the sale of MDS in 2006, for which previous years have been restated

2)	Discontinued operations reflects the effect of the sale of Semiconductors in 2006, for which previous years have been restated

3)	Discontinued operations reflects the effect of classifying the MedQuist business as a discontinued operation in 2007, for which previous years have been restated

4)	Including discontinued operations

5)	In millions of shares

6)	In manufacturing excluding new acquisitions
Income

	20051,2,3)	20061,2,3)	20073)	2008	2009
EBIT	1,810	1,336	1,867	54	614
as a % of sales	7.1	5.0	7.0	0.2	2.6

EBITA	1,899	1,528	2,094	744	1,050
as a % of sales	7.5	5.7	7.8	2.8	4.5

Income taxes	(599)	(223)	(582)	(256)	(100)
as a % of income before taxes	(31.2)	(16.3)	(12.3)	(180.2)	(22.3)

Income (loss) from continuing operations	3,598	1,003	5,018	(95)	424
as a % of stockholders’ equity (ROE)	22.3	4.8	22.8	(0.5)	2.9

Net income (loss)	3,592	5,157	4,880	(92)	424
Philips Annual Report 2009      127

7     Investor information     7.8 - 7.8
Capital employed

	20051,2,3)	20061,2,3)	20073)	2008	2009
Cash and cash equivalents	5,143	5,886	8,769	3,620	4,386
Receivables and other current assets	4,961	5,502	5,292	5,038	4,610
Assets of discontinued operations	5,512	427	319	—	—
Inventories	2,843	2,940	3,213	3,491	2,913
Non-current financial assets/equity-accounted investees	5,889	10,924	5,000	1,624	972
Non-current receivables/assets	4,035	3,905	3,959	2,884	2,871
Property, plant and equipment	3,018	3,102	3,194	3,496	3,252
Intangible assets	3,895	5,964	6,635	11,757	11,523

Total assets	35,296	38,650	36,381	31,910	30,527

Property, plant and equipment:
Capital expenditures for the year	624	698	658	770	524
Depreciation for the year	919	990	562	729	746
Capital expenditures : depreciation	0.7	0.7	1.2	1.1	0.7

Inventories as a % of sales	11.2	11.0	12.0	13.2	12.6
Outstanding trade receivables, in days sales	44	45	44	42	40
Financial structure

	20051,2,3)	20061,2,3)	20073)	2008	2009
Other liabilities	8,717	8,156	7,817	8,708	8,636
Liabilities of discontinued operations	1,719	78	78	—	—
Debt	4,507	3,878	3,563	4,188	4,267
Provisions	2,880	3,304	3,055	3,421	2,980

Total provisions and liabilities	17,823	15,416	14,513	16,317	15,883

Minority interests	353	135	127	49	49
Stockholders’ equity	17,120	23,099	21,741	15,544	14,595

Total equity and liabilities	35,296	38,650	36,381	31,910	30,527

Net debt : group equity ratio	(4):104	(9):109	(31):131	4:96	(1):101

Market capitalization at year-end	31,536	31,624	31,436	12,765	19,170
128      Philips Annual Report 2009

7     Investor information     7.8 - 7.8
Key figures per share

	20051,2,3)	20061,2,3)	20073)	2008	2009
Sales per common share	20.36	22.71	24.67	26.62	25.07
EBITA per common share — diluted	1.52	1.29	1.91	0.75	1.13
Income (loss) from continuing operations per share	2.88	0.85	4.61	(0.09)	0.46
Dividend paid per common share	0.40	0.44	0.60	0.70	0.70
Total shareholder return per common share	7.14	2.76	1.55	(14.99)	7.55
Stockholders’ equity per common share	14.25	20.87	20.41	16.84	15.74
Price/earnings ratio	9.11	33.61	6.40	(153.67)	44.96
Share price at year-end	26.25	28.57	29.52	13.83	20.68
Highest closing share price during the year	26.70	29.31	32.99	28.94	21.03
Lowest closing share price during the year	18.53	21.89	26.71	12.09	10.95
Average share price	21.59	26.57	29.73	21.42	15.26
Common shares outstanding at year-end5)	1,201	1,107	1,065	923	927
Weighted average shares outstanding
- basic5)	1,250	1,175	1,086	991	925
- diluted5)	1,253	1,184	1,099	997	929
Sustainability

	2005	2006	2007	2008	2009
Green Product sales, as a % of total sales	—	15.0	19.8	22.6	30.6
Green Innovation spending, in millions of euros	—	—	—	282	409
Operational carbon footprint, in kilotons CO2-equivalent	—	—	2,135	2,139	1,920
Energy consumption, in TJ6)	—	15,213	15,171	14,585	14,190
CO2 emissions in manufacturing, in kilotons CO2-equivalent6)	—	869	856	825	814
Water intake, in thousands m3 6)	—	4,171	4,209	3,962	4,219
Total waste, in kilotons6)	—	125.4	127.6	113.6	97.6
ISO 14001 certification %6)	—	92	90	95	92
Engagement Index, % positive score	—	61	64	69	68
Female executives, in % of total	—	6	8	10	10
Lost Workday Injuries, per 100 FTEs	—	0.78	0.81	0.68	0.44
Philips Annual Report 2009      129

8     Our leadership     8 - 8.1
8	Our leadership
8.1	Board of Management

The Board of Management operates under the chairmanship of the President/Chief Executive Officer. The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of Koninklijke Philips Electronics N.V. (the ‘Company’), the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities reflecting the functional and business areas monitored and reviewed by the individual members. In accordance with the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Rules of Procedure of the Board of Management are published on the Company’s website (www.philips.com/investor).

Corporate Governance

A full description of the Company’s corporate governance structure is published in the chapter Corporate governance of this Annual Report.
Gerard Kleisterlee
1946, Dutch
President/Chief Executive Officer (CEO) and Chairman of the Board of Management and the Group Management Committee
President/CEO and Chairman of the Board of Management since April 2001, member of the Board of Management since April 2000 and member of the Group Management Committee since January 1999
Corporate responsibilities: Communications, Design, Human Resources Management, Internal Audit, Legal/ Compliance/GBP, Marketing, Strategy, Technology Management
Pierre-Jean Sivignon
1956, French
Executive Vice-President and Chief Financial Officer (CFO)
CFO and member of the Board of Management and the Group Management Committee since June 2005
Corporate responsibilities: Control, Corporate Investments, Fiscal, Information Technology, Investor Relations, Mergers & Acquisitions, New Venture Integration, Pensions, Real Estate, Supply Management, Treasury
130      Philips Annual Report 2009

8     Our leadership     8.1 - 8.1
Gottfried Dutiné
1952, German
Executive Vice-President and as of January 2010 Global Head of Markets & Innovation
Member of the Board of Management since April 2002 and member of the Group Management Committee since February 2002
Corporate responsibilities: Areas and Countries, Corporate Technologies (as of January 2010), Emerging Markets, Government Relations, Strategic Initiatives
Andrea Ragnetti
1960, Italian
Executive Vice-President and Chief Executive Officer of Philips Consumer Lifestyle
Member of the Board of Management since April 2006, member of the Group Management Committee since January 2003 and CEO of Consumer Lifestyle since 2008
Corporate responsibilities: Consumer Lifestyle Sector
Rudy Provoost
1959, Belgian
Executive Vice-President and Chief Executive Officer of Philips Lighting
Member of the Board of Management since April 2006, member of the Group Management Committee since August 2003 and CEO of Philips Lighting since April 2008
Corporate responsibilities: Lighting Sector, Sales Leadership Board, Sustainability
Steve Rusckowski
1957, American
Executive Vice-President and Chief Executive Officer of Philips Healthcare
Member of the Board of Management since April 2007 and CEO of Philips Healthcare since November 2006
Corporate responsibilities: Healthcare Sector
Philips Annual Report 2009      131

8     Our leadership     8.2 - 8.2
8.2	Group Management Committee

The Group Management Committee consists of the members of the Board of Management and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board.
Rick Harwig
1949, Dutch
Member of the GMC and Chief Technology Officer since April 2006
Corporate responsibilities: Applied Technologies, Incubators, Intellectual Property & Standards, Molecular Diagnostics, PIC Bangalore, Research, Technology Management
Gerard Ruizendaal
1958, Dutch
Member of the GMC since February 2007 and Chief Strategy Officer since May 2005
Corporate responsibilities: Business Development and Strategy & Alliances
Maarten de Vries
1962, Dutch
Member of the GMC and Chief Information Officer since September 2007 and Global Head of Purchasing since September 2008
Corporate responsibilities: Information Technology, Purchasing
Hayko Kroese
1955, Dutch
Member of the GMC since February 2007; responsible for Human Resources Management since 2007
Corporate responsibilities: Human Resources Management
Eric Coutinho
1951, Dutch
Member of the GMC since February 2007, Secretary to the Board of Management and Chief Legal Officer since May 2006
Corporate responsibilities: Company Manual, Company Secretary, General Business Principles, Legal
Marc de Jong
1961, Dutch
Member of the GMC since April 2009 and CEO Professional Luminaires since April 2009
Corporate responsibilities: Professional Luminaires
132      Philips Annual Report 2009

8     Our leadership     8.3 - 8.3
8.3	Supervisory Board

The Supervisory Board supervises the policies of the executive management (the Board of Management) and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate and independent body from the Board of Management. The Rules of Procedure of the Supervisory Board are published on the Company’s website.

For more details on the activities of the Supervisory Board, see the chapter Supervisory Board report.
J-M. Hessels
1942, Dutch** ***
Chairman
Member of the Supervisory Board since 1999; third term expires in 2011
Former CEO of Royal Vendex KBB and currently Chairman of the Board of NYSE Euronext Inc, member of the Supervisory Board of Heineken and Chairman of the Central Planning Committee, Netherlands Bureau for Economic Policy Analysis
J.M. Thompson
1942, Canadian** ***
Vice-Chairman and Secretary
Member of the Supervisory Board since 2003; second term expires in 2011
Former Vice-Chairman of the Board of Directors of IBM, and director of Hertz and Robert Mondavi; currently Chairman of the Board of Toronto Dominion Bank and a Director of Thomson Reuters Corporation
E. Kist
1944, Dutch*
Member of the Supervisory Board since 2004; second term expires in 2012
Former Chairman of the Executive Board of ING Group and currently member of the Supervisory Boards of the Dutch Central Bank, DSM, Moody’s Investor Service and Stage Entertainment
Sir Richard Greenbury
1936, British**
Member of the Supervisory Board since 1998; third term expires in 2010
Former Chairman and CEO of Marks & Spencer and former Director of Lloyds TSB, British Gas, ICI, Zeneca and Electronics Boutique Plc
C.A. Poon
1952, American
Member of the Supervisory Board since 2009; first term expires in 2013
Former Vice Chairman of Johnson & Johnson’s Board of Directors and Worldwide Chairman of the Pharmaceuticals Group. Currently dean of Ohio State University’s Fisher College of Business and member of the Board of Directors of Prudential
J. van der Veer
1947, Dutch*
Member of the Supervisory Board since 2009; first term expires in 2013
Former Chief Executive and currently Nonexecutive Director of Royal Dutch Shell; Vice-Chairman and Senior Independent Director of Unilever and Vice-Chairman of the Supervisory Board of ING
C.J.A. van Lede
1942, Dutch**
Member of the Supervisory Board since 2003; second term expires in 2011
Former Chairman of the Board of Management of Akzo Nobel and currently Chairman of the Supervisory Board of Heineken, member of the Boards of AirFrance/KLM, Sara Lee Corporation, Air Liquide, member of the Board of Directors of INSEAD and Senior Advisor JP Morgan Plc
J.J. Schiro
1946, American* ***
Member of the Supervisory Board since 2005; second term expires in 2013
Former CEO of Zurich Financial Services and Chairman of the Group Management Board. Also serves on various boards of private and listed companies including Goldman Sachs as member of the Supervisory Board and PepsiCo as Chairman of the Audit Committee and member of the Supervisory Board
H. von Prondzynski
1949, German*
Member of the Supervisory Board since 2007; first term expires in 2011
Former member of the Corporate Executive Committee of the F. Hofmann-La Roche Group and former CEO of Roche Diagnostics, currently chairman of the Supervisory Board of HTL Strefa and member of the Supervisory Boards of various private and listed companies including Qiagen and Epigenomics

*	Member of the Audit Committee

**	Member of the Remuneration Committee

***	Member of the Corporate Governance and Nomination & Selection Committee
Philips Annual Report 2009      133

9     Supervisory Board report     9 - 9.1
9	Supervisory Board report
9.1	Introduction
General

The supervision of the policies and actions of the executive management (the ‘Board of Management’) of Koninklijke Philips Electronics N.V. (the ‘Company’) is entrusted to the Supervisory Board, which, in the two-tier corporate structure under Dutch law, is a separate body and fully independent of the Board of Management. This independence is also reflected in the requirement that members of the Supervisory Board be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent pursuant to the Dutch Corporate Governance Code of December 2008 (the ‘Dutch Corporate Governance Code’) and under the applicable US standards.

While retaining overall responsibility, the Supervisory Board assigns certain of its tasks to three permanent committees: the Corporate Governance and Nomination & Selection Committee, the Remuneration Committee and the Audit Committee. The separate reports of these committees are part of this report and are published below. The members (of the committees) of the Supervisory Board are listed in section 8.3, Supervisory Board, of this Annual Report.

For further information on the Company’s corporate governance structure and a more detailed description of the duties and functioning of the Supervisory Board, see chapter 10, Corporate governance, of this Annual Report.

Activities of the Supervisory Board

Six regular meetings were held in 2009. All members were frequently present at the regular meetings of the Supervisory Board. In 2009 one meeting took place by means of a conference call to discuss a specific matter. The Audit Committee and the Corporate Governance and Nomination & Selection Committee met four times. The Remuneration Committee met five times at four regular meetings and one meeting with the full Supervisory Board to discuss subjects and developments with respect to remuneration.

During 2009 the Supervisory Board devoted considerable time to discussing the Company’s strategy and discussed the performance and strategy of the three sectors in detail with the respective management teams, especially during a half day business update meeting with each sector. In particular, the Supervisory Board discussed the performance and integration of recent acquisitions, such as Saeco, Genlyte and Respironics, the economic situation and impact thereof on Philips and the cost reduction and efficiency improvement measures taken to confront the recession, as well as the capital and financing structure of the Philips Group extensively throughout the year.

In January the Supervisory Board discussed the financial performance of the Philips Group in 2008. The management agenda 2009 of the Board of Management was discussed, especially the steps taken to deal with the unsatisfactory EBITA margins in the Television business. The agenda for the 2009 General Meeting of Shareholders was discussed, including the proposed dividend to shareholders, the dividend policy and the composition of and proposed candidates for the Supervisory Board. Moreover, the charter and the evaluation of the functioning of the Supervisory Board and its members were discussed.

In February the Supervisory Board discussed the report of the auditors of the Company and approved the Annual Report 2008. The annual incentive targets 2009 were discussed.

In March the results of the Net Promoter Score 2008 were discussed. The Supervisory Board together with the Chief Technology Officer discussed innovation themes and the shift of R&D spend from existing product categories to new product categories. The Remuneration Committee gave an update to the full Supervisory Board on remuneration topics.

In June the strategy of the Company and the sectors, including various risks and opportunities scenarios, were discussed during a one and a half day meeting.

In August the Supervisory Board discussed a financial update including an assessment of the major risks for the company and ways to mitigate these. It received an update with respect to ongoing legal proceedings. Further, the members of the Supervisory Board spent two days at the High Tech Campus in Eindhoven where they discussed
134      Philips Annual Report 2009

9     Supervisory Board     9.1 - 9.1
amongst other things the impact of the LED revolution, several projects in Incubators and the performance and set-up of the Philips activities in France, Germany and the Netherlands.

In October topics for the management agenda 2010 of the Board of Management were discussed. The Supervisory Board further discussed plans to better organize around customers and markets.

In December the Supervisory Board discussed the financial scenarios and the Annual Operating Plan 2010.

Other discussion topics included:
•	financial performance of the Philips Group and the sectors

•	status of merger and acquisition projects, like Saeco

•	management development and succession planning, especially with respect to the President/CEO

•	evaluation of the Board of Management and its members

•	geographic performance and growth opportunities in emerging markets, including the shift of resources from mature to emerging markets

•	the situation and improvement measures at some businesses that did not perform according to plan

•	the results of the Employee Engagement Score

•	financial scenarios for 2010 and beyond

•	legal proceedings, including the investigations into possible anticompetitive activities in the CRT industry

•	the situation at Philips Pension Fund in the Netherlands and the governance and financial position of the other major pension funds

•	restructuring programs in all sectors
Composition and evaluation of the Supervisory Board

On June 23, 2009 the Supervisory Board and the Board of Management received the sad news of the passing away of Prof. K.A.L.M. van Miert, member of the Supervisory Board. Mr van Miert joined the Supervisory Board in 2000. He was a highly committed member, whose efforts were greatly appreciated. We owe him a great debt of gratitude for his knowledge and insight and we will cherish his memory with warmth and respect.
The Supervisory Board currently consists of nine members. The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character of Philips’ businesses. Consequently, the Supervisory Board aims for an appropriate level of experience in marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The full profile is described in the chapter Corporate governance. Members are appointed for fixed terms of four years and may be re-appointed for two additional four-year terms.

All members of the Supervisory Board completed a questionnaire to verify compliance in 2009 with applicable corporate governance rules and the Rules of Procedure of the Supervisory Board. The Chairman of the Supervisory Board discussed the functioning of the Supervisory Board and its members in private discussions with all members. He shared common themes and conclusions in a private session of the Supervisory Board; items discussed include the follow-up to the evaluation regarding 2008, the composition and competencies of the Supervisory Board, and the set-up and content of meetings and meeting materials. In the same meeting the relationship with the Board of Management was discussed. The three committees of the Supervisory Board reviewed their charters and their functioning and reported thereon to the full Supervisory Board. Several members of the Supervisory Board attended external training programs, which are often dedicated to specific topics.

Changes Supervisory Board and committees 2009
•	On June 23, 2009 the Supervisory Board and the Board of Management received the sad news of the passing away of Mr van Miert.

•	Mr Schiro has been reappointed as member of the Supervisory Board.

•	Mr Wong has relinquished his position as member of the Supervisory Board as of the closing of the 2009 General Meeting of Shareholders.

•	Ms Poon has become a member of the Supervisory Board as from the 2009 General Meeting of Shareholders.

•	Mr van der Veer has become a member of the Supervisory Board as from July 1, 2009 and has become a member of the Audit Committee.
Philips Annual Report 2009      135

9     Supervisory Board report     9.1 - 9.2
Changes Supervisory Board 2010
•	Sir Richard Greenbury will resign as a member of the Supervisory Board as from the closing of the 2010 General Meeting of Shareholders.
Changes Board of Management and Group Management Committee 2009
•	Mr Sivignon has been reappointed as a member of the Board of Management.

•	Mr de Jong has been appointed as a member of the Group Management Committee.
Re-appointments Board of Management 2010*
•	It is proposed to reappoint Mr Provoost.

•	It is proposed to reappoint Mr Ragnetti.

•	It is proposed to reappoint Mr Rusckowski.

•	It is proposed to reappoint Mr Dutiné.

*	Subject to approval by the General Meeting of Shareholders
9.2	Corporate Governance and Nomination and Selection Committee report

The Corporate Governance and Nomination & Selection Committee, currently consisting of three members, reviews the corporate governance principles applicable to the Company and the selection criteria and appointment procedures for the Board of Management, the Group Management Committee and the Supervisory Board and advises the Supervisory Board thereon. Furthermore, it supervises the policy of the Board of Management on the selection criteria and appointment procedures for Philips’ senior management.

In 2009 the Committee consulted with the President/ CEO and other members of the Board of Management on the appointment or reappointment of candidates to fill current and future vacancies on the Board of Management, the Group Management Committee and the Supervisory Board, and prepared decisions and advised the Supervisory Board on the candidates for appointment. The Committee devoted specific attention to the succession of Mr Kleisterlee, who will resign as CEO and President of the Company in April 2011. In connection therewith and in view of the reappointment of Mr Provoost and Mr Ragnetti the Supervisory Board also proposes a (early) reappointment of Mr Dutiné and Mr Rusckowski to underline continuity in a well-functioning management team. The Committee also discussed potential candidates for future positions on the Board of Management.

The Committee discussed developments in the area of corporate governance and legislative changes. The Committee devoted specific attention to the impact of the amendments to the Dutch Corporate Governance Code which was amended in December 2008, as well as further steps the Company could take to improve its corporate governance structure. It also discussed possible agenda items for the upcoming 2010 General Meeting of Shareholders.
136      Philips Annual Report 2009

9     Supervisory Board report     9.3 - 9.3.4
9.3	Report of the Remuneration Committee
9.3.1	Introduction

The Remuneration Committee, currently consisting of four members, is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee. In performing its duties and responsibilities the Remuneration Committee is assisted by an in-house remuneration expert acting on the basis of a protocol which ensures that he acts on the instructions of the Remuneration Committee and maintains an independent position in which conflicts of interest are avoided. The Remuneration Committee’s tasks are laid down in the Charter of the Remuneration Committee that forms part of the Rules of Procedure of the Supervisory Board. Currently, no member of the Remuneration Committee is a member of the management board of another listed company.

9.3.2	General remuneration policy

The objective of the remuneration policy for members of the Board of Management is in line with that for executives throughout the Philips Group: to focus on improving the performance of the company and enhance the value of the Philips Group, to motivate and retain them, and to be able to attract highly qualified executives, when required.

One of the goals behind the policy is to achieve a strong link between executive remuneration and the company’s performance. Consequently, the remuneration package includes a (significant) variable part in the form of an annual cash incentive and a long-term incentive consisting of restricted share rights and stock options. The performance targets are predominantly linked to Philips’ long-term strategy.

The performance targets for the members of the Board of Management are determined annually at the beginning of the year. The Supervisory Board determines whether performance conditions are met and can adjust the payout of the annual cash incentive and the long-term incentive grant upward or downward if the predetermined performance criteria would produce an “unfair” result in extraordinary circumstances. The authority for such adjustments exists on the basis of the ultimum remedium- and claw back clauses (in accordance with best practice provisions II.2.10 and II.2.11 of the Dutch Corporate Governance Code).

The Board of Management remuneration policy is benchmarked regularly against companies in the general industry in Europe and aims at the median market position. The Remuneration Committee also annually conducts scenario analyses. These include the calculation of remuneration under different scenarios, whereby different Philips performance assumptions and corporate actions are looked at. In 2009, the full Supervisory Board conducted an extensive review of the remuneration policy. The Supervisory Board concluded that the current policy proves to function well, in the current extreme circumstances as well as in terms of the relationship between the strategic objectives and the chosen performance criteria. The policy does not encourage inappropriate risk-taking.

9.3.3	Contracts of employment

Members of the Board of Management have a 4-year contract of employment with the Company.

Contract terms for current members1)

end of term
G.J. Kleisterlee	April 1, 2011
P-J. Sivignon	April 1, 2013
G.H.A. Dutiné	April 1, 2011
R.S. Provoost	April 1, 2010
A. Ragnetti	April 1, 2010
S.H. Rusckowski	April 1, 2011

1)	Reference date for board membership is December 31, 2009
The main elements of the contracts are made public no later than the date of the notice convening the General Meeting of Shareholders at which the appointment of the member of the Board of Management will be proposed.

The severance payment is set at a maximum of one year’s salary, or in case this is ‘manifestly unreasonable’ for a member of the Board of Management in his first appointment period, the amount is maximized at twice the annual salary.

Information on the individual remuneration of the members of the Board of Management is shown in the tables below as well as in the tables in note 31.
Philips Annual Report 2009      137

9     Supervisory Board report     9.3.4 - 9.3.5
9.3.4	Remuneration costs

The tables below give an overview of the costs incurred by the Company in the financial year in relation to the remuneration of the Board of Management. Costs related to stock option and restricted share right grants are taken by the Company over a number of years. As a consequence, the costs mentioned below in the columns stock options and restricted share rights are the accounting cost of multi-year grants given to board members during their board membership.

Remuneration costs Board of Management 20091) in euros

		realized annual		restricted share			other
	base salary	Incentive2)	stock options	rights	pension costs		compensation
G.J. Kleisterlee	1,100,000	220,000	424,077	474,737	(255,757	)3)	329,117
P-J. Sivignon	700,000	105,000	248,784	274,813	237,832		37,988
G.H.A. Dutiné	625,000	93,750	236,745	269,065	199,685		119,197
R.S. Provoost	635,000	95,250	236,745	267,241	190,975		25,465
A. Ragnetti	635,000	95,250	234,294	264,334	199,680		42,777
S.H. Rusckowski	635,000	221,470	257,303	277,640	214,595		66,603

1)	Reference date for board membership is December 31, 2009

2)	Annual incentive amount paid relates to performance in the previous year

3)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost
Remuneration costs Board of Management 20081) in euros

		realized annual			restricted share			other
	base salary	Incentive2)		stock options	rights	pension costs		compensation
G.J. Kleisterlee	1,100,000	490,512		491,878	645,155	(314,893	)3)	324,346
P-J. Sivignon	687,500	217,386		326,729	382,268	250,951		8,738
G.H.A. Dutiné	618,750	200,664		284,446	365,531	192,153		135,673
R.S. Provoost	620,000	247,607		265,791	343,011	192,003		26,406
A. Ragnetti	613,750	329,571		255,997	338,156	202,281		37,665
S.H. Rusckowski	620,000	103,164	4)	177,629	307,685	235,852		66,356

1)	Reference date for board membership is December 31, 2009

2)	Annual incentive paid relates to performance in the previous year

3)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost

4)	Pay-out related to period April 1 — December 31, 2007
Remuneration costs Board of Management 20071) in euros

		realized annual			restricted share			other
	base salary	incentive2)		stock options	rights	pension costs		compensation
G.J. Kleisterlee	1,087,500	1,186,618		467,467	612,844	(323,687	)3)	304,047
P-J. Sivignon	637,500	508,550		284,166	373,969	243,940		25,218
G.H.A. Dutiné	587,500	513,691		284,033	354,526	192,549		140,116
R.S. Provoost	562,500	335,551	4)	184,050	295,059	176,867		22,007
A. Ragnetti	531,250	354,893	4)	174,256	284,860	178,611		37,031
S.H. Rusckowski 5)	431,250	—		93,489	209,370	184,633		137,741

1)	Reference date for board membership is December 31, 2009

2)	The annual incentive paid relates to performance in the previous year

3)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost

4)	Pay-out related to period April 1 — December 31, 2006

5)	All amounts mentioned relate to period of board membership (April 1 — December 31, 2007), therefore no amount is mentioned under annual incentive
138      Philips Annual Report 2009

9     Supervisory Board report     9.3.5 - 9.3.7
9.3.5	Base salary

In view of the economic circumstances, salaries of the members of the Board of Management have not been increased on the yearly review date in April 2009. Philips has applied a restrictive policy for all employees.

9.3.6	Annual Incentive

Each year, a variable cash incentive (Annual Incentive) can be earned, based on the achievement of specific and challenging targets. The Annual Incentive criteria are for 80% the financial indicators of the Company (net income, comparable sales growth and free cash flow). In 2009 the focus was on comparable sales growth and free cash flow. The 20% team targets comprise the major elements of the management agenda, including sustainability elements.

The on-target Annual Incentive percentage is set at 60% of the base salary for members of the Board of Management and 80% of the base salary for the President/CEO, and the maximum Annual Incentive achievable is 120% of the annual base salary for members of the Board of Management and for the President/CEO it is 160% of the annual base salary.

The Annual Incentive pay-out in any year relates to the achievements of the preceding financial year in relation to agreed targets. As a result, Annual Incentives paid in 2010 relate to the salary levels and the performance in the year 2009. The amounts in the table below will be paid to the members of the Board of Management in April 2010.

Pay-out in 20101) in euros

	realized annual	as a % of base salary
	incentive	(2009)
G.J. Kleisterlee	962,720	87.5%
P-J. Sivignon	459,480	65.6%
G.H.A. Dutiné	410,250	65.6%
R.S. Provoost	416,814	65.6%
A. Ragnetti	416,814	65.6%
S.H Rusckowski	416,814	65.6%

1)	Reference date for board membership is December 31, 2009
9.3.7	Long-Term Incentive Plan

The LTIP consists of a mix of stock options and restricted share rights. It aims to align the interests of the participating employees with the shareholders’ interests and to attract, motivate and retain participating employees.

The stock option plan vests three years after grant, dependent on employment upon the vesting date. The exercise price is the share price upon grant, and the total option term is 10 years.

A restricted share right is a right to receive a share, subject to being employed with Philips upon the vesting date. Vesting occurs in 3 equal tranches respectively 1, 2 and 3 years after grant. An additional 20% of the restricted share rights grant is deferred, subject to the condition that released shares are held for three years after vesting, and employment with Philips is continued during this period.

The actual number of stock options and restricted share rights to be granted to the board members is performance related and depends on the ranking of Philips in the Total Shareholder Return (TSR) peer group and the realization of the team targets of the Board of Management. The peer group comprises the following companies: Electrolux, Emerson Electric, General Electric, Hitachi, Honeywell International, Johnson & Johnson, Matsushita, Philips, Schneider, Siemens, Toshiba and 3M.

The TSR ranking is the basis for the two different multipliers that apply to the grant of stock options and restricted share rights. The multipliers are determined in line with the table below.

TSR multiplier
Philips’ position ranking	1	2	3	4	5	6
restricted share rights	2.0	1.8	1.6	1.4	1.2	1.0
stock options	1.2	1.2	1.2	1.2	1.0	1.0

TSR multiplier
Philips’ position ranking	7	8	9	10	11	12
restricted share rights	1.0	0.8	0.6	0.4	0.2	0.0
stock options	1.0	1.0	0.8	0.8	0.8	0.8
Based on the Philips’ share performance over the period December 2005 — December 2008, Philips ranked 8th in its peer group.

To further align the interests of the members of the Board of Management and shareholders, restricted shares granted to the members of the Board of Management shall be retained for a period of at least five years or until at least the end of their employment, if this period is shorter. Similarly, for other Philips Senior Executives compulsory share ownership was introduced in 2004.
Philips Annual Report 2009      139

9     Supervisory Board report     9.3.7 - 9.3.11
In 2009, members of the Board of Management were granted 259,200 stock options and 69,132 restricted share rights under the LTIP (excluding 20% premium shares deferred for a three-year holding period).

For more details of the LTIP, see note 30.

9.3.8	Pensions

Eligible members of the Board of Management participate in the Executives Pension Plan in the Netherlands consisting of a combination of a defined-benefit (career average) and defined-contribution plan. The target retirement age under the plan is 62.5. The plan does not require employee contributions.

9.3.9	Additional arrangements

In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense and relocation allowances, medical insurance, accident insurance and company car arrangements are broadly in line with those for Philips executives in the Netherlands. In the event of disablement, members of the Board of Management are entitled to benefits in line with those for other Philips executives in the Netherlands.

In line with regulatory requirements, the Company’s policy forbids personal loans to members of the Board of Management and Supervisory Board or to the other members of the Group Management Committee, and consequently no loans were granted to such members in 2009, nor were such loans outstanding as of December 31, 2009.

Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, like reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O — Directors & Officers) for the persons concerned.

9.3.10	Remuneration Supervisory Board

The table below gives an overview of the remuneration structure which remained unchanged since 2008.

Remuneration 20091) in euros per year

	Chairman	Member
Supervisory Board	110,000	65,000
Audit Committee	15,000	10,000
Remuneration Committee	12,500	8,000
Corporate Governance and Nomination & Selection Committee	12,500	6,000
Fee for intercontinental traveling per trip	3,000	3,000

1)	Details are disclosed in note 31
9.3.11	2010

The Remuneration Committee continues to monitor trends and changes in the market. It keeps a watching brief on the continuing alignment between Philips’ strategic objectives and the remuneration policy for the Board of Management.
140      Philips Annual Report 2009

9     Supervisory Board report     9.4 - 9.4
9.4	Report of the Audit Committee

The Audit Committee, currently consisting of four members, assists the Supervisory Board in fulfilling its supervisory responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s findings and recommendations, independence and performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP). Moreover, the Audit Committee evaluates the performance of the external auditor every 3 years, in accordance with the Philips Policy on Auditor Independence.

The Audit Committee met four times in 2009 and reported its findings periodically to the plenary Supervisory Board. The President, the Chief Financial Officer, the Internal Auditor, the Group Controller and the External Auditor attended all regular meetings. Furthermore, the Audit Committee met each quarter separately with each of the President, the Chief Financial Officer, the Internal Auditor and the External Auditor.

In accordance with its charter, which is part of the Rules of Procedure of the Supervisory Board, the Audit Committee in 2009 reviewed the Company’s annual and interim financial statements, including non-financial information, prior to publication thereof. It also assessed in its quarterly meetings the adequacy and appropriateness of internal control policies and internal audit programs and their findings.

In its 2009 meetings, the Audit Committee periodically reviewed matters relating to accounting policies, financial risks and compliance with accounting standards. Compliance with statutory and legal requirements and regulations, particularly in the financial domain, was also reviewed. Important findings, identified risks and follow-up actions were examined thoroughly in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee discussed the succession of the Internal Auditor. It reviewed, and if required approved, the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, as well as the staffing, independence and organizational structure of the internal audit function. With regard to the external audit, the Audit Committee reviewed the proposed audit scope, approach and fees, the independence of the external auditors, non-audit services provided by the external auditors in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy.

Fees KPMG in millions of euros

	2007	2008	2009
Audit fees	17.6	17.3	16.3
- consolidated financial statements	7.2	7.6	7.1
- statutory financial statements	4.7	4.8	5.2
- internal controls over financial reporting	5.7	4.9	4.0

Audit-related fees	3.9	4.4	1.2
- acquisitions and divestments	2.3	2.3	0.2
- other	1.6	2.1	1.0

Tax fees	1.2	1.2	0.9
- tax compliance services	1.2	1.2	0.9

Other fees	2.3	2.5	1.3
- royalty investigation	1.9	1.8	0.6
- sustainability and other services	0.4	0.7	0.7

Total	25.0	25.4	19.7
In 2009, the Audit Committee periodically discussed the company’s policy on business controls, the GBP including the deployment thereof and amendments thereto, and Philips’ major areas of risk, including the internal auditor’s reporting thereon. The Audit Committee was informed on, discussed and monitored closely the company’s internal control certification processes, in particular compliance with section 404 of the US Sarbanes-Oxley Act and its requirements regarding assessment, review and monitoring of internal controls. It also discussed tax issues, IT strategy, litigation (including asbestos) and related provisions, environmental exposures and financing and liquidity of the company, dividend, pensions (including the situation at Philips Pension Fund in the Netherlands and the governance and financial position of the other major pension funds), valuation and performance of financial holdings and recent acquisitions (and related impairments), the investigations into possible anticompetitive activities in the CRT industry, Optical Disc Drive and LG Display, as well as a financial evaluation of the investments made in 2006.

Financial statements 2009

The financial statements of Koninklijke Philips Electronics N.V. for 2009, as presented by the Board of Management, have been audited by KPMG Accountants N.V.,
Philips Annual Report 2009      141

9     Supervisory Board report     9.4 - 9.4
independent auditors. Their reports have been included in the chapter Group financial statements; section 11.13, Auditor’s report — Group, of this Annual Report and the chapter Company financial statement; section 12.6, Auditor’s report — Company, of this Annual Report. We have approved these financial statements, and all individual members of the Supervisory Board (together with the members of the Board of Management) have signed these documents.

We recommend to shareholders that they adopt the 2009 financial statements. We likewise recommend to shareholders that they adopt the proposal of the Board of Management to pay a dividend of EUR 0.70 per common share (up to EUR 650 million), in cash or in shares at the option of the shareholder, against the net income for 2009 and the retained earnings of the Company.

Finally, we would like to express our thanks to the members of the Board of Management, the Group Management Committee and all other employees for their continued contribution during the year.

February 22, 2010

The Supervisory Board
142      Philips Annual Report 2009

10     Corporate governance     10 - 10.2
10	Corporate governance
10.1	Corporate governance of the Philips Group

Introduction

Koninklijke Philips Electronics N.V., a company organized under Dutch law (the ‘Company’), is the parent company of the Philips Group (‘Philips’ or the ‘Group’). The Company, which started as a limited partnership with the name Philips & Co in 1891, was converted into the company with limited liability N.V. Philips’ Gloeilampenfabrieken on September 11, 1912. On May 6, 1994, the name was changed to Philips Electronics N.V., and on April 1, 1998, the name was changed to Koninklijke Philips Electronics N.V. Its shares have been listed on the Amsterdam Stock Exchange, Euronext Amsterdam, since 1913. The shares have been traded in the United States since 1962 and have been listed on the New York Stock Exchange since 1987.

Over the last decades the Company has pursued a consistent policy to enhance and improve its corporate governance in line with Dutch, US and international (codes of) best practices. The Company has incorporated a fair disclosure practice in its investor relations policy, has strengthened the accountability of its executive management and its independent supervisory directors, and has increased the rights and powers of shareholders and the communication with investors. The Company is required to comply with, inter alia, Dutch Corporate Governance rules, the US Sarbanes-Oxley Act, New York Stock Exchange rules and related regulations, insofar as applicable to the Company. A summary of significant differences between the Company’s corporate governance structure and the New York Stock Exchange corporate governance standards is published on the Company’s website (www.philips.com/investor).

In this report, the Company addresses its overall corporate governance structure and states to what extent it applies the provisions of the revised Dutch Corporate Governance Code of December 10, 2008 applicable to the financial year 2009 (the ‘Dutch Corporate Governance Code’). This report also includes the information which the Company is required to disclose pursuant to the governmental decree on Article 10 Takeover Directive and the governmental decree of April 2009. The Supervisory Board and the Board of Management, which are responsible for the corporate governance structure of the Company, are of the opinion that the principles and best practice provisions of the Dutch Corporate Governance Code that are addressed to the Board of Management and the Supervisory Board, interpreted and implemented in line with the best practices followed by the Company, are being applied. Deviations from aspects of the corporate governance structure of the Company, when deemed necessary in the interests of the Company, will be disclosed in the Annual Report. Substantial changes in the Company’s corporate governance structure and in the Company’s compliance with the Dutch Corporate Governance Code are submitted to the General Meeting of Shareholders for discussion under a separate agenda item.

In line with the recommendation included in the Dutch Corporate Governance Code an explanation of the Company’s corporate governance structure as outlined in this report will be discussed at the 2010 General Meeting of Shareholders.
10.2	Board of Management

Introduction

The executive management of Philips is entrusted to its Board of Management under the chairmanship of the President/Chief Executive Officer and consists of at least three members (currently six). The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of the Company, the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities indicating the functional and business areas monitored and reviewed by the individual members. According to the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Board of Management follows its own Rules of Procedure, which set forth procedures for meetings, resolutions, minutes and (vice-) chairmanship. These Rules of Procedure are published on the Company’s website.

(Term of) Appointment, individual data and conflicts of interests

Members of the Board of Management and the President/CEO are elected by the General Meeting of Shareholders upon a binding recommendation drawn up by the Supervisory Board after consultation with the President/CEO. This binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.

Members of the Board of Management and the President/CEO are appointed for a term of four years, it being understood that this term expires at the end of the General Meeting of Shareholders to be held in the fourth year after the year of their appointment. Reappointment is possible for consecutive terms of four years or, if applicable, until a later retirement date or other contractual termination date in the fourth year, unless the General Meeting of Shareholders resolves otherwise. Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter.

Individual data on the members of the Board of Management are published in chapter 8, Our leadership, of this Annual Report. The acceptance by a member of the Board of Management of membership of the supervisory board of another company requires the approval of the Supervisory Board. The Supervisory Board is required to be notified of other important positions (to be) held by a member of the Board of Management. No member of the Board of Management holds more than two supervisory board memberships of listed companies, or is a chairman of such supervisory board, other than of a Group company or participating interest of the Company.

The Company has formalized its rules to avoid conflicts of interests between the Company and members of the Board of Management. The articles of association state that in the event of a legal act or a lawsuit between the Company and a member of the Board of Management, certain of such member’s relatives, or certain (legal) entities in which a member of the Board of Management has an interest, and insofar as the legal act is of material significance to the Company and/or to the respective member of the Board of Management, the respective member of the Board of Management shall not take part in the decision-making in respect of the lawsuit or the legal act. Resolutions concerning such legal acts or lawsuits require the approval of the Supervisory Board.

Legal acts as referred to above shall be mentioned in the Annual Report for the financial year in question. The Rules of Procedure of the Board of Management establish further rules on the reporting of (potential) conflicts of interests. No legal acts as referred to above have occurred during the financial year 2009.

Relationship between Board of Management and Supervisory Board

The Board of Management is supervised by the Supervisory Board and provides the latter with all information the Supervisory Board needs to fulfill its own responsibilities. Major decisions of the Board of Management require the approval of the Supervisory Board; these include decisions concerning (a) the operational and financial objectives of the Company, (b) the strategy designed to achieve the objectives, (c) if necessary, the parameters to be applied in relation to the strategy and (d) corporate social responsibility issues that are relevant to the Company.
Philips Annual Report 2009      143

10     Corporate governance     10.2 - 10.2
Risk management approach

Within Philips, risk management forms an integral part of business management. The Board of Management is responsible for managing the significant risks that the Company is facing and has implemented a risk management and internal control system that is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company’s operations, by ensuring compliance with applicable laws and regulations and by safeguarding the reliability of the financial reporting and its disclosures. The Board of Management reports on and accounts for internal risk management and control systems to the Supervisory Board and its Audit Committee. The Company has designed its internal control system in accordance with the recommendations of the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Company’s risk management approach is embedded in the periodic business planning and review cycle and forms an integral part of business management. On the basis of risk assessments, management determines the risks and appropriate risk responses related to the achievement of business objectives and critical business processes. Risk factors and the risk management approach, as well as the sensitivity of the Company’s results to external factors and variables, are described in more detail in chapter 6, Risk management, of this Annual Report. Significant changes and improvements in the Company’s risk management and internal control system have been discussed with the Supervisory Board’s Audit Committee and the external auditor and are disclosed in that chapter as well.

With respect to financial reporting a structured self-assessment and monitoring process is used company-wide to assess, document, review and monitor compliance with internal control over financial reporting. Internal representations received from management, regular management reviews, reviews of the design and effectiveness of internal controls and reviews in corporate and divisional audit committees are integral parts of the Company’s risk management approach. On the basis thereof, the Board of Management confirms that internal controls over financial reporting provide a reasonable level of assurance that the financial reporting does not contain any material inaccuracies, and confirms that these controls have properly functioned in 2009. The financial statements fairly represent the financial condition and result of operations of the Company and provide the required disclosures.

It should be noted that the above does not imply that these systems and procedures provide certainty as to the realization of operational and financial business objectives, nor can they prevent all misstatements, inaccuracies, errors, fraud and non-compliances with rules and regulations.

In view of the above the Board of Management believes that it is in compliance with the requirements of recommendation II.1.4. of the Dutch Corporate Governance Code. The above statement on internal controls should not be construed as a statement in response to the requirements of section 404 of the US Sarbanes-Oxley Act. The statement as to compliance with Section 404 is set forth in the section Management’s report on internal control over financial reporting of this Annual Report.

Philips has a financial code of ethics which applies to certain senior officers, including the CEO and CFO, and to employees performing an accounting or financial function (the financial code of ethics has been published on the Company’s website). The Company, through the Supervisory Board’s Audit Committee, also has appropriate procedures in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Internal ‘whistleblowers’ have the opportunity, without jeopardizing their position, to report on irregularities of a general, operational or financial nature and to report complaints about members of the Board of Management to the Chairman of the Supervisory Board.

In view of the requirements under the US Securities Exchange Act, procedures are in place to enable the CEO and the CFO to provide certifications with respect to the Annual Report on Form 20-F.

A Disclosure Committee is in place, which advises the various officers and departments involved, including the CEO and the CFO, on the timely review, publication and filing of periodic and current (financial) reports. Apart from the certification by the CEO and CFO under US law, each individual member of the Supervisory Board and the Board of Management must under Dutch law, sign the Group and Company financial statements being disclosed and submitted to the General Meeting of Shareholders for adoption. If one or more of their signatures is missing, this shall be stated, and the reasons given for this. The Board of Management issues the responsibility statement with regard to chapter 11, Group financial statements, of this Annual Report, pursuant to requirements of Dutch civil and securities laws.

Amount and composition of the remuneration of the Board of Management

The remuneration of the individual members of the Board of Management is determined by the Supervisory Board on the proposal of the Remuneration Committee of the Supervisory Board, and is consistent with the policies thereon as adopted by the General Meeting of Shareholders. The remuneration policy applicable to the Board of Management was adopted by the 2004 General Meeting of Shareholders, and lastly amended by the 2008 General Meeting of Shareholders and is published on the Company’s website. A full and detailed description of the composition of the remuneration of the individual members of the Board of Management is included in chapter 9, Supervisory Board report, of this Annual Report.

The remuneration structure, including severance pay, is such that it promotes the interests of the Company in the medium and long-term, does not encourage members of the Board of Management to act in their own interests or take risks that are not in line with the adopted strategy, and does not reward failing members of the Board of Management upon termination of their employment. The level and structure of remuneration shall be determined in the light of factors such as the results, the share price performance and other developments relevant to the Company. Deviations on elements of the remuneration policy in extraordinary circumstances, when deemed necessary in the interests of the Company, will be disclosed in the Annual Report or, in case of an appointment, in good time prior to the appointment of the person concerned.

The main elements of the contract of employment of a new member of the Board of Management - including the amount of the fixed base salary, the structure and amount of the variable remuneration component, any severance plan, pension arrangements and the general performance criteria — shall be made public no later than at the time of issuance of the notice convening the General Meeting of Shareholders in which a proposal for appointment of that member of the Board of Management has been placed on the agenda. From August 1, 2003 onwards, for new members of the Board of Management the term of their contract of employment is set at four years, and in case of termination, severance payment is limited to a maximum of one year’s base salary subject to mandatory Dutch law, to the extent applicable; if the maximum of one-year’s salary would be manifestly unreasonable for a member of the Board of Management who is dismissed during his first term of office, the member of the Board of Management shall be eligible for a severance payment not exceeding twice the annual salary. The Company does not grant personal loans, guarantees or the like to members of the Board of Management, and no such (remissions of) loans and guarantees were granted to such members in 2009, nor are outstanding as per December 31, 2009.

In 2003, Philips adopted a Long-Term Incentive Plan (‘LTIP’ or the ‘Plan’) consisting of a mix of restricted shares rights and stock options for members of the Board of Management, the Group Management Committee, Philips executives and other key employees. This Plan was approved by the 2003 General Meeting of Shareholders. Future substantial changes to the Plan applicable to members of the Board of Management will be submitted to the General Meeting of Shareholders for approval. As from 2002, the Company grants fixed stock options that expire after ten years to members of the Board of Management (and other grantees). The options vest after three years and may not be exercised in the first three years after they have been granted. Options are granted at fair market value, based on the closing price of Euronext Amsterdam on the date of grant, and neither the exercise price nor the other conditions regarding the granted options can be modified during the term of the options, except in certain exceptional circumstances in accordance with established market practice. The value of the options granted to members of the Board of Management and other personnel and the method followed in calculating this value are stated in the notes to the annual accounts. Philips is one of the first companies to have introduced restricted shares as part of the LTIP. A grantee will receive the restricted shares in three equal installments in three successive years, provided he/she is still with Philips on the respective delivery dates. If the grantee still holds the shares after three years from the
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delivery date, Philips will grant 20% additional (premium) shares, provided he/she is still with Philips. The Plan is designed to stimulate long-term investment in Philips shares. To further align the interests of members of the Board of Management and shareholders, restricted shares granted to these members of the Board of Management shall be retained for a period of at least five years, or until at least the end of employment, if this period is shorter.

The actual number of long-term incentives (both stock options and restricted shares rights) that are to be granted to the members of the Board of Management will be determined by the Supervisory Board and depends on the achievement of the set team targets in the areas of responsibility monitored by the individual members of the Board of Management and on the share performance of Philips. The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of 12 leading multinational electronics/electrical equipment companies over a three-year period; the composition of this group is described in the chapter Supervisory Board Report. With regard to stock options the TSR performance of Philips and the companies in the peer group is divided into three groups: top 4, middle 4 and bottom 4. Based on this relative TSR position, the Supervisory Board establishes a multiplier which varies from 1.2 to 0.8 and depends on the group in which the Philips TSR result falls. With regard to restricted share rights the TSR performance of Philips and the companies in the peer group is ranked from 1 to 12. Based on this relative TSR position, the Supervisory Board establishes a multiplier which varies from 0.0 to 2.0 and depends on the TSR position of Philips within the peer group. Every individual grant, the size of which depends on the positions and performance of the individuals, will be multiplied by the TSR-multiplier.

The so-called ultimum remedium clause and claw-back clause of best practice provisions II.2.10 and II.2.11 of the Dutch Corporate Governance Code is applicable to Annual Incentive payments and LTIP grants for the year 2009 onwards to all members of the Board of Management. In respect of the LTIP grants, the ultimum remedium clause can be applied to the performance-related actual number of stock options and restricted share rights that is (unconditionally) granted.

Members of the Board of Management hold shares in the Company for the purpose of long-term investment and are required to refrain from short-term transactions in Philips securities. According to the Philips Rules of Conduct on Inside Information, members of the Board of Management are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time) unless an exemption is available. Furthermore, the Rules of Procedure of the Board of Management contain provisions concerning ownership of and transactions in non-Philips securities by members of the Board of Management and the annual notification to the Philips Compliance Officer of any changes in a member’s holdings of securities related to Dutch listed companies. Members of the Board of Management are prohibited from trading, directly or indirectly, in securities in any of the companies belonging to the above-mentioned peer group of 12 leading multinational electronics/electrical equipment companies.

Indemnification of members of the Board of Management and Supervisory Board

Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, such as the reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (‘opzettelijk’), intentionally reckless (‘bewust roekeloos’) or seriously culpable (‘ernstig verwijtbaar’), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O — Directors & Officers) for the persons concerned.
10.3	Supervisory Board

Introduction

The Supervisory Board supervises the policies of the Board of Management and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate body that is independent of the Board of Management. Its independent character is also reflected in the requirement that members of the Supervisory Board can be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent pursuant to the Dutch Corporate Governance Code and under the applicable US Securities and Exchange Commission standards.

The Supervisory Board, acting in the interests of the Company and the Group and taking into account the relevant interest of the Company’s stakeholders, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group’s business, including (a) achievement of the Company’s objectives, (b) corporate strategy and the risks inherent in the business activities, (c) the structure and operation of the internal risk management and control systems, (d) the financial reporting process, (e) compliance with legislation and regulations, (f) the operational and financial objectives, (g) the parameters to be applied in relation to the strategy, (h) corporate social responsibility issues and (i) the company-shareholder relationship. Major management decisions and the Group’s strategy are discussed with and approved by the Supervisory Board. In its report, the Supervisory Board describes its activities in the financial year, the number of committee meetings and the main items discussed.

Rules of Procedure of the Supervisory Board

The Supervisory Board’s Rules of Procedure set forth its own governance rules (including meetings, items to be discussed, resolutions, appointment and re-election, committees, conflicts of interests, trading in securities, profile of the Supervisory Board). Its composition follows the profile, which aims for an appropriate combination of knowledge and experience among its members encompassing marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration in relation to the global and multi-product character of the Group’s businesses. The Supervisory Board attaches great importance to diversity in its composition. More particularly, it aims at having members with a European and a non-European background (nationality, working experience or otherwise), one or more female members and one or more members with an executive or similar position in business or society no longer than 5 years ago. In line with US and Dutch best practices, the Chairman of the Supervisory Board should be independent pursuant to the Dutch Corporate Governance Code and under the applicable US standards.

The Rules of Procedure of the Supervisory Board are published on the Company’s website. They include the charters of its committees, to which the plenary Supervisory Board, while retaining overall responsibility, has assigned certain tasks: the Corporate Governance and Nomination & Selection Committee, the Audit Committee and the Remuneration Committee. A maximum of one member of each committee need not be independent as defined by the Dutch Corporate Governance Code. Each committee reports, and submits its minutes for information, to the Supervisory Board.

The Supervisory Board is assisted by the General Secretary of the Company. The General Secretary sees to it that correct procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations and its obligations under the articles of association. Furthermore the General Secretary assists the Chairman of the Supervisory Board in the actual organization of the affairs of the Supervisory Board (information, agenda, evaluation, introductory program) and is the contact person for interested parties who want to make concerns known to the Supervisory Board. The General Secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed by the Board of Management and may be dismissed by the Board of Management, after the approval of the Supervisory Board has been obtained.

(Term of) Appointment, individual data and conflicts of interests

The Supervisory Board consists of at least three members (currently nine), including a Chairman, Vice-Chairman and Secretary. The so-called Dutch ‘structure regime’ does not apply to the Company itself. Members are currently elected by the General Meeting of Shareholders for fixed terms of four years, upon a binding recommendation from the Supervisory Board. According to the Company’s articles of association, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting
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may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.

Members may be suspended and dismissed by the General Meeting of Shareholders. In the event of inadequate performance, structural incompatibility of interests, and in other instances in which resignation is deemed necessary in the opinion of the Supervisory Board, the Supervisory Board shall submit to the General Meeting of Shareholders a proposal to dismiss the respective member of the Supervisory Board. There is no age limit applicable, and members may be re-elected twice. The date of expiration of the terms of Supervisory Board members is put on the Company’s website. Individual data on the members of the Supervisory Board are published in the Annual Report, and updated on the Company’s website.

After their appointment, all members of the Supervisory Board shall follow an introductory program, which covers general financial and legal affairs, financial reporting by the Company, any specific aspects that are unique to the Company and its business activities, and the responsibilities of a Supervisory Board member. Any need for further training or education of members will be reviewed annually, also on the basis of an annual evaluation survey.

In accordance with policies adopted by the Supervisory Board, no member of the Supervisory Board shall hold more than five supervisory board memberships of Dutch listed companies, the chairmanship of a supervisory board counting as two regular memberships.

In compliance with the Dutch Corporate Governance Code, the Company has formalized strict rules to avoid conflicts of interests between the Company and members of the Supervisory Board; all information about a conflict of interests situation is to be provided to the Chairman of the Supervisory Board. No decisions to enter into material transactions in which there are conflicts of interest with members of the Supervisory Board have occurred during the financial year 2009.

Meetings of the Supervisory Board

The Supervisory Board meets at least six times per year, including a meeting on strategy. The Supervisory Board, on the advice of its Audit Committee, also discusses, in any event at least once a year, the main risks of the business, and the result of the assessment by the Board of Management of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto. The members of the Board of Management attend meetings of the Supervisory Board except in matters such as the desired profile, composition and competence of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of individual members of the Board of Management and the Group Management Committee and the conclusions that must be drawn on the basis thereof. In addition to these items, the Supervisory Board, being responsible for the quality of its own performance, discusses, at least once a year on its own, without the members of the Board of Management being present, both its own functioning and that of the individual members, and the conclusions that must be drawn on the basis thereof. The President/CEO and other members of the Board of Management have regular contacts with the Chairman and other members of the Supervisory Board. The Board of Management is required to keep the Supervisory Board informed of all facts and developments concerning Philips that the Supervisory Board may need in order to function as required and to properly carry out its duties, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Supervisory Board and its individual members each have their own responsibility to request from the Board of Management and the external auditor all information that the Supervisory Board needs in order to be able to carry out its duties properly as a supervisory body. If the Supervisory Board considers it necessary, it may obtain information from officers and external advisers of the Company. The Company provides the necessary means for this purpose. The Supervisory Board may also require that certain officers and external advisers attend its meetings.

The Chairman of the Supervisory Board

The Supervisory Board’s Chairman will see to it that: (a) the members of the Supervisory Board follow their introductory program, (b) the members of the Supervisory Board receive in good time all information which is necessary for the proper performance of their duties, (c) there is sufficient time for consultation and decision-making by the Supervisory Board, (d) the committees of the Supervisory Board function properly, (e) the performance of the Board of Management members and Supervisory Board members is assessed at least once a year, and (f) the Supervisory Board elects a Vice-Chairman. The Vice-Chairman of the Supervisory Board shall deputise for the Chairman when the occasion arises. The Vice-Chairman shall act as contact of individual members of the Supervisory Board or the Board of Management concerning the functioning of the Chairman of the Supervisory Board.

Remuneration of the Supervisory Board and share ownership

The remuneration of the individual members of the Supervisory Board, as well as the additional remuneration for its Chairman and the members of its committees is determined by the General Meeting of Shareholders. The remuneration of a Supervisory Board member is not dependent on the results of the Company. Further details are published in the Supervisory Board Report. The Company shall not grant its Supervisory Board members any personal loans, guarantees or similar arrangements. No such (remissions of) loans and guarantees were granted to such members in 2009, nor were any outstanding as per December 31, 2009.

Shares or rights to shares shall not be granted to a Supervisory Board member. In accordance with the Rules of Procedure of the Supervisory Board, any shares in the Company held by a Supervisory Board member are long-term investments. The Supervisory Board has adopted a policy on ownership (and notification) of transactions in non-Philips securities by members of the Supervisory Board. This policy is included in the Rules of Procedure of the Supervisory Board.

The Corporate Governance and Nomination & Selection Committee

The Corporate Governance and Nomination & Selection Committee consists of at least the Chairman and Vice-Chairman of the Supervisory Board. The Committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. It also (a) draws up selection criteria and appointment procedures for members of the Supervisory Board, the Board of Management and the Group Management Committee; (b) periodically assesses the size and composition of the Supervisory Board, the Board of Management and the Group Management Committee, and makes the proposals for a composition profile of the Supervisory Board, if appropriate; (c) periodically assesses the functioning of individual members of the Supervisory Board, the Board of Management and the Group Management Committee, and reports on this to the Supervisory Board. The Committee also consults with the President/CEO and the Board of Management on candidates to fill vacancies on the Supervisory Board, the Board of Management and the Group Management Committee, and advises the Supervisory Board on the candidates for appointment. It further supervises the policy of the Board of Management on the selection criteria and appointment procedures for Philips Executives.

The Remuneration Committee

The Remuneration Committee meets at least twice a year and is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee.

The Remuneration Committee prepares an annual remuneration report. The remuneration report contains an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the implementation of the remuneration policy planned by the Supervisory Board for the next year(s). The Supervisory Board aims to have appropriate experience available within the Remuneration Committee. No more than one member of the Remuneration Committee shall be an executive board member of another Dutch listed company.

In performing its duties and responsibilities the Remuneration Committee is assisted by an in-house remuneration expert acting on the basis of a protocol ensuring that the expert acts on the instructions of the Remuneration Committee and on an independent basis in which conflicts of interests are avoided.

The Audit Committee

The Audit Committee meets at least four times a year, before the publication of the annual, semi-annual and quarterly results. All of the members of the Audit Committee are considered to be independent under the applicable US Securities and Exchange Commission rules and at least one of the members of the Audit Committee, which currently consists of four members of the Supervisory Board, is a financial expert
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as set out in the Dutch Corporate Governance Code and each member is financially literate. In accordance with this code, a financial expert has relevant knowledge and experience of financial administration and accounting at the company in question. The Supervisory Board considers the fact of being compliant with the Dutch Corporate Governance Code, in combination with the knowledge and experience available in the Audit Committee as well as the possibility to take advice from internal and external experts and advisors, to be sufficient for the fulfillment of the tasks and responsibilities of the Audit Committee. The Supervisory Board has determined that none of the members of the Audit Committee is designated as an Audit Committee financial expert as defined under the regulations of the US Securities and Exchange Commission. The Audit Committee may not be chaired by the Chairman of the Supervisory Board or by a (former) member of the Board of Management.

All members of the Audit Committee are independent

The tasks and functions of the Audit Committee, as described in its charter, which is published on the Company’s website as part of the Rules of Procedure of the Supervisory Board, include the duties recommended in the Dutch Corporate Governance Code. More specifically, the Audit Committee assists the Supervisory Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, its independence and its performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP). It reviews the Company’s annual and interim financial statements, including non-financial information, prior to publication and advises the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings.

In reviewing the Company’s annual and interim statements, including non-financial information, and advising the Supervisory Board on internal control policies and internal audit programs, the Audit Committee reviews matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations, particularly in the financial domain. Important findings and identified risks are examined thoroughly by the Audit Committee in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee, in cooperation with the external auditor, reviews the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, staffing, independence and organizational structure of the internal audit function.

With regard to the external audit, the Audit Committee reviews the proposed audit scope, approach and fees, the independence of the external auditor, its performance and its (re-)appointment, audit and permitted non-audit services provided by the external auditor in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy. The Audit Committee also considers the report of the external auditor and its report with respect to the annual financial statements. According to the procedures, the Audit Committee acts as the principal contact for the external auditor if the auditor discovers irregularities in the content of the financial reports. It also advises on the Supervisory Board’s statement to shareholders in the annual accounts. The Audit Committee periodically discusses the Company’s policy on business controls, the GBP including the deployment thereof, overviews on tax, IT, litigation and legal proceedings, environmental exposures, financial exposures in the area of treasury, real estate, pensions, and the Group’s major areas of risk. The Company’s external auditor, in general, attends all Audit Committee meetings and the Audit Committee meets separately at least on a quarterly basis with each of the President/CEO, the CFO, the internal auditor and the external auditor.

Group Management Committee

The Group Management Committee consists of the members of the Board of Management and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across Philips and to implement common policies.
10.4	General Meeting of Shareholders

Introduction

A General Meeting of Shareholders is held at least once a year to discuss the Annual Report, including the report of the Board of Management, the annual financial statements with explanatory notes thereto and additional information required by law, and the Supervisory Board Report, any proposal concerning dividends or other distributions, the appointment of members of the Board of Management and Supervisory Board (if any), important management decisions as required by Dutch law, and any other matters proposed by the Supervisory Board, the Board of Management or shareholders in accordance with the provisions of the Company’s articles of association. The Annual Report, the financial statements and other regulated information such as defined in the Dutch Act on Financial Supervision, will solely be published in English. As a separate agenda item and in application of Dutch law, the General Meeting of Shareholders discusses the discharge of the members of the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties in the preceding financial year. However, this discharge only covers matters that are known to the Company and the General Meeting of Shareholders when the resolution is adopted. The General Meeting of Shareholders is held in Eindhoven, Amsterdam, Rotterdam, The Hague, Utrecht or Haarlemmermeer (Schiphol Airport) no later than six months after the end of the financial year.

Meetings are convened by public notice, via the Company’s website or other electronic means of communication and by letter or by the use of electronic means of communication, to registered shareholders. Extraordinary General Meetings of Shareholders may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if shareholders jointly representing at least 10% of the outstanding share capital make a written request to that effect to the Supervisory Board and the Board of Management, specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management or the Supervisory Board, and agenda items will be explained where necessary in writing. The agenda shall list which items are for discussion and which items are to be voted upon. Material amendments to the articles of association and resolutions for the appointment of members of the Board of Management and Supervisory Board shall be submitted separately to the General Meeting of Shareholders, it being understood that amendments and other proposals that are connected in the context of a proposed (part of the) governance structure may be submitted as one proposal. In accordance with the articles of association and Dutch law, requests from shareholders for items to be included on the agenda will generally be honored, subject to the Company’s rights to refuse to include the requested agenda item under Dutch law, provided that such requests are made in writing at least 60 days before a General Meeting of Shareholders to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company’s outstanding capital or, according to the official price list of Euronext Amsterdam, representing a value of at least EUR 50 million. Written requests may be submitted electronically and shall comply with conditions stipulated by the Board of Management, which conditions are posted on the Company’s website. Furthermore, the shareholder shall request an item to be included in the agenda, or request that a General Meeting of Shareholders is convened, only after he consulted the Board of Management about this. If such request may result in a change in the Company’s strategy — as referred to in recommendation IV.4.4 of the Dutch Corporate Governance Code — the Board of Management shall be given the opportunity to stipulate a reasonable period in which to respond, which response time and the use thereof shall meet the conditions of recommendation II.1.9 of the Dutch Corporate Governance Code, which response time shall be respected by the shareholder(s) in question.

Main powers of the General Meeting of Shareholders

All outstanding shares carry voting rights. The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and of the Supervisory Board, to adopt the annual accounts, declare dividends and to discharge the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties for the previous financial year, to appoint the external auditor as required by Dutch law, to adopt amendments to the articles of association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or exclude pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common corporate practice in the Netherlands, the Company each year requests limited authorization to
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issue (rights to) shares, to restrict or exclude pre-emptive rights and to repurchase shares. In compliance with Dutch law, decisions of the Board of Management that are so far-reaching that they would greatly change the identity or nature of the Company or the business require the approval of the General Meeting of Shareholders. This includes resolutions to (a) transfer the business of the Company, or almost the entire business of the Company, to a third party (b) enter into or discontinue long-term cooperation by the Company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or ordinary partnership, if this cooperation or its discontinuation is of material significance to the Company or (c) acquire or dispose of a participating interest in the capital of a company to the value of at least one-third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company, by the Company or one of its subsidiaries. Thus the Company applies principle IV.1 of the Dutch Corporate Governance Code within the framework of the articles of association and Dutch law and in the manner as described in this corporate governance report.

The Board of Management and Supervisory Board are also accountable, at the Annual General Meeting of Shareholders, for the policy on the additions to reserves and dividends (the level and purpose of the additions to reserves, the amount of the dividend and the type of dividend). This subject is dealt with and explained as a separate agenda item at the General Meeting of Shareholders. Philips aims for a sustainable and stable dividend distribution to shareholders in the long term. A resolution to pay a dividend is dealt with as a separate agenda item at the General Meeting of Shareholders.

The Board of Management and the Supervisory Board are required to provide the General Meeting of Shareholders with all requested information, unless this would be prejudicial to an overriding interest of the Company. If the Board of Management and the Supervisory Board invoke an overriding interest in refusing to provide information, reasons must be given. If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds a certain threshold (currently one-third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company), and such bid is made public, the Board of Management shall, at its earliest convenience, make public its position on the bid and the reasons for this position.

A resolution to dissolve the Company or change its Articles of Association can be adopted at the General Meeting of Shareholders by at least three-fourths of the votes cast, at which meeting more than half of the issued share capital is represented. If the requisite share capital is not represented, a further meeting shall be convened, to be held within eight weeks of the first meeting, to which no quorum requirement applies. Furthermore, the resolution requires the approval of the Supervisory Board. If the resolution is proposed by the Board of Management, the adoption needs an absolute majority of votes and no quorum requirement applies to the meeting.

Repurchase and issue of (rights to) own shares

The 2009 General Meeting of Shareholders has resolved to authorize the Board of Management, subject to the approval of the Supervisory Board, to acquire shares in the Company within the limits of the articles of association and within a certain price range until September 27, 2010. The maximum number of shares the company may hold, will not exceed 10% of the issued share capital as of March 27, 2009, which number may be increased by 10% of the issued capital as of that same date in connection with the execution of share repurchase programs for capital reduction programs.

In addition, the 2009 General Meeting of Shareholders resolved to authorize the Board of Management, subject to the approval of the Supervisory Board, to issue shares or grant rights to acquire shares in the Company as well as to restrict or exclude the pre-emption right accruing to shareholders until September 27, 2010. The latter authorization is limited to a maximum of 10% of the number of shares issued as of March 27, 2009 plus 10% of the issued capital in connection with or on the occasion of mergers and acquisitions.
10.5 Logistics of the General Meeting of Shareholders and provision of information

Introduction

The Company may set a registration date for the exercise of the voting rights and the rights relating to General Meetings of Shareholders. Shareholders registered at such date are entitled to attend the meeting and to exercise the other shareholder rights (in the meeting in question) notwithstanding subsequent sale of their shares thereafter. This date will be published in advance of every General Meeting of Shareholders. Shareholders who are entitled to attend a General Meeting of Shareholders may be represented by proxies.

Information which is required to be published or deposited pursuant to the provisions of company law and securities law applicable to the Company and which is relevant to the shareholders, is placed and updated on the Company’s website, or hyperlinks are established. The Board of Management and Supervisory Board shall ensure that the General Meeting of Shareholders is informed by means of a ‘shareholders circular’ published on the Company’s website of facts and circumstances relevant to the proposed resolutions.

Resolutions adopted at a General Meeting of Shareholders shall be recorded by a civil law notary and co-signed by the chairman of the meeting; such resolutions shall also be published on the Company’s website within one week after the meeting. A summary of the discussions during the General Meeting of Shareholders, in the language of the meeting, is made available to shareholders, on request, no later than three months after the meeting. Shareholders shall have the opportunity to respond to this summary for three months, after which a final summary is adopted by the chairman of the meeting in question. Such summary shall be made available on the Company’s website.

Proxy voting and the Shareholders Communication Channel

Philips was one of the key companies in the establishment of the Shareholders Communication Channel, a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and shareholders that hold their shares through a Dutch securities account with a participating bank. The Company uses the Shareholders Communication Channel to distribute a voting instruction form for the Annual General Meeting of Shareholders. By returning this form, shareholders grant power to an independent proxy holder who will vote according to the instructions expressly given on the voting instruction form. Also other persons entitled to vote shall be given the possibility to give voting proxies or instructions to an independent third party prior to the meeting. The Shareholders Communication Channel can also be used, under certain conditions, by participating Philips shareholders to distribute – either by mail or by placing it on the Company’s or Shareholders Communication Channel’s website – information directly related to the agenda of the General Meeting of Shareholders to other participating Philips shareholders.

Preference shares and the Stichting Preferente Aandelen Philips

As a means to protect the Company and its stakeholders against an unsolicited attempt to obtain (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to) preference shares to a third party. As a result, the Stichting Preferente Aandelen Philips (the ‘Foundation’) was created, which was granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely in the judgment of the Foundation to obtain (de facto) control of the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time. No preference shares have been issued as of December 31, 2009. In addition, the Foundation has the right to file a petition with the Enterprise Chamber of the Amsterdam Court of Appeal to commence an inquiry procedure within the meaning of section 2:344 Dutch Civil Code.

The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Group, in such a way that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises,
148      Philips Annual Report 2009

10     Corporate governance     10.5 - 10.6
and also to do anything related to the above ends or conducive to them. In the event of (an attempt at) a hostile takeover or other attempt to obtain (de facto) control of the Company this arrangement will allow the Company and its Board of Management and Supervisory Board to determine its position in relation to the third party and its plans, seek alternatives and defend Philips’ interests and those of its stakeholders from a position of strength. The members of the self-electing Board of the Foundation are Messrs S.D. de Bree,F.J.G.M. Cremers and M.W. den Boogert. No Philips board members or officers are represented on the board of the Foundation.

The Company does not have any other anti-takeover measures in the sense of other measures which exclusively or almost exclusively have the purpose of frustrating future public bids for the shares in the capital of the Company in case no agreement is reached with the Board of Management on such public bid. Furthermore the Company does not have measures which specifically have the purpose of preventing a bidder who has acquired 75% of the shares in the capital of the Company from appointing or dismissing members of the Board of Management and subsequently amending the articles of association of the Company. It should be noted that also in the event of (an attempt at) a hostile takeover or other attempt to obtain (de facto) control of the Company, the Board of Management and the Supervisory Board are authorized to exercise in the interests of Philips all powers vested in them.

Audit of the financial reporting and the position of the external auditor

The annual financial statements are prepared by the Board of Management and reviewed by the Supervisory Board upon the advice of its Audit Committee and the external auditor. Upon approval by the Supervisory Board, the accounts are signed by all members of both the Board of Management and the Supervisory Board and are published together with the final opinion of the external auditor. The Board of Management is responsible, under the supervision of the Supervisory Board, for the quality and completeness of such publicly disclosed financial reports. The annual financial statements are presented for discussion and adoption to the Annual General Meeting of Shareholders, to be convened subsequently. Philips, under US securities regulations, separately files its Annual Report on Form 20-F, incorporating major parts of the Annual Report as prepared under the requirements of Dutch law.

Internal controls and disclosure policies

Comprehensive internal procedures, compliance with which is supervised by the Supervisory Board, are in place for the preparation and publication of the Annual Report, the annual accounts, the quarterly figures and ad hoc financial information. As from 2003, the internal assurance process for business risk assessment has been strengthened and the review frequency has been upgraded to a quarterly review cycle, in line with emerging best practices in this area.

As part of these procedures, a Disclosure Committee has been appointed by the Board of Management to oversee the Company’s disclosure activities and to assist the Board of Management in fulfilling its responsibilities in this respect. The Committee’s purpose is to ensure that the Company implements and maintains internal procedures for the timely collection, evaluation and disclosure, as appropriate, of information potentially subject to public disclosure under the legal, regulatory and stock exchange requirements to which the Company is subject. Such procedures are designed to capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the Company’s various businesses, and their effectiveness for this purpose will be reviewed periodically.

Auditor information

In accordance with the procedures laid down in the Philips Policy on Auditor Independence and as mandatorily required by Dutch law, the external auditor of the Company is appointed by the General Meeting of Shareholders on the proposal of the Supervisory Board, after the latter has been advised by the Audit Committee and the Board of Management. Under this Auditor Policy, once every three years the Supervisory Board and the Audit Committee conduct a thorough assessment of the functioning of the external auditor. The main conclusions of this assessment shall be communicated to the General Meeting of Shareholders for the purposes of assessing the nomination for the appointment of the external auditor. The current auditor of the Company, KPMG Accountants N.V., was appointed by the 1995 General Meeting of Shareholders. In 2002, when the Auditor Policy was adopted, the appointment of KPMG Accountants N.V. was confirmed by the Supervisory Board for an additional three years. The 2008 General Meeting of Shareholders resolved to re-appoint KPMG Accountants N.V. as auditor. Mr M.A. Soeting is the current partner of KPMG Accountants N.V. in charge of the audit duties for Philips. In accordance with the rotation schedule determined in accordance with the Auditor Policy, he will be replaced by another partner of the auditing firm ultimately in 2012. The external auditor shall attend the Annual General Meeting of Shareholders. Questions may be put to him at the meeting about his report. The Board of Management and the Audit Committee of the Supervisory Board shall report on their dealings with the external auditor to the Supervisory Board on an annual basis, particularly with regard to the auditor’s independence. The Supervisory Board shall take this into account when deciding upon its nomination for the appointment of an external auditor.

The external auditor attends, in principle, all meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor attends the meeting of the Supervisory Board at which the report of the external auditor with respect to the audit of the annual accounts is discussed, and at which the annual accounts are approved. In its audit report on the annual accounts to the Board of Management and the Supervisory Board, the external auditor refers to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in the Netherlands and the US.

Auditor policy

The Company maintains a policy of auditor independence, and this policy restricts the use of its auditing firm for non-audit services, in line with US Securities and Exchange Commission rules under which the appointed external auditor must be independent of the Company both in fact and appearance. The policy is laid down in the comprehensive policy on auditor independence published on the Company’s website.
10.6	Investor Relations

Introduction

The Company is continually striving to improve relations with its shareholders. In addition to communication with its shareholders at the Annual General Meeting of Shareholders, Philips elaborates its financial results during (public) conference calls, which are broadly accessible. It publishes informative annual, semi-annual and quarterly reports and press releases, and informs investors via its extensive website. The Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.

Each year the Company organizes Philips Capital Market Days and participates in several broker conferences, announced in advance on the Company’s website and by means of press releases. Shareholders can follow in real time, by means of webcasting or telephone lines, the meetings and presentations organized by the Company. Thus the Company applies recommendation IV.3.1 of the Dutch Corporate Governance Code, which in its perception and in view of market practice does not extend to less important analyst meetings and presentations. It is Philips’ policy to post presentations to analysts and shareholders on the Company’s website. These meetings and presentations will not take place shortly before the publication of annual, semi-annual and quarterly financial information.

Furthermore, the Company engages in bilateral communications with investors; an outline policy on such bilateral contacts has been published on the Company’s website. These communications either take place at the initiative of the Company or at the initiative of individual investors. During these communications the Company is generally represented by its Investor Relations department. However, on a limited number of occasions the Investor Relations department is accompanied by one or more members of the Board of Management. The subject matter of the bilateral communications ranges from single queries from investors to more elaborate discussions on the back of disclosures that the Company has made such as its annual and quarterly reports. Also here, the Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.
Philips Annual Report 2009      149

10     Corporate governance     10.6 - 10.6
The Company shall not, in advance, assess, comment upon or correct, other than factually, any analyst’s reports and valuations. No fee(s) will be paid by the Company to parties for the carrying-out of research for analysts’ reports or for the production or publication of analysts’ reports, with the exception of credit-rating agencies.

Major shareholders and other information for shareholders

The Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) imposes a duty to disclose percentage holdings in the capital and/or voting rights in the Company when such holdings reach, exceed or fall below 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. Such disclosure must be made to the Netherlands Authority for the Financial Markets (AFM) without delay. The AFM then notifies the Company.

On April 20, 2009, the Company received notification from the AFM that it had received disclosures under the Financial Markets Supervision Act of a substantial holding of 5.02% by Southeastern Asset Management, Inc. in the Company’s common shares, which was subsequently reduced to below 5% as of December 14, 2009. On December 1, 2009, the Company received notification from the AFM that it had received disclosures under the Financial Markets Supervision Act of a substantial holding of 5.03% by BlackRock Inc. in the Company’s common shares.

The common shares are held by shareholders worldwide in bearer and registered form. As per December 31, 2009, approximately 90% of the common shares were held in bearer form and approximately 10% of the common shares were represented by registered shares of New York Registry issued in the name of approximately 1,418 holders of record, including Cede & Co. Cede & Co acts as nominee for the Depository Trust Company holding the shares (indirectly) for individual investors as beneficiaries. Citibank, N.A., 388 Greenwich Street, New York, New York 10013 is the transfer agent and registrar.

Only bearer shares are traded on the stock market of Euronext Amsterdam. Only shares of New York Registry are traded on the New York Stock Exchange. Bearer shares and registered shares may be exchanged for each other. Since certain shares are held by brokers and other nominees, these numbers may not be representative of the actual number of United States beneficial holders or the number of Shares of New York Registry beneficially held by US residents.

The provisions applicable to all corporate bonds that have been issued by the Company in March 2008 contain a ‘Change of Control Triggering Event’. This means that if the Company experienced such an event with respect to a series of corporate bonds the Company might be required to offer to purchase the bonds of that series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any.

Corporate seat and head office

The statutory seat of the Company is Eindhoven, the Netherlands, and the statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (Dutch Civil Code, Book 2, Sections 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 17001910).

The executive offices of the Company are located at the Breitner Center, Amstelplein 2, 1096 BC Amsterdam, the Netherlands, telephone 31 (0)20 59 77 777.

Compliance with the Dutch Corporate Governance Code

In accordance with the governmental decree of December 10, 2009, the Company fully complies with the Dutch Corporate Governance Code and applies all its principles and best practice provisions that are addressed to the Board of Management and the Supervisory Board. The full text of the Dutch Corporate Governance Code can be found at the website of the Monitoring Commission Corporate Governance Code (www.commissiecorporategovernance.nl).

February 22, 2010
150      Philips Annual Report 2009

Performance Statements
Philips Annual Report 2009      151

Notes overview
152       Philips Annual Report 2009

11 Group financial statements     11 - 11.2
[11]	Group financial statements
11.1	Introduction
Philips moved to International Financial Reporting Standards (IFRS) as its sole accounting standard from January 1, 2009 onwards. The use of US GAAP has been discontinued per the same date.

This chapter of the Annual Report contains the audited consolidated financial statements including the notes thereon that have been prepared in accordance with IFRS as adopted by the European Union (EU) and with the statutory provisions of Part 9, Book 2 of the Dutch Civil Code. All standards and interpretations issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC) effective year-end 2009 have been adopted by the EU, except that the EU carved out certain hedge accounting provisions of IAS 39. The Company does not utilize this carve-out permitted by the EU. Consequently, the accounting policies applied by the Company also comply fully with IFRS as issued by the IASB.

Together with the chapter Company financial statements, this chapter contains the statutory financial statements of the Company.

The following chapters and sections of this Annual Report:
•	chapter 1, Who we are, of this Annual Report

•	chapter 2, Our strategy in action, of this Annual Report

•	chapter 3, Our planet, our partners, our people, of this Annual Report

•	chapter 4, Our group performance, of this Annual Report

•	chapter 5, Our sector performance, of this Annual Report

•	chapter 6, Risk management, of this Annual Report

•	section 9.3, Report of the Remuneration Committee, of this Annual Report

•	chapter 10, Corporate governance, of this Annual Report

•	chapter 17, Forward-looking statements and other information, of this Annual Report form the Management report within the meaning of section 2:391 of the Dutch Civil Code (and related Decrees).

The chapters Our group performance and Our sector performance provide an extensive analysis of the developments during the financial year 2009 and the results. The term EBIT has the same meaning as Income from operations (IFO), and is used to evaluate the performance of the business. These chapters also provide information on the business outlook, investments, financing, personnel and research and development activities.

The Statement of income included in the chapter Company financial statements has been prepared in accordance with section 2:402 of the Dutch Civil Code, which allows a simplified Statement of income in the Company financial statements in the event that a comprehensive Statement of income is included in the consolidated Group financial statements.

For ‘Additional information’ within the meaning of section 2:392 of the Dutch Civil Code, please refer to section 11.13, Auditor’s report — Group, of this Annual Report on the Group financial statements, section 12.6, Auditor’s report — Company, of this Annual Report on the Company financial statements, section 4.4, Proposed distribution to shareholders, of this Annual Report, and note 34 for subsequent events.

Please refer to chapter 17, Forward-looking statements and other information, of this Annual Report for more information about forward-looking statements, third-party market share data, fair value information, and revisions and reclassifications.

The Board of Management of the Company hereby declares that, to the best of our knowledge, the Group financial statements and Company financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole and that the management report referred to above gives a true and fair view concerning the position as per the balance sheet date, the development and performance of the business during the financial year of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks that they face.

Board of Management

February 22, 2010
11.2	Management’s report on internal control
Management’s report on internal control over financial reporting pursuant to section 404 of the US Sarbanes-Oxley Act

The Board of Management of Koninklijke Philips Electronics N.V. (the Company) is responsible for establishing and maintaining an adequate system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the US Securities Exchange Act). Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with IFRS as issued by the IASB.

Internal control over financial reporting includes maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

The Board of Management conducted an assessment of the Company’s internal control over financial reporting based on the “Internal Control-Integrated Framework” established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that assessment, the Board of Management concluded that, as of December 31, 2009, the Company’s internal control over Group financial reporting is considered effective.

The Board of Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, excluded the following companies acquired by the Company after January 1, 2009: Meditronics Healthcare Pvt. Ltd., Ilti Luce S.r.l., Dynalite Intelligent Light Pty. Limited, Traxtal Inc., Teletrol Systems Inc., and Saeco International Group S.p.A. These acquisitions are wholly-owned subsidiaries whose total assets represented 1.7% of consolidated total assets and whose net sales represented 0.7% of consolidated net sales of the Company as of and for the year ended December 31, 2009. If adequately disclosed, companies are allowed to exclude acquisitions from their assessment of internal control over financial reporting during the year of acquisition while integrating the acquired company under guidelines established by the US Securities and Exchange Commission.

The effectiveness of the Company’s internal control over IFRS financial reporting as of December 31, 2009, as included in this chapter Group financial statements, has been audited by KPMG Accountants N.V., an independent registered public accounting firm, as stated in their report which follows hereafter.

Board of Management

February 22, 2010
Philips Annual Report 2009       153

11     Group financial statements     11.2 - 11.4
11.3	Reports of the independent auditor
Reports of Independent Registered Public Accounting Firm

The report set out below is provided in compliance with auditing standards of the Public Company Accounting Oversight Board in the US and includes an opinion on the effectiveness of internal control over financial reporting as at
December 31, 2009. Management’s report on internal control over financial reporting is set out in section 11.2, Management’s report on internal control, of this Annual Report. KPMG Accountants N.V. has also issued reports on the consolidated financial statements in accordance with Dutch auditing standards, which is set out in section 11.13, Auditor’s report — Group, of this Annual Report, and in accordance with auditing standards of the Public Company Accounting Oversight Board in the US, which is included in the Annual Report on Form 20-F filed with the US Securities and Exchange Commission. KPMG Accountants N.V. has also reported separately on the Company Financial Statements of Koninklijke Philips Electronics N.V. This audit report is set out in section 12.6, Auditor’s report — Company, of this Annual Report.
11.4	Auditors’ report on internal control
Report of Independent Registered Public Accounting Firm on internal control over financial reporting pursuant to section 404 of the US Sarbanes-Oxley Act

To the Supervisory Board and Shareholders of Koninklijke Philips Electronics N.V.:

We have audited Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Koninklijke Philips Electronics N.V. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying section 11.2, Management’s report on internal control, of this Annual Report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Koninklijke Philips Electronics N.V. and subsidiaries acquired, Meditronics Healthcare Pvt. Ltd., Ilti Luce S.r.l., Dynalite Intelligent Light Pty. Limited, Traxtal Inc., Teletrol Systems Inc., and Saeco International Group S.p.A. (together the “Acquired Companies”) during 2009. Management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2009, the Acquired Companies’ internal control over financial reporting associated with total assets representing 1.7% of consolidated total assets and net sales representing 0.7% of consolidated net sales, included in the consolidated financial statements of Koninklijke Philips Electronics N.V. and subsidiaries as of and for the year ended December 31, 2009. Our audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

In our opinion, Koninklijke Philips Electronics N.V. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule I-Transition from US GAAP to IFRS, included as Exhibit 15(b) and Exhibit 15(c) to the Annual Report on Form 20-F, respectively. Our report dated February 22, 2010 expressed an unqualified opinion on those consolidated financial statements and the financial statement schedule I-Transition from US GAAP to IFRS as included in the Annual Report on Form 20-F.

KPMG Accountants N.V.

Amsterdam, February 22, 2010
154       Philips Annual Report 2009

11       Group financial statements     11.5 - 11.5
11.5	Consolidated statements of income in millions of euros unless otherwise stated
Consolidated statements of income (including earnings per share) of the Philips Group for the years ended December 31

		2007	2008	2009
	Sales	26,793	26,385	23,189
	Cost of sales	(17,603)	(17,938)	(15,110)

	Gross margin	9,190	8,447	8,079

	Selling expenses	(4,993)	(5,518)	(5,159)
	General and administrative expenses	(833)	(972)	(734)
	Research and development expenses	(1,601)	(1,777)	(1,631)
	Impairment of goodwill	—	(301)	—
	Other business income	269	261	97
	Other business expenses	(165)	(86)	(38)

3	Income from operations	1,867	54	614

4	Financial income	3,194	1,594	225
4	Financial expenses	(345)	(1,506)	(391)

	Income before taxes	4,716	142	448

5	Income tax expense	(582)	(256)	(100)

	Income (loss) after taxes	4,134	(114)	348

6	Results relating to equity-accounted investees:
	- Company’s participation in income	246	81	23
	- Other results	638	(62)	53

	Income (loss) from continuing operations	5,018	(95)	424

1	Discontinued operations — net of income tax	(138)	3	—

	Net income (loss)	4,880	(92)	424

	Attribution of net income (loss)
	Net income (loss) attributable to stockholders	4,873	(91)	410
	Net income (loss) attributable to minority interests	7	(1)	14
The accompanying notes are an integral part of these consolidated financial statements.
Philips Annual Report 2009       155

11     Group financial statements     11.5 - 11.5
Earnings per share

	2007		2008			2009
Weighted average number of common shares outstanding (after deduction of treasury stock) during the year		1,086,128,418		991,420,017			925,481,395
Plus incremental shares from assumed conversions of:
Options and restricted share rights	11,669,275		5,191,635			3,555,559
Convertible debentures	1,127,690		102,249			—
Dilutive potential common shares		12,796,965		5,293,884			3,555,559
Adjusted weighted average number of shares (after deduction of treasury stock) during the year		1,098,925,383		996,713,901			929,036,954

Basic earnings per common share in euros
Income (loss) from continuing operations		4.61		(0.09)			0.46
Loss from discontinued operations		(0.12)		—			—

Net income (loss)		4.49		(0.09)			0.46
Net income (loss) attributable to stockholders		4.49		(0.09)			0.44

Diluted earnings per common share in euros
Income (loss) from continuing operations		4.56		(0.09	)1)		0.46
Loss from discontinued operations		(0.13)		—	1)		—

Net income (loss)		4.43		(0.09	)1)		0.46
Net income (loss) attributable to stockholders		4.43		(0.09	)1)		0.44

Dividend paid per common share in euros		0.60		0.70			0.70
In 2009, 2008 and 2007, respectively 52 million, 48 million and 27 million securities that could potentially dilute basic EPS were not included in the computation of dilutive EPS because the effect would have been antidilutive for the periods presented.

1)	In 2008, the incremental shares from assumed conversion are not taken into account as the effect would be antidilutive.
156       Philips Annual Report 2009

11     Group financial statements     11.6 - 11.6
11.6	Consolidated statements of comprehensive income in millions of euros unless otherwise stated
Consolidated statements of comprehensive income of the Philips Group for the years ended December 31

	2007	2008	2009
Net income (loss)	4,880	(92)	424
Other comprehensive income:
Actuarial gains (losses) on pension plans:1)
Net current period change, before tax	59	(1,496)	(1,110)
Income tax on net current period change	(12)	463	177
Revaluation reserve:
Release revaluation reserve	(34)	(16)	(15)
Reclassification into retained earnings	34	16	15
Currency translation differences:1)
Net current period change, before tax	(749)	126	(64)
Net current period change — discontinued operations, before tax	(22)	4	—
Income tax on net current period change	(10)	(52)	—
Reclassification adjustment for (gain) loss realized	(67)	8	—
Minority interest	(1)	1	(1)
Available-for-sale financial assets:
Net current period change	(618)	(269)	272
Reclassification adjustment for gain realized	(2,870)	(939)	(127)
Cash flow hedges:
Net current period change, before tax	19	(24)	(19)
Income tax on net current period change	(3)	18	(15)
Reclassification adjustment for loss (gain) realized	4	(50)	72

Other comprehensive income (loss) for the period	(4,270)	(2,210)	(815)

Total comprehensive income (loss) for the period	610	(2,302)	(391)

Total comprehensive income (loss) attributable to:
Stockholders	604	(2,302)	(404)
Minority interests	6	—	13

1)	The 2008 currency translation differences for the actuarial gains (losses) on pension plans have been reclassified from actuarial gains (losses) included in other reserves to currency translation differences
The accompanying notes are an integral part of these consolidated financial statements.
Philips Annual Report 2009       157

11     Group financial statements     11.7 - 11.7
11.7	Consolidated balance sheets in millions of euros unless otherwise stated
Consolidated balance sheets of the Philips Group as of December 31

Assets

		2008		2009
	Current assets

	Cash and cash equivalents		3,620		4,386

7 29	Receivables:
	- Accounts receivable — net	3,813		3,669
	- Accounts receivable from related parties	24		14
	- Other receivables	452		300
			4,289		3,983

8	Inventories — net		3,491		2,913

9	Other current assets		749		627

	Total current assets		12,149		11,909

	Non-current assets

6	Investments in equity-accounted investees		293		281

10	Other non-current financial assets		1,331		691

11	Non-current receivables		47		85

12	Other non-current assets		1,906		1,543

5	Deferred tax assets		931		1,243

13 23	Property, plant and equipment:
	- At cost	8,065		8,054
	- Less accumulated depreciation	(4,569)		(4,802)
			3,496		3,252

14	Intangible assets excluding goodwill:
	- At cost	6,528		6,466
	- Less accumulated amortization	(2,051)		(2,305)
			4,477		4,161

15	Goodwill		7,280		7,362

	Total non-current assets		19,761		18,618

			31,910		30,527
The accompanying notes are an integral part of these consolidated financial statements.
158       Philips Annual Report 2009

11     Group financial statements     11.7 - 11.7
Liabilities and equity

		2008		2009
	Current liabilities

29	Accounts and notes payable:
	- Trade creditors	2,880		2,775
	- Accounts payable to related parties	112		95
			2,992		2,870
16	Accrued liabilities		3,634		3,134
17 18 24	Short-term provisions		1,043		716
19	Other current liabilities		642		703
20 21	Short-term debt		722		627

	Total current liabilities		9,033		8,050

	Non-current liabilities

21 23	Long-term debt		3,466		3,640
17 18 24	Long-term provisions		1,794		1,734
5	Deferred tax liabilities		584		530
22	Other non-current liabilities		1,440		1,929

	Total non-current liabilities		7,284		7,833

23 24	Contractual obligations and contingent liabilities

	Equity

	Minority interests		49		49

25	Stockholders’ equity:
	Preference shares, par value EUR 0.20 per share:
	- Authorized: 2,000,000,000 shares (2008: 2,000,000,000 shares), issued none
	Common shares, par value EUR 0.20 per share:
	- Authorized: 2,000,000,000 shares (2008: 2,000,000,000 shares)
	- Issued and fully paid: 972,411,769 shares (2008: 972,411,769 shares)	194		194
	Capital in excess of par value	—		—
	Retained earnings	17,101		15,947
	Revaluation reserve	117		102
	Other reserves	(580)		(461)
	Treasury shares, at cost 44,954,677 shares (2008: 49,429,913 shares)	(1,288)		(1,187)
			15,544		14,595

	Total equity		15,593		14,644

			31,910		30,527
Philips Annual Report 2009       159

11     Group financial statements     11.8 - 11.8
11.8	Consolidated statements of cash flows in millions of euros
Consolidated statements of cash flows of the Philips Group for the years ended December 31

		2007	2008	2009
	Cash flows from operating activities
	Net income (loss) attributable to stockholders	4,873	(91)	410
	(Income) loss from discontinued operations	138	(3)	—
	Minority interests	7	(1)	14
	Adjustments to reconcile net income (loss) to net cash provided by operating activities:
	Depreciation and amortization	1,083	1,528	1,469
	Impairment of goodwill, other non-current financial assets, and (reversal of) impairment of equity-accounted investees	39	1,509	2
	Net gain on sale of assets	(3,385)	(1,536)	(140)
	Income from equity-accounted investees	(371)	(91)	(23)
	Dividends received from equity-accounted investees	48	65	35
	(Increase) decrease in receivables and other current assets	(435)	234	496
	(Increase) decrease in inventories	(348)	(9)	687
	Increase (decrease) in accounts payable and accrued and other current liabilities	91	(97)	(479)
	(Increase) in non-current receivables, other assets and other liabilities	(68)	(379)	(363)
	(Decrease) increase in provisions	(108)	432	(612)
	Proceeds from sales of trading securities	196	—	—
	Other items	(8)	87	49

	Net cash provided by operating activities	1,752	1,648	1,545

	Cash flows from investing activities
	Purchase of intangible assets	(118)	(121)	(96)
	Expenditures on development assets	(233)	(154)	(188)
	Capital expenditures on property, plant and equipment	(658)	(770)	(524)
	Proceeds from disposals of property, plant and equipment	81	170	126
26	Cash from (used for) derivatives and securities	385	337	(39)
	Purchase of other non-current financial assets	(17)	—	(6)
27	Proceeds from other non-current financial assets	4,105	2,576	718
	Purchase of businesses, net of cash acquired	(1,485)	(5,316)	(294)
	Proceeds from sale of interests in businesses	1,640	24	84

	Net cash provided by (used for) investing activities	3,700	(3,254)	(219)

	Cash flows from financing activities
	(Decrease) increase in short-term debt	(158)	18	(201)
	Principal payments on short-term portion of long-term debt	(155)	(1,726)	(51)
	Proceeds from issuance of long-term debt	29	2,088	312
	Treasury stock transactions	(1,448)	(3,257)	29
	Dividends paid	(639)	(698)	(634)

	Net cash used for financing activities	(2,371)	(3,575)	(545)

	Net cash provided by (used for) continuing operations	3,081	(5,181)	781
160       Philips Annual Report 2009

11     Group financial statements     11.8 - 11.8

	2007	2008	2009
Cash flows from discontinued operations
Net cash used for operating activities	(153)	(49)	—
Net cash provided by investing activities	38	12	—

Net cash used for discontinued operations	(115)	(37)	—

Net cash provided by (used for) continuing and discontinued operations	2,966	(5,218)	781

Effect of changes in exchange rates on cash and cash equivalents	(112)	(39)	(15)
Cash and cash equivalents at the beginning of the year	6,023	8,877	3,620
Cash and cash equivalents at the end of the year	8,877	3,620	4,386
Less cash and cash equivalents at the end of the year — discontinued operations	108	—	—

Cash and cash equivalents at the end of the year — continuing operations	8,769	3,620	4,386

Supplemental disclosures to the Consolidated statements of cash flows

		2007	2008	2009
	Net cash paid during the year for
	Pensions	(449)	(379)	(422)
	Interest	(49)	(123)	(244)
	Income taxes	(493)	(352)	(197)

	Net gain on sale of assets
	Cash proceeds from the sale of assets	5,826	2,770	928
	Book value of these assets	(2,528)	(1,341)	(788)
	Non-cash gains	87	107	—

		3,385	1,536	140

	Non-cash investing and financing information
28	Assets received in lieu of cash from the sale of businesses:
	Shares/share options/convertible bonds	—	148	—

	Conversion of convertible personnel debentures	38	9	3

	Treasury stock transactions
	Shares acquired	(1,609)	(3,298)	—
	Exercise of stock options	161	41	29
The accompanying notes are an integral part of these consolidated financial statements. For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.
Philips Annual Report 2009       161

11     Group financial statements     11.9 - 11.9
11.9	Consolidated statements of changes in equity in millions of euros unless otherwise stated
Consolidated statements of changes in equity of the Philips Group

	outstanding
	number of		capital in				treasury	total stock-
	shares in	common	excess of	retained	revaluation	other re-	shares at	holders’	minority in-	total
	thousands	stock	par value	earnings1)	reserve	serves1)	cost	equity	terests2)	equity
Balance as of Jan. 1, 2007	1,106,893	228	—	18,713	167	4,914	(923)	23,099	135	23,234

Total comprehensive income (loss)				4,954	(34)	(4,316)		604	6	610
Dividend distributed				(659)				(659)		(659)
Minority interest movement									(14)	(14)
Purchase of treasury stock	(53,141)						(1,633)	(1,633)		(1,633)
Re-issuance of treasury stock	11,141		(131)	(10)			340	199		199
Share-based compensation plans			104					104		104
Income tax share-based compensation plans			27					27		27

	(42,000)	—	—	4,285	(34)	(4,316)	(1,293)	(1,358)	(8)	(1,366)

Balance as of Dec. 31, 2007	1,064,893	228	—	22,998	133	598	(2,216)	21,741	127	21,868

Total comprehensive (loss)				(1,108)	(16)	(1,178)		(2,302)	—	(2,302)
Dividend distributed				(720)				(720)		(720)
Minority interest movement									(78)	(78)
Cancellation of treasury stock		(34)		(4,062)			4,096	—		—
Purchase of treasury stock	(146,453)						(3,298)	(3,298)		(3,298)
Re-issuance of treasury stock	4,542		(71)	(7)			130	52		52
Share-based compensation plans			106					106		106
Income tax share-based compensation plans			(35)					(35)		(35)

	(141,911)	(34)	—	(5,897)	(16)	(1,178)	928	(6,197)	(78)	(6,275)

Balance as of Dec. 31, 2008	922,982	194	—	17,101	117	(580)	(1,288)	15,544	49	15,593

Total comprehensive income (loss)				(508)	(15)	119		(404)	13	(391)
Dividend distributed				(647)				(647)		(647)
Minority interest movement									(13)	(13)
Purchase of treasury stock	(2)							—		—
Re-issuance of treasury stock	4,477		(70)	1			101	32		32
Share-based compensation plans			65					65		65
Income tax share-based compensation plans			5					5		5

	4,475	—	—	(1,154)	(15)	119	101	(949)	—	(949)

Balance as of Dec. 31, 2009	927,457	194	—	15,947	102	(461)	(1,187)	14,595	49	14,644

1)	Prior period actuarial gains (losses) on pension plans have been reclassified from other reserves to retained earnings

2)	Of which discontinued operations EUR 91 million at January 1, 2007, EUR 79 million at December 31, 2007 and EUR (77) million at August 6, 2008 due to sale of Medquist
The accompanying notes are an integral part of these consolidated financial statements.
162       Philips Annual Report 2009

11     Group financial statements     11.10 - 11.10
11.10	Information by sector and main country in millions of euros
Information by sector and main country

Sectors

						impairment of
						property, plant	results relating
			research and de-		income from	and equipment	to equity-ac-	cash flow before
		sales including in-	velopment ex-	income from	operations as a	and intangible	counted invest-	financing activi-
	sales	tercompany	penses	operations	% of sales	assets	ees	ties
2009
Healthcare	7,839	7,849	(679)	591	7.5	(17)	5	876
Consumer Lifestyle	8,467	8,486	(395)	321	3.8	(21)	(1)	587
of which Television	3,122	3,130	(95)	(179)	(5.7)	(8)	—	(23)
Lighting	6,546	6,555	(351)	(16)	(0.2)	(81)	(3)	591
Group Management & Services	337	455	(206)	(282)	(83.7)	(24)	75	(728)
Inter-sector eliminations		(156)

	23,189	23,189	(1,631)	614	2.6	(143)	76	1,326

2008
Healthcare	7,649	7,663	(672)	621	8.1	(1)	8	(2,439)
Consumer Lifestyle	10,889	10,923	(513)	110	1.0	(93)	—	242
of which Television	4,724	4,741	(106)	(436)	(9.2)	(12)	—	(483)
Lighting	7,362	7,371	(345)	24	0.3	(373)	1	(1,143)
Group Management & Services	485	624	(247)	(701)	(144.5)	(15)	10	1,734
Inter-sector eliminations		(196)

	26,385	26,385	(1,777)	54	0.2	(482)	19	(1,606)

2007
Healthcare	6,638	6,656	(594)	709	10.7	(2)	7	212
Consumer Lifestyle	13,102	13,368	(504)	789	6.0	(18)	2	714
of which Television	6,042	6,285	(113)	(98)	(1.6)	—	—	(68)
Lighting	6,321	6,101	(282)	664	10.5	(31)	—	(625)
Group Management & Services	732	893	(221)	(295)	(40.3)	(11)	875	5,151
Inter-sector eliminations		(225)

	26,793	26,793	(1,601)	1,867	7.0	(62)	884	5,452
The following sectors are included in the table above: Healthcare, Consumer Lifestyle, Lighting, and Group Management & Services (GM&S). A short description of these sectors is as follows:

Healthcare: Consists of the following businesses — Imaging Systems, Clinical Care systems, Home Healthcare Solutions, Healthcare Informatics and Patient Monitoring, and Customer Services.

Consumer Lifestyle: Consists of the following businesses — Television, Shaving & Beauty, Audio & Video Multimedia, Domestic Appliances, Peripherals & Accessories, Health & Wellness, and Licenses.

Lighting: Consists of the following businesses — Lamps, Professional Luminaires, Consumer Luminaires, Lighting Electronics, Automotive, Special Lighting Applications, and Lumileds.

GM&S: Consists of the corporate center, as well as the overhead expenses of regional and country organizations. Also included are the costs of Philips’ pension and other postretirement benefit costs not directly allocated to the other sectors.
Philips Annual Report 2009       163

11     Group financial statements     11.10 - 11.10
 Sectors

						depreciation of
		net operating	total liabilities	tangible and	capital	property, plant and
	total assets	capital	excl. debt	intangible assets	expenditures	equipment1)
2009
Healthcare	10,969	8,434	2,564	7,766	164	186
Consumer Lifestyle	3,286	625	2,172	1,383	137	145
of which Television	599	(386)	998	61	30	44
Lighting	6,748	5,104	1,450	4,860	165	311
Group Management & Services	9,524	(1,514)	5,430	766	58	104

	30,527	12,649	11,616	14,775	524	746

2008
Healthcare	11,423	8,785	2,566	8,117	206	139
Consumer Lifestyle	3,576	798	2,812	1,210	171	169
of which Television	988	(238)	1,226	79	62	67
Lighting	7,222	5,712	1,459	5,138	304	330
Group Management & Services	9,689	(1,226)	5,292	788	89	91

	31,910	14,069	12,129	15,253	770	729

2007
Healthcare	6,805	4,758	1,972	3,987	166	91
Consumer Lifestyle	4,494	1,122	3,473	1,514	166	155
of which Television	1,309	(199)	1,608	115	61	52
Lighting	5,328	4,050	1,170	3,462	245	218
Group Management & Sevices	19,435	872	4,257	866	81	98

	36,062	10,802	10,872	9,829	658	562
Discontinued operations	319		78

	36,381		10,950

As of January 2009, the Hospitality business moved from Consumer Lifestyle to Lighting. In 2009, the activities of the Incubators, which are included in Innovation & Emerging Businesses, were charged to Research & Development costs of the operating sectors. Beginning in 2009, Innovation & Emerging Businesses is reported under Group Management & Services. As a consequence of the aforementioned, prior-year financials have been restated.

1)	Includes impairments
Goodwill assigned to sectors

	carrying value			translation differences	carrying value at
	at January 1	acquisitions	impairment	and other changes	December 31
2009
Healthcare	4,961	26	—	(64)	4,923
Consumer Lifestyle	364	80	—	19	463
Lighting	1,955	43	—	(22)	1,976
Group Management & Services	—	—	—	—	—

	7,280	149	—	(67)	7,362

2008
Healthcare	2,235	2,421	—	305	4,961
Consumer Lifestyle	425	5	—	(66)	364
Lighting	1,140	1,024	(301)	92	1,955
Group Management & Services	—	—	—	—	—

	3,800	3,450	(301)	331	7,280
164       Philips Annual Report 2009

11     Group financial statements     11.10 - 11.10
Main countries

						depreciation of
			net operating	tangible and	capital	property, plant
	sales1)	total assets1)	capital	intangible assets	expenditures	and equipment2)
2009
Netherlands	871	7,812	2,572	1,194	92	172
United States	6,125	12,161	8,507	9,513	126	166
Germany	1,938	928	(414)	288	33	47
France	1,495	444	(116)	111	8	31
United Kingdom	715	777	50	585	6	9
China	1,713	1,440	(271)	369	41	50
Other countries	10,332	6,965	2,321	2,715	218	271

	23,189	30,527	12,649	14,775	524	746

2008
Netherlands	1,017	8,928	3,016	1,348	156	151
United States	7,015	14,266	9,152	10,770	192	82
Germany	2,048	978	(308)	298	50	46
France	1,691	535	(77)	137	55	26
United Kingdom	1,015	730	414	524	13	9
China	1,747	1,333	(172)	242	60	44
Other countries	11,852	5,140	2,044	1,934	244	371

	26,385	31,910	14,069	15,253	770	729

2007
Netherlands	1,159	14,117	2,155	1,367	163	151
United States	6,725	8,164	6,747	5,159	115	103
Germany	2,014	1,376	(255)	326	50	46
France	1,784	723	(86)	147	23	26
United Kingdom	1,250	1,039	689	719	13	8
China	1,707	1,259	(497)	189	36	42
Other countries	12,154	9,384	2,049	1,922	258	186

	26,793	36,062	10,802	9,829	658	562
Discontinued operations		319

		36,381
The sales are attributed by country of destination.

1)	Prior period amounts have been reclassified.

2)	Includes impairments
Philips Annual Report 2009       165

11     Group financial statements     11.11 - 11.11
11.11	Significant accounting policies
The Consolidated financial statements in this section have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). All standards and interpretations issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC) effective year-end 2009 have been adopted by the EU, except that the EU carved out certain hedge accounting provisions of IAS 39. Philips does not utilize this carve-out permitted by the EU. Consequently, the accounting policies applied by Philips also comply fully with IFRS as issued by the IASB.

The Consolidated financial statements have been prepared under the historical cost convention, unless otherwise indicated.

Basis of consolidation

The Consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. (‘the Company’) and all subsidiaries that fall under its power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date that control commences until the date that control ceases. All intercompany balances and transactions have been eliminated in the Consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Company. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the business combination, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Company’s share of the identifiable net assets of the subsidiary acquired is recognized as goodwill. The minority interests are disclosed separately in the Consolidated statements of income as part of profit allocation and in the Consolidated balance sheets as a separate component of equity.

Foreign currencies

The Consolidated financial statements are presented in euros, which is the Company’s functional and presentation currency. The financial statements of entities that use a functional currency other than the euro, are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Items in the Consolidated statements of income and Consolidated statements of cash flows are translated into euros using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of equity. Cumulative translation adjustments are recognized as income or expense upon partial or complete disposal or liquidation of a foreign entity. The functional currency of foreign entities is generally the local currency, unless the primary economic environment requires the use of another currency. Gains and losses arising from the translation or settlement of foreign currency-denominated monetary assets and liabilities into the functional currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences in a separate component of equity. Changes in the fair value of monetary financial assets denominated in foreign currency classified as available-for-sale financial assets are split into translation differences resulting from changes in the amortized cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in the amortized cost are recognized in the Statement of income, and other changes in the carrying amount are recognized in equity.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are reported as part of the fair value gain or loss. Translation differences on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in other reserves in equity.

Use of estimates

The preparation of Consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the Consolidated financial statements in order to conform to IFRS. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the Consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and judgments on an ongoing basis and base our estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results could differ materially from the estimates and assumptions.

Estimates significantly impact goodwill and other intangibles acquired, tax on activities disposed, impairments, financial instruments, assets and liabilities from employee benefit plans, other provisions and tax and other contingencies. The fair values of acquired identifiable intangibles are based on an assessment of future cash flows. Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred to determine whether the carrying value exceeds the recoverable amount. These analyses are based on estimates of future cash flows.

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select from a variety of common valuation methods including the discounted cash flow method and option valuation models and to make assumptions that are mainly based on market conditions existing at each balance sheet date.

Actuarial assumptions are established to anticipate future events and are used in calculating pension and other postretirement benefit expense and liability. These factors include assumptions with respect to interest rates, expected investment returns on plan assets, rates of increase in health care costs, rates of future compensation increases, turnover rates, and life expectancy.

Accounting changes

In the absence of explicit transition requirements for new accounting pronouncements, the Company accounts for any change in accounting principle retrospectively.

Reclassifications

Certain items previously reported under specific financial statement captions have been reclassified to conform to the current year presentation.

Discontinued operations and non-current assets held for sale

Non-current assets (disposal groups comprising assets and liabilities) that are expected to be recovered primarily through sale rather than through continuing use are classified as held for sale.

A discontinued operation is a component of an entity that either has been disposed of, or that is classified as held for sale, and (a) represents a separate major line of business or geographical area of operations; and (b) is a part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or (c) is a subsidiary acquired exclusively with a view to resale.

Non-current assets held for sale and discontinued operations are carried at the lower of carrying amount or fair value less costs to sell. Any gain or loss from disposal of a business, together with the results of these operations until the date of disposal, is reported separately as discontinued operations. The financial information of discontinued operations is excluded from the respective captions in the Consolidated financial statements and related notes for all years presented.

Cash flow statements

Cash flow statements are prepared using the indirect method. Cash flows in foreign currencies have been translated into euros using the weighted average rates of exchange for the periods involved. Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from other derivative instruments are classified consistent with the nature of the instrument.
166       Philips Annual Report 2009

11     Group financial statements     11.11 - 11.11
Segments

Operating segments are components of the Company’s business activities about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Board of Management of the Company). The Board of Management decides how to allocate resources and assesses performance. Reportable segments comprise: Healthcare, Consumer Lifestyle, Lighting, and Television. Segment accounting policies are the same as the accounting policies as applied to the Group.

Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares, which comprise convertible personnel debentures, restricted shares and share options granted to employees.

Revenue recognition

Revenue for sale of goods is recognized when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of the goods can be estimated reliably, there is no continuing involvement with goods, and the amount of revenue can be measured reliably.

Transfer of risks and rewards varies depending on the individual terms of the contract of sale. For consumer-type products in the Sectors Lighting and Consumer Lifestyle, these criteria are met at the time the product is shipped and delivered to the customer and, depending on the delivery conditions, title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained, or, in cases where such acceptance is not contractually required, when management has established that all aforementioned conditions for revenue recognition have been met. Examples of the above-mentioned delivery conditions are ‘Free on Board point of delivery’ and ‘Costs, Insurance Paid point of delivery’, where the point of delivery may be the shipping warehouse or any other point of destination as agreed in the contract with the customer and where title and risk in the goods pass to the customer.

Revenues of transactions that have separately identifiable components are recognized based on their relative fair values. These transactions mainly occur in the Healthcare sector and include arrangements that require subsequent installation and training activities in order to become operable for the customer. However, since payment for the equipment is typically contingent upon the completion of the installation process, revenue recognition is deferred until the installation has been completed and the product is ready to be used by the customer in the way contractually agreed.

Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. For products for which a right of return exists during a defined period, revenue recognition is determined based on the historical pattern of actual returns, or in cases where such information is not available, revenue recognition is postponed until the return period has lapsed. Return policies are typically based on customary return arrangements in local markets.

For products for which a residual value guarantee has been granted or a buy-back arrangement has been concluded, revenue recognition takes place in accordance with the requirements for lease accounting of IAS 17 Leases. Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are recorded as selling expenses and disclosed separately. Service revenue related to repair and maintenance activities for goods sold is recognized ratably over the service period or as services are rendered.

A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to the products. The customer has the option to purchase such an extension, which is subsequently billed to the customer. Revenue recognition occurs on a straight-line basis over the contract period.

Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis.

Government grants are recognized as income as qualified expenditures are made, except for grants relating to purchases of assets, which are deducted from the cost of the assets.

Employee benefit accounting

The net pension asset or liability recognized in the Consolidated balance sheet in respect of defined-benefit postemployment plans is the fair value of plan assets less the present value of the projected defined-benefit obligation at the balance sheet date, together with adjustments for projected unrecognized past-service costs. The projected defined-benefit obligation is calculated annually by qualified actuaries using the projected unit credit method. Recognized assets are limited to the present value of any reductions in future contributions or any future refunds, in accordance with IFRIC Interpretation 14 ‘The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction’.

For the Company’s major plans, a full discount rate curve of high-quality corporate bonds (Bloomberg AA Composite) is used to determine the defined-benefit obligation, whereas for the other plans a single-point discount rate is used based on the plan’s maturity. Plans in countries without a deep corporate bond market use a discount rate based on the local sovereign curve and the plan’s maturity.

Pension costs in respect of defined-benefit postemployment plans primarily represent the increase of the actuarial present value of the obligation for postemployment benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

Actuarial gains and losses arise mainly from changes in actuarial assumptions and differences between actuarial assumptions and what has actually occurred. The Company recognizes all actuarial gains and losses directly in equity through the Consolidated statements of comprehensive income.

To the extent that postemployment benefits vest immediately following the introduction of a change to a defined-benefit plan, the resulting past service costs are recognized immediately.

Obligations for contributions to defined-contribution pension plans are recognized as an expense in the income statement as incurred.

In certain countries, the Company also provides postretirement benefits other than pensions. The costs relating to such plans consist primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation.

Share-based payment

The Company recognizes the estimated fair value, measured as of grant date of equity instruments granted to employees as compensation expense over the vesting period on a straight-line basis, taking into account expected forfeitures. The Company uses the Black-Scholes option-pricing model to determine the fair value of the equity instruments.

The fair value of the amount payable to employees in respect of share appreciation rights, which are settled in cash, is recognized as an expense, with a corresponding increase in liabilities, over the vesting period. The liability is remeasured at each reporting date and at settlement date. Any changes in fair value of the liability are recognized as personnel expense in the Statement of income.

Income tax

Income tax comprises current and deferred tax. Income tax is recognized in the statement of income except to the extent that it relates to an item recognized directly within equity, in which case the tax effect is recognized in equity as well. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized, using the balance sheet method, for the expected tax consequences of temporary differences between the tax base of assets and liabilities and their carrying amounts for financial reporting
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purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they probably will not reverse in the foreseeable future. Measurement of deferred tax assets and liabilities is based upon the enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carry-forwards, are recognized if it is probable that the asset will be realized. Deferred tax assets are reviewed each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered. Deferred tax assets and liabilities are not discounted.

Deferred tax liabilities for withholding taxes are recognized for subsidiaries in situations where the income is to be paid out as dividend in the foreseeable future, and for undistributed earnings of unconsolidated companies to the extent that these withholding taxes are not expected to be refundable or deductible. Changes in tax rates are reflected in the period when the change has been enacted or substantively enacted by the reporting date.

Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the Statements of income on a straight-line basis over the term of the lease. Leases in which the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased assets and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other short-term and other non-current liabilities. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the assets and the lease term.

Derivative financial instruments

The Company uses derivative financial instruments principally to manage its foreign currency risks and, to a more limited extent, for managing interest rate and commodity price risks. All derivative financial instruments are classified as current assets or liabilities based on their maturity dates and are accounted for at trade date. Embedded derivatives are separated from the host contract and accounted for separately if required by IAS 39 Financial Instruments: Recognition and Measurement. The Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in fair value of derivatives are recognized in the statement of income, except for derivatives that are highly effective and qualify for cash flow or net investment hedge accounting.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset, or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the statement of income.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, are recorded in equity, until statement of income is affected by the variability in cash flows of the designated hedged item. To the extent that the hedge is ineffective, changes in the fair value are recognized in the statement of income.

The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is established that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it has been established that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value.

When hedge accounting is discontinued because it is expected that a forecasted transaction will not occur, the Company continues to carry the derivative on the Balance sheet at its fair value, and gains and losses that were accumulated in equity are recognized immediately in the Statement of income. If there is a delay and it is expected that the transaction will still occur, the amount in equity remains there until the forecasted transaction affects income. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the Balance sheet, and recognizes any changes in its fair value in the Statements of income. For interest rate swaps designated as a fair value hedge of an interest bearing asset or liability that are unwound, the amount of the fair value adjustment to the asset or liability for the risk being hedged is released to the Statement of income over the remaining life of the asset or liability based on the recalculated effective yield.

Foreign currency differences arising on the retranslation of a financial liability designated as a hedge of a net investment in a foreign operation are recognized directly as a separate component of equity, to the extent that the hedge is effective. To the extent that the hedge is ineffective, such differences are recognized in the Statements of income.

Non-derivative financial instruments

Non-derivative financial instruments are recognized initially at fair value when the Company becomes a party to the contractual provisions of the instrument. They are derecognized if the Company’s contractual rights to the cash flows from the financial instruments expire or if the Company transfers the financial instruments to another party without retaining control or substantially all risks and rewards of the instruments. Regular way purchases and sales of financial instruments are accounted for at trade date. Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. They are stated at face value, which approximates fair value.

Receivables

Trade accounts receivable are carried at the lower of amortized cost or the present value of estimated future cash flows, taking into account discounts given or agreed. The present value of estimated future cash flows is determined through the use of allowances for uncollectible amounts. As soon as individual trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible because of bankruptcy or other forms of receivership of the debtors. The allowance for the risk of non-collection of trade accounts receivable takes into account credit-risk concentration, collective debt risk based on average historical losses, and specific circumstances such as serious adverse economic conditions in a specific country or region.

In the event of sale of receivables and factoring, the Company derecognizes receivables when the Company has given up control or continuing involvement.

Long-term receivables are initially recognized at their present value using an appropriate interest rate. Any discount is amortized to income over the life of the receivable using the effective yield.

Investments in equity-accounted investees

Investments in companies in which the Company does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exercise significant influence, are accounted for using the equity method. Generally, in the absence of demonstrable proof of significant influence, it is presumed to exist if at least 20% of the voting stock is owned. The Company’s share of the net income of these companies is included in results relating to equity-accounted investees in the Consolidated statements of income. When the Company’s share of losses exceeds its interest in an equity-accounted investee, the carrying amount of that interest (including any long-term loans) is reduced to nil and recognition of further losses is discontinued except to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of an associate. Unrealized gains on transactions between the Company and its equity-accounted investees are eliminated to the extent of the Company’s
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interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Investments in equity-accounted investees include loans from the Company to these investees.

Investments in equity-accounted investees also include goodwill identified on acquisition, net of any accumulated impairment loss.

Accounting for capital transactions of a consolidated subsidiary or an equity-accounted investee

The Company recognizes dilution gains or losses arising from the sale or issuance of stock by a consolidated subsidiary or an equity-accounted investee in the income statement, unless the Company or the subsidiary either has reacquired or plans to reacquire such shares. In such instances, the result of the transaction will be recorded directly in equity.

The dilution gains or losses are presented in a separate line in the income statement if they relate to consolidated subsidiaries. Dilution gains and losses related to equity-accounted investees are presented under ‘Results relating to equity-accounted investees’ in the Consolidated statements of income.

Other non-current financial assets

Other non-current financial assets include held-to-maturity investment, loans and available-for-sale financial assets.

Held-to-maturity investments are those debt securities which the Company has the ability and intent to hold until maturity. Held-to-maturity debt investments are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts using the effective interest method.

Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable.

Available-for-sale financial assets are non-derivatives financial assets that are designated as available-for-sale and that are not classified in any of the other categories of financial assets. Available-for-sale financial assets are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale financial assets are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale financial assets are determined on a first-in, first-out basis. For available-for-sale financial assets hedged under a fair value hedge, the changes in the fair value that are attributable to the risk which is being hedged are recognized in the Statement of income rather than other comprehensive income.

Available-for-sale financial assets including investments in privately held companies that are not equity-accounted investees, and do not have a quoted market price in an active market and whose fair value could not be reliably determined, are carried at cost.

Impairment of financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. In case of available-for-sale financial assets, a significant or prolonged decline in the fair value of the financial assets below its cost is considered an indicator that the financial assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the Statement of income — is removed from equity and recognized in the Statement of income.

If objective evidence indicates that financial assets that are carried at cost need to be tested for impairment, calculations are based on information derived from business plans and other information available for estimating their fair value. Any impairment loss is charged to the Statement of income.

An impairment loss related to financial assets is reversed if in a subsequent period, the fair value increases and the increase can be related objectively to an event occurring after the impairment loss was recognized. The loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, if no impairment loss had been recognized. Reversals of impairment are recognized in the Statement of income except for reversals of impairment of available-for-sale financial assets, which are recognized in other comprehensive income.

Inventories

Inventories are stated at the lower of cost or net realizable value, less advance payments on work in progress. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion and the normal capacity of production facilities. Costs of idle facility and abnormal waste are expensed. The cost of inventories is determined using the first-in, first-out (FIFO) method. Inventory is reduced for the estimated losses due to obsolescence. This reduction is determined for groups of products based on purchases in the recent past and/or expected future demand.

Property, plant and equipment

Property, plant and equipment is stated at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred for qualifying assets during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the useful life of the asset. Depreciation of special tooling is generally also based on the straight-line method. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to repair and maintenance activities are expensed in the period in which they are incurred unless leading to an extension of the original lifetime or capacity.

Plant and equipment under finance leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. The gain realized on sale and operating leaseback transactions that are concluded based upon market conditions is recognized at the time of the sale.

The Company capitalizes interest as part of the cost of assets that take a substantial period of time to become ready for use.

Intangible assets other than goodwill

Acquired definite-lived intangible assets are amortized using the straight-line method over their estimated useful life. The useful lives are evaluated every year. Brands acquired from third parties that are expected to generate cash inflows during a period without a foreseeable limit, are regarded as intangible assets with an indefinite useful life. These brands are not amortized, but tested for impairment annually or whenever an impairment trigger indicates that the asset may be impaired. Patents and trademarks acquired from third parties either separately or as part of the business combination are capitalized at cost and amortized over their remaining useful lives.

The Company expenses all research costs as incurred. Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized as an intangible asset if the product or process is technically and commercially feasible and the Company has sufficient resources and the intention to complete development.

The development expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development expenditures and expenditures on research activities are recognized in the income statement as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization and impairment losses. Amortization of capitalized development expenditure is charged to the income statement on a straight-line basis over the estimated useful lives of the intangible assets.

Costs relating to the development and purchase of software for both internal use and software intended to be sold are capitalized and subsequently amortized over the estimated useful life.

Impairment of non-financial assets other than goodwill, inventories and deferred tax assets

Non-financial assets other than goodwill, inventories and deferred tax assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is recognized and measured by a comparison of the carrying amount of an asset with the greater of its value in use and its fair value less cost to sell. Value in
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use is measured as the present value of future cash flows expected to be generated by the asset. If the carrying amount of an asset is deemed not recoverable, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the recoverable amount. The review for impairment is carried out at the level where discrete cash flows occur that are independent of other cash flows.

An impairment loss related to intangible assets other than goodwill, tangible fixed assets, inventories and equity-accounted investees is reversed if and to the extent there has been a change in the estimates used to determine the recoverable amount. The loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Reversals of impairment are recognized in the Statements of income.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary/equity-accounted investee at the date of acquisition. Goodwill is measured at cost less accumulated impairment losses. In respect of equity-accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment.

Impairment of goodwill

Goodwill is not amortized but tested for impairment annually and whenever impairment indicators require. In most cases the Company identified its cash generating units as one level below that of an operating sector. Cash flows at this level are substantially independent from other cash flows and this is the lowest level at which goodwill is monitored by the Board of Management. The Company performed and completed annual impairment tests in the same quarter of all years presented in the Consolidated statements of income. A goodwill impairment loss is recognized in the statement of income whenever and to the extent that the carrying amount of a cash-generating unit exceeds the recoverable amount of that unit.

Share capital

Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from stockholders’ equity.

Debt and other liabilities

Debt and liabilities other than provisions are stated at amortized cost. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged.

Provisions

Provisions are recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

The Company accrues for losses associated with environmental obligations when such losses are probable and can be estimated reliably. Measurement of liabilities is based on current legal and constructive requirements. Liabilities and expected insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts and changes in law.

Restructuring

The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management, and which involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions. A liability is recognized for those costs only when the Company has a detailed formal plan for the restructuring and has raised a valid expectation with those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it.

Guarantees

The Company recognizes a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognized.

IFRS accounting standards adopted as from 2009

The Company has adopted the following new and amended IFRSs as of January 1, 2009. None of these standards and/or interpretations had a material effect on the Consolidated financial statements of the Company; however certain of these standards affected the disclosures.

Amendment to IFRS 2 ‘Share-based Payment — Vesting Conditions and Cancellations’

The amendment to IFRS 2 clarifies the definition of vesting conditions, introduces the concept of non-vesting conditions, requires non-vesting conditions to be reflected in grant-date fair value and provides the accounting treatment for non-vesting conditions and cancellations.

Amendment to IFRS 7 ‘Financial Instruments — Disclosures’

The amendment requires enhanced disclosures about fair value measurement and liquidity risk. In particular, the amendment requires disclosure of fair value measurements by level of a fair value measurement hierarchy. This amendment only results in additional disclosures to the Consolidated financial statements.

Amendments to IAS 1 ‘Presentation of Financial Statements — A revised presentation’

The amendments to IAS 1 mainly concern the presentation of changes in equity, in which changes as a result of the transaction with shareholders should be presented separately and for which a different format of the overview of the changes in equity can be selected. Furthermore, an opening balance sheet of the corresponding period is presented where restatements have occurred. Philips has chosen to present all non-owner changes in equity in two statements (a separate Statement of income and a Statement of comprehensive income). These amendments only impact the presentation aspects of the Consolidation financial statements.

Amendments to IAS 32 ‘Financial instruments: Presentation’ and IAS 1 ‘Presentation of Financial Statements — Puttable Financial Instruments and Obligations Arising on Liquidation’

The amendments to IAS 32 and IAS 1 are relevant to entities that have issued financial instruments that are (i) puttable financial instruments or (ii) instruments, or components of instruments that impose on the entity an obligation to deliver to another party a pro-rata share of the net assets of the entity on liquidation. Under the amended IAS 32, subject to specified criteria being met, these instruments will be classified as equity.

Improvements to IFRSs 2008

The improvements published under the IASB’s annual improvement process are intended to deal with non-urgent, minor amendments to the standards. Most of the improvements are applicable to the Company on January 1, 2009, some on January 1, 2010. The improvements to IFRSs 2008 relate mainly to the following:
•	Disclosure requirements: Classification as held-for-sale of the assets and liabilities of a subsidiary where the parent is committed to a plan to sell its controlling interest but intends to retain a non-controlling interest.

•	Recognition of government grants arising from government loans at below-market interest.

•	Recognition of advertising and promotional expenditure as an asset is not permitted beyond the point at which the entity has the right to access the goods purchased or services received.

•	Classification of property under construction for investment purposes as investment property under IAS 40.
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IFRIC Interpretation 13 ‘Customer Loyalty Programmes’

IFRIC 13 addresses recognition and measurement of the obligation to provide free or discounted goods or services in the future. The interpretation clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement in using fair values.

IFRIC Interpretation 15 ‘Agreements for the Construction of Real Estate’

IFRIC 15 applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors. Agreements in the scope of this Interpretation are agreements for the construction of real estate. In addition to the construction of real estate, such agreements may include the delivery of other goods or services.

IFRIC 16 ‘Hedges of a Net Investment in Foreign Operations’

IFRIC 16 applies to an entity that hedges the foreign currency risk arising from its net investments in foreign operations and wishes to qualify for hedge accounting in accordance with IAS 39. It does not apply to other types of hedge accounting. The main change in practice is to eliminate the possibility of an entity applying hedge accounting for a hedge of the foreign exchange differences between the functional currency of a foreign operation and the presentation currency of the Parent’s Consolidated financial statements.

IFRS accounting standards effective as from 2010 and onwards

The following standards and amendments to existing standards have been published and are mandatory for the Company beginning on or after January 1, 2010 or later periods, but the Company has not early adopted them:

Amendment to IFRS 2 ‘Group Cash-settled and Share-based Payment Transactions’

In addition to incorporating IFRIC 8, ‘Scope of IFRS 2’, and IFRIC 11, ‘IFRS 2 — Group and treasury share transactions’, the amendments expand on the guidance in IFRIC 11 to address the classification of group arrangements that were not covered by that interpretation. The new guidance is not expected to have a material impact on the Company’s Consolidated financial statements and will be applied on January 1, 2010.

Revision to IFRS 3, ‘Business Combinations’

The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the income statement. The definition of a business has been broadened, which is likely to result in more acquisitions being treated as business combinations. There is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs other than share and debt issuance costs, should be expensed. The Company will apply IFRS 3 (revised) prospectively to all business combinations from January 1, 2010.

IFRS 9 ‘Financial Instruments’

This standard introduces certain new requirements for classifying and measuring financial assets. IFRS 9 divides all financial assets that are currently in the scope of IAS 39 into two classifications, those measured at amortized cost and those measured at fair value. The standard along with proposed expansion of IFRS 9 for classifying and measuring financial liabilities, de-recognition of financial instruments, impairment, and hedge accounting will be applicable from the year 2013, although entities are permitted to adopt earlier. The Company is evaluating the impact that this new standard will have on the Company’s Consolidated financial statements.

Revised IAS 24 ‘Related Parties Disclosures’

The revised standard simplifies the definition of a related party, clarifying its intended meaning and eliminating inconsistencies from the definition. The Company will apply IAS 24 (revised) retrospectively from January 1, 2011. As the change in accounting policy only impacts disclosures, there is no impact on the Company’s Consolidated financial statements.

Revision to IAS 27 ‘Consolidated and Separate Financial Statements’

The revised standard requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is remeasured to fair value, and a gain or loss is recognized in profit or loss. The Company will apply IAS 27 (revised) prospectively to transactions with non-controlling interests from January 1, 2010.

Amendment to IAS 32 ‘Classification of Rights Issues’

The amendment addresses the accounting for rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer. Previously, such rights issues are accounted for as derivative liabilities. The amendment requires that, provided certain conditions are met, such rights issues are classified as equity regardless of the currency in which the exercise price is denominated. This amendment is applicable to the Company on January 1, 2011 and is not expected to have a material impact on the Company’s Consolidated financial statements.

Amendment to IAS 38 ‘Intangible Assets’

The amendment is part of the IASB’s annual improvements project published in April 2009 and the Company will apply IAS 38 (amendment) from the date IFRS 3 (revised) is adopted. The amendment clarifies guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar useful economic lives. The amendment is not expected to result in a material impact on the Company’s Consolidated financial statements.

Amendment to IAS 39 ‘Financial Instruments: Recognition and Measurement — Eligible Hedged Items’

The amendment to IAS 39 provides additional guidance on the designation of a hedged item. The amendment clarifies how the existing principles underlying hedge accounting should be applied in two particular situations. It clarifies the designation of a one-sided risk in a hedged item and inflation in a financial hedged item. This amendment will be adopted on January 1, 2010 and is not expected to have a material impact on the Company’s Consolidated financial statements.

Amendments to IFRIC 9 and IAS 39 ‘Embedded Derivatives’

The amendments require entities to assess whether they need to separate an embedded derivative from a hybrid (combined) financial instrument when financial assets are reclassified out of the fair value through profit or loss category. When the fair value of an embedded derivative that would be separated cannot be measured reliably, the reclassification of the hybrid (combined) financial asset out of the fair value through profit or loss category is not permitted. The amendments are applicable to the Company on January 1, 2010 and expected not to have a material impact on the Company’s Consolidated financial statements.

Amendment to IFRIC 14 ‘Prepayments of a Minimum Funding Requirement’

This amendment allows for the recognition of an asset for any surplus arising from the voluntary prepayment of minimum funding contributions for defined-benefit plans in respect of future service. The amendment to IFRIC 14 will be adopted on January 1, 2011, will be applied retrospectively and is not expected to have a material impact on the Company’s Consolidated financial statements.

IFRIC 17, ‘Distribution of Non-cash Assets to Owners’

The interpretation is part of the IASB’s annual improvements project published in April 2009. This interpretation provides guidance on accounting for arrangements whereby an entity distributes non-cash assets to shareholders either as a distribution of reserves or as dividends. IFRS 5 has also been amended to require that assets are classified as held for distribution only when they are available for distribution in their present condition and the distribution is highly
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1 2 11     Group financial statements     11.11 - 11.12
probable. The Company will apply IFRIC 17 prospectively from January 1, 2010. It is not expected to have a material impact on the Company’s Consolidated financial statements.

IFRIC 18 ‘Transfers of Assets from Customers’

IFRIC 18 clarifies the requirements of IFRS for agreements in which an entity receives from a customer an item of property, plant and equipment that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services (such as a supply of electricity, gas or water). The interpretation is applicable on January 1, 2010. The application of this IFRIC is not expected to have a material impact on the Company’s Consolidated financial statements.

IFRIC 19 ‘Extinguishing Financial Liabilities with Equity Instruments’

IFRIC 19 clarifies the accounting when the terms of debt are renegotiated with the result that the liability is extinguished by the debtor issuing its own equity instruments to the creditor (referred to as a ‘debt for equity swap’). The interpretation requires a gain or loss to be recognized in profit or loss when a liability is settled through the issuance of the entity’s own equity instruments. The reclassification of the carrying value of the existing financial liability into equity (with no gain or loss being recognized in profit or loss) is no longer permitted. IFRIC 19 is applicable on January 1, 2011 and will be applied retrospectively. The application of this IFRIC is not expected to have a material impact on the Company’s Consolidated financial statements.

Improvements to IFRSs 2009

In April 2009, the IASB issued ‘Improvements to IFRSs 2009’, a collection of amendments to twelve International Financial Reporting Standards, as part of its program of annual improvements to its standards, which is intended to make necessary, but non-urgent, amendments to standards that will not be included as part of another major project. The latest amendments were included in exposure drafts of proposed amendments to IFRS published in October 2007, August 2008, and January 2009. The amendments resulting from this standard mainly have effective dates for annual periods beginning on or after January 1, 2010. It is not expected to have a material impact on the Company’s Consolidated financial statements.
11.12	Notes
All amounts in millions of euros unless otherwise stated.

Notes to the Consolidated financial statements of the Philips Group
1	Discontinued operations
2009

During 2009, there were no results from discontinued operations.

2008

MedQuist

On August 6, 2008, the Company announced that it had completed the sale of its approximately 70% ownership interest in MedQuist to CBaySystems Holdings (CBAY) for a consideration of USD 287 million. The consideration was composed of a cash payment of USD 98 million, a promissory note of USD 26 million, a convertible bond of USD 91 million, and a pre-closing cash dividend of USD 72 million. The promissory note was redeemed during 2009. The convertible bond is included in Other non-current financial assets.

The financial results attributable to the Company’s interest in MedQuist have been presented as discontinued operations. The decision to proceed with the sale, which was made in 2007, resulted in an impairment of EUR 16 million in 2007. This charge did not affect equity as it related to the cumulative translation differences of the USD-denominated investment in MedQuist, which accumulated within equity since the adoption of IFRS.

The following table summarizes the results of the MedQuist business included in the Consolidated statements of income as discontinued operations for 2007 and 2008:

	2007		2008
Sales	244		128
Costs and expenses	(271)		(131)
Gain on sale of discontinued operations	—		15
Impairment charge	(63	)1)	—

Income (loss) before taxes	(90)		12
Income taxes	(8)		(3)
Result of equity-accounted investees	1		—
Minority interests	4		1

Results from discontinued operations	(93)		10

1)	Including EUR 47 million following the 2007 annual impairment test.
Semiconductors

On September 29, 2006, the Company sold a majority stake in its Semiconductors division to a private equity consortium led by Kohlberg Kravis Robert & Co. (KKR). The transaction consisted of the sale of the division and a simultaneous acquisition of a minority interest in the recapitalized organization NXP Semiconductors (NXP). The operations of the Semiconductors division have been presented as discontinued operations.

The Company’s ownership interest in NXP is 19.8%. The Company cannot exert significant influence over the operating or financial policies of NXP and, accordingly, the investment is accounted for under Other non-current financial assets.

Philips and NXP have continuing relationships through shared research and development activities and through license agreements. Additionally, through the purchase of semiconductor products for the Consumer Lifestyle sector, Philips and NXP will have a continuing relationship for the foreseeable future. The Company assessed the expected future transactions and determined that the cash flows from these transactions are not significant direct cash flows.

The following table summarizes the results of the Semiconductors division included in the Consolidated statements of income as discontinued operations. The 2007 results mainly relate to the settlement of the transaction and various local income taxes. The 2008 results mainly related to the settlement of income taxes, largely operational in nature.

	2007	2008
Sales	—	—
Costs and expenses	(65)	—
Gain (loss) on sale of discontinued operations	15	(3)

Income (loss) before taxes	(50)	(3)
Income taxes	5	(4)

Results from discontinued operations	(45)	(7)
2	Acquisitions and divestments
2009

During 2009, Philips entered into a number of acquisitions and completed several divestments.

Saeco International Group S.p.A. of Italy (Saeco) was the only significant acquisition in 2009. Other acquisitions, both individually and in the aggregate, were deemed immaterial with respect to the IFRS 3 disclosure requirements.

There were no divestments in 2009 that were deemed material to disclose in respect of IFRS disclosure requirements.
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The acquisition of Saeco is summarized in the following table and described in the section below.

Acquisitions

	net cash	net assets	other intangible
	outflow	acquired1)	assets	goodwill
Saeco	171	17	74	80

1)	Net assets acquired includes an adjustment of EUR 10 million for Minority interests and is net of cash acquired.
Saeco

On July 24, 2009, Philips reached an agreement with Saeco’s senior lenders. Under the terms of the agreement, Philips acquired full ownership of Saeco through the assumption of all outstanding senior debt and related financial instruments for an upfront payment of EUR 170 million plus a deferred consideration of EUR 30 million payable no later than the 5th anniversary of the transaction.

The impact of the Saeco acquisition on Philips’ net cash position in 2009 was EUR 171 million, including acquisition-related costs of EUR 7 million and a loan of EUR 8 million provided by Philips to finance working capital. The acquisition-related costs include legal fees and due diligence costs.

This acquisition allowed Philips to strengthen its position in the espresso machine market through the addition of a comprehensive range of espresso solutions. As of the acquisition date, Saeco is consolidated as part of the Domestic Appliances business unit within the Consumer Lifestyle sector.

The condensed balance sheet of Saeco, immediately before and after the acquisition is as follows:

	before acquisition date1)	after acquisition date
Assets and liabilities
Goodwill	—	80
Other intangible assets	182	74
Property, plant and equipment	94	41
Working capital	43	38
Deferred tax assets	31	40
Provisions	(32)	(48)
Cash	14	14

	332	239

Financed by
Group equity	100	185
Minority interests	10	10
Deferred consideration	—	30
Loans	222	14

	332	239

1)	Unaudited figures
Minority interest relates to minority stakes held by third parties in some of Saeco’s group companies.

The fair value of goodwill and deferred tax assets is provisional pending a final assessment of Saeco’s tax position.

The goodwill is primarily related to the synergies expected to be achieved from integrating Saeco in the Consumer Lifestyle sector.

Other intangible assets are comprised of the following:

		amortization
	amount	period in years
Core technology	25	5
Trademarks and trade names	49	4-10

	74
For the period from July 24 to December 31, 2009, Saeco contributed sales of EUR 143 million and a loss from operations of EUR 18 million.

Pro forma disclosures on acquisitions

The following table presents the year-to-date unaudited pro-forma results of Philips, assuming Saeco had been consolidated as of January 1, 2009:

Unaudited

	January-December 2009
		pro forma	pro forma
	Philips Group	adjustments1)	Philips Group
Sales	23,189	66	23,255
Income from operations	614	(20)	594
Net income (loss)	410	(18)	392
Earnings per share — in euros	0.44		0.42

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of Saeco from January 1, 2009 to the date of acquisition.
2008

During 2008, Philips entered into a number of acquisitions and completed several divestments.

The acquisitions in 2008 primarily consisted of Genlyte Group Inc. (Genlyte), Respironics Inc. (Respironics) and VISICU Inc. (VISICU). The remaining acquisitions, both individually and in the aggregate, were deemed immaterial with respect to the IFRS 3 disclosure requirements.

Sales and income from operations related to activities divested in 2008, included in the Company’s Consolidated statement of income for 2008, amounted to EUR 176 million and nil, respectively.

The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.

Acquisitions

	net cash	net assets	other intangible
	outflow	acquired1)	assets	goodwill
Genlyte	1,894	10	860	1,024
Respironics	3,196	(152)	1,186	2,162
VISICU	198	(10)	33	175

1)	Net of cash acquired
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11     Group financial statements     11.12 - 11.12
Divestments

	inflow of cash
	and other		net assets	recognized
	assets1)		divested	gain
Set-Top Boxes and Connectivity Solutions	74[2]	)	(32)	42
Philips Speech Recognition Systems	65	3)	(20)	45

1)	Net of cash divested

2)	Assets received in lieu of cost

3)	Of which EUR 22 million cash
Genlyte

On January 22, 2008, Philips completed the purchase of all outstanding shares of Genlyte, a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Through this acquisition Philips established a solid platform for further growth in the area of energy-saving and green lighting technology. The acquisition created a leading position for Philips in the North American luminaires market. Philips paid a total net cash consideration of EUR 1,894 million. This amount included the cost of 331,627 shares previously acquired in August 2007, the pay-off of certain debt and the settlement of outstanding stock options. The net impact of the Genlyte acquisition on Philips’ net cash position in 2008, excluding the pay-off of debt, was EUR 1,805 million. As of the acquisition date, Genlyte is consolidated as part of the Lighting sector.

The condensed balance sheet of Genlyte, immediately before and after the acquisition date:

	before acquisition date1)	after acquisition date
Assets and liabilities
Goodwill	254	1,024
Other intangible assets	102	860
Property, plant and equipment	129	191
Working capital	134	160
Other current financial assets	—	3
Deferred tax liabilities	(12)	(300)
Provisions	(18)	(36)
Cash	57	57

	646	1,959

Financed by

Group equity	568	1,951
Loans	78	8

	646	1,959

1)	Unaudited figures
The goodwill recognized is related to the complementary technological expertise and talent of the Genlyte workforce and the synergies expected to be achieved from integrating Genlyte into the Lighting sector.

Other intangible assets are comprised of the following:

		amortization
	amount	period in years
Core technology and designs	81	1-8
In-process R&D	11	5
Group brands	142	2-14
Product brands	5	2-5
Customer relationships and patents	614	9-17
Order backlog	6	0.25
Software	1	3

	860
For the period from January 22 to December 31, 2008, Genlyte contributed EUR 1,024 million to Sales and EUR 34 million to Income from operations.

Respironics

On March 10, 2008, Philips acquired 100% of the shares of Respironics, a leading provider of innovative solutions for the global sleep and respiratory markets. Respironics designs, develops, manufactures and markets medical devices used primarily for patients suffering from Obstructive Sleep Apnea (OSA) and respiratory disorders. The acquisition of Respironics added new product categories in OSA and home respiratory care to the existing Philips business. This acquisition formed a solid foundation for the Home Healthcare Solutions business of the Company. Philips acquired Respironics’ shares for a net cash consideration of EUR 3,196 million. As of the acquisition date, Respironics is consolidated as part of the Healthcare sector.

The condensed balance sheet of Respironics, immediately before and after the acquisition date:

	before acquisition date1)	after acquisition date
Assets and liabilities
Goodwill	165	2,162
Other intangible assets	39	1,186
Property, plant and equipment	123	137
Working capital	214	215
Other non-current financial assets	11	10
Provisions	(27)	(27)
Deferred tax assets/ liabilities	35	(439)
Cash	135	135

	695	3,379

Financed by
Group equity	647	3,331
Loans	48	48

	695	3,379

1)	Unaudited figures
The goodwill recognized is related to the complementary technical skills and talent of the Respironics workforce and the synergies expected to be achieved from integrating Respironics into the Healthcare sector.
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Other intangible assets are comprised of the following:

		amortization
	amount	period in years
Core technology	355	9-13
Developed non-core technology	21	4-7
In-process R&D	3	3
Trade name	72	6
Customer relationships	732	16-18
Other	3	1-3

	1,186
For the period from March 10 to December 31, 2008, Respironics contributed Sales of EUR 831 million and EUR 10 million to Income from operations.

VISICU

On February 20, 2008, Philips acquired 100% of the shares of VISICU, a leading IT company which develops remote patient monitoring systems. The acquisition of VISICU will facilitate the creation of products to provide increased clinical decision support to hospital staff, while allowing them to monitor a greater number of critically ill patients. Philips paid a total net cash consideration of EUR 198 million. As of the acquisition date, VISICU is consolidated as part of the Healthcare sector.

The condensed balance sheet of VISICU, immediately before and after the acquisition date:

	before acquisition date1)	after acquisition date
Assets
Goodwill	—	175
Other intangible assets	—	33
Property, plant and equipment	1	—
Working capital	(2)	(4)
Other non-current financial assets	3	—
Deferred tax assets/ liabilities	7	(4)
Deferred revenue	(25)	(2)
Cash	74	74

	58	272

Financed by
Group equity	58	272

1)	Unaudited figures
The goodwill recognized is related to the complementary technological skills and talent of VISICU’s workforce and the synergies expected to be achieved from integrating VISICU into the Healthcare sector.

Other intangible assets comprise:

		amortization
	amount	period in years
Core technology	20	7
In-process R&D	4	3
Patents and trademarks	1	6
Customer relationships	5	2-15
Backlog	3	1-3

	33
For the period from February 20 to December 31, 2008, VISICU contributed EUR 10 million to Sales and a loss from operations of EUR 13 million.

Pro forma disclosures on acquisitions

The following table presents the year-to-date unaudited pro-forma results of Philips, assuming Genlyte, Respironics and VISICU had been consolidated as of January 1, 2008:

Unaudited

		January-December 2008
		pro forma	pro forma
	Philips Group	adjustments1)	Philips Group
Sales	26,385	230	26,615
Income from operations	54	(29)	25
Net income (loss)	(91)	(13)	(104)
Loss per share — in euros	(0.09)		(0.10)

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies from January 1, 2008 to the date of acquisition.
Set-Top Boxes and Connectivity Solutions

On April 21, 2008, Philips completed the sale of its Set-Top Boxes (STB) and Connectivity Solutions (CS) activities to UK-based technology provider Pace Micro Technology (Pace). Philips received 64.5 million Pace shares, representing a 21.6% shareholding, with a market value of EUR 74 million at that date. Philips recognized a gain on this transaction of EUR 42 million which was recognized in Other business income. Two days later, Philips reduced its interest to 17%. The Pace shares were treated as available-for-sale financial assets and presented under Other non-current financial assets. In April 2009, Philips sold all shares in Pace.

Philips Speech Recognition Systems

On September 28, 2008, Philips sold its speech recognition activities to US-based Nuance Communications for EUR 65 million. Philips realized a gain of EUR 45 million on this transaction which was recognized in Other business income.

2007

During 2007, Philips entered into a number of acquisitions and completed several disposals of activities.

Acquisitions in 2007 were primarily Partners in Lighting and Color Kinetics. The remaining acquisitions, both individually and in the aggregate, were deemed immaterial with respect to the IFRS 3 disclosure requirements.

Sales and Income from operations related to activities divested in 2007, included in the Company’s Consolidated statement of income 2007, amounted to EUR 262 million and a loss of EUR 39 million, respectively.

The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
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11     Group financial statements     11.12 - 11.12
Acquisitions

	net cash	net assets	other intangible
	outflow	acquired1)	assets	goodwill
Partners in Lighting	561	47	217	297
Color Kinetics	515	(29)	187	357

1)	Net of cash acquired
Divestments

		net assets	recognized
	cash inflow1)	divested2)	gain (loss)
LG Display	1,548	895	653

1)	Net of cash divested

2)	Includes the release of cumulative translation differences
Partners in Lighting (PLI)

On February 5, 2007, Philips acquired PLI, a leading European manufacturer of home luminaires. Philips acquired 100% of the shares of PLI from CVC Capital Partners, a private equity investment company, at a net cash consideration of EUR 561 million paid upon completion of the transaction. As of the date of acquisition, PLI is consolidated as part of the Lighting sector.

The condensed balance sheet of PLI, immediately before and after acquisition date:

	before acquisition date1)	after acquisition date
Assets and liabilities
Goodwill	293	297
Other intangible assets	—	217
Property, plant and equipment	76	97
Other non-current financial assets (liabilities)	(30)	1
Working capital	75	114
Provisions	—	(14)
Deferred tax assets/ liabilities	8	(67)
Cash	23	23

	445	668

Financed by
Group equity	(46)	584
Loans	491	84

	445	668

1)	Unaudited figures
The goodwill recognized is related to the complementary technical skills and talent of PLI’s workforce and the synergies expected to be achieved from integrating PLI into the Lighting sector.

Other intangible assets comprise:

		amortization
	amount	period in years
Customer relationships and patents	156	20
Trademarks and trade names	61	20

	217
For the period from February 5 to December 31, 2007, PLI contributed EUR 407 million to Sales and EUR 24 million to Income from operations.

Color Kinetics

On August 24, 2007, Philips completed the acquisition of 100% of the shares of Color Kinetics, a leader in designing and marketing innovative lighting systems based on Light Emitting Diode (LED) technology for a net cash consideration of EUR 515 million. As of the date of acquisition, Color Kinetics is consolidated as part of the Lighting sector.

The condensed balance sheet of Color Kinetics, immediately before and after acquisition date:

	before acquisition date1)	after acquisition date
Assets and liabilities
Goodwill	—	357
Other intangible assets	—	187
Property, plant and equipment	7	7
Working capital	10	16
Deferred tax liabilities	—	(52)
Cash	71	71

	88	586

Financed by
Group equity	88	586

	88	586

1)	Unaudited figures
The goodwill recognized is related mainly to the complementary expertise of the Color Kinetics workforce and the synergies expected to be achieved from integrating Color Kinetics into the Lighting sector.

Other intangible assets comprise:

		amortization
	amount	period in years
Trademarks and trade names	1	1
Developed and core technology	113	10-20
In-process research and patents	1	0.5
Customer relationships	68	7-18
Other	4	2-10

	187
For the period from August 24 to December 31, 2007, Color Kinetics contributed Sales of EUR 25 million and a loss from operations of EUR 8 million.
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11     Group financial statements     11.12 - 11.12 3
Pro forma disclosures on acquisitions

The following table presents the year-to-date unaudited pro-forma results of Philips, assuming PLI and Color Kinetics had been consolidated as of January 1, 2007:

Unaudited

		January-December 2007
		pro forma	pro forma
	Philips Group	adjustments1)	Philips Group
Sales	26,793	75	26,868
Income from operations	1,867	—	1,867
Net income	4,873	(2)	4,871
Earnings per share
- in euros	4.49		4.48

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies from January 1, 2007 to the date of acquisition.
LG Display

On October 10, 2007, Philips sold 46,400,000 shares of common stock in LG Display to financial institutions in a capital markets transaction. This transaction represented 13% of LG Display’s issued share capital and reduced Philips’ holding to 19.9%. The transaction resulted in a gain of EUR 654 million, reported under Results relating to equity-accounted investees.
3	Income from operations
For information related to Sales and Income from operations on a geographical and sector basis, see section 11.10, Information by sector and main country, of this Annual Report.

Sales composition

	2007	2008	2009
Goods	24,270	23,568	20,254
Services	1,973	2,325	2,527
Licenses	550	492	408

	26,793	26,385	23,189

Salaries and wages
	2007	2008	2009
Salaries and wages	4,607	5,094	5,075
Pension costs	41	75	110
Other social security and similar charges:
- Required by law	642	749	696
- Voluntary	89	63	(56)

	5,379	5,981	5,825
Salaries and wages include an amount of EUR 318 million (2008: EUR 372 million, 2007: EUR 35 million) relating to restructuring charges. The voluntary charges include an amount of EUR 131 million related to a curtailment gain for retiree medical benefit plan.

See note 18 for further information on pension costs.

Share-based compensation expense amounted to EUR 94 million, EUR 78 million and EUR 111 million in 2009, 2008, and 2007, respectively. See note 30 for further information on share-based compensation.

For remuneration details of the members of the Board of Management and the Supervisory Board, see note 31.

Employees

The average number of employees by category is summarized as follows (in FTEs):

	2007	2008	2009
Production	61,447	66,675	60,179
Research & development	12,804	11,926	11,563
Other	28,469	34,365	35,922

Permanent employees	102,720	112,966	107,664
Temporary employees	16,660	13,493	9,923

Continuing operations	119,380	126,459	117,587
Discontinued operations1)	6,276	—	—

1)	Discontinued operations relates only to MedQuist.
Depreciation and amortization

Depreciation of property, plant and equipment and amortization of intangibles are as follows:

	2007	2008	2009
Depreciation of property, plant and equipment	562	729	746
Amortization of internal-use software	76	92	106
Amortization of other intangibles:
- Amortization of other intangible assets	227	389	436
- Amortization of development costs	218	318	181

	1,083	1,528	1,469
Included in depreciation of property, plant and equipment is an amount of EUR 121 million (2008: EUR 97 million, 2007: EUR 50 million) relating to impairment charges.

Depreciation of property, plant and equipment and amortization (including impairment) of software and other intangible assets are primarily included in Cost of sales. Amortization (including impairment) of development cost is included in Research and development expenses.

Total depreciation and amortization

	2007	2008	2009
Healthcare	333	486	584
Consumer Lifestyle	296	358	248
Lighting	339	547	503
Group Management & Services	115	137	134

	1,083	1,528	1,469
Rent

Rent expenses amounted to EUR 352 million (2008: EUR 322 million, 2007: EUR 334 million).

Selling expenses

Advertising and sales promotion costs totaled EUR 804 million (2008: EUR 949 million, 2007: EUR 994 million) and are included in selling expenses. Shipping and handling costs of EUR 505 million are also included (2008: EUR 595 million, 2007: EUR 533 million).

General and administrative expenses

General and administrative expenses include the costs related to management and staff departments in the corporate center, sectors and country/regional organizations, amounting to EUR 842 million (2008: EUR 983 million, 2007: EUR 869 million). Additionally, the pension costs and costs of other post-retirement benefit plans relating to employees, not allocated to current sector activities, amounted to a net loss of EUR 23 million (2008: EUR 12 million gain, 2007: EUR 36 million
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4 11     Group financial statements     11.12 - 11.12
gain). Besides in 2009, General and administrative expenses also include a curtailment gain for retiree medical benefit plan amounting EUR 131 million.

Research and development expenses

Expenses for research and development activities amounted to EUR 1,631 million, representing 7.0% of Group sales (2008: EUR 1,777 million, 6.7% of Group sales 2007: EUR 1,601 million, 6.0% of Group sales).

For information related to Research and development expenses on a sector basis, see section 11.10, Information by sector and main country, of this Annual Report.

Impairment of goodwill

In 2009, no goodwill impairment charges were recorded (2008: EUR 301 million, 2007: EUR nil).

Other business income (expenses)

Other business income (expenses) consists of the following:

	2007	2008	2009
Result on disposal of businesses:
- income	35	136	13
- expense	(65)	(45)	(13)
Result on disposal of fixed assets:
- income	107	72	33
- expense	(24)	(16)	(13)
Result on remaining businesses:
- income	127	53	51
- expense	(76)	(25)	(12)

	104	175	59
Results on the disposal of businesses consisted of:

	2007	2008	2009
Automotive Playback Modules	(30)	—	—
Set-Top Boxes and Connectivity Solutions	—	42	—
Philips Speech Recognition Systems	—	45	—
Other	—	4	—

	(30)	91	—
The results on the disposal of businesses in 2008 are mainly related to the sale of the Set-Top Boxes and Connectivity Solutions activities to Pace Micro Technology which resulted in a gain of EUR 42 million, and the sale of Philips Speech Recognition activities to Nuance Communications which resulted in a gain of EUR 45 million. The result on the disposal of fixed assets is mainly related to the sale of fixed assets in Taiwan with a gain of EUR 39 million.

The result on the disposal of businesses in 2007 mainly related to the sale of Automotive Playback Modules which resulted in a loss of EUR 30 million. The result on the sale of fixed assets mainly related to the sale of certain buildings in Austria and the Netherlands as well as land in the US. The other business results are mainly attributable to certain settlements and the finalization of several divestitures.
4	Financial income and expenses

	2007	2008	2009
Interest income	236	141	45
Interest expense	(279)	(246)	(297)

Net interest expense	(43)	(105)	(252)

Sale of securities	2,804	1,406	126
Impairment of securities	(36)	(1,148)	(58)
Foreign exchange results	(1)	(13)	(7)
Other financial income	153	47	54
Other financial expenses	(28)	(99)	(29)

	2,892	193	86

	2,849	88	(166)
Financial income consists of interest income, the gain on the sale of securities and other financial income. Financial expenses consist of interest expense, impairment charges on securities, foreign exchange losses and other financial expenses.

Net interest expense for 2009 was EUR 147 million higher than in 2008, mainly driven by lower interest rates applied to the liquid assets in combination with higher interest costs associated with hedging the Group’s foreign currency funding positions. In 2009, income from the sale of securities totaled EUR 126 million. This included EUR 69 million gain from the sale of remaining shares in LG Display, and EUR 48 million gain from the sale of remaining shares in Pace Micro Technology. These gains were partially offset by impairment charges amounting to EUR 58 million, mainly from shareholdings in NXP. Other financial income in 2009, primarily consisted of a EUR 19 million gain related to the revaluation of the convertible bonds received from TPV Technology and CBAY; as well as dividend income totaling EUR 16 million, of which EUR 12 million related to holdings in LG Display. Other financial expenses included EUR 15 million accretion expenses mainly associated with discounted asbestos and environmental provisions.

In 2008, income from the sale of securities totaled EUR 1,406 million. This included EUR 1,205 million gain from the sale of shares in TSMC, EUR 158 million gain on the sale of shares in LG Display, and EUR 20 million gain on the sale of shares in D&M. These gains were offset by impairment charges amounting to EUR 1,148 million. This included EUR 599 million for NXP, EUR 448 million for LG Display, EUR 71 million for TPO and EUR 30 million for Pace Micro Technology. Furthermore, other financial expense primarily consisted of a EUR 37 million loss related to the revaluation of the convertible bond received from TPV Technology. The largest portion of other financial income was a EUR 23 million dividend from TSMC.

In 2007, income from the sale of securities totaled EUR 2,804 million. This included EUR 2,783 million gain on the sale of shares in TSMC, EUR 31 million gain on the sale of shares in Nuance Communications, and EUR 10 million loss on sale of shares in JDS Uniphase. These gains were offset by an impairment of EUR 36 million for JDS Uniphase. Furthermore, other financial income included a EUR 12 million gain related to the revaluation of the convertible bond received from TPV Technology and a EUR 128 million cash dividend from TSMC.
178       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 5
5	Income taxes
The tax expense on income before tax amounted to EUR 100 million (2008: EUR 256 million, 2007: EUR 582 million).

The components of income before taxes and income tax expense are as follows:

	2007	2008	2009
Netherlands	2,968	330	175
Foreign	1,748	(188)	273

Income before taxes	4,716	142	448

Netherlands:
Current taxes	(41)	20	(16)
Deferred taxes	(155)	(120)	(72)

	(196)	(100)	(88)

Foreign:
Current taxes	(360)	(289)	(201)
Deferred taxes	(26)	133	189

	(386)	(156)	(12)

Income tax expense	(582)	(256)	(100)
The components of deferred tax expense are as follows:

	2007	2008	2009
Previously unrecognized tax loss carried forwards realized	5	21	1
Current year tax loss carried forwards not realized	(38)	(98)	(60)
Temporary differences (not recognized) recognized	156	(2)	2
Prior year results	25	(7)	119
Tax rate changes	(99)	(1)	—
Origination and reversal of temporary differences	(230)	100	55

Deferred tax income (expense)	(181)	13	117
Philips’ operations are subject to income taxes in various foreign jurisdictions. The statutory income tax rates vary from 10.0% to 40.7%, which causes a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 25.5%. (2008: 25.5%; 2007: 25.5%).

A reconciliation of the weighted average statutory income tax rate to the effective income tax rate is as follows:

in %	2007	2008	2009
Weighted average statutory income tax rate	26.4	(18.5)	17.4

Tax rate effect of:
Changes related to:
- utilization of previously reserved loss carryforwards	(0.1)	(14.5)	(0.3)
- new loss carryforwards not expected to be realized	0.8	69.3	13.3
- addition (releases)	(3.3)	1.6	(0.4)
Non-tax-deductible impairment charges	0.2	283.1	3.1
Non-taxable income	(16.3)	(315.0)	(25.9)
Non-tax-deductible expenses	1.1	91.9	26.3
Withholding and other taxes	(0.2)	(5.1)	4.7
Tax rate changes	2.1	1.0	(0.1)
Tax expenses due to other liabilities	1.6	37.2	8.3
Tax incentives and other	—	49.2	(24.1)

Effective tax rate	12.3	180.2	22.3
The weighted average statutory income tax rate increased in 2009 compared to 2008, as a consequence of a change in the country mix of income tax rates, as well as a change of the mix of profits and losses in the various countries.

The effective income tax rate is higher than the weighted average statutory income tax rate in 2009, mainly due to new losses carried forward not expected to be realized, non-tax-deductible impairment charges and costs, and income tax expenses due to tax provisions for uncertain tax positions, which were partly offset by non-taxable gains on the sale of securities and other non-taxable income, as well as incidental tax benefits, mainly related to the recognition of a deferred tax asset for Lumileds.
Philips Annual Report 2009       179

11     Group financial statements     11.12 - 11.12
Deferred tax assets and liabilities

Net deferred tax assets relate to the following balance sheet captions and tax loss carryforwards (including tax credit carryforwards), of which the movements during the years 2009 and 2008, respectively are as follows:

	December 31,	recognized in		acquisitions/		December 31,
	2008	income	recognized in equity	deconsolidations	other	2009
Intangible assets	(1,298)	115	—	(11)	(24)	(1,218)
Property, plant and equipment	(146)	28	—	7	126	15
Inventories	147	33	—	4	9	193
Prepaid pension costs	(510)	(80)	160	—	43	(387)
Other receivables	41	2	—	14	(21)	36
Other assets	61	(20)	(14)	—	91	118
Provisions:
- pensions	432	(9)	8	—	19	450
- guarantees	9	1	—	1	—	11
- termination benefits	61	34	—	—	5	100
- other postretirement benefits	108	(15)	10	—	(12)	91
- other provisions	751	(111)	3	3	(79)	567
Other liabilities	76	1	—	1	(107)	(29)
Tax loss carryforwards (including tax credit carryforwards)	615	138	—	12	1	766

Net deferred tax assets	347	117	167	31	51	713
The column ‘other’ primarily includes balance sheet changes amounting to EUR 46 million and foreign currency translation differences which were recognized in equity.

	December 31,	recognized in		acquisitions/		December 31,
	2007	income	recognized in equity	deconsolidations	other	2008
Intangible assets	(371)	(170)	—	(768)	11	(1,298)
Property, plant and equipment	65	(185)	—	(26)	—	(146)
Inventories	132	—	—	9	6	147
Prepaid pension costs	(685)	(83)	243	—	15	(510)
Other receivables	21	19	—	3	(2)	41
Other assets	34	12	10	1	4	61
Provisions:
- pensions	353	(120)	182	5	12	432
- guarantees	13	(3)	—	(2)	1	9
- termination benefits	19	42				61
- other postretirement benefits	116	10	(16)	—	(2)	108
- other provisions	129	589	(24)	32	25	751
Other liabilities	93	(12)	—	—	(5)	76
Tax loss carryforwards (including tax credit carryforwards)	700	(86)	—	24	(23)	615

Net deferred tax assets	619	13	395	(722)	42	347
Other provisions include a EUR 251 million deferred tax asset position of legal claims for asbestos.

The column ‘other’ primarily includes foreign currency translation differences of EUR 56 million which were recognized in equity and balance sheet changes amounting to EUR 14 million.
180       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 6
Deferred tax assets and liabilities relate to the following balance sheet captions, as follows:

	assets	liabilities	net
2009
Intangible assets	172	(1,390)	(1,218)
Property, plant & equipment	109	(94)	15
Inventories	206	(13)	193
Prepaid pension costs	3	(390)	(387)
Other receivables	45	(9)	36
Other assets	135	(17)	118
Provisions:
- pensions	452	(2)	450
- guarantees	11	—	11
- termination benefits	105	(5)	100
- other postretirement	91	—	91
- other	590	(23)	567
Other liabilities	73	(102)	(29)
Tax loss carryforwards (including tax credit carryforwards)	766	—	766

	2,758	(2,045)	713

Set-off of deferred tax positions	(1,515)	1,515	—

Net deferred tax assets	1,243	(530)	713

	assets	liabilities	net
2008
Intangible assets	112	(1,410)	(1,298)
Property, plant & equipment	62	(208)	(146)
Inventories	160	(13)	147
Prepaid pension costs	52	(562)	(510)
Other receivables	49	(8)	41
Other assets	82	(21)	61
Provisions:
- pensions	432	—	432
- guarantees	10	(1)	9
- termination benefits	61	—	61
- other postretirement	108	—	108
- other	803	(52)	751
Other liabilities	152	(76)	76
Tax loss carryforwards (including tax credit carryforwards)	615	—	615

	2,698	(2,351)	347

Set-off of deferred tax positions	(1,767)	1,767	—

Net deferred tax assets	931	(584)	347
Deferred tax assets are recognized for temporary differences, unused tax losses, and unused tax credits to the extent that related tax benefits are probable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the countries where the deferred tax assets originated and during the periods when the deferred tax assets become deductible. Management considers the scheduled reversal of deferred tax liabilities, projucted future taxable income, and tax planning strategies in making this assessment.

The net deferred tax assets of EUR 713 million (2008: EUR 347 million) consist of deferred tax assets of EUR 1,243 million (2008: EUR 931 million) in countries with a net deferred tax asset position and deferred tax liabilities of EUR 530 million (2008: EUR 584 million) in countries with a net deferred tax liability position. Of the total net deferred tax assets of EUR 1,243 million at December 31, 2009, (2008: EUR 931 million), EUR 616 million (2008: EUR 291 million) is recognized in respect of fiscal entities in various countries where there have been fiscal losses in the current or preceding period. Management’s projections support the assumption that it is probable that the results of future operations will generate sufficient taxable income to utilize these deferred tax assets.

At December 31, 2009 and 2008, there were no recognized deferred tax liabilities for taxes that would be payable on the unremitted earnings of certain foreign subsidiaries of Philips Holding USA (PHUSA) since it has been determined that undistributed profits of such subsidiaries will not be distributed in the foreseeable future. The temporary differences associated with the investments in subsidiaries of PHUSA, for which a deferred tax liability has not been recognized, aggregate to EUR 29 million.

At December 31, 2009, operating loss carryforwards expire as follows:

						2015/
Total	2010	2011	2012	2013	2014	2019	later	unlimited
4,437	3	39	8	7	71	30	1,096	3,183
The Company also has tax credit carryforwards of EUR 104 million, which are available to offset future tax, if any, and which expire as follows:

						2015/
Total	2010	2011	2012	2013	2014	2019	later	unlimited
104	—	—	2	1	2	3	71	25
At December 31, 2009, operating loss and tax credit carryforwards for which no deferred tax assets have been recognized in the balance sheet, expire as follows:

						2015/
Total	2010	2011	2012	2013	2014	2019	later	unlimited
1,828	—	31	4	—	43	24	343	1,383
Classification of the income tax payable and receivable is as follows:

	2008	2009
Income tax receivable — under current receivables	133	81
Income tax receivable — under non-current receivables	1	2
Income tax payable — under accrued liabilities	(132)	(118)
Income tax payable — under non-current liabilities	(1)	(1)
6	Investments in equity-accounted investees

Results relating to investments in equity-accounted investees

	2007	2008	2009
Company’s participation in income	246	81	23
Results on sales of shares	660	(2)	—
Gains from dilution effects	—	12	—
Investment impairment / other charges	(22)	(72)	53

	884	19	76
Detailed information on the aforementioned individual line items is provided below.
Philips Annual Report 2009      181

11     Group financial statements     11.12 - 11.12
Company’s participation in income

	2007	2008	2009
LG Display	241	66	—
Others	5	15	23

	246	81	23
Philips’ influence on LG Display’s operating and financial policies including representation on the LG Display board was reduced in February 2008. Consequently, the investment in LG Display (at that date 19.9%) was transferred from Investments in equity-accounted investees to Other non-current financial assets, as Philips was no longer able to exercise significant influence.

Results on sales of shares

	2007	2008	2009
LG Display	654	—	—
Others	6	(2)	—

	660	(2)	—
In 2007, Philips sold 46,400,000 shares of LG Display’s common stock, resulting in a gain of EUR 654 million. As a result of the sale, Philips’ shareholding in LG Display was reduced from 32.9% to 19.9%.

Investment impairment/other charges

	2007	2008	2009
LG.Philips Displays	(22)	(9)	—
TPV Technology Ltd.	—	(59)	55
Others	—	(4)	(2)

	(22)	(72)	53
In 2009, the TPV Technology Ltd. impairment charge of 2008 was reversed (EUR 55 million) based on the 2009 stock price.

In 2008, the category ‘Others’ included an impairment charge related to our 12.4% interest in TPV Technology Ltd. (TPV). Philips performed impairment reviews on the book value of the investment in TPV in 2008 resulting in an impairment charge of EUR 59 million. The impairment reviews in 2008 were triggered by the deteriorating economic environment of the flat panel industry, the weakening financial performance of TPV and the stock price performance of TPV. The valuation as per December 31, 2008 was based on the stock price of TPV as of that date on the Hong Kong Stock Exchange.

In 2007, the voluntary support of social plans for employees impacted by the bankruptcy of certain activities of LG.Philips Displays (formerly a leading CRT manufacturer) amounted to EUR 22 million.

Investments in equity-accounted investees

The changes during 2009 are as follows:

Investments in equity-accounted investees

	loans	investments	total
Balance as of January 1, 2009	—	293	293
Changes:
Acquisitions/additions	8	2	10
Sales/repayments	—	(3)	(3)
Transfer to other non-current financial assets	—	(43)	(43)
Share in income/value adjustments	—	23	23
Impairments and reversal of impairments	—	52	52
Dividends received	—	(35)	(35)
Consolidation changes	—	(7)	(7)
Translation and exchange rate differences	(1)	(8)	(9)

Balance as of December 31, 2009	7	274	281
The EUR 43 million reported on Transfer to other non-current financial assets relates to our interest in Prime Technology Ventures III (Prime) and various other smaller equity interests. As Philips is no longer able to exercise significant influence with respect to these entities, the book value was transferred to Other non-current financial assets effective January 1, 2009.

The two major equity-accounted investees are TPV (12.4%, carrying value EUR 119 million) and InterTrust Technologies Corporation (49.5%, carrying value EUR 50 million). The remainder of the portfolio exists of equity interests which individually have carrying values below EUR 50 million.

The Company owns TPV bonds which have convertible rights.

The investments in equity-accounted investees are mainly included in the Group Management & Services sector.

Summarized information of investments in equity-accounted investees

Summarized financial information on the Company’s investments in equity-accounted investees, on a combined basis, is presented below:

	2007	2008	2009
Net sales	15,799	6,951	4,165
Income before taxes	1,233	538	142
Income taxes	(154)	(109)	(30)
Other income (loss)	(1)	—	(6)

Net income	1,078	429	106

Total share in net income of equity- accounted investees recognized in the Consolidated statements of income	246	81	23
182       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 7 8 9 10

	December 31,
	2008	2009
Current assets	2,781	1,987
Non-current assets	685	1,400

	3,466	3,387
Current liabilities	(2,134)	(1,418)
Non-current liabilities	(184)	(817)

Net asset value	1,148	1,152

Investments in equity-accounted investees included in the Consolidated balance sheet	293	274
7	Receivables

The accounts receivable, net, split per sector are as follows:

	2008	2009
Healthcare	1,586	1,571
Consumer Lifestyle	1,235	1,096
Lighting	874	909
Group Management & Services	118	93

	3,813	3,669
The aging analysis of accounts receivable, net, is set out below:

	2008	2009
current	2,953	3,075
overdue 1-30 days	479	307
overdue 31-180 days	321	241
overdue > 180 days	60	46

	3,813	3,669
A large part of the overdues of trade accounts receivable relates to public sector customers with slow payment approval processes. Provisions primarily relate to items overdue for more than 180 days.

The changes in the allowance for doubtful accounts receivable are as follows:

	2007	2008	2009
Balance as of January 1	336	300	280
Additions charged to income	62	33	23
Deductions from allowance1)	(85)	(63)	(58)
Other movements2)	(13)	10	16

Balance as of December 31	300	280	261

1)	Write-offs for which an allowance was previously provided

2)	Including the effect of translation differences and consolidation changes
Income taxes receivable (current portion) totaling EUR 81 million (2008: EUR 133 million) are included in other receivables.
8	Inventories

Inventories are summarized as follows:

	2008	2009
Raw materials and supplies	976	871
Work in process1)	449	408
Finished goods	2,066	1,634

	3,491	2,913

1)	Prior period amount has been reclassified
The amounts recorded above are net of allowances for obsolescence.

In 2009, the write-down of inventories to net realizable value amounted to EUR 219 million (2008: EUR 259 million). The write-down is included in cost of sales.
9	Other current assets

Other current assets include assets for derivative financial instruments of EUR 102 million (2008: EUR 253 million), prepaid expenses of EUR 334 million (2008: EUR 375 million) and other current financial assets of EUR 191 million (2008: EUR 121 million).

The other current financial assets mainly consist of a convertible bond issued by TPV with a total fair value of EUR 170 million (2008: EUR 142 million). The bond has an option to convert the bond into shares of TPV until the maturity date of September 5, 2010.
10	Other non-current financial assets

The changes during 2009 are as follows:

				financial as-
	available-		held-to-	sets
	for-sale		maturity	at fair value
	financial	loans and re-	invest-	through profit
	assets	ceivables	ments	or loss	total
Balance as of January 1, 2009	1,1731)	1182)	4	36	1,331
Changes:
Reclassications	(98)	(19)	—	(21)	(138)
Acquisitions/ additions	13	5	—	—	18
Sales/ redemptions/ reductions	(720)	(30)	(1)	(1)	(752)
Value adjustments/ impairments	222	(3)	—	19	238
Translation and exchange differences	(9)	5	(1)	(1)	(6)

Balance as of December 31, 2009	581	76	2	32	691

1)	Includes available-for-sale securities and cost-method investments

2)	Includes restricted liquid assets
Reclassifications

Reclassifications mainly relate to the transfer to Other current assets of a convertible bond issued by TPV Technology Ltd (EUR 162 million) and the transfer from Investments in equity-accounted investees of several minority-owned equity interests (EUR 28 million).

The transfer from Investments in equity-accounted investees relates to our interest in Prime Technology Ventures III (Prime) and various other smaller equity interests. As Philips is no longer able to exercise
Philips Annual Report 2009      183

11 12 11     Group financial statements     11.12 - 11.12
significant influence with respect to these entities, the book value was transferred from Investments in equity-accounted investees to Other non-current financial assets effective January 1, 2009.

Investments in available-for-sale financial assets

The Company’s investments in available-for-sale financial assets consist of investments in common stock of companies in various industries and in the bond within the convertible bond issued by CBAY.

Main investments in available-for-sale financial assets consist of:

	2008		2009
	number of		number of
	shares	carrying value	shares	carrying value
LG Display	47,225,000	558	—	—
Pace Micro Technology Plc.	50,701,049	29	—	—
NXP	854,313,000	255	854,313,000	207
TPO Displays	734,942,492	32	677,839,047	81
TCL Corporation	162,855,739	27	162,855,739	85
TPV1)	—	132	—	—
CBAY1)	—	51	—	61

		952		434

1)	TPV and CBAY are the underlying bonds within the convertible instruments
During 2009, Philips reduced its shareholding portfolio of available-for-sale financial assets by selling its entire interest in LG Display and Pace Micro Technology (Pace).

On March 11, 2009, Philips sold all shares of common stock in LG Display to financial institutions in a capital market transaction. This transaction represented 13.2% of LG Display’s issued share capital. The transaction resulted in a gain of EUR 69 million, reported under Financial income and expenses.

On April 17, 2009, Philips sold all shares of common stock in Pace Micro Technology (Pace) to financial institutions in a capital market transaction. The transaction resulted in a gain of EUR 48 million, reported under Financial income and expenses.

The Company holds 19.8% of the common shares in NXP, representing an amount of EUR 207 million. The interest in NXP resulted from the sale of a majority stake in the Semiconductors division in September 2006. The Company’s stake in NXP is considered a non-core activity that is available-for-sale. Although the ultimate method of disposal and the precise market for non-listed shares are not clear, the disposal could be effected, for example, by way of a private transaction to strategic buyers or other financial parties, or via a public offering. The Company does not have any definitive plans to dispose of this interest.

NXP is a privately-held company that is not quoted in an active market. NXP is carried at cost because the fair value cannot be reliably determined. The variability in the range of reasonable fair value estimates is significant and the probabilities of the various estimates within the range of reasonable inputs are not sufficiently reliable to determine a fair value. This is mainly due to the limited visibility to the financial projections for NXP, the impact that restructuring initiatives and differing potential capital structure could have in relation to the future financial performance of the company combined with the volatile nature of the semiconductor industry.

Triggered by the deteriorating economic environment of the semiconductor industry in general and the financial performance of NXP specifically, Philips performed impairment reviews on the carrying value of the investment in NXP in 2008 and 2009. At the end of the first quarter of 2009, impairment charges were recognized in the amount of EUR 48 million (2008: EUR 599 million), which were reported in Financial income and expenses.

If there is objective evidence that an impairment loss has been incurred for an unquoted equity investment carried at cost, the amount of the impairment loss is measured as the difference between the carrying amount of the investment and the present value of the estimated discounted future cash flows.

The discounted future cash flows have been estimated using various valuation techniques including multiplier calculations (‘EBITDA multiples’), calculations based on the share price performance of a peer group of listed (semiconductor) companies and discounted cash-flow models based on unobservable inputs. The latter methodology involved estimates of revenues, expenses, capital spending and other costs, as well as a discount rate calculated from the risk profile of the semiconductor industry. Taking into account certain market considerations and the range of estimated fair values, management determined that the best estimate of future cash flows for the NXP investment as per the end of the first quarter of 2009 was EUR 207 million. However, the resulting estimated discounted cash flow amount used for impairment purposes represents an estimate; the actual cash flows of this interest could materially differ from that estimate. Based on the impairment reviews performed subsequent to the first quarter we concluded that no further impairment was necessary.

Loans and receivables

Loans and receivables mainly relate to restricted liquid assets.
11	Non-current receivables
Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 2 million (2008: EUR 1 million).
12	Other non-current assets

Other non-current assets in 2009 are comprised of prepaid pension costs of EUR 1,518 million (2008: EUR 1,858 million) and prepaid expenses of EUR 25 million (2008: EUR 48 million).
184       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 13
13	Property, plant and equipment

				prepayments and
		machinery and		construction in
	land and buildings	installations	other equipment	progress	total
Balance as of January 1, 2009:
Cost	2,396	3,576	1,746	347	8,065
Accumulated depreciation	(916)	(2,354)	(1,299)	—	(4,569)

Book value	1,480	1,222	447	347	3,496
Change in book value:
Capital expenditures	21	120	87	296	524
Assets available for use	32	285	117	(434)	—
Acquisitions	17	12	12	5	46
Disposals and sales	(15)	(23)	(11)	(5)	(54)
Depreciation	(89)	(344)	(192)	—	(625)
Impairments	(9)	(84)	(23)	(5)	(121)
Translation differences	(3)	(14)	—	3	(14)

Total changes	(46)	(48)	(10)	(140)	(244)
Balance as of December 31, 2009:
Cost	2,447	3,692	1,708	207	8,054
Accumulated depreciation	(1,013)	(2,518)	(1,271)	—	(4,802)

Book value	1,434	1,174	437	207	3,252

				prepayments and
		machinery and		construction in
	land and buildings	installations	other equipment	progress	total
Balance as of January 1, 2008:
Cost	2,309	3,499	1,746	343	7,897
Accumulated depreciation	(937)	(2,378)	(1,388)	—	(4,703)

Book value	1,372	1,121	358	343	3,194
Change in book value:
Capital expenditures	16	98	126	530	770
Assets available for use	92	279	150	(521)	—
Acquisitions	146	127	64	—	337
Disposals and sales	(62)	(28)	(20)	(5)	(115)
Depreciation	(90)	(345)	(197)	—	(632)
Impairments	(3)	(51)	(40)	(3)	(97)
Translation differences	9	21	6	3	39

Total changes	108	101	89	4	302
Balance as of December 31, 2008:
Cost	2,396	3,576	1,746	347	8,065
Accumulated depreciation	(916)	(2,354)	(1,299)	—	(4,569)

Book value	1,480	1,222	447	347	3,496
Land with a book value of EUR 186 million at December 31, 2009 (2008: EUR 185 million) is not depreciated.

Machinery and installations include lease assets with a book value of EUR 107 million at December 31, 2009 (2008: EUR 98 million). The total book value of assets no longer productively employed, mainly included in land and buildings, amounted to EUR 11 million at December 31, 2009 (2008: EUR 12 million).

The expected useful lives of property, plant and equipment are as follows:

Buildings	from 5 to 50 years
Machinery and installations	from 3 to 10 years
Lease assets	from 1 to 15 years
Other equipment	from 1 to 10 years
Capital expenditures include capitalized interest related to construction in progress amounting to EUR 1 million (2008: EUR 3 million).
Philips Annual Report 2009      185

14 11 Group financial statements     11.12 - 11.12
14	Intangible assets excluding goodwill

The changes were as follows:

	other intangible	product
	assets	development	software	total
Balance as of January 1, 2009:
Cost	5,021	805	702	6,528
Accumulated amortization	(1,137)	(448)	(466)	(2,051)

Book value	3,884	357	236	4,477

Changes in book value:
Additions	14	188	91	293
Acquisitions	102	25	—	127
Amortization/deductions	(433)	(165)	(103)	(701)
Impairment losses	(3)	(16)	(3)	(22)
Translation differences	(18)	(4)	—	(22)
Other	10	(1)	—	9

Total changes	(328)	27	(15)	(316)

Balance as of December 31, 2009:
Cost	5,040	820	606	6,466
Accumulated amortization	(1,484)	(436)	(385)	(2,305)

Book Value	3,556	384	221	4,161

	other intangible	product
	assets	development	software	total
Balance as of January 1, 2008:
Cost	2,848	1,146	615	4,609
Accumulated amortization	(743)	(627)	(404)	(1,774)

Book value	2,105	519	211	2,835

Changes in book value:
Additions	3	154	118	275
Acquisitions	2,093	15	—	2,108
Amortization/deductions	(389)	(234)	(92)	(715)
Impairment losses	—	(84)	—	(84)
Translation differences	64	9	5	78
Other	8	(22)	(6)	(20)

Total changes	1,779	(162)	25	1,642

Balance as of December 31, 2008:
Cost	5,021	805	702	6,528
Accumulated amortization	(1,137)	(448)	(466)	(2,051)

Book Value	3,884	357	236	4,477
The additions for 2009 contain internally generated assets of EUR 188 million and EUR 76 million for product development and software, respectively (2008: EUR 154 million, EUR 96 million).

The acquisitions through business combinations in 2009 consist of the acquired intangible assets of Saeco for EUR 74 million and several other smaller acquisitions. The acquisitions through business combinations in 2008 consist of the acquired intangible assets of Respironics of EUR 1,186 million, Genlyte of EUR 860 million, and VISICU of EUR 33 million.

The amortization of Intangible assets is specified in note 3 Income from operations.

Other intangible assets consist of:

	December 31,		December 31,
	2008		2009
		accumulated		accumulated
	gross	amortization	gross	amortization
Brand names	895	(203)	939	(212)
Customer relationships	2,551	(358)	2,581	(534)
Technology	1,539	(559)	1,472	(712)
Other	36	(17)	48	(26)

	5,021	(1,137)	5,040	(1,484)
186       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 15
The estimated amortization expense for other intangible assets for each of the next five years are:

2010	423
2011	382
2012	336
2013	308
2014	254
The expected useful lives of the intangible assets excluding goodwill are as follows:

Brand names	2-20 years
Customer relationships	2-25 years
Technology	3-20 years
Other	1-8 years
Software	3 years
Development	3-5 years
The expected weighted average remaining life of other intangible assets is 11.3 years as of December 31, 2009 (2008: 11.1 years).

The unamortized costs of computer software to be sold, leased or otherwise marketed amounted to EUR 95 million (2008: EUR 95 million). The amounts charged to the Consolidated statements of income for amortization or impairment of these capitalized computer software costs amounted to EUR 38 million (2008: EUR 33 million).
15	Goodwill

The changes in 2008 and 2009 were as follows:

	2008	2009
Balance as of January 1:
Cost	4,173	7,952
Amortization / Impairments	(373)	(672)

Book value	3,800	7,280

Changes in book value:
Acquisitions	3,450	149
Impairments	(301)	—
Translation differences	331	(67)

Balance as of December 31:
Cost	7,952	8,021
Amortization / Impairments	(672)	(659)

Book value	7,280	7,362
Acquisitions in 2009 include goodwill related to the acquisition of Saeco for EUR 80 million and several other companies. Acquisitions in 2008 include goodwill related to the acquisitions of Respironics for EUR 2,162 million, Genlyte for EUR 1,024 million, VISICU for EUR 175 million, and several smaller acquisitions.

In addition, goodwill changed due to the finalization of purchase price accounting related to acquisitions in the prior year.

For Impairment testing, goodwill is allocated to (groups of) cash-generating units (typically one level below sector level), which represent the lowest level at which the goodwill is monitored for internal management purposes. A significant part of goodwill is allocated to the following businesses:

	2008	2009
Respiratory Care and Sleep Management	2,380	2,345
Professional Luminaires	1,427	1,408
Imaging Systems	1,197	1,179
Key assumptions used in the annual (performed in the second quarter) and trigger-based impairment tests of both 2008 and 2009, for the businesses in the table above, were sales growth rates and the rates used for discounting the projected cash flows. These cash flow projections, reflecting value in use, were determined using management’s internal forecasts that cover an initial period of no more than five years and were extrapolated with stable or declining growth rates for a period of no more than 10 years, after which a terminal value was calculated, for which growth rates were capped at a historical long-term average growth rate.

The projected cash flows rely on the experience of the management teams of the cash-generating units and are based on external market growth assumptions and industry long-term growth averages. Cash flow projections of Respiratory Care and Sleep Management, Professional Luminaires, and Imaging Systems for 2009 were based on the following key assumptions: 1) during the initial forecast period a compound sales growth was used of 9.4%, 8.0% and 3.8%, respectively; 2) during the period beyond the initial forecast period, a stable and declining growth was considered with compound rates of 4.2%, 4.9% and 3.0%, respectively; and 3) a terminal value for all three units was based on a growth rate of 2.7%. Adjusted income from operations in all three units is expected to increase over the projection period as a result of volume growth and cost efficiencies. The respective pre-tax discount rates applied to the most recent cash flow projections were 10.4%, 14.0%, and 10.0%, respectively (2008: 12.1%, 14.0%, and 10.5%, respectively). Based on this analysis, management did not identify impairment for these (groups of) cash-generating units.

The value in use of Respiratory Care and Sleep Management per the test in the fourth quarter was approximately EUR 450 million above its carrying value. An increase of 100 basis points in the pre-tax discount rate, a 150 basis points decrease in the compound long-term sales growth rate, or a 21% decrease in terminal value would cause its value in use to fall to the level of its carrying value.

The value in use of Professional Luminaires per the annual test in the second quarter was approximately EUR 350 million above its carrying value. An increase of 120 basis points in the pre-tax discount rate, a 190 basis points decrease in the compound long-term sales growth rate, or a 26% decrease in terminal value would cause its value in use to fall to the level of its carrying value.

The results of the annual impairment test of Imaging Systems have indicated that a reasonably possible change in key assumptions would not cause the value in use to fall to the level of the carrying value.

In 2008, the trigger-based tests resulted in goodwill impairment charges of EUR 301 million, mainly related to Lumileds as a consequence of weaker demand for LED solutions in the automotive, display and cell phone markets. As a result of the recovery in the LED market, the recoverable amount of Lumileds increased in 2009 and no further impairment charges were required.

Please refer to section 11.10, Information by sector and main country, of this Annual Report for a specification of goodwill by sector.
Philips Annual Report 2009      187

16 17 11     Group financial statements     11.12 - 11.12
16	Accrued liabilities

Accrued liabilities are summarized as follows:

	2008	2009
Personnel-related costs:
- Salaries and wages	438	392
- Accrued holiday entitlements	192	168
- Other personnel-related costs	161	190
Fixed-asset-related costs:
- Gas, water, electricity, rent and other	69	55
Taxes:
- Income tax payable	132	118
- Other taxes payable	16	10
Communication & IT costs	23	13
Distribution costs	92	73
Sales-related costs:
- Commission payable	53	52
- Advertising and marketing-related costs	87	92
- Other sales-related costs	249	183
Material-related costs	170	165
Interest-related accruals	79	87
Deferred income	664	651
Derivative instruments — liabilities (see note 32)	505	276
Other accrued liabilities	704	609

	3,634	3,134
Please refer to note 5 for a specification on the income tax payable.
17	Provisions

	2008		2009
	long-	short-	long-	short-
	term	term	term	term
Provisions for defined-benefit plans (see note 18)	699	64	669	61
Other postretirement benefits (see note 18)	329	23	296	21
Postemployment benefits and obligatory severance payments	73	16	106	29
Product warranty	107	203	108	227
Loss contingencies (environmental remediation and product liability)	178	634	186	14
Restructuring-related provisions	161	40	78	318
Other provisions	247	63	291	46

	1,794	1,043	1,734	716
Postemployment benefits and obligatory severance payments

The provision for postemployment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability-related benefits.

The provision for obligatory severance payments covers the Company’s commitment to pay employees a lump sum upon the employee’s dismissal or resignation. In the event that a former employee has passed away, the Company may have a commitment to pay a lump sum to the deceased employee’s relatives.

Product warranty

The provision for product warranty reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Group with respect to products sold. The Group expects the provision will be utilized mostly within the next two years. The changes in the provision for product warranty are as follows:

	2007	2008	2009
Balance as of January 1	365	323	310
Changes:
Additions	354	333	333
Utilizations	(369)	(357)	(324)
Translation differences	(16)	(3)	3
Changes in consolidation	(11)	14	13

Balance as of December 31	323	310	335
Loss contingencies (environmental remediation and product liability)

This provision includes accrued losses recorded with respect to environmental remediation and product liability. Half of this provision is expected to be utilized within the next 10 years. The remaining portion, which relates to longer-term remediation activities, is expected to be utilized over approximately 60 years. The asbestos liability has been settled in 2009, please refer to note 24.

The changes in this provision are as follows:

	2007	2008	2009
Balance as of January 1	510	451	812
Changes:
Additions	16	318	25
Utilizations	(66)	(15)	(583)
Releases	29	37	—
Translation differences	(38)	21	(54)

Balance as of December 31	451	812	200
Restructuring- related provisions

The most significant projects in 2009
•	Healthcare initiated various restructuring projects aimed at reduction of the fixed cost structure, mainly impacting Imaging Systems (Netherlands), Home Healthcare Solutions and Clinical Care Systems (various locations in the US).

•	Consumer Lifestyle restructuring projects focused on Television (primarily Belgium and France), Peripherals & Accessories (mainly Technology & Development in the Netherlands) and Domestic Appliances (mainly Singapore and China).

•	Restructuring projects at Lighting aimed at further increasing organizational effectiveness, and centered on Lamps. The largest restructuring projects were in the Netherlands, Belgium, Poland and various locations in the US.

•	In Group Management & Services restructuring projects focused on reducing the fixed cost structure of Corporate Research Technologies, Philips Information Technology, Philips Design, and Corporate Overheads.
In 2009, restructuring provisions of EUR 81 million were released, mainly as a result of transferring employees within the Company and the release of a restructuring provision in conjunction with the sale of Hoffmeister (Lighting).

While all these projects have been communicated, the completion of many of these projects will be during 2010 and early 2011, and will affect approximately 5,000 employees.
188       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 18
The movements in the provisions and liabilities for restructuring in 2009 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2008	additions	utilized	released	changes1)	2009
Healthcare	58	37	(61)	(11)	1	24
Consumer Lifestyle	137	134	(109)	(23)	3	142
Lighting	135	186	(116)	(41)	—	164
GM&S	42	68	(37)	(6)	(1)	66

	372	425	(323)	(81)	3	396

1)	Other changes primarily relate to translation differences
The most significant projects in 2008
•	Healthcare’s restructuring projects were undertaken to reduce operating costs and simplify the organization. The projects affected many locations, most notably sites in Hamburg (Germany), Helsinki (Finland) and Andover (US).

•	Consumer Lifestyle’s main projects primarily relate to the integration of the former DAP and CE businesses, the exit of TV in North America, the restructuring and subsequent sale of the Television factory in Juarez (Mexico) and the optimization of the European supply footprint within almost all businesses.

•	In Lighting, over 60 restructuring projects were active during 2008 and a total amount of EUR 156 million was added to the provision and liability for restructuring. A significant portion of the charge related to actions taken to address the ongoing shift from incandescent bulbs to energy-efficient lighting solutions. Other main projects within the Lighting sector included the closure of lamp phosphor production in Maarheeze (the Netherlands), the consolidation of production activities from Fairmont to Salina (US), the reorganization of the wire & lead coiling activities in Turnhout (Belgium) and Maarheeze (the Netherlands), the reorganization of R&D activities within traditional lighting, mainly in Turnhout (Belgium) and Roosendaal (the Netherlands), and the reorganization and staff reductions of the headquarters in Eindhoven (the Netherlands). Other smaller projects in Lighting, in various locations, were aimed at further increasing organizational effectiveness and reducing the fixed cost base.

•	Within Group Management & Services, most of the costs relate to the move of the US country organization headquarters from New York to Andover, initiated in 2007, and the restructuring of Assembleon.
The movements in the provisions and liabilities for restructuring in 2008 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2007	additions	utilized	released	changes1)	2008
Healthcare	—	62	(2)	—	(2)	58
Consumer Lifestyle	10	174	(48)	—	1	137
Lighting	14	156	(34)	(2)	1	135
GM&S	20	35	(12)	—	(1)	42

	44	427	(96)	(2)	(1)	372

1)	Other changes primarily relate to translation differences
The most significant projects in 2007
•	In Lighting; restructuring of the Oss plant in the Netherlands, from mass manufacturing to competence center, and the closure of fluorescent lamp-based LCD backlighting activities.

•	Within Group Management & Services: the US country organization headquarters were moved from New York to Andover.
The movements in the provisions and liabilities for restructuring in 2007 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2006	additions	utilized	released	changes	2007
Healthcare	13	1	(14)	—	—	—
Consumer Lifestyle	18	8	(15)	(1)	—	10
Lighting	45	24	(51)	(4)	—	14
GM&S	16	5	—	—	(1)	20

	92	38	(80)	(5)	(1)	44
Other provisions

Other provisions include provisions for employee jubilee funds totaling EUR 77 million (2008: EUR 76 million), self-insurance liabilities of EUR 65 million (2008: EUR 58 million), liabilities related to business combinations totaling EUR 46 million (2008: EUR nil) and provisions for expected losses on existing projects/orders of EUR 10 million (2008: EUR 13 million). The Group expects to utilize the liabilities related to business combinations and the provision for expected losses on existing projects/orders mainly within the next two years. The provisions for employee jubilee funds, the self-insurance liabilities and all other provisions are expected to be mainly utilized within the next 5 years.
18	Pensions and other postretirement benefits

Defined-benefit plan pensions

Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The Company also sponsors a number of defined-benefit pension plans. The benefits provided by these plans are based on employees’ years of service and compensation levels. The measurement date for all defined-benefit plans is December 31.

The Company’s contributions to the funding of defined-benefit pension plans are determined based upon various factors, including minimum contribution requirements, as established by local government, legal and tax considerations as well as local customs.

Summary of pre-tax costs for pensions and other postretirement benefits

	2007	2008	2009
Defined-benefit plans	(38)	(21)	3
Defined-contribution plans including multi-employer plans	84	96	107
Retiree medical plans	29	31	(100)

	75	106	10
In 2009 curtailment gains totaling EUR 134 million related to changes in retiree medical plans positively impacted the result.

The table below provides a summary of the changes in the defined-benefit obligations for defined-benefit pension plans and the fair value of their plan assets for 2009 and 2008. It also provides a reconciliation of the funded status of these plans to the amounts recognized in the Consolidated balance sheets.
Philips Annual Report 2009      189

11     Group financial statements     11.12 - 11.12

	2008			2009
	Netherlands	other	total	Netherlands	other	total
Defined-benefit obligation at the beginning of year	11,260	7,419	18,679	10,394	6,452	16,846
Service cost	135	84	219	107	75	182
Interest cost	524	398	922	532	395	927
Employee contributions	—	4	4	—	4	4
Actuarial (gains) or losses	(789)	(393)	(1,182)	371	424	795
Plan amendments	—	1	1	—	(7)	(7)
Settlements	—	(22)	(22)	—	(95)	(95)
Curtailments	—	(1)	(1)	—	(5)	(5)
Changes in consolidation	—	106	106	—	(33)	(33)
Benefits paid	(733)	(457)	(1,190)	(725)	(422)	(1,147)
Exchange rate differences	—	(688)	(688)	—	249	249
Miscellaneous	(3)	1	(2)	2	2	4

Defined-benefit obligation at end of year	10,394	6,452	16,846	10,681	7,039	17,720

Present value of funded obligations at end of year	10,384	5,701	16,085	10,671	6,319	16,990
Present value of unfunded obligations at end of year	10	751	761	10	720	730

	2008			2009
	Netherlands	other	total	Netherlands	other	total
Fair value of plan assets at beginning of year	13,771	6,429	20,200	13,003	4,896	17,899
Expected return on plan assets	769	392	1,161	758	343	1,101
Actuarial gains and (losses) on plan assets	(942)	(1,013)	(1,955)	125	(8)	117
Employee contributions	—	4	4	—	4	4
Employer contributions	136	48	184	166	51	217
Settlements	—	(22)	(22)	—	(94)	(94)
Changes in consolidation	—	88	88	—	2	2
Benefits paid	(730)	(383)	(1,113)	(723)	(352)	(1,075)
Exchange rate differences	—	(649)	(649)	—	299	299
Miscellaneous	(1)	2	1	—	—	—

Fair value of plan assets at end of year	13,003	4,896	17,899	13,329	5,141	18,470

Funded status	2,609	(1,556)	1,053	2,648	(1,898)	750
Unrecognized prior-service cost	—	3	3	—	—	—
Unrecognized net assets	(782)	(111)	(893)	(1,161)	(133)	(1,294)

Net balance sheet position	1,827	(1,664)	163	1,487	(2,031)	(544)
The classification of the net balance is as follows:

	2008			2009
	Netherlands	other	total	Netherlands	other	total
Prepaid pension costs under other non-current assets	1,837	21	1,858	1,497	21	1,518
Accrued pension costs under other liabilities	—	(932)	(932)	—	(1,332)	(1,332)
Provision for pensions under provisions	(10)	(753)	(763)	(10)	(720)	(730)

	1,827	(1,664)	163	1,487	(2,031)	(544)
Cumulative amount of actuarial (gains) and losses recognized in the Consolidated statements of comprehensive income (pre tax): EUR 1,767 million (2008: EUR 1,026 million).
190       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12
Plan assets in the Netherlands

The Company’s pension plan asset allocation in the Netherlands at December 31, was as follows:

	2008		2009
	actual		actual
		%		%
Matching portfolio:	75		76
- Debt securities		75		76
Return portfolio:	25		24
- Equity securities		13		19
- Real estate		4		4
- Other		8		1

		100		100
The objective of the Matching portfolio is to match part of the interest rate sensitivity of the plan’s real pension liabilities. The Matching portfolio is mainly invested in euro-denominated government bonds and investment grade debt securities and derivatives. Leverage or gearing is not permitted. The size of the Matching portfolio is targeted to be at least 70% of the fair value of the plan’s real pension obligations (on the assumption of 2% inflation). The objective of the Return portfolio is to maximize returns within well-specified risk constraints. The long-term rate of return on total plan assets is expected to be 5.7% per annum, based on expected long-term returns on debt securities, equity securities and real estate of 4.5%, 9.0% and 8.0%, respectively.

Philips Pension Fund in the Netherlands

On November 13, 2007, various officials, on behalf of the Public Prosecutor’s office in the Netherlands, visited a number of offices of the Philips Pension Fund and the Company in relation to a widespread investigation into potential fraud in the real estate sector. The Company was notified that one former employee and one employee of an affiliate of the Company had been detained. This affiliate, Philips Real Estate Investment Management B.V., managed the real estate portfolio of the Philips Pension Fund between 2002 and 2008. The investigation by the public prosecutor concerns the potential involvement of (former) employees of a number of Dutch companies with respect to fraud in the context of certain real estate transactions. Neither the Philips Pension Fund nor any Philips entity is a suspect in this investigation. The Philips Pension Fund and Philips are cooperating with the authorities and have also conducted their own investigation. Formal notifications of suspected fraud have been filed with the public prosecutor against the (former) employees concerned and with our insurers. Furthermore, actions have been taken to claim damages from the responsible individuals and legal entities. At this time it is not possible to assess the outcome of this matter nor the potential consequences. At present, it is management’s assessment that this matter will not cause a decline in plan assets nor an increase in pension costs in any material respect.
Plan assets in other countries

The Company’s pension plan asset allocation in other countries at December 31, is shown in the table below. This table also shows the target allocation for 2010:

	2008	2009	2010
	actual	actual	target
	%	%	%
Equity securities	18	19	17
Debt securities	73	76	74
Real estate	3	3	3
Other	6	2	6

	100	100	100
Plan assets in 2009 no longer include property occupied by the Philips Group (2008: EUR 12 million).

Pension expense of defined-benefit plans recognized in the Consolidated statements of income:

	2007			2008			2009
	Netherlands	other	total	Netherlands	other	total	Netherlands	other	total
Service cost	147	118	265	135	84	219	107	75	182
Interest cost on the defined-benefit obligation	521	399	920	524	398	922	532	395	927
Expected return on plan assets	(812)	(404)	(1,216)	(769)	(392)	(1,161)	(758)	(343)	(1,101)
Prior-service cost	—	9	9	—	2	2	—	(3)	(3)
Settlement loss	—	(12)	(12)	—	—	—	—	—	—
Curtailment benefit	—	2	2	—	—	—	—	(5)	(5)
Other	(3)	(3)	(6)	(3)	—	(3)	2	1	3

	(147)	109	(38)	(113)	92	(21)	(117)	120	3
Amounts recognized in the Consolidated statements of comprehensive income:

	2007	2008	2009
Actuarial (gains) and losses	(182)	773	678
Change in the effect of the cap on prepaids	47	772	369

Total recognized in Consolidated statements of comprehensive income	(135)	1,545	1,047

Total recognized in net periodic pension cost and Consolidated statements of comprehensive income	(173)	1,524	1,050
Actual return on plan assets	645	(794)	1,218
The pension expense of defined-benefit plans is recognized in the following line items in the Consolidated statements of income:

	2007	2008	2009
Cost of sales	5	(23)	7
Selling expenses	31	24	13
General and administrative expenses	(75)	(23)	(14)
Research and development expenses	1	1	(3)

	(38)	(21)	3
The Company also sponsors defined-contribution and similar types of plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 107 million (2008: EUR 96 million, 2007: EUR 84 million). In 2009, the defined-contribution cost includes contributions to multi-employer plans of EUR 5 million (2008: EUR 4 million; 2007: EUR 4 million).
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11     Group financial statements     11.12 - 11.12
Cash flows and costs in 2010

Philips expects considerable cash outflows in relation to employee benefits which are estimated to amount to EUR 425 million in 2010, consisting of EUR 237 million employer contributions to defined-benefit pension plans, EUR 103 million employer contributions to defined-contribution pension plans, EUR 59 million expected cash outflows in relation to unfunded pension plans and EUR 26 million in relation to unfunded retiree medical plans. The employer contributions to defined-benefit pension plans are expected to amount to EUR 145 million for the Netherlands and EUR 92 million for other countries. The Company is reviewing the future funding of the existing deficits in its pension plans in the US and UK.

The cost for 2010 is expected to amount to EUR 131 million, consisting of EUR 10 million for defined-benefit pension plans, EUR 103 million for defined-contribution pension plans and EUR 18 million for defined-benefit retiree medical plans.

Assumptions

A significant demographic assumption used in the actuarial valuations is the mortality table. The mortality tables used for the Company’s major schemes are:

Netherlands: Prognosis table 2005-2050 including experience rating WW2008
United Kingdom retirees: PA 92 C 2017
United Kingdom non-retirees: PA 92 C 2027
United States: RP2000 CH Fully Generational
Germany: Richttafeln 2005 G.K. Heubeck

The Expected Return on Assets for any funded plan equals the average of the expected returns per asset class weighted by their portfolio weights in accordance with the fund’s strategic asset allocation. Where liability-driven investment (LDI) strategies apply the weights are in accordance with the actual matching part and the strategic asset allocation of the return portfolio.

The weighted averages of the assumptions used to calculate the defined-benefit obligations as of December 31 were as follows:

	2008			2009
	Netherlands		other	Netherlands		other
Discount rate	5.3%		6.0%	5.0%		5.7%
Rate of compensation increase		*	3.4%		*	4.1%
The weighted averages of the assumptions used to calculate the net periodic pension cost for years ended December 31:

	2008		2009
	Netherlands	other	Netherlands	other
Discount rate	4.8%	5.6%	5.3%	6.0%
Expected returns on plan assets	5.7%	6.4%	5.9%	6.8%
Rate of compensation increase	*	3.9%	*	3.4%

*	The rate of compensation increase for the Netherlands consists of a general compensation increase and an individual salary increase based on merit, seniority and promotion. The average individual salary increase for all active participants for the remaining working lifetime is 0.75% annually. The assumed rate of general compensation increase for the Netherlands for calculating the projected benefit obligations amounts to 2.0% (2008: 2.0%). The indexation assumption used to calculate the projected benefit obligations for the Netherlands is 1.0% (2008: 1.0%).
Historical data

	2006	2007	2008	2009
Present value of defined- benefit obligations	20,410	18,679	16,846	17,720
Fair value of plan assets	21,352	20,200	17,899	18,470
Surplus	942	1,521	1,053	750
Experience adjustments in % on:
- defined-benefit obligations (gain) loss	(0.9%)	(0.8%)	1.2%	(0.9%)
- fair value of plan assets (gain) loss	0.8%	2.8%	10.9%	(0.6%)
Defined-benefit plans: other postretirement benefits

In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree medical benefits, in certain countries. The Company funds those other postretirement benefit plans as claims are incurred.

Movements in the net liability for other defined-benefit obligations:

	2008	2009
Defined-benefit obligation at the beginning of year	413	353
Service cost	3	2
Interest cost	34	32
Actuarial (gains) or losses	(49)	63
Plan amendments	—	(21)
Curtailment gains	—	(134)
Changes in consolidation	—	(6)
Benefits paid	(24)	(25)
Exchange rate differences	(36)	31
Miscellaneous	12	—

Defined-benefit obligation at end of year	353	295

Present value of funded obligations at end of year	—	—
Present value of unfunded obligations at end of year	353	295

Funded status	(353)	(295)
Unrecognized prior-service cost	1	(22)
Net balances	(352)	(317)

Classification of the net balance is as follows:
Provision for other postretirement benefits	(352)	(317)
Other postretirement benefit expense recognized in the consolidated statements of income:

	2007	2008	2009
Service cost	3	3	2
Interest cost on accumulated postretirement benefits	26	34	32
Prior-service cost	—	(6)	(1)
Curtailment gains	—	—	(134)
Other	—	—	1

	29	31	(100)
192       Philips Annual Report 2009

11     Group financial statements 11.12 - 11.12 19 20
Amounts recognized in the Consolidated statements of comprehensive income:

	2007	2008	2009
Actuarial (gains) losses	50	(49)	63

Total recognized in net periodic pension cost and Consolidated statements of comprehensive income	79	(18)	(37)
The expense for other postretirement benefits is recognized in the following line items in the Consolidated statements of income:

	2007	2008	2009
Cost of sales	2	4	2
Selling expenses	2	3	(1)
General and administrative expenses	24	24	(101)
Research and development expenses	1	—	—

	29	31	(100)
The weighted average assumptions used to calculate the postretirement benefit obligations other than pensions as of December 31 were as follows:

	2008	2009
Discount rate	9.7%	6.7%
Compensation increase (where applicable)	—	—
The weighted average assumptions used to calculate the net cost for years ended December 31:

	2008	2009
Discount rate	8.5%	9.7%
Compensation increase (where applicable)	—	—
Assumed healthcare cost trend rates at December 31:

	2008	2009
Healthcare cost trend rate assumed for next year	10.0%	9.0%
Rate that the cost trend rate will gradually reach	7.5%	5.0%
Year of reaching the rate at which it is assumed to remain	2016	2018
Sensitivity analysis
Assumed healthcare trend rates have a significant effect on the amounts reported for the retiree medical plans. A one percentage-point change in assumed healthcare cost trend rates would have the following effects as at December 31:

	2008		2009
	increase	decrease	increase	decrease
	of 1%	of 1%	of 1%	of 1%
Effect on total of service and interest cost	5	(4)	1	(1)
Effect on postretirement benefit obligation	36	(32)	21	(18)
Historical data

	2006	2007	2008	2009
Present value of defined-benefit obligation	373	413	353	295
Fair value of plan assets	—	—	—	—
(Deficit)	(373)	(413)	(353)	(295)
Experience adjustments in % on defined-benefit obligations; (gains)	(1.6%)	(0.2%)	(0.1%)	(4.9%)
19	Other current liabilities

Other current liabilities are summarized as follows:

	2008	2009
Advances received from customers on orders not covered by work in process	148	243
Other taxes including social security premiums	251	275
Other short-term liabilities1)	243	185

	642	703

1)	Prior period amount has been reclassified
20	Short-term debt

	2008	2009
Short-term bank borrowings	562	462
Other short-term loans	24	19
Current portion of long-term debt	136	146

	722	627
During 2009, the weighted average interest rate on the bank borrowings was 8.1% (2008: 8.6%).

In the Netherlands, the Company issued personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Convertible personnel debentures may not be converted within a period of 3 years after the date of issue. These convertible personnel debentures were available to most employees in the Netherlands and were purchased by them with their own funds and were redeemable on demand. The convertible personnel debentures become non-convertible debentures at the end of the conversion period.

Although convertible debentures have the character of long-term financing, the total outstanding amounts are classified as current portion of long-term debt. At December 31, 2009, an amount of EUR 51 million (2008: EUR 72 million) of convertible personnel debentures was outstanding, with an average conversion price of EUR 22.83. The conversion price varies between EUR 14.19 and EUR 31.59 with various conversion periods ending between January 1, 2010 and December 31, 2013. As of January 1, 2009, Philips no longer issues these debentures.

The Company has access to a USD 2.5 billion commercial paper program which was established at the beginning of 2001. The Company also has available seven-year revolving credit facilities for USD 2.5 billion, established in December 2004, that could act as back-up for the commercial paper program and can also be used for general corporate purposes. The Company did not use the commercial paper program or the revolving credit facility during 2009.

In addition to the USD 2.5 billion revolving credit facilities, Philips had a EUR 200 million committed undrawn bilateral loan in place since October 30, 2009. The EUR 450 million standby roll-over loan agreement was terminated on November 4, 2009. As of December 31, 2009, Philips did not have any debt outstanding under these facilities.
Philips Annual Report 2009      193

21 22 23 11     Group financial statements     11.12 - 11.12
On February 18, 2010, Philips signed a new five-year EUR 1.8 billion revolving credit facility to replace the existing USD 2.5 billion facility.
21	Long-term debt

							average	amount
	range of interest	average rate of	amount				remaining term	outstanding
	rates	interest	outstanding	due in 1 year	due after 1 year	due after 5 years	(in years)	2008
Eurobonds	6.1-6.1%	6.1%	750	—	750	—	1.4	750
USD bonds	1.4-7.8%	5.7%	2,494	—	2,494	1,803	13.0	2,547
Convertible debentures	1.5-1.5%	1.5%	51	51	—	—	—	81
Private financing	1.0-6.0%	4.6%	7	6	1	—	2.2	8
Bank borrowings	0.4-14.8%	3.2%	277	4	273	3	4.0	11
Finance leases	0.7-11.8%	3.1%	138	31	107	41	4.1	140
Other long-term debt	2.0-18.1%	5.5%	69	54	15	1	3.1	65

			3,786	146	3,640	1,848		3,602

Corresponding data of previous year		5.7%	3,602	136	3,466	1,892		3,067
The following amounts of long-term debt as of December 31, 2009, are due in the next five years:

2010	146
2011	1,047
2012	22
2013	464
2014	259

Total	1,938
Corresponding amount of previous year	1,710
In January 2009, Philips drew upon a EUR 250 million 5-year floating rate long-term loan for general business purposes. The interest rate for this new loan was 2.735% at December 31, 2009.

	effective
	rate	2008	2009
Unsecured Eurobonds
Due 5/16/11; 6 1/8%	6.122%	750	750

Unsecured USD Bonds
Due 5/15/25; 7 3/4%	7.429%	70	69
Due 6/01/26; 7 1/5%	6.885%	118	115
Due 8/15/13; 7 1/4%	6.382%	101	99
Due 5/15/25; 7 1/8%	6.794%	73	71
Due 11/03/11; 3 3/8%1)	3.128%	248	243
Due 11/03/13; 4 5/8%1)	4.949%	355	347
Due 11/03/18; 5 3/4%1)	6.066%	887	868
Due 11/03/38; 6 7/8%1)	7.210%	710	694
Adjustments2)		(15)	(12)

		2,547	2,494

1)	The provisions applicable to these bonds, issued in March 2008, contain a ‘Change of Control Triggering Event’. If the Company would experience such an event with respect to a series of corporate bonds, the Company may be required to offer to purchase the bonds of the series at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

2)	Adjustments relate to issued bond discounts, transaction costs and fair value adjustments for interest rate derivatives.
Secured liabilities

In 2009, EUR 3.5 million of long-term and short-term debt was secured by collateral of EUR 3.7 million manufacturing assets (2008: EUR 3.4 million).
22	Other non-current liabilities

Other non-current liabilities are summarized as follows:

	2008	2009
Accrued pension costs	932	1,307
Income tax payable	1	1
Asset retirement obligations	20	25
Other tax liability	452	486
Other liabilities	35	110

	1,440	1,929
Please refer to note 5 for a specification on the income tax payable.
23	Contractual obligations

	payments due by period
				more
	less than 1			than 5
	year	1-3 years	3-5 years	years	total
Long-term debt	115	1,022	704	1,807	3,648
Finance leases	31	47	19	41	138
Operating leases	175	237	123	131	666

	321	1,306	846	1,979	4,452
For an explanation of long-term debt, see note 21; for other long-term liabilities, see note 22. Property, plant and equipment includes EUR 138 million (2008: EUR 140 million) for finance leases.

Long-term operating lease commitments totaled EUR 666 million (2008: EUR 710 million). These leases expire at various dates during the next 20 years.
194       Philips Annual Report 2009

11      Group financial statements     11.12 - 11.12 24
The long-term operating leases are mainly related to the rental of buildings. A number of these leases originate from sale-and-leaseback arrangements. Operating lease payments under sale-and-leaseback arrangements for 2009 totaled EUR 17 million (2008: EUR 16 million, 2007: EUR 14 million).

The remaining minimum payments are as follows:

2010	17
2011	16
2012	16
2013	16
2014	16
Thereafter	61
24	Contingent liabilities

Guarantees

Philips’ policy is to provide guarantees and other letters of support only in writing. Philips does not stand by other forms of support. At the end of 2009, the total fair value of guarantees recognized by Philips was EUR 14 million. The following table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2009.

Expiration per period in millions of euros

	business-
	related	credit-related
	guarantees1)	guarantees	total
2009
Total amounts committed	266	42	308
Less than 1 year	134	31	165
1-5 years	70	5	75
After 5 years	62	6	68

2008
Total amounts committed	342	42	384
Less than 1 year	205	18	223
1-5 years	78	7	85
After 5 years	59	17	76

1)	For comparability purposes, the 2008 numbers were restated to properly reflect external guarantees only.
Environmental remediation

The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and/or its subsidiaries may be required to remediate the effects of the release or disposal of certain chemicals on the environment.

In the United States, subsidiaries of the Company have been named as potentially responsible parties in state and federal proceedings for the clean-up of various sites. The Company accrues for losses associated with environmental obligations when such losses are probable and reliably estimable.

Legal proceedings

The Company and certain of its group companies and former group companies are involved as a party in legal proceedings, including regulatory and other governmental proceedings, including discussions on potential remedial actions, relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. In respect of antitrust laws, the Company and certain of its (former) group companies are involved in investigations by competition law authorities in several jurisdictions and are engaged in litigation in this respect. Since the ultimate disposition of asserted claims and proceedings and investigations cannot be predicted with certainty, an adverse outcome could have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Provided below are disclosures of the more significant cases:

Asbestos

Over the past decade, judicial proceedings were brought in the United States, relating primarily to the activities of the Company’s US subsidiary TH Agriculture & Nutrition L.L.C. (THAN) prior to 1981. These proceedings involved allegations of personal injury from alleged exposure to asbestos distributed by THAN. THAN’s businesses, including those which gave rise to these alleged liabilities, were completely sold in 1984 and its ongoing operations were not material to its parent, Philips Electronics North America Corporation (PENAC), or the Company.

In previous years, certain of the asserted claims were settled; additionally various other alternatives for resolving pending and future claims were explored. In the fourth quarter of 2008, after having received the required support from representatives of the then current claimants and from a court appointed representative of future claimants, THAN filed a prepackaged plan of reorganization (the Plan) in the US Bankruptcy Court for the Southern District of New York. The Plan became effective on November 30, 2009, after having been approved by the Bankruptcy Court (May) and the US District Court for the Southern District of New York (October). Under the terms and conditions of the Plan, an Asbestos Personal Injury Trust (the Trust) was established in accordance with section 524(g) of the Bankruptcy Code to assume, liquidate and satisfy all THAN-related asbestos liabilities. The Trust has been funded with USD 900 million (EUR 597 million) contributed by PENAC and THAN. Additionally, under the Plan, PENAC has forgiven certain debt of THAN, assumed certain liabilities from THAN, and transferred its ownership interest in THAN to a trust associated with the Asbestos Personal Injury Trust. Pursuant to the Plan, the Bankruptcy Court issued a permanent injunction that directs to the Trust all claims alleging personal injury or death from exposure to asbestos distributed by THAN and bars all related litigation against THAN, its affiliates (including PENAC and the Company) and certain third parties.

In connection with these matters, a credit to income from operations in the amount of EUR 1 million was recorded in 2009 (2008: EUR 353 million, 2007: EUR 4 million). As of December 31, 2009, all PENAC obligations related to THAN’s asbestos liabilities were fully settled. At December 31, 2008, the recorded provision for loss contingencies with respect to asbestos product liability amounted to EUR 624 million. During 2009, costs of EUR 9 million were incurred with respect to litigation, claims administration, insurance recoveries, and bankruptcy-related matters (2008: EUR 24 million; 2007: EUR 27 million).

In prior years, legal proceedings were commenced against certain third-party insurance carriers which had provided various types of product liability coverage to PENAC and THAN. During 2009 and the last several years, agreements were reached with certain insurance carriers resolving disputes with respect to the interpretation and available limits of the policies, amounts payable to PENAC and THAN, and terms under which future settlements and related defense costs are reimbursable. In conjunction with these settlements, insurance recoveries of EUR 65 million were recognized in 2009 (EUR 89 million was recognized in 2008 and EUR 16 million was recognized in 2007). Insurers paid EUR 21 million in 2009 (EUR 113 million was paid in 2008 and EUR 27 million was paid in 2007) for asbestos-related defense and indemnity costs. At December 31, 2009, the recorded receivable from insurance carriers, for which settlement agreements have been reached, amounted to EUR 81 million (EUR 34 million at December 31, 2008), which is reflected in the Company’s consolidated balance sheet. Insurance receivables have not been recorded from non-settling insurance carriers. Litigation against non-settling insurance carriers continues to be pursued.

LG Display

Civil litigation

On December 11, 2006, LG Display Co. Ltd (formerly LG Philips LCD Co. Ltd.), a company in which the Company then held a minority common stock interest, announced that officials from the Korean Fair Trade Commission had visited the offices of LG Display and that it had received a subpoena from the United States Department of Justice
Philips Annual Report 2009      195

11     Group financial statements 11.12 - 11.12
(“DOJ”) and a similar notice from the Japanese Fair Trade Commission in connection with inquiries by those regulators into possible anticompetitive conduct in the LCD industry.

Subsequent to the public announcement of these inquiries, certain Philips group companies were named as defendants in a number of class action antitrust complaints filed in the United States courts, seeking, among other things, damages on behalf of purchasers of products incorporating thin-film transistor liquid crystal display panels (TFT-LCD panels), based on alleged anticompetitive conduct by manufacturers of such panels. Those lawsuits were consolidated in two master actions in the United States District Court for the Northern District of California: one, asserting a claim under federal antitrust law, on behalf of direct purchasers of TFT-LCD panels and products containing such panels, and another, asserting claims under federal antitrust law, as well as various state antitrust and unfair competition laws, on behalf of indirect purchasers of such panels and products. On November 5, 2007 and September 10, 2008, the Company and certain other companies within the Philips group companies that were named as defendants in various of the original complaints entered into agreements with the indirect purchaser plaintiffs and the direct purchaser plaintiffs, respectively, that generally toll the statutes of limitations applicable to plaintiffs’ claims, following which the plaintiffs agreed to dismiss without prejudice the claims against the Philips defendants. On December 5, 2008, following the partial grant of motions to dismiss consolidated class action complaints in the master actions, the plaintiffs filed amended consolidated class action complaints, asserting essentially the same legal claims as those alleged in the prior complaints. On December 2, 2009, the direct purchaser plaintiffs filed a third consolidated class action complaint under seal. None of the companies within the Philips group of companies currently is named as a defendant in the pending amended complaints, although the Company and PENAC are named as co-conspirators with named defendants in the indirect purchaser case, but the litigation is continuing. On the basis of current knowledge, the Company cannot determine whether a loss is probable with respect to these actions.

In addition, in February 2007, certain plaintiffs filed purported class actions in a United States court against LG Display and certain current and former employees and directors of LG Display for damages based on alleged violations of US federal securities laws. No Philips group company is named as a defendant in these actions.

In addition, the following plaintiffs have filed five separate, individual actions alleging essentially the same claims as those asserted in the class actions: (1) AT&T (and related entities), Bell South, Southwestern Bell and Pacific Bell; (2) ATS Claim, LLC; (3) Electrograph Systems, Inc. and Electrograph Technologies, Corp.; (4) Motorola, Inc.; and (5) Nokia Corporation and Nokia, Inc. No majority-owned Philips entity has been named as a defendant in any of those actions, except for the Nokia action, described below. The Company has been named as an unsued co-conspirator in the Nokia action. In addition, the Company and PENAC have been named as unsued co-conspirators in the AT&T, Electrograph, and Motorola actions. Those actions, except for the Electrograph action, have been designated as related to the consolidated actions already pending before Judge Illston in the United States District Court for the Northern District of California and have been consolidated for pre-trial purposes with the class actions.

On November 25, 2009, Nokia Corporation and Nokia, Inc., filed a complaint in the United States District Court for the Northern District of California naming, among others, PENAC as a defendant and the Company as a co-conspirator based on the same substantive allegations as in the antitrust class action complaints. This case has been designated as related to the consolidated action already pending before Judge Illston in the United States District Court for the Northern District of California and is expected to be consolidated with those actions. These matters are in their initial stages and due to the considerable uncertainty associated with these matters, on the basis of current knowledge, the Company has concluded that potential losses cannot be reliably estimated with respect to these matters. An adverse final resolution of these investigations and litigation could have a materially adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Public investigation

Beginning in November 2008, several manufacturers of TFT-LCD panels, including LG Display, and certain executives of two of those companies entered into plea agreements with the United States Department of Justice (DOJ), pursuant to which those companies and individuals agreed to plead guilty to participating in a conspiracy to fix the prices of TFT-LCD panels. On December 15, 2008, LG Display and its wholly-owned subsidiary, LG Display America Inc., pleaded guilty to participating in a conspiracy from September 2001 to June 2006 to fix the prices of TFT-LCD panels sold worldwide. Pursuant to that plea, LG Display was sentenced to pay in five annual installments a total of USD 400 million in criminal fines. The DOJ has announced that its investigation is continuing.

On May 28, 2009, the Company received a Statement of Objections from the European Commission. In this document the European Commission alleges that the Company is jointly and severally liable for anticompetitive conduct by LG Display for the period in which the Company, according to the European Commission, exercised joint control. The Company vigorously opposes this allegation.

The Company sold its remaining shareholding in LG Display on March 11, 2009 and subsequently no longer holds shares in LG Display.

On March 6, 2009, the Washington State Attorney General’s Office (the ‘Washington AG’) issued a Civil Investigative Demand (CID) to PENAC pursuant to which PENAC was requested, among other things, to produce documents and to provide answers to interrogatories concerning the sale of TFT-LCD panels and the sale of TFT-LCD products. PENAC was also requested to provide to the Washington AG any documents previously produced to the DOJ as part of the DOJ’s ongoing investigation into the TFT-LCD industry. After discussions with the Washington AG, the Washington AG agreed to allow PENAC, instead of responding to the CID, to provide the limited amount of aggregate sales data and component data that the Company previously provided to the plaintiffs in the direct purchaser plaintiff’s class action. On March 27, 2009, PENAC produced that information to the Washington AG. Thereafter, PENAC provided the same information to the Missouri Attorney General’s Office and the Illinois Attorney General’s Office in response to a CID and subpoena issued, respectively, on March 18, 2009 and April 2, 2009 to PENAC.

Due to the considerable uncertainty associated with these matters, on the basis of current knowledge, the Company has concluded that potential losses cannot be reliably estimated with respect to these matters. An adverse final resolution of these investigations and litigation could have a materially adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

CRT Investigations

On November 21, 2007, the Company announced that competition law authorities in several jurisdictions have commenced investigations into possible anticompetitive activities in the Cathode-Ray Tubes, or CRT industry. As one of the companies that formerly was active in the CRT business, Philips is subject to a number of these ongoing investigations. The Company has assisted the regulatory authorities in these investigations. In November 2009, the European Commission sent a Statement of Objections to Philips, indicating that it intends to hold Philips liable for antitrust infringements in the CRT industry. In the US, the Department of Justice has deferred Philips’ obligation to respond to the grand jury subpoena Philips received in November of 2007.

Subsequent to the public announcement of these investigations in 2007, certain Philips group companies were named as defendants in over 50 class action antitrust complaints filed in various federal district courts in the United States. These actions allege anticompetitive conduct by manufacturers of CRTs and seek treble damages on behalf of direct and indirect purchasers of CRTs and products incorporating CRTs. These complaints assert claims under federal antitrust law, as well as various state antitrust and unfair competition laws and may involve joint and several liability among the named defendants. These actions have been consolidated by the Judicial Panel for Multidistrict Litigation for pre-trial proceedings in the United States District Court for the Northern District of California.

Consolidated amended complaints were filed by the direct and indirect purchasers on March 16, 2009. On May 19, 2009, motions to dismiss were filed on behalf of all Philips entities in response to both the direct and indirect purchaser actions in the federal class actions pending in the Northern District of California. The motions seek to dismiss all claims against all Philips defendants on various grounds. A separate motion to dismiss was filed on behalf of nearly all defendants seeking to eliminate or limit certain of the claims of the direct and indirect purchasers. There is no definitive schedule for resolution of the motions to dismiss by the Court. Discovery on personal jurisdiction and most merits-related issues is likely to be delayed until the resolution of the motions to dismiss. Philips intends to continue to vigorously defend these lawsuits.
196       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 25 26
Certain Philips group companies have also been named as defendants, in proposed class proceedings in Ontario, Quebec and British Columbia, Canada along with numerous other participants in the industry. Philips intends to vigorously oppose these claims, and the proceedings remain at a preliminary stage. At this time, no class proceeding has been certified and no statement of defense has been filed.

Due to the considerable uncertainty associated with these matters, on the basis of current knowledge, the Company has concluded that potential losses cannot be reliably estimated with respect to these matters. An adverse final resolution of these investigations and litigation could have a materially adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Optical Disc Drive (ODD)

On October 27, 2009, the Antitrust Division of the United States Department of Justice confirmed that it had initiated an investigation into possible anticompetitive practices in the Optical Disc Drive (ODD) industry. Philips Lite-On Digital Solutions Corp. (PLDS), a joint venture owned by the Company and Lite-On IT Corporation, as an ODD market participant, is included in this investigation. PLDS is also subject to similar investigations outside the US relating to the ODD market. PLDS and Philips intend to cooperate with the authorities in these investigations.

Subsequent to the public announcement of these investigations in 2007, the Company, PLDS and Philips & Lite-On Digital Solutions USA, Inc., were named as defendants in at least two class action complaints filed in the United States District Court for the Northern District of California. Several additional complaints were filed against other ODD manufacturers in the Northern District of California and at least one other United States District Court. These actions allege anticompetitive conduct by manufacturers of ODDs, seek treble damages on behalf of direct purchasers of ODDs, and may involve joint and several liability among the named defendants.

These matters are in their initial stages and due to the considerable uncertainty associated with these matters, on the basis of current knowledge, the Company has concluded that potential losses cannot be reliably estimated with respect to these matters. An adverse final resolution of these investigations and litigation could have a materially adverse effect on the Company’s consolidated financial position, results of operations and cash flows.
25	Stockholders’ equity

Common shares

As of December 31, 2009, the issued and fully paid share capital consists of 972,411,769 common shares, each share having a par value of EUR 0.20.

Preference shares

The ‘Stichting Preferente Aandelen Philips’ has been granted the right to acquire preference shares in the Company. Such right has not been exercised. As a means to protect the Company and its stakeholders against an unsolicited attempt to acquire (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to acquire) preference shares to a third party. As of December 31, 2009, no preference shares have been issued.

Option rights/restricted shares

The Company has granted stock options on its common shares and rights to receive common shares in the future (see note 30).

Treasury shares

In connection with the Company’s share repurchase programs, shares which have been repurchased and are held in treasury for (i) delivery upon exercise of options and convertible personnel debentures and under restricted share programs and employee share purchase programs, and (ii) capital reduction purposes, are accounted for as a reduction of stockholders’ equity. Treasury shares are recorded at cost, representing the market price on the acquisition date. When issued, shares are removed from treasury stock on a first-in, first-out (FIFO) basis.

Any difference between the cost and the cash received at the time treasury shares are issued, is recorded in capital in excess of par value, except in the situation in which the cash received is lower than cost and capital in excess of par has been depleted.

The following transactions took place resulting from employee option and share plans:

	2008		2009
Shares acquired		273		2,128
Average market price	EUR	24.61	EUR	19.10
Amount paid		—		—
Shares delivered		4,541,969		4,477,364
Average market price	EUR	23.44	EUR	13.76
Amount received	EUR	52 million	EUR	32 million
Total shares in treasury at end of year		47,577,915		43,102,679
Total cost	EUR	1,263 million	EUR	1,162 million
In order to reduce share capital, the following transactions took place in 2008; in 2009 there were no transactions to reduce share capital:

	2008		2009
Shares acquired		146,453,094		—
Average market price	EUR	22.52		—
Amount paid	EUR	3,298 million		—
Reduction of capital stock		170,414,994		—
Total shares in treasury at year-end		1,851,998		1,851,998
Total cost	EUR	25 million	EUR	25 million
Net income and distribution from retained earnings

A proposal will be submitted to the General Meeting of Shareholders to pay a dividend of EUR 0.70 per common share, in cash or shares at the option of the shareholder, against the net income for 2009 and the retained earnings.

Limitations in the distribution of stockholders’ equity

Pursuant to Dutch law, limitations exist relating to the distribution of stockholders’ equity of EUR 1,255 million (2008: EUR 1,296 million). Such limitations relate to common stock of EUR 194 million (2008: EUR 194 million) as well as to legal reserves required by Dutch law included under revaluation reserves of EUR 102 million (2008: EUR 117 million), retained earnings of EUR 829 million (2008: EUR 985 million) and other reserves of EUR 130 million (2008: nil, as the amount was a loss).

In general, gains related to available-for-sale financial assets, cash flow hedges and currency translation differences cannot be distributed as part of stockholders’ equity as they form part of the legal reserves protected under Dutch law. By their nature, losses relating to available-for-sale financial assets, cash flow hedges and currency translation differences, reduce stockholders’ equity, and thereby distributable amounts.

Therefore gains related to available-for-sale financial assets (2009: EUR 120 million) and gains related to cash flow hedges (2009: EUR 10 million), representing an aggregate amount of EUR 130 million included in other reserves, limit the distribution of stockholders’ equity. The loss related to currency translation differences (2009: EUR 591 million) also reduces distributable amounts.

The legal reserve required by Dutch law of EUR 829 million (2008: EUR 985 million) included under retained earnings relates to investments in affiliated companies.
26	Cash from (used for) derivatives and securities

A total of EUR 35 million cash was paid with respect to foreign exchange derivative contracts related to financing activities (2008: EUR 337 million inflow; 2007: EUR 385 million inflow) with the remaining EUR 4 million used to attain a short-term convertible note.
Philips Annual Report 2009      197

27 28 29 30     11 Group financial statements     11.12 - 11.12
Cash flow from interest-related derivatives is part of cash flow from operating activities. During 2009, there was no cash flow in relation to these derivatives (2008: EUR 28 million cash inflow; 2007: EUR 2 million cash outflow).
27	Proceeds from other non-current financial assets

In 2009, the sale of Philips’ interests in LG Display and Pace Micro Technology generated cash totaling EUR 704 million.

In 2008, the sale of TSMC shares, LG Display shares, D&M and Pace shares generated cash totaling EUR 2,553 million.

In 2007, the sale of TSMC shares, Nuance communication shares and JDS Uniphase shares generated cash totaling EUR 4,002 million.
28	Assets in lieu of cash from sale of businesses

In 2009, the company received only cash as consideration in connection with the sale of businesses.

In April 2008, the Company acquired 64.5 million shares in Pace Micro Technology (Pace) in exchange for the transfer of the Company’s Set-Top Boxes and Connectivity Solutions activities, which represented a value of EUR 74 million at the date of the closing of that transaction. The Pace shares were sold on April 17, 2009.

In August 2008, Philips transferred its 69.5% ownership in MedQuist to CBAY. A part of the consideration was settled through the issuance of a convertible bond by CBAY which represented a fair value of EUR 53 million at the date of the closing of the transaction. The convertible bond is included in Other non-current financial assets.

In September 2008, Philips acquired a 33.5% interest in Prime Technology Ventures III in exchange for the transfer of seven incubator activities which represented a value of EUR 21 million at the date of the closing of that transaction.

In 2007, the Company only received cash as consideration in connection with the sale of businesses.
29	Related-party transactions

In the normal course of business, Philips purchases and sells goods and services from/to various related parties in which Philips typically holds a 50% or less equity interest and has significant influence. These transactions are generally conducted with terms comparable to transactions with third parties.

	2007	2008	2009
Purchases of goods and services	1,837	692	424
Sales of goods and services	168	174	150
Receivables from related parties	26	24	14
Payables to related parties	289	112	95
For remuneration details of the members of the Board of Management and the Supervisory Board see note 31.

For employee benefit plans see note 18.
30	Share-based compensation

The Company has granted stock options on its common shares and rights to receive common shares in the future (restricted share rights) to members of the Board of Management and other members of the Group Management Committee, Philips executives and certain selected employees. The purpose of the share-based compensation plans is to align the interests of management with those of shareholders by providing incentives to improve the Company’s performance on a long-term basis, thereby increasing shareholder value. Under the Company’s plans, options are granted at fair market value on the date of grant.

The Company issues restricted share rights that vest in equal annual installments over a three-year period, starting one year after the date of grant. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided the grantee is still with the Company on the respective delivery dates.

The Company grants stock options that expire after 10 years. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses may contain accelerated vesting. Of the total stock options that are outstanding as of December 31, 2009, 2,720,000 options contain performance conditions.

In contrast to the year 2001 and certain prior years, when variable (performance) stock options were issued, the share-based compensation grants as from 2002 consider the performance of the Company versus a peer group of multinationals.

USD-denominated stock options and restricted share rights are granted to employees in the United States only.

Under the terms of employee stock purchase plans established by the Company in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is in the range of 10% to 20%. A total of 2,185,647 shares were sold in 2009 under the plan at an average price of EUR 13.30 (2008: 1,051,206 shares at EUR 21.82, 2007: 707,717 shares at EUR 29.99).

In the Netherlands, Philips issued personnel debentures with a 2-year right of conversion into common shares of Royal Philips Electronics starting three years after the date of issuance, with a conversion price equal to the share price on that date. The last issuance of this particular plan was in December 2008. From 2009 onwards employees in the Netherlands are able to join an employee stock purchase plan as described in the previous paragraph. The fair value of the conversion option of EUR 2.13 in 2008, and EUR 4.01 in 2007, is recorded as compensation expense over the period of vesting. In 2009, 183,330 shares were issued in conjunction with conversions at an average price of EUR 19.56 (2008: 485,331 shares at an average price of EUR 19.13, 2007: 2,019,788 shares at an average price of EUR 18.94).

Share-based compensation expense was EUR 94 million (EUR 86 million, net of tax), EUR 78 million (EUR 106 million, net of tax) and EUR 111 million (EUR 84 million, net of tax) in 2009, 2008 and 2007, respectively.

The fair value of the Company’s 2009, 2008 and 2007 option grants was estimated using a Black-Scholes option valuation model and the following weighted average assumptions:

EUR-denominated

	2007		2008		2009
Risk-free interest rate	4.18%		3.75%		2.88%
Expected dividend yield	1.8%		2.4%		4.3%
Expected option life	6	yrs	6	yrs	6.5	yrs
Expected stock price volatility	27%		26%		32%
        USD-denominated

	2007		2008		2009
Risk-free interest rate	3.96%		3.17%		2.25%
Expected dividend yield	1.7%		2.8%		4.1%
Expected option life	6	yrs	6	yrs	6.5	yrs
Expected stock price volatility	28%		27%		33%
The assumptions were used for these calculations only and do not necessarily represent an indication of Management’s expectations of future developments.
198       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected price volatility.

The Company has based its volatility assumptions on historical experience for a period equal to the expected life of the options. The expected life of the options is also based upon historical experience.

The Company’s employee stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimate.

The following tables summarize information about Philips stock options as of December 31, 2009 and changes during the year:
Option plans, EUR-denominated

		weighted average
	shares	exercise price
Outstanding at January 1, 2009	36,655,178	28.94
Granted	3,304,793	12.67
Exercised	60,448	17.91
Forfeited	4,436,038	31.28
Expired	88,000	22.85

Outstanding at December 31, 2009	35,375,485	27.16

Exercisable at December 31, 2009	23,258,674	29.45
The exercise prices range from EUR 12.63 to 53.75. The weighted average remaining contractual term for options outstanding and options exercisable at December 31, 2009, was 4.8 years and 3.0 years, respectively. The aggregate intrinsic value of the options outstanding and options exercisable at December 31, 2009, was EUR 36 million and EUR 10 million, respectively.

The weighted average grant-date fair value of options granted during 2009, 2008, and 2007 was EUR 2.78, EUR 5.69 and EUR 8.72, respectively. The total intrinsic value of options exercised during 2009, 2008, and 2007 was approximately EUR 0 million, EUR 1 million and EUR 16 million, respectively.
Option plans, USD-denominated

		weighted average
	shares	exercise price
Outstanding at January 1, 2009	21,004,010	32.75
Granted	2,519,097	17.11
Exercised	220,774	21.88
Forfeited	2181,226	33.42
Expired	446,102	22.89

Outstanding at December 31, 2009	20,675,005	31.10

Exercisable at December 31, 2009	11,795,607	30.29
The exercise prices range from USD 16.41 to 49.71. The weighted average remaining contractual term for options outstanding and options exercisable at December 31, 2009, was 5.4 years and 3.2 years, respectively. The aggregate intrinsic value of the options outstanding and options exercisable at December 31, 2009, was USD 55 million and USD 24 million, respectively.

The weighted average grant-date fair value of options granted during 2009, 2008 and 2007 was USD 3.83, USD 7.97 and USD 11.99, respectively. The total intrinsic value of options exercised during 2009, 2008 and 2007 was USD 1 million, USD 13 million and USD 64 million, respectively.
The outstanding options are categorized in exercise price ranges as follows:
EUR-denominated

			weighted
			average
			remaining
		intrinsic value	contractual
exercise price	shares	in millions	term
10-15	3,240,678	26	9.3 yrs
15-20	4,353,128	10	4.6 yrs
20-25	8,015,678	—	6.8 yrs
25-30	5,232,483	—	4.3 yrs
30-35	9,557,483	—	4.1 yrs
35-55	4,976,035	—	0.6 yrs

	35,375,485	36	4.8 yrs
USD-denominated

			weighted
			average
			remaining
		intrinsic value	contractual
exercise price	shares	in millions	term
15-20	3,228,770	40	7.7 yrs
20-25	422,514	3	2.6 yrs
25-30	4,238,762	12	4.0 yrs
30-35	6,129,149	—	4.9 yrs
35-40	2,591,725	—	7.8 yrs
40-50	4,064,085	—	4.4 yrs

	20,675,005	55	5.4 yrs
The aggregate intrinsic value in the tables and text above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2009 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders if the options had been exercised on December 31, 2009. At December 31, 2009, a total of EUR 38 million of unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 1.4 years. Cash received from option exercises under the Company’s option plans amounted to EUR 4 million, EUR 24 million and EUR 140 million in 2009, 2008, and 2007, respectively. The actual tax deductions realized as a result of stock option exercises totaled approximately EUR 0 million, EUR 3 million and EUR 36 million, in 2009, 2008, and 2007, respectively.
Philips Annual Report 2009      199

31 11 Group financial statements 11.12 - 11.12
A summary of the status of the Company’s restricted share plans as of December 31, 2009 and changes during the year are presented below:
Restricted share rights, EUR-denominated1)

		weighted
		average grant-
	shares	date fair value
Outstanding at January 1, 2009	2,398,600	24.96
Granted	892,832	11.34
Vested/Issued	1,108,249	25.85
Forfeited	154,618	24.03

Outstanding at December 31, 2009	2,028,565	18.56

1)	Excludes 20% additional (premium) shares that may be received if shares delivered under the restricted share rights plan are not sold for a three-year period.
Restricted share rights, USD-denominated

		weighted
		average grant-
	shares	date fair value
Outstanding at January 1, 2009	1,983,504	35.09
Granted	652,146	15.36
Vested/Issued	872,596	35.35
Forfeited	161,053	33.75

Outstanding at December 31, 2009	1,602,001	27.06

1)	Excludes 20% additional (premium) shares that may be received if shares delivered under the restricted share rights plan are not sold for a three-year period.
At December 31, 2009, a total of EUR 35 million of unrecognized compensation cost related to non-vested restricted share rights. This cost is expected to be recognized over a weighted-average period of 2.0 years.

In December 2006, the Company offered to exchange outstanding Lumileds Depository Receipts and options for cash and shared-based instruments settled in cash. The amount to be paid to settle the obligation, with respect to share-based instruments, will fluctuate based upon changes in the fair value of Lumileds. Substantially all of the holders of the options and the depository receipts accepted the Company offer. The amount of the share-based payment liability, which is denominated in US dollars, recorded at December 31, 2008 was EUR 10.4 million. During 2009, the Company paid EUR 5.9 million as a part of the settlement of the liability. Additionally, an increase of EUR 27.1 million was recognized to reflect an adjustment to the value of the liability. The balance at December 31, 2009 amounted to EUR 31.6 million which will be settled between 2010 and 2012.
31	Information on remuneration

Remuneration of the Board of Management

In 2009, remuneration and pension charges relating to the members of the Board of Management amounted to EUR 5,970,230 (2008: EUR 6,992,350, 2007: EUR 8,732,378). In 2009, an amount of EUR 621,147 (2008: EUR 619,252, 2007: EUR 739,861) was awarded in the form of other compensation. When pension rights are granted to members of the Board of Management, necessary payments (if insured) and all necessary provisions are made in accordance with the applicable accounting principles. In 2009, no (additional) pension benefits were granted to former members of the Board of Management.

In 2009, the members of the Board of Management were granted 259,200 stock options (2008: 259,218 stock options, 2007: 318,132 stock options) and 69,132 restricted share rights (2008: 86,406 restricted share rights; 2007: 106,044 restricted share rights).

At December 31, 2009, the members of the Board of Management held 2,064,872 stock options (2008: 1,805,672; 2007: 1,771,097) at a weighted average exercise price of EUR 25.47 (2008: EUR 27.31; 2007: EUR 28.05).

Please refer to section 9.3, Report of the Remuneration Committee, of this Annual Report for further information.
200       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12
Remuneration of individual members of the Board of Management in euros

	salary	annual incentive1)	total cash	other compensation2)
2009
G.J. Kleisterlee	1,100,000	220,000	1,320,000	329,117
P-J. Sivignon	700,000	105,000	805,000	37,988
G.H.A. Dutiné	625,000	93,750	718,750	119,197
T.W.H.P. van Deursen3)	—	22,500	22,500	—
R.S. Provoost	635,000	95,250	730,250	25,465
A. Ragnetti	635,000	95,250	730,250	42,777
S.H. Rusckowski	635,000	221,470	856,470	66,603

	4,330,000	853,220	5,183,220	621,147

2008
G.J. Kleisterlee	1,100,000	490,512	1,590,512	324,346
P-J. Sivignon	687,500	217,386	904,886	8,738
G.H.A. Dutiné	618,750	200,664	819,414	135,673
T.W.H.P. van Deursen4)	150,000	267,984	417,984	20,068
R.S. Provoost	620,000	247,607	867,607	26,406
A. Ragnetti	613,750	329,571	943,321	37,665
S.H. Rusckowski5)	620,000	103,164	723,164	66,356

	4,410,000	1,856,888	6,266,888	619,252

2007
G.J. Kleisterlee	1,087,500	1,186,618	2,274,118	304,047
P-J. Sivignon	637,500	508,550	1,146,050	25,218
G.H.A. Dutiné	587,500	513,691	1,101,191	140,116
A. Huijser6)	—	140,098	140,098	—
T.W.H.P. van Deursen	587,500	380,190	967,690	73,701
J.A. Karvinen7)	—	382,579	382,579	—
R.S. Provoost	562,500	335,551	898,051	22,007
A. Ragnetti	531,250	354,893	886,143	37,031
S.H. Rusckowski8)	431,250	—	431,250	137,741

	4,425,000	3,802,170	8,227,170	739,861

1)	The annual incentives paid are related to the level of performance achieved in the previous year.

2)	The stated amounts concern (share of) allowances to members of the Board of Management that can be considered as remuneration. In a situation where such a share of an allowance can be considered as (indirect) remuneration (for example, private use of the company car), then the share is both valued and accounted for here. The method employed by the fiscal authorities in the Netherlands is the starting point for the value stated.

3)	Annual incentive figure relates to period January 1 — March 31, 2008.

4)	Salary amount and amount under ‘other compensation’ relates to period January 1 — March 31, 2008.

5)	Annual incentive figure relates to period of board membership April 1 — December 31, 2007.

6)	Annual incentive figure relates to period January 1 — March 31, 2006.

7)	Annual incentive figure relates to period April 1 — November 30, 2006.

8)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2007. The annual incentive paid out relates to the period before board membership and is not stated.
Philips Annual Report 2009       201

11     Group financial statements     11.12 - 11.12
The tables below give an overview of the interests of the members of the Board of Management under the restricted share rights plans and the stock option plans of the Company:

Number of restricted share rights

					potential premium
	January 1, 2009	awarded 2009	released 2009	December 31, 20091)	shares
G.J. Kleisterlee	44,163	17,922	21,015	41,070	19,398
P-J. Sivignon	26,002	10,242	12,701	23,543	11,099
G.H.A. Dutiné	24,935	10,242	12,001	23,176	11,388
R.S. Provoost	24,935	10,242	12,001	23,176	10,854
A. Ragnetti	24,601	10,242	11,667	23,176	10,528
S.H. Rusckowski2)	26,335	10,242	13,034	23,543	11,993

	170,971	69,132	82,419	157,684	75,260

1)	Excluding potential premium shares

2)	Partly awarded before date of appointment as a member of the Board of Management
202       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12
Stock options

								share (closing)
					December 31,		exercise price	price on
	January 1, 2009		granted	exercised	2009		(in euros)	exercise date	expiry date
G.J. Kleisterlee	52,500	1)	—	—	52,500	1)	42.243)	—	02.17.2010
	105,000		—	—	105,000		37.60	—	02.08.2011
	115,200		—	—	115,200		30.17	—	02.07.2012
	52,803		—	—	52,803		16.77	—	04.15.2013
	48,006		—	—	48,006		24.13	—	04.13.2014
	48,006		—	—	48,006		19.41	—	04.18.2015
	48,006		—	—	48,006		26.28	—	04.18.2016
	73,926		—	—	73,926		30.96	—	04.16.2017
	67,203		—	—	67,203		23.11	—	04.14.2018
	—		67,200	—	67,200		12.63	—	04.14.2019

P-J. Sivignon	32,004		—	—	32,004		22.07	—	07.18.2015
	33,003		—	—	33,003		26.28	—	04.18.2016
	42,903		—	—	42,903		30.96	—	04.16.2017
	38,403		—	—	38,403		23.11	—	04.14.2018
	—		38,400	—	38,400		12.63	—	04.14.2019

G.H.A. Dutiné	124,800	1,2)	—	—	124,800	1,2)	30.17	—	02.07.2012
	35,208		—	—	35,208		16.77	—	04.15.2013
	32,004		—	—	32,004		24.13	—	04.13.2014
	32,004		—	—	32,004		19.41	—	04.18.2015
	30,006		—	—	30,006		26.28	—	04.18.2016
	39,600		—	—	39,600		30.96	—	04.16.2017
	38,403		—	—	38,403		23.11	—	04.14.2018
	—		38,400	—	38,400		12.63	—	04.14.2019

R.S. Provoost	56,875	1,2)	—	—	56,875	1,2)	42.90	—	10.17.2010
	29,750	1)	—	—	29,750	1)	37.60	—	02.08.2011
	49,200	1,2)	—	—	49,200	1,2)	30.17	—	02.07.2012
	16,250	1,2)	—	—	16,250	1,2)	34.78	—	04.16.2012
	26,406	1)	—	—	26,406	1)	16.77	—	04.15.2013
	8,667	1)	—	—	8,667	1)	22.12	—	10.14.2013
	24,003	1)	—	—	24,003	1)	24.13	—	04.13.2014
	24,003	1)	—	—	24,003	1)	19.41	—	04.18.2015
	30,006		—	—	30,006		26.28	—	04.18.2016
	39,600		—	—	39,600		30.96	—	04.16.2017
	38,403		—	—	38,403		23.11	—	04.14.2018
	—		38,400	—	38,400		12.63	—	04.14.2019

1)	Awarded before date of appointment as a member of the Board of Management

2)	(Partly) sign-on grant

3)	The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of July 31, 2000 by EUR 0.21 per common share in connection with the 3% share reduction program effected mid-2000

4)	Awarded under the US stock option plan
Philips Annual Report 2009       203

11     Group financial statements     11.12 - 11.12
Stock options

							exercise price	share (closing)
					December 31,		(in euros or	price on
	January 1, 2009		granted	exercised	2009		USD)	exercise date	expiry date
A. Ragnetti	30,000	1,2)	—	—	30,000		15.29	—	02.11.2013
	17,604	1)	—	—	17,604		16.77	—	04.15.2013
	18,405	1)	—	—	18,405		24.13	—	04.13.2014
	24,003	1)	—	—	24,003		19.41	—	04.18.2015
	27,000		—	—	27,000		26.28	—	04.18.2016
	39,600		—	—	39,600		30.96	—	04.16.2017
	38,403		—	—	38,403		23.11	—	04.14.2018
	—		38,400	—	38,400		12.63	—	04.14.2019

S.H. Rusckowski	27,000	1,4)	—	—	27,000	1,4)	$28.78	—	04.13.2014
	2,700	1,4)	—	—	2,700	1,4)	$25.43	—	01.27.2015
	31,500	1,4)	—	—	31,500	1,4)	$25.28	—	04.18.2015
	31,500	1,4)	—	—	31,500	1,4)	$32.25	—	04.18.2016
	4,500	1,4)	—	—	4,500	1,4)	$34.56	—	10.16.2016
	42,903		—	—	42,903		30.96	—	04.16.2017
	38,403		—	—	38,403		23.11	—	04.14.2018
	—		38,400	—	38,400		12.63	—	04.14.2019

	1,805,672		259,200	—	2,064,872

1)	Awarded before date of appointment as a member of the Board of Management

2)	(Partly) sign-on grant

3)	The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options to, but not yet exercised by, members of the Board of Management as of July 31, 2000 by EUR 0.21 per common share in connection with the 3% share reduction program affected mid-2000

4)	Awarded under US stock option plan
See note 30 for further information on stock options and restricted share rights.

The total pension charges of the members of the Board of Management in 2009 amount to EUR 787,010 (2008: EUR 725,462; 2007: EUR 505,208).

The accumulated annual pension entitlements and the pension costs of individual members of the Board of Management are as follows (in euros):

		Accumulated annual
	age at	pension as of
	December 31,	December 31,		pension
	2009	2009	1)	costs2)
G.J. Kleisterlee3)	63	777,567		(255,757)
P-J. Sivignon	53	38,033		237,832
G.H.A. Dutiné	57	98,560		199,685
R.S. Provoost	50	76,297		190,975
A. Ragnetti	49	47,695		199,680
S.H. Rusckowski	52	21,231		214,595

				787,010

1)	Under final pay or average pay plan

2)	Including costs related to employer contribution in defined-contribution pension plan

3)	As Mr Kleisterlee was born before January 1, 1950, he continued to be a member of the final pay plan with a pensionable age of 60. No further accrual takes place
Remuneration of the Supervisory Board

The remuneration of the members of the Supervisory Board amounted to EUR 795,500 (2008: EUR 851,250; 2007: EUR 540,000); former members received no remuneration.

At December 31, the members of the Supervisory Board held no stock options.
204       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12
The individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

	membership	committees	fee for inter-continental travel	total
2009
J-M. Hessels	110,000	20,500	—	130,500
J.M. Thompson	65,000	14,000	15,000	94,000
R. Greenbury	65,000	8,000	—	73,000
K.A.L.M. van Miert (Jan.-June)	32,500	5,000	—	37,500
C.J.A. van Lede	65,000	12,500	—	77,500
E. Kist	65,000	15,000	—	80,000
N.L. Wong (Jan.-March)	32,500	—	3,000	35,500
J.J. Schiro	65,000	16,000	—	81,000
H. von Prondzynski	65,000	10,000	—	75,000
C. Poon (Apr.-Dec.)	65,000	—	9,000	74,000
J. van der Veer (July-Dec.)	32,500	5,000	—	37,500

	662,500	106,000	27,000	795,500
2008
W. de Kleuver (Jan.-March)	55,000	5,125	—	60,125
L. Schweitzer (Jan.-March)	32,500	1,500	—	34,000
J-M. Hessels	98,750	19,125	3,000	120,875
J.M. Thompson	65,000	14,000	9,000	88,000
R. Greenbury	65,000	8,000	3,000	76,000
K.A.L.M. van Miert	65,000	10,000	3,000	78,000
C.J.A. van Lede	65,000	12,500	3,000	80,500
E. Kist	65,000	13,750	3,000	81,750
N.L. Wong	65,000	—	9,000	74,000
J.J. Schiro	65,000	14,500	3,000	82,500
H. von Prondzynski	65,000	7,500	3,000	75,500

	706,250	106,000	39,000	851,250
2007
W. de Kleuver	75,000	10,500	—	85,500
L. Schweitzer	41,000	4,500	—	45,500
J-M. Hessels	41,000	7,000	—	48,000
J.M. Thompson	41,000	9,000	—	50,000
R. Greenbury	41,000	4,500	—	45,500
K.A.L.M. van Miert	41,000	4,500	—	45,500
C.J.A. van Lede	41,000	6,000	—	47,000
E. Kist	41,000	4,500	—	45,500
N.L. Wong	41,000	—	—	41,000
J.J. Schiro	41,000	4,500	—	45,500
H. von Prondzynski (Apr.-Dec.)	41,000	—	—	41,000

	485,000	55,000	—	540,000
Supervisory Board members’ and Board of Management members’ interests in Philips shares

Members of the Supervisory Board and of the Board of Management are not allowed to hold any interests in derivative Philips securities.
Philips Annual Report 2009       205

32   11     Group financial statements     11.12 - 11.12
Number of shares1)

	December 31,	December 31,
	2008	2009
H. von Prondzynski	2,930	2,930
J.M. Thompson	1,000	1,000
J. van der Veer	—	5,450
G.J. Kleisterlee	173,039	197,362
P-J. Sivignon	22,769	37,249
G.H.A. Dutiné	46,418	60,626
R.S. Provoost	41,495	55,537
A. Ragnetti	31,597	44,599
S.H. Rusckowski	40,125	54,893

1)	Reference date for board membership is December 31, 2009
32	Fair value of financial assets and liabilities
The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that will ultimately be realized by the Company upon maturity or disposal. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	December 31, 2008		December 31, 2009
	carrying	estimated	carrying	estimated
	amount	fair value	amount	fair value
Financial assets
Carried at fair value:
Available-for-sale financial assets — non-current	782	782	305	305
Available-for-sale financial assets — current	—	—	145	145
Fair value through profit and loss — non-current	36	36	32	32
Fair value through profit and loss — current	—	—	25	25
Derivative financial instruments	253	253	102	102

	1,071	1,071	609	609

Carried at (amortized) cost:
Cash and cash equivalents	3,620	3,620	4,386	4,386
Other current financial assets	121	121	21	21
Loans and receivables:
-Other non-current loans and receivables including guarantee deposits	118	118	76	76
-Loans to equity-accounted investees	—	—	7	7
-Receivables — current	4,289	4,289	3,983	3,983
-Receivables — non-current	47	47	85	85
Held-to-maturity investments	4	4	2	2
Available-for-sale financial assets	391	391	276	276

	8,590	8,590	8,836	8,836

Financial liabilities
Carried at fair value:
Derivative financial instruments	(505)	(505)	(276)	(276)

Carried at (amortized) cost:
Accounts payable	(2,992)	(2,992)	(2,870)	(2,870)
Interest accrual	(79)	(79)	(87)	(87)
Debt	(4,188)	(4,146)	(4,267)	(4,556)

	(7,259)	(7,217)	(7,224)	(7,513)
206       Philips Annual Report 2009

11     Group financial statements     11.12 - 11.12 33 34
The table below analyses financial instruments carried at fair value, by different hierarchy levels:

Fair value hierarchy

	level 1	level 2	level 3	total
December 31, 2009
Available-for-sale financial assets — non-current	244	61	—	305
Available-for-sale financial assets — current	—	145	—	145
Financial assets designated at fair value through profit and loss — non-current	30	2	—	32
Financial asses designated at fair value through profit and loss — current	—	25	—	25
Derivative financial instruments — assets	—	102	—	102

Total financial assets carried at fair value	274	335	—	609

Derivative financial instruments — liabilities	—	(276)	—	(276)

December 31, 2008
Available-for-sale financial assets — non-current	599	183	—	782
Financial assets designated at fair value through profit and loss — non-current	26	10	—	36
Derivative financial instruments — assets	—	253	—	253

Total financial assets carried at fair value	625	446	—	1,071

Derivative financial instruments — liabilities	—	(505)	—	(505)
Specific valuation techniques used to value financial instruments include:

Level 1

Instruments included in level 1 are comprised primarily of listed equity investments classified as available-for-sale financial assets, investees and financial assets designated at fair value through profit and loss.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. During 2009, certain equity investments were reclassified to level 1 due to a more reliable active market price becoming available.

Level 2

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives or convertible bond instruments) are determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

The fair value of derivatives is calculated as the present value of the estimated future cash flows based on observable yield curves.

The valuation of convertible bond instruments uses observable market quoted data for the options and present value calculations using observable yield curves for the fair value of the bonds.

Level 3

If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3. At the end of 2009, there are no financial assets nor liabilities carried at fair value classified as level 3.

For cash and cash equivalents, current receivables, current payables, interest accrual and short-term debts, the carrying amounts approximate fair value because of the short maturity of these instruments.
33	Other financial instruments

The Company uses foreign exchange derivatives such as forwards and/ or options to manage currency risk. Changes in the value of foreign currency accounts receivable/payable as well as the changes in the fair value of the hedges of accounts receivable/payable are reported in the Consolidated statements of income under Cost of sales. The hedges related to forecasted transactions, where hedge accounting is applied, are recorded as cash flow hedges. The effective part of the fair value changes from such hedges are deferred within Other comprehensive income in Stockholders’ equity. As of December 31, 2009, a gain of EUR 10 million was deferred in Stockholders’ equity as a result of these hedges and during 2009 a gain of EUR 7 million was recorded in the Consolidated statements of income as a result of ineffectiveness of the cash flow hedges.

Changes in the fair value of hedges related to external and intercompany debt and deposits are recognized within Financial income and expenses in the Consolidated statements of income. The changes in the fair value of these hedges related to foreign exchange movements are largely offset in the Consolidated statements of income by changes in the fair value of the hedged items.

The Company does not hedge the exposure arising from translation exposure of net income in foreign entities. Translation exposure of equity invested in consolidated foreign entities financed by equity is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge. During 2009, Philips recorded a gain of less than EUR 1 million in Other comprehensive income under currency translation differences as a result. Currently, there are no oustanding net investment hedges.

The Company hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that Philips enters into are normally concluded as cash flow hedges to offset forecasted purchases.

Philips has two major embedded derivatives included in two convertible notes. One was issued to Philips in September 2005 by TPV Technology Ltd., the face value of the bond being EUR 146 million and the value of the option at year-end EUR 25 million. Changes in the value of the embedded derivative were reported in Financial income and expenses as EUR 17 million gain in 2009. A further convertible bond was issued to Philips in August 2008 by CBAY, the face value of the bond being EUR 67 million and the value of the option at year-end EUR 2 million. Changes in the value of the embedded derivative were reported in Financial income and expenses as a EUR 2 million gain in 2009.

Please refer to section 6.7.2, Details of treasury risks, of this Annual Report for Philips’ risk management policies and further details.
34	Subsequent events

Sale of shares in TPV Technology Ltd.

On January 29, 2010, Philips announced that it sold most of its stake in Hong Kong based technology provider TPV Technology Ltd to CEIEC (H.K.) Ltd, a subsidiary of CEC/Great Wall, in an off-market transaction.

This transaction, which is subject to the buyers obtaining applicable consents, authorizations and approvals from the relevant government authorities of the People’s Republic of China, represented 9% of TPV’s issued share capital and reduced Philips’ shareholding to 3%.

This transaction, which has an approximate break-even impact on the results, provides Philips with net proceeds of EUR 95 million in the first quarter of 2010.
Philips Annual Report 2009       207

11     Group financial statements     11.13 - 11.13
Renewal of credit facility
On February 18, 2010, Philips signed a new five-year EUR 1.8 billion committed standby revolving credit facility to replace the existing USD 2.5 billion facility. In line with the previous facility, it does not have a material adverse change clause, has no financial covenants and does not have credit-rating-related acceleration possibilities.
11.13	Auditor’s report — Group

Auditor’s report

To the Supervisory Board and Shareholders of Koninklijke Philips Electronics N.V.:

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements 2009 which are part of the Financial Statements of Koninklijke Philips Electronics N.V., Eindhoven, the Netherlands, which comprise the consolidated balance sheet at December 31, 2009, the consolidated statements of income, comprehensive income, cash flows and changes in equity for the year then ended, and a summary of significant accounting policies and other explanatory notes as included in section 11.5 to 11.12.

Management’s responsibility

The Board of Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union and with Part 9 of Book 2 of the Netherlands Civil Code, and for the preparation of the Management report in accordance with Part 9 of Book 2 of the Netherlands Civil Code. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with Dutch law. This law requires that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the financial position of Koninklijke Philips Electronics N.V. as at December 31, 2009, and of its result and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and with Part 9 of Book 2 of the Netherlands Civil Code.

Report on other legal and regulatory requirements

Pursuant to the legal requirement under 2:393 sub 5 part f of the Netherlands Civil Code, we report, to the extent of our competence, that the Management report as defined in section 11.1 Introduction is consistent with the consolidated financial statements as required by 2:391 sub 4 of the Netherlands Civil Code.

Amsterdam, February 22, 2010

KPMG Accountants N.V.

M.A. Soeting RA
208       Philips Annual Report 2009

14     Reconciliation of non-GAAP information     14 - 14
14	Reconciliation of non-GAAP information

Explanation of Non-GAAP measures

Koninklijke Philips Electronics N.V. (the ‘Company’) believes that an understanding of sales performance is enhanced when the effects of currency movements and acquisitions and divestments (changes in consolidation) are excluded. Accordingly, in addition to presenting ‘nominal growth’, ‘comparable growth’ is provided.

Comparable sales exclude the effects of currency movements and changes in consolidation. As indicated in the Significant accounting policies, sales and income are translated from foreign currencies into the Company’s reporting currency, the euro, at the exchange rate on transaction dates during the respective years. As a result of significant currency movements during the years presented, the effects of translating foreign currency sales amounts into euros could have a material impact. Therefore, these impacts have been excluded in arriving at the comparable sales in euros. Currency effects have been calculated by translating previous years’ foreign currency sales amounts into euros at the following year’s exchange rates in comparison with the sales in euros as historically reported. Years under review were characterized by a number of acquisitions and divestments, as a result of which activities were consolidated or deconsolidated. The effect of consolidation changes has also been excluded in arriving at the comparable sales. For the purpose of calculating comparable sales growth, when a previously consolidated entity is sold or contributed to a venture that is not consolidated by the Company, relevant sales are excluded from impacted prior-year periods. Similarly, when an entity is acquired, relevant sales are excluded from impacted periods.

The Company uses the term EBIT and EBITA to evaluate the performance of the Philips Group and its operating divisions. The term EBIT has the same meaning as Income from operations (IFO). Referencing EBITA will make the underlying performance of our businesses more transparent by factoring out the amortization of acquired intangible assets. EBITA represents income from operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, amortization and impairment on intangible assets (excluding software and capitalized product development).

The Company believes that an understanding of the Philips Group’s financial condition is enhanced by the disclosure of net operating capital (NOC), as this figure is used by Philips’ management to evaluate the capital efficiency of the Philips Group and its operating sectors. NOC is defined as: total assets excluding assets from discontinued operations less: (a) cash and cash equivalents, (b) deferred tax assets, (c) other (non)-current financial assets, (d) investments in equity-accounted investees, and after deduction of: (e) provisions excluding deferred tax liabilities, (f) accounts and notes payable, (g) accrued liabilities, (h) current/non-current liabilities, and (i) trading securities.

Net debt is defined as the sum of long- and short-term debt minus cash and cash equivalents. The net debt position as a percentage of the sum of total group equity (stockholders’ equity and minority interests) and net debt is presented to express the financial strength of the Company. This measure is widely used by management and investment analysts and is therefore included in the disclosure.

Cash flows before financing activities, being the sum total of net cash from operating activities and net cash from investing activities, and free cash flow, being net cash from operating activities minus net capital expenditures, are presented separately to facilitate the reader’s understanding of the Company’s funding requirements.

Net capital expenditures comprise of purchase of intangible assets, expenditures on development assets, capital expenditures on property, plant and equipment and proceeds from disposals of property, plant and equipment.
234     Philips Annual Report 2009

14     Reconciliation of non-GAAP information     14 - 14
Sales growth composition per sector
in %

	comparable growth	currency effects	consolidation changes	nominal growth
2009 versus 2008
Healthcare	(2.7)	2.6	2.6	2.5
Consumer Lifestyle	(16.5)	(0.7)	(5.0)	(22.2)
Lighting	(12.6)	1.0	0.5	(11.1)
Group Management & Services	(30.2)	(0.1)	(0.2)	(30.5)

Philips Group	(11.4)	0.7	(1.4)	(12.1)

2008 versus 2007
Healthcare	5.6	(4.5)	14.1	15.2
Consumer Lifestyle	(8.9)	(2.8)	(5.2)	(16.9)
Lighting	3.1	(3.8)	17.2	16.5
Group Management & Services	(25.8)	(0.8)	(7.1)	(33.7)

Philips Group	(2.7)	(3.3)	4.5	(1.5)

2007 versus 2006
Healthcare	3.7	(5.2)	2.7	1.2
Consumer Lifestyle	3.5	(2.3)	0.3	1.5
Lighting	6.5	(3.1)	8.3	11.7
Group Management & Services	36.0	(2.7)	(85.9)	(52.6)

Philips Group	4.9	(3.3)	(1.2)	0.4
Sales growth composition per market cluster
in %

	comparable growth	currency effects	consolidation changes	nominal growth
2009 versus 2008
Western Europe	(10.4)	(1.2)	0.2	(11.4)
North America	(13.9)	4.3	(3.4)	(13.0)
Other mature	(7.9)	4.2	2.3	(1.4)

Total mature	(11.7)	1.6	(1.2)	(11.3)
Emerging	(10.8)	(1.3)	(1.8)	(13.9)

Philips Group	(11.4)	0.7	(1.4)	(12.1)

2008 versus 2007
Western Europe	(6.7)	(1.5)	0.8	(7.4)
North America	(2.5)	(6.9)	15.4	6.0
Other mature	(9.0)	(3.3)	7.7	(4.6)

Total mature	(5.4)	(3.6)	6.9	(2.1)
Emerging	3.5	(2.8)	(0.9)	(0.2)

Philips Group	(2.7)	(3.3)	4.5	(1.5)

2007 versus 2006
Western Europe	5.2	(0.2)	(1.0)	4.0
North America	(0.4)	(7.5)	2.0	(5.9)
Other mature	2.2	(4.8)	0.1	(2.5)

Total mature	2.8	(3.6)	0.4	(0.4)
Emerging	10.2	(2.5)	(5.3)	2.4

Philips Group	4.9	(3.3)	(1.2)	0.4
Philips Annual Report 2009     235

14     Reconciliation of non-GAAP information     14 - 14
Composition of net debt to group equity

	2007	2008	2009
Long-term debt	1,213	3,466	3,640
Short-term debt	2,350	722	627

Total debt	3,563	4,188	4,267

Cash and cash equivalents	(8,769)	(3,620)	(4,386)

Net debt (cash) (total debt less cash and cash equivalents)	(5,206)	568	(119)

Minority interests	127	49	49
Stockholders’ equity	21,741	15,544	14,595

Group equity	21,868	15,593	14,644

Net debt and group equity	16,662	16,161	14,525
Net debt divided by net debt and group equity (in %)	(31)	4	(1)
Group equity divided by net debt and group equity (in %)	131	96	101
Composition of cash flows

	2007	2008	2009
Cash flows from operating activities	1,752	1,648	1,545
Cash flows from investing activities	3,700	(3,254)	(219)

Cash flows before financing activities	5,452	(1,606)	1,326

Cash flows from operating activities	1,752	1,648	1,545

Purchase of intangible assets	(118)	(121)	(96)
Expenditures on development assets	(233)	(154)	(188)
Capital expenditures on property, plant and equipment	(658)	(770)	(524)
Proceeds from disposals of property, plant and equipment	81	170	126

Net capital expenditures	(928)	(875)	(682)

Free cash flows	824	773	863
236     Philips Annual Report 2009

14     Reconciliation of non-GAAP information     14 - 14
EBITA to Income from operations or EBIT

					Group
			Consumer		Management &
	Philips Group	Healthcare	Lifestyle	Lighting	Services
2009
EBITA	1,050	848	339	145	(282)
Amortization of intangibles1)	(436)	(257)	(18)	(161)	—
Impairment of goodwill	—	—	—	—	—
Income from operations (or EBIT)	614	591	321	(16)	(282)

2008
EBITA	744	839	126	480	(701)
Amortization of intangibles1)	(389)	(218)	(16)	(155)	—
Impairment of goodwill	(301)	—	—	(301)	—
Income from operations (or EBIT)	54	621	110	24	(701)

2007
EBITA	2,094	846	805	738	(295)
Amortization of intangibles1)	(227)	(137)	(16)	(74)	—
Income from operations (or EBIT)	1,867	709	789	664	(295)

1)	Excluding amortization of software and product development
Items mentioned in the President’s message

	Q4	2nd Half
Sales	7,263	12,884
EBIT (Income from operations)	555	792
Amortization of intangibles (excl. software and development)	107	214

EBITA	662	1,006
Adjusted items:
Restructuring and restructuring related costs	(196)	(293)
Acquisition-related charges	(35)	(63)
Curtailment gains	44	131
Asset impairment and other	(46)	(46)
Adjusted profitability	895	1,277
Adjusted profitability as a % of sales	12.3	9.9
Philips Annual Report 2009     237

14     Reconciliation of non-GAAP information     14 - 14
Net operating capital to total assets

					Group
			Consumer		Management
	Philips Group	Healthcare	Lifestyle	Lighting	& Services
2009
Net operating capital (NOC)	12,649	8,434	625	5,104	(1,514)
Eliminate liabilities comprised in NOC:
- payables/liabilities	8,636	2,115	2,155	1,247	3,119
- intercompany accounts	—	32	85	62	(179)
- provisions	2,450	317	420	324	1,389
Include assets not comprised in NOC:
- investments in equity-accounted investees	281	71	1	11	198
- other current financial assets	191	—	—	—	191
- other non-current financial assets	691	—	—	—	691
- deferred tax assets	1,243	—	—	—	1,243
- liquid assets	4,386	—	—	—	4,386

Total assets	30,527	10,969	3,286	6,748	9,524

2008
Net operating capital (NOC)	14,069	8,785	798	5,712	(1,226)
Eliminate liabilities comprised in NOC:
- payables/liabilities	8,708	2,207	2,408	1,234	2,859
- intercompany accounts	—	30	83	31	(144)
- provisions	2,837	329	285	229	1,994
Include assets not comprised in NOC:
- investments in equity-accounted investees	293	72	2	16	203
- other current financial assets	121	—	—	—	121
- other non-current financial assets	1,331	—	—	—	1,331
- deferred tax assets	931	—	—	—	931
- liquid assets	3,620	—	—	—	3,620

Total assets	31,910	11,423	3,576	7,222	9,689

2007
Net operating capital (NOC)	10,802	4,758	1,122	4,050	872
Eliminate liabilities comprised in NOC:
- payables/ liabilities	7,817	1,747	3,018	1,076	1,976
- intercompany accounts	—	29	74	53	(156)
- provisions	2,403	217	280	141	1,765
Include assets not comprised in NOC:
- investments in equity-accounted investees	1,817	54	—	8	1,755
- other non-current financial assets	3,183	—	—	—	3,183
- deferred tax assets	1,271	—	—	—	1,271
- liquid assets	8,769	—	—	—	8,769

	36,062	6,805	4,494	5,328	19,435
Discontinued operations	319

Total assets	36,381
238     Philips Annual Report 2009

15     Investor contact     15 - 15
15	Investor contact

Shareholder services

Holders of shares listed on Euronext

Philips offers a dynamic print manager that facilitates the creation of a customized PDF. Non-US shareholders and other non-US interested parties can make inquiries about the Annual Report 2009 to:

Royal Philips Electronics Annual Report Office Breitner Center, HBT 11-15 P.O. Box 77900, 1070 MX Amsterdam, Netherlands Telephone: +31-20-59 77500 E-mail: annual.report@philips.com

Communications concerning share transfers, lost certificates, dividends and change of address should be directed to:

ABN AMRO, Issuing Institutions Department Kemelstede 2, 4817 ST Breda, Netherlands Telephone: +31-76-57 99482, Fax: +31-76-57 99359

New York Registry shares

Philips offers a dynamic print manager that facilitates the creation of a customized PDF. Holders of shares of New York Registry and other interested parties in the US can make inquiries about the Annual Report 2009 to:

Citibank Shareholder Service

P.O. Box 43077 Providence, Rhode Island 02940-3077
Telephone: 1-877-CITI-ADR (toll-free)
Telephone: 1-781-575-4555 (outside of US)
Fax: 1-201-324-3284
Website: www.citi.com/dr
E-mail: citibank@shareholders-online.com

Communications concerning share transfers, lost certificates, dividends and change of address should be directed to Citibank. The Annual Report on Form 20-F (which incorporates major parts of this Annual Report) is filed electronically with the US Securities and Exchange Commission.

International direct investment program

Philips offers a dividend reinvestment and direct stock purchase plan designed for the US market. This program provides existing shareholders and interested investors with an economical and convenient way to purchase and sell Philips New York registry shares and to reinvest cash dividends. Philips does not administer or sponsor the program and assumes no obligation or liability for the operation of the plan. For further information on this program and for enrolment forms, contact:

Citibank Shareholder Service

Telephone: 1-877-248-4237 (1-877-CITI-ADR) Monday through Friday 8:30 AM EST through 6:00 PM EST Website: www.citibank.com/adr or by writing to:

Citibank Shareholder Service International Direct Investment Program P.O. Box 2502, Jersey City, NJ 07303- 2502

Shareholders Communication Channel

Philips is continually striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders Communication Channel — a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

Philips will use the Shareholders Communication Channel to distribute the Agenda for this year’s Annual General Meeting of Shareholders as well as an instruction form to enable proxy voting at that meeting.

For the Annual General Meeting of Shareholders on March 25, 2010, a record date of March 3, 2010, will apply. Those persons who on March 3, 2010, hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the Annual General Meeting of Shareholders will be entitled to participate in and vote at the meeting.

Investor relations activities

From time to time the Company engages in communications with investors via road shows, one-on-one meetings, group meetings, broker conferences and analysts days. The purpose of these meetings is to inform the market on the results, strategy and decisions made, as well as to receive feedback from our shareholders. Also, the Company engages in bilateral communications with
Philips Annual Report 2009     239

15     Investor contact     15 - 15
investors. These communications either take place at the initiative of the Company or at the initiative of individual investors. During these communications the Company is generally represented by its Investor Relations department. However, on a limited number of occasions the Investor Relations department is accompanied by one or more members of the Board of Management. The subject matter of the bilateral communications ranges from individual queries from investors to more elaborate discussions on the back of disclosures that the Company has made such as its annual and quarterly reports. The Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.

More information on the activities of Investor Relations can be found in the chapter Corporate governance section 10.1, Corporate governance of the Philips Group, of this Annual Report.

Analysts’ coverage

Philips is covered by almost 40 analysts who frequently issue reports on the company.

How to reach us

Investor Relations contact

Royal Philips Electronics Breitner Center, HBT 11-8 P.O. Box 77900, 1070 MX Amsterdam, Netherlands Telephone: +31-20-59 77221 Website: www.philips.com/investor E-mail: investor.relations@philips.com

Stewart McCrone Senior Vice President — Investor Relations Telephone: +31-20-59 77222

Pim Preesman Manager — Investor Relations Telephone: +31-20-59 77447

Sustainability contact

Philips Corporate Sustainability Office
Building VS-4C.226
P.O. Box 218
5600 MD Eindhoven, The Netherlands
Tel: +31 (0)40 27 83651
Fax: +31 (0)40 27 86161
Website: www.philips.com/sustainability
E-mail: philips.sustainability@philips.com
240     Philips Annual Report 2009

16     Definitions and abbreviations     16 - 16
16	Definitions and abbreviations

Definitions

Cash flow before financing activities:

the sum of net cash flow from operating activities and net cash flow from investing activities.

Comparable sales:

excludes the effect of currency movements and acquisitions and divestments (changes in consolidation). Philips believes that comparable sales information enhances understanding of sales performance.

Continuing net income:

recurring net income from continuing operations, or net income excluding discontinued operations and excluding material nonrecurring items.

Dividend yield:

the annual dividend payment divided by Philips’ market capitalization. All references to dividend yield are as of December 31 of the previous year (the yield on the dividend paid in 2009 uses the market capitalization as of December 31, 2008).

EBITA:

earnings before interest, tax and amortization (EBITA) represents income from continuing operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, amortization and impairment on intangible assets (excluding software and capitalized development expenses). Philips believes that EBITA information makes the underlying performance of its businesses more transparent by factoring out the amortization of intangible assets, which arises when acquisitions are consolidated.

EBITA per common share:

EBITA divided by the weighted average number of shares outstanding (basic). The same principle is used for the definition of net income or stockholders’ equity per common share, replacing EBITA.

Employee Engagement Index (EEI):

measures the level of employee loyalty and satisfaction; expressed as the % of employees giving a favorable score.

Free cash flow:

net cash flow from operating activities minus net capital expenditures.

FTE:

abbreviation for full-time equivalent employee.

Income as a % of stockholders’ equity (ROE):

measures income from continuing operations as a percentage of average stockholders’ equity. ROE rates Philips’ overall profitability by evaluating how much profit the company generates with the money shareholders have invested.

Income from continuing operations:

net income from continuing operations, or net income excluding discontinued operations

Net promoter score (NPS):

the Net Promoter Score is a tool to measure Philips’ customers’ loyalty to its products. It is measured through one question: “Based on your experience with this product, how likely are you to recommend your Philips product to a friend, relative or colleague?” Philips categorizes the answers as ‘Promoters’, ‘Passives’ or ‘Detractors’. The NPS is measured by deducting the percentage of Detractors (score 0 to 6) from the percentage of customers who are Promoters (score 9 to 10).

Productivity:

Philips uses Productivity internally and as mentioned in this annual report as a non-financial indicator of efficiency that relates the added value, being income from operations adjusted for certain items such as restructuring and acquisition-related charges etc. plus salaries and wages (including pension costs and other social security and similar charges), depreciation of property, plant and equipment, and amortization of intangibles, to the average number of employees over the past 12 months.

Health:

by ‘health’ we mean not only medical-related aspects of health, but also keeping fit, eating a healthy diet and generally living a healthy lifestyle.

Well-being:

by ‘well-being’ we mean a general sense of fulfillment, feeling good and at ease. ‘Well-being’ also refers to a sense of comfort, safety and security people feel in their environment — at home, at work, or out and about.

Abbreviations

BFR

Brominated Flame Retardants

CFC

Chlorofluorocarbon

CO2

Carbon dioxide

EICC

Electronic Industry Citizenship Coalition

EPBD

Energy Performance of Buildings

EuP

Energy using Products

GRI

Global Reporting Initiative

HCFC

Hydrochloroflurocarbon

ISO

International Standardization Organization

LED

Light-Emitting Diode

MDG

Millennium Development Goals

NGO

Non-Governmental Organization

OLED

Organic Light-Emitting Diode

PFC

Per fluorinated compounds

PVC

Polyvinylchloride

REACH

Registration, Evaluation, Authorization and Restriction of Chemical substances

RoHS

Regulation on Hazardous Substances

WEEE

Waste Electrical and Electronic Equipment
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17     Forward-looking statements and other information     17 - 17
17	Forward-looking statements and other information

Forward-looking statements

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, in particular the Outlook section of the chapter Our group performance in this Annual Report. Examples of forward-looking statements include statements made about our strategy, estimates of sales growth, future EBITA and future developments in our organic business. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

These factors include, but are not limited to, domestic and global economic and business conditions, the successful implementation of our strategy and our ability to realize the benefits of this strategy, our ability to develop and market new products, changes in legislation, legal claims, changes in exchange and interest rates, changes in tax rates, pension costs and actuarial assumptions, raw materials and employee costs, our ability to identify and complete successful acquisitions and to integrate those acquisitions into our business, our ability to successfully exit certain businesses or restructure our operations, the rate of technological changes, political, economic and other developments in countries where Philips operates, industry consolidation and competition. As a result, Philips’ actual future results may differ materially from the plans, goals and expectations set forth in such forward-looking statements. For a discussion of factors that could cause future results to differ from such forward-looking statements, see also the chapter Risk management.

Third-party market share data

Statements regarding market share, contained in this document, including those regarding Philips’ competitive position, are based on outside sources such as specialized research institutes, industry and dealer panels in combination with management estimates. Where full-year information regarding 2009 is not yet available to Philips, those statements may also be based on estimates and projections prepared by outside sources or management. Rankings are based on sales unless otherwise stated.

Fair value information

In presenting the Philips Group’s financial position, fair values are used for the measurement of various items in accordance with the applicable accounting standards. These fair values are based on market prices, where available, and are obtained from sources that are deemed to be reliable. Readers are cautioned that these values are subject to changes over time and are only valid at the balance sheet date. When an observable market value does not exist, fair values are estimated using valuation models, which we believe are appropriate for their purpose. They require management to make significant assumptions with respect to future developments which are inherently uncertain and may therefore deviate from actual developments. Critical assumptions used are disclosed in the financial statements. In certain cases, independent valuations are obtained to support management’s determination of fair values.

IFRS basis of presentation

The financial information included in this document is based on IFRS, unless otherwise indicated. As used in this document, the term EBIT has the same meaning as Income from operations (IFO).

Use of non-GAAP information

In presenting and discussing the Philips Group’s financial position, operating results and cash flows, management uses certain non-GAAP financial measures like: comparable growth; EBITA; NOC; net debt (cash); free cash flow; and cash flow before financing activities. These non-GAAP financial measures should not be viewed in isolation as alternatives to the equivalent GAAP measures.

Further information on non-GAAP information and a reconciliation of such measures to the most directly comparable GAAP measures can be found in the chapter Reconciliation of non-GAAP information.

Statutory financial statements and management report

The chapters Group financial statements and Company financial statements contain the statutory financial statements of the Company. The introduction to the chapter Group financial statements sets out which parts of this Annual Report form the management report within the meaning of Section 2:391 of the Dutch Civil Code (and related Decrees).

Reclassifications

As of January 2009, the Hospitality business moved from Consumer Lifestyle to Lighting. In 2009, the activities of the Incubators, which are included in Innovation & Emerging Businesses, were charged to Research & Development cost of the operating sectors. Beginning in 2009, Innovation & Emerging Businesses is reported under Group Management & Services. As a consequence of the aforementioned, prior-year financials have been restated.

Analysis of 2008 compared to 2007

The analysis of the 2008 financial results compared to 2007, and the discussion of the critical accounting policies, have not been included in this Annual Report. These sections are included in Philips’ Form 20-F for the financial year 2009, which is filed electronically with the US Securities and Exchange Commission.
242     Philips Annual Report 2009

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